Exhibit 10.1

SENIOR SECURED CREDIT AGREEMENT

dated as of

June 24, 2025,

among

WW INTERNATIONAL, INC.,

as Borrower,

The Lenders Party Hereto

and

WILMINGTON SAVINGS FUND SOCIETY, FSB,

as the Administrative Agent

SCHEDULES:

Schedule 1.01	—	Agreed Security Principles
Schedule 2.01	—	Commitments
Schedule 3.08	—	Subsidiaries
Schedule 5.14	—	Certain Post-Closing Obligations
Schedule 6.01	—	Existing Indebtedness
Schedule 6.02	—	Existing Liens
Schedule 6.04	—	Existing Investments
Schedule 6.06	—	Asset Sales
Schedule 6.08	—	Existing Affiliate Transactions
Schedule 6.10	—	Existing Restrictions
Schedule 9.01	—	Notices

EXHIBITS:

Exhibit A	—	Form of Assignment and Assumption
Exhibit B-1	—	Form of Loan Guaranty
Exhibit B-2	—	Form of Pledge and Security Agreement
Exhibit C	—	Form of Perfection Certificate
Exhibit D	—	Form of Term Note
Exhibit E	—	Form of Revolving Note
Exhibit F	—	Form of Closing Certificate
Exhibit G	—	Form of Solvency Certificate
Exhibit H	—	Form of Specified Discount Prepayment Notice
Exhibit I	—	Form of Specified Discount Prepayment Response
Exhibit J	—	Form of Discount Range Prepayment Notice
Exhibit K	—	Form of Discount Range Prepayment Offer
Exhibit L	—	Form of Solicited Discounted Prepayment Notice
Exhibit M	—	Form of Solicited Discounted Prepayment Offer
Exhibit N	—	Form of Acceptance and Prepayment Notice
Exhibit O-1	—	Form of Tax Certificate for Non-U.S. Lenders that are not Partnerships
Exhibit O-2	—	Form of Tax Certificate for Non-U.S. Lenders that are Partnerships
Exhibit O-3	—	Form of Tax Certificate for Non-U.S. Participants that are not Partnerships
Exhibit O-4	—	Form of Tax Certificate for Non-U.S. Participants that are Partnerships
Exhibit P	—	Form of Intercompany Subordinated Note
Exhibit Q-1	—	Form of Equal Priority Intercreditor Agreement
Exhibit Q-2	—	Form of Junior Priority Intercreditor Agreement
Exhibit R	—	Form of Notice of Borrowing/Interest Election Request
Exhibit S	—	Form of Notice of Prepayment

*	Exhibits and schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K and will be provided on a supplemental basis to the Securities and Exchange Commission upon request.

SENIOR SECURED CREDIT AGREEMENT dated as of June 24, 2025 (this “Agreement”), by and among WW INTERNATIONAL, INC., a Virginia corporation (the “Borrower”; as hereinafter further defined), the LENDERS (as hereinafter defined) party hereto and Wilmington Savings Fund Society, FSB (“WSFS”), as the Administrative Agent.

RECITALS

A.

The Borrower, the lenders and issuing banks party thereto and Bank of America, N.A., as the administrative agent, are party to that certain Credit Agreement, dated as of April 13, 2021 (as amended by Amendment No. 1, dated as of June 2, 2023, and as further amended, restated, amended and restated, supplemented or otherwise modified prior to the date hereof, the “Existing Credit Agreement”), pursuant to which the Lenders (as defined therein) made certain loans and other extensions of credit to the Borrower.

B.

The Borrower has requested, and, upon the terms and subject to the conditions set forth in this Agreement and the Confirmed Chapter 11 Plan, the Lenders have agreed to make (or be deemed to make) to the Borrower, a senior secured first lien term loan facility in the initial aggregate principal amount of $465,000,000.

C.	WHEREAS, on June 17, 2025 (the “Plan Confirmation Date”), the Bankruptcy Court confirmed the Confirmed Chapter 11 Plan;

The parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR,” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acceptable Discount” has the meaning assigned to such term in Section 2.11(a)(ii)(D)(2).

“Acceptable Prepayment Amount” has the meaning assigned to such term in Section 2.11(a)(ii)(D)(2).

“Acceptance and Prepayment Notice” means a written notice from the Borrower accepting a Solicited Discounted Prepayment Offer to make a Discounted Term Loan Prepayment at the Acceptable Discount specified therein pursuant to Section 2.11(a)(ii)(D) substantially in the form of Exhibit N.

“Acceptance Date” has the meaning assigned to such term in Section 2.11(a)(ii)(D)(2).

“Accounting Change” means any change in accounting principles or the application thereof required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

“Acquired EBITDA” means, with respect to any Acquired Entity or Business for any period, the amount for such period of Consolidated EBITDA of such Pro Forma Entity (determined as if references to the Borrower and the Subsidiaries in the definition of the term “Consolidated EBITDA” were references to such Pro Forma Entity and its subsidiaries that will become Subsidiaries), all as determined on a consolidated basis for such Pro Forma Entity in accordance with GAAP.

“Acquired Entity or Business” has the meaning assigned to such term in the definition of the term “Consolidated EBITDA.”

“Acquired Person” has the meaning provided in Section 6.01(i)(i)(D).

“Acquisition” means any acquisition by the Borrower or any Subsidiary, whether by purchase, merger, consolidation, contribution or otherwise, of (a) at least a majority of the assets or property and/or liabilities (or any other substantial part for which financial statements or other financial information is available), or a business line, product line, unit or division of, any other Person or (b) the Equity Interest of any other Person such that such other Person becomes a Subsidiary.

“Additional Lender” has the meaning provided in Section 2.20(f).

“Additional Revolving Lender” means, at any time, any bank, financial institution or other institutional lender or investor that agrees to provide any portion of any Incremental Revolving Commitment or Incremental Revolving Commitment Increase pursuant to an Incremental Amendment in accordance with Section 2.20; provided that each Additional Revolving Lender shall be subject to the approval of the Administrative Agent and, if such Additional Revolving Lender will provide an Incremental Revolving Commitment Increase, each Issuing Bank (such approval in each case not to be unreasonably withheld or delayed) and the Borrower, in each case, to the extent any such approvals would otherwise be required for an assignment to a Revolving Lender pursuant to Section 9.04(b)(i).

“Additional Term Lender” means, at any time, any bank, financial institution or other institutional lender or investor that agrees to provide any portion of any Incremental Term Loan or Incremental Term Loan Commitment pursuant to an Incremental Amendment in accordance with Section 2.20; provided that each Additional Term Lender (other than any Person that is a Lender, an Affiliate of a Lender or an Approved Fund of a Lender at such time) shall be subject to the approval of the Borrower, in each case, to the extent any such approval would otherwise be required for an assignment to a Lender of Term Loans pursuant to Section 9.04(b)(i).

“Adjustment” has the meaning assigned to such term in Section 2.14(b).

“Administrative Agent” means WSFS, in its capacity as administrative agent and collateral agent hereunder and under the other Loan Documents, and its successors in such capacity as provided in Article VIII.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent or in any other form approved by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institutions.

“Affiliate” means, with respect to a specified Person, another Person that directly or indirectly Controls or is Controlled by or is under common Control with the Person specified.

“Agent Parties” has the meaning assigned to such term in Section 9.01(c).

“Agreed Security Principles” shall mean the principles set forth in Schedule 1.01.

“Agreement” has the meaning assigned to such term in the preamble hereto.

“AHYDO Catch-Up Payment” means any payment with respect to any obligations of the Borrower or any Subsidiary, including subordinated debt obligations, to avoid the application of Section 163(e)(5) of the Code thereto.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% per annum and (c) Term SOFR plus 1% per annum; provided that, notwithstanding the foregoing, (x) in the case of Initial Term Loans, the Alternate Base Rate shall at no time be less than 1.50% per annum and (y) otherwise, the Alternate Base Rate shall at no time be less than 1.00% per annum. If the Administrative Agent shall have determined (which determination should be conclusive absent manifest error) that it is unable to ascertain the NYRFB Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Alternate Base Rate shall be determined without regard to clause (b) of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or Term SOFR shall be effective on the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or Term SOFR, as the case may be. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.14, then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above.

“Anti-Corruption Laws” means the Foreign Corrupt Practices Act, the United Kingdom Bribery Act 2010 and similar laws, rules and regulations of any jurisdiction applicable to Borrower or any of the Subsidiaries.

“Applicable Account” means, with respect to any payment to be made to the Administrative Agent hereunder, the account specified by the Administrative Agent from time to time for the purpose of receiving payments of such type.

“Applicable Discount” has the meaning assigned to such term in Section 2.11(a)(ii)(C).

“Applicable Percentage” means, (a) at any time with respect to any Revolving Lender, the percentage of the aggregate Revolving Commitments represented by such Lender’s Revolving Commitment at such time, (b) at any time with respect to any Lender with an Incremental Revolving Commitment of any Class, the percentage of the aggregate Incremental Revolving Commitments of such Class represented by such Lender’s Incremental Revolving Commitment at such time and (c) at any time with respect to any Lender with an Extended Revolving Commitment of any Class, the percentage of the aggregate Extended Revolving Commitments of such Class represented by such Lender’s Extended Revolving Commitment at such time; provided that, at any time any Lender shall be a Defaulting Lender, “Applicable Percentage” shall mean the percentage of the total Revolving Commitments, Incremental Revolving Commitments or Extended Revolving Commitments, as applicable, (disregarding any such Defaulting Lender’s Commitment) represented by such Lender’s Revolving Commitment, Incremental Revolving Commitment or Extended Revolving Commitment, as applicable. If the applicable Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the applicable Commitments most recently in effect, giving effect to any assignments pursuant to this Agreement and to any Lender’s status as a Defaulting Lender at the time of determination.

“Applicable Premium” has the meaning assigned to such term in Section 2.12(f).

“Applicable Premium Triggering Event” means:

(a) any prepayment, repayment, refinancing, redemption or discharge of all or any part of the principal balance of any Initial Term Loan for any reason, whether before or after (i) the occurrence of an Event of Default, or (ii) the commencement of any case or proceeding under any Debtor Relief Law, and notwithstanding any acceleration of the Loan Document Obligations in respect of the Initial Term Loans;

(b) the acceleration of the Loan Document Obligations in respect of the Initial Term Loans for any reason, including, without limitation, acceleration in accordance with Article 7, including as a result of the commencement of any case or proceeding under any Debtor Relief Law or as a result of the occurrence of a Change of Control;

(c) the satisfaction, release, payment, restructuring, reorganization, replacement, reinstatement, defeasance or compromise of any of the Loan Document Obligations in respect of the Initial Term Loans in any case or proceeding under any Debtor Relief Law, foreclosure (whether by power of judicial proceeding or otherwise) or deed in lieu of foreclosure or the making of a distribution of any kind in any case or proceeding under any Debtor Relief Law to the Administrative Agent, for the account of the Lenders with Initial Term Loans in full or partial satisfaction of the Loan Document Obligations in respect of the Initial Term Loans; or

(d) the termination of this Agreement for any other reason;

provided that, notwithstanding the foregoing, in no event shall any prepayment of the Initial Term Loans pursuant to Section 2.11(c) constitute an Applicable Premium Triggering Event.

“Applicable Rate” means, for any day, (a) with respect to any Initial Term Loan, (i) 5.80% per annum in the case of an ABR Loan, and (ii) 6.80% per annum in the case of a Term SOFR Loan, and (b) with respect to any Incremental Revolving Facility, Incremental Term Loan Facility, Extended Revolving Facility or Extended Term Facility, the rate set forth in the applicable Incremental Amendment or Extension Amendment.

“Applicable Tax Owner” means the applicable direct or indirect equity owner of a Lender to which the applicable U.S. federal withholding tax relates.

“Approved Bank” means any commercial bank that (i) is a Lender or (ii) has combined capital and surplus of at least $250,000,000.

“Approved Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or investing in commercial loans and similar extensions of credit in the ordinary course of its activities and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Sale Prepayment Event” means any Disposition (or series of related Dispositions) of any business unit, asset or property of the Borrower or any Subsidiary (including any Disposition of any Equity Interests of any Subsidiary of the Borrower owned by the Borrower or any Subsidiary, but not, for the avoidance of doubt, in connection with a Casualty Prepayment Event) made pursuant to clauses (a)(i), (f), (g), (k) and (l) of Section 6.06 or made in violation of Section 6.06.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any Person whose consent is required by Section 9.04), substantially in the form of Exhibit A, or any other form reasonably approved by the Administrative Agent.

“Auction Agent” means (a) the Administrative Agent or (b) any other financial institution or advisor employed or engaged by the Borrower (whether or not an Affiliate of the Administrative Agent) to act as an arranger in connection with any Discounted Term Loan Prepayment pursuant to Section 2.11(a)(ii); provided that the Borrower shall not designate the Administrative Agent as the Auction Agent without the written consent of the Administrative Agent (it being understood that the Administrative Agent shall be under no obligation to agree to act as the Auction Agent).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” means Title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors.

“Basel III” means, collectively, those certain agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A Global Regulatory Framework for More Resilient Banks and Banking Systems,” “Basel III: International Framework for Liquidity Risk Measurement, Standards and Monitoring,” and “Guidance for National Authorities Operating the Countercyclical Capital Buffer,” each as published by the Basel Committee on Banking Supervision in December 2010 (as revised from time to time) and as interpreted by a Lender’s primary U.S. federal bank regulatory authority or primary non-U.S. financial regulatory authority, as applicable.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Board of Directors” means, with respect to any Person, (a) in the case of any corporation, the board of directors of such Person or any committee thereof duly authorized to act on behalf of such board, (b) in the case of any limited liability company, the board of managers of such Person, (c) in the case of any partnership, the board of directors or board of managers of the general partner of such Person and (d) in any other case, the functional equivalent of the foregoing.

“Borrower” has the meaning assigned to such term in the preamble to this Agreement and shall include any Successor Borrower pursuant to Section 6.05(a), to the extent applicable.

“Borrower Materials” has the meaning assigned to such term in Section 5.01.

“Borrower Offer of Specified Discount Prepayment” means the offer by the Borrower to make a voluntary prepayment of Term Loans at a specified discount to par pursuant to Section 2.11(a)(ii)(B).

“Borrower Solicitation of Discount Range Prepayment Offers” means the solicitation by the Borrower of offers for, and the corresponding acceptance by a Term Lender of, a voluntary prepayment of Term Loans at a specified range at a discount to par pursuant to Section 2.11(a)(ii)(C).

“Borrower Solicitation of Discounted Prepayment Offers” means the solicitation by the Borrower of offers for, and the subsequent acceptance, if any, by a Term Lender of, a voluntary prepayment of Term Loans at a discount to par pursuant to Section 2.11(a)(ii)(D).

“Borrowing” means Loans of the same Class and Type, made, converted or continued on the same date and, in the case of Term SOFR Loans, as to which a single Interest Period is in effect.

“Borrowing Minimum” means (a) in the case of a Term SOFR Revolving Loan Borrowing, $1,000,000 and (b) in the case of an ABR Revolving Loan Borrowing, $500,000.

“Borrowing Multiple” means (a) in the case of a Term SOFR Revolving Loan Borrowing, $500,000 and (b) in the case of an ABR Revolving Loan Borrowing, $500,000.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law or other government action to remain closed.

“Capital Expenditures” means, for any Person in respect of any period, the aggregate of, without duplication, (a) all expenditures (whether paid in cash or accrued as a liability) incurred by such Person during such period that, in accordance with GAAP, are or should be included in “capital expenditures,” “additions to property, plant or equipment” or similar items reflected in the statement of cash flows of such Person, (b) all Capitalized Software Expenditures and Capitalized Research and Development Costs during such period and (c) all fixed asset additions financed through Financing Lease Obligations Incurred by the Borrower or any Subsidiary and recorded on the balance sheet in accordance with GAAP during such period.

“Capitalized Research and Development Costs” means, for any period, all research and development costs that are, or are required to be, in accordance with GAAP, reflected as capitalized costs on the consolidated balance sheet of the Borrower and the Subsidiaries.

“Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by the Borrower and the Subsidiaries during such period in respect of purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of the Borrower and the Subsidiaries.

“Cash Collateral” has the meaning assigned to such term in the definition of “Cash Collateralize.”

“Cash Collateralize” means, in respect of an obligation, provide and pledge (as a perfected first priority security interest) cash or deposit account balances in Dollars (“Cash Collateral”), at a location and pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent (acting at the Direction of the Required Revolving Lenders) and the applicable Issuing Banks (which documents are hereby consented to by the Lenders) (and “Cash Collateralization” has a corresponding meaning).

“Cash Equivalents” means:

(a) Dollars;

(b) other currencies held by the Borrower and its Subsidiaries from time to time in the ordinary course of business;

(c) securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government or any agency or instrumentality thereof as a full faith and credit obligation of the U.S. government, with average maturities of 24 months or less from the date of acquisition;

(d) certificates of deposit, time deposits and eurodollar time deposits with average maturities of one year or less from the date of acquisition, demand deposits, bankers’ acceptances with average maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus of not less than $100.0 million in the case of U.S. banks or other U.S. financial institutions and $100.0 million (or the Dollar equivalent as of the date of determination) in the case of non-U.S. banks or other non-U.S. financial institutions;

(e) repurchase obligations for underlying securities of the types described in clauses (c), (d) and (h) entered into with any financial institution meeting the qualifications specified in clause (d) above;

(f) commercial paper rated at least P-2 by Moody’s or at least A-2 by S&P (or, if at any time, neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) and variable or fixed rate notes issued by any financial institution meeting the qualifications specified in clause (4) above, in each case, with average maturities of 36 months after the date of creation thereof;

(g) marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency);

(h) securities issued or directly and fully and unconditionally guaranteed by any state, commonwealth or territory of the United States of America or any political subdivision or taxing authority of any such state, commonwealth or territory or any public instrumentality thereof having average maturities of not more than 36 months from the date of acquisition thereof;

(i) readily marketable direct obligations issued or directly and fully and unconditionally guaranteed by any foreign government or any political subdivision or public instrumentality thereof, in each case (other than in the case of such securities issued or guaranteed by any participating member state of the EMU) having an Investment Grade Rating from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) with average maturities of 36 months or less from the date of acquisition;

(j) Indebtedness or Preferred Equity Interests issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) with average maturities of 36 months or less from the date of acquisition;

(k) Investments with average maturities of 36 months or less from the date of acquisition in money market funds rated A (or the equivalent thereof) or better by S&P or A2 (or the equivalent thereof) or better by Moody’s (or, if at any time, neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency);

(l) investments, classified in accordance with GAAP as current assets, in money market investment programs that are registered under the Investment Company Act of 1940 or that are administered by financial institutions meeting the qualifications specified in clause (d) above, and, in either case, the portfolios of which are limited such that substantially all of such investments are of the character, quality and maturity described in clauses (a) through (k) of this definition;

(m) in the case of investments by any Foreign Subsidiary or investments made in a country outside the United States of America, Cash Equivalents shall also include (i) investments of the type and maturity described in clauses (a) through (l) above of foreign obligors, which investments or obligors (or the parents of such obligors) have ratings, described in such clauses or equivalent ratings from comparable foreign Rating Agencies and (ii) other short term investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments described in clauses (a) through (l) of this paragraph; and

(n) investment funds investing 90% of their assets in securities of the types described in clauses (a) through (l) above.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (a) and (b) above; provided that such amounts are converted into any currency or securities listed in clauses (a) through (d) as promptly as practicable and in any event within ten (10) Business Days following the receipt of such amounts. For the avoidance of doubt, any items identified as Cash Equivalents under this definition will be deemed to be Cash Equivalents under the Loan Documents regardless of the treatment of such items under GAAP.

“Cash Management Agreement” means any agreement entered into from time to time by the Borrower or any of the Subsidiaries in connection with cash management services for collections, other Cash Management Services or for operating, payroll and trust accounts of such Person, including automatic clearing house services, controlled disbursement services, electronic funds transfer services, information reporting services, lockbox services, stop payment services and wire transfer services.

“Cash Management Services” means (a) commercial debt or credit cards, merchant card services, purchase or debit cards, including non-card e-payables services, (b) treasury management services (including cash pooling arrangements, controlled disbursement, netting, overdraft and electronic or automatic clearing house fund transfer services, return items and interstate depository network services), and (c) any other demand deposit or operating account relationships or other cash management services.

“Cash Sweep Amount” has the meaning assigned to such term in Section 2.11(c).

“Cash Sweep Averaging Period” has the meaning assigned to such term in Section 2.11(c).

“Cash Sweep Threshold” means an amount equal to $100,000,000.

“Casualty Prepayment Event” means any event that gives rise to the receipt by the Borrower or any Subsidiary of any insurance proceeds or condemnation awards arising from any damage to, destruction of, or other casualty or loss involving, or any seizure, condemnation, confiscation or taking under power of eminent domain of, or requisition of title or use of or relating to or in respect of any equipment, fixed assets or Real Property (including any improvements thereon) of the Borrower or any Subsidiary.

“Change in Control” means:

(a) the occurrence of a “change of control” or any comparable term, under, and as defined in, the documentation governing any Material Indebtedness; or

(b) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act), including any group acting for the purpose of acquiring, holding or disposing of Equity Interests of the Borrower (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than the Permitted Holders, by way of merger, consolidation or other business combination or purchase, of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of more than 50% of the total voting power of the Voting Stock of the Borrower, unless the Permitted Holders otherwise have the right (pursuant to contract, proxy or otherwise), directly or indirectly, to designate or appoint a majority of the directors of the Borrower.

Notwithstanding anything to the contrary in this definition or any provision of Rule 13d-3 of the Exchange Act (or any successor provision), (i) a Person or group shall not be deemed to beneficially own Voting Stock (x) to be acquired by such Person or group pursuant to an equity or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the acquisition of the Voting Stock in connection with the transactions contemplated by such agreement or (y) solely as a result of veto or approval rights in any joint venture agreement, shareholder agreement, investor rights agreement or other similar agreement, (ii) if any group (other than a Permitted Holder) includes one or more Permitted Holders, the issued and outstanding Voting Stock of the Borrower owned, directly or indirectly, by any Permitted Holders that are part of such group shall not be treated as being beneficially owned by such group or any other member of such group for purposes of determining whether a Change in Control has occurred, (iii) a Person or group (other than Permitted Holders) will not be deemed to beneficially own

Voting Stock of another Person as a result of its ownership of Equity Interests or other securities of such other Person’s Parent Entity (or related contractual rights) unless it owns more than 50.0% of the total voting power of the Voting Stock of such Person’s Parent Entity and (iv) the right to acquire Voting Stock (so long as such Person does not have the right to direct the voting of the Voting Stock subject to such right) or any veto power in connection with the acquisition or disposition of Voting Stock will not cause a party to be a beneficial owner.

“Change in Law” means the occurrence, after the Effective Date, of any of the following: (a) the adoption of any Requirement of Law, (b) any change in any Requirement of Law or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (Pub. L. No. 111-203) and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Charges” has the meaning assigned to such term in Section 9.17.

“Class” when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Incremental Revolving Loans, Extended Revolving Loans, Initial Term Loans, Incremental Term Loans or Extended Term Loans, (b) any Commitment, refers to whether such Commitment is a Revolving Commitment, Incremental Revolving Commitment (of the same series), Extended Revolving Commitment (of the same series), Initial Term Commitment, or Incremental Term Loan Commitment and (c) any Lender, refers to whether such Lender has a Loan or Commitment with respect to a particular Class of Loans or Commitments. Incremental Term Loans, Extended Term Loans, Incremental Revolving Commitments (and Incremental Revolving Loans made pursuant thereto) and Extended Revolving Commitments (and Extended Revolving Loans made pursuant thereto) that have different terms and conditions shall be construed to be in different Classes.

“CME” means CME Group Benchmark Administration Limited.

“Code” means the Internal Revenue Code of 1986, as amended (unless as otherwise indicated).

“Collateral” has the meaning assigned to such term or any similar term in each of the Security Documents; provided, that with respect to any Mortgages, “Collateral” shall mean “Mortgaged Property” or “Trust Property” as defined therein or any comparable term describing the assets and rights subject to such Mortgage.

“Collateral and Guarantee Requirement” means, at any time, and subject to the Agreed Security Principles and the applicable limitations set forth in this Agreement or any other Loan Document, the requirement that:

(a) the Administrative Agent shall have received from the Borrower and each of its Subsidiaries (other than any Excluded Subsidiary) either (x) a counterpart of each of (i) the Loan Guaranty and (ii) in the case of (x) a U.S. Loan Party, the Security Agreement and (y) a Non-U.S. Loan Party that is a Secured Loan Party, the applicable Non-U.S. Security Documents, in each case, duly executed and delivered on behalf of such Person or (y) in the case of any Person that is required to become a Loan Party after the Effective Date (including by ceasing to be an Excluded Subsidiary), a joinder or supplement to (or agreements substantially similar to) each of the Loan Guaranty and, in the case of any Secured Loan Party, the applicable Security Documents, in substantially the form specified therein (with such changes as may be reasonably acceptable to the Administrative Agent (acting at the Direction of the Required Lenders)), duly executed and delivered on behalf of such Person, together with, in the case of any such Loan Documents executed and delivered after the Effective Date, but only to the extent reasonably requested by the Administrative Agent (acting at the Direction of the Required Lenders), documents of the type referred to in Section 4.01(c);

(b) all outstanding Equity Interests of each Subsidiary (other than any Excluded Equity Interests) owned by any Secured Loan Party shall have been pledged or otherwise made subject to a Lien pursuant to the Security Agreement or other applicable Security Document and the Administrative Agent shall have received certificates or other instruments representing all such Equity Interests (if any), together with undated share powers or other instruments of transfer with respect thereto endorsed in blank (to the extent customary and appropriate in the relevant jurisdiction);

(c) (i) except with respect to intercompany Indebtedness, if any Indebtedness for borrowed money in a principal amount in excess of $10,000,000 (individually) is owing to any Secured Loan Party and such Indebtedness is evidenced by a promissory note, the Administrative Agent shall have received such promissory note, together with undated instruments of transfer with respect thereto endorsed in blank and (ii) with respect to intercompany Indebtedness, all Indebtedness of the Borrower and each of its Subsidiaries that is owing to any Loan Party (or Person required to become a Loan Party) shall be evidenced by the Intercompany Subordinated Note, and the Administrative Agent shall have received such Intercompany Subordinated Note duly executed by the Borrower, each such Subsidiary and each such other Loan Party, together with undated instruments of transfer with respect thereto endorsed in blank (it being understood that any Subsidiary not a signatory to the Intercompany Subordinated Note on the Effective Date may execute a joinder to the Intercompany Subordinated Note at any time after the Effective Date by providing written notice to the Administrative Agent and delivering such joinder to the Administrative Agent in order to become a party thereto, together with an undated instrument of transfer with respect thereto endorsed in blank);

(d) all certificates, agreements, documents and instruments, including Uniform Commercial Code (or similar) financing statements and Intellectual Property security agreements, required to be filed, delivered, registered or recorded to create the Liens intended to be created by the Security Documents and perfect such Liens to the extent required by, and with the priority required by, the Security Documents and the other provisions of the term “Collateral and Guarantee Requirement,” shall have been filed, registered or recorded or delivered to the Administrative Agent for filing, registration or recording; and

(e) the Administrative Agent shall have received, to the extent customary and appropriate (as determined by the Administrative Agent in its reasonable discretion (acting at the Direction of the Required Lenders)) in the applicable jurisdiction,

(i) counterparts of a Mortgage with respect to each Mortgaged Property duly executed and delivered by the record owner of such Mortgaged Property

(ii) the Flood Documentation,

(iii) a fully paid policy or policies of title insurance (or an unconditional commitment to issue such policy or policies) in an amount not to exceed the Fair Market Value of the Mortgaged Property as reasonably determined by the Borrower issued by a nationally recognized title insurance company reasonably acceptable to the Administrative Agent (acting at the Direction of the Required Lenders) insuring the Lien of each such Mortgage as a first priority Lien on the Mortgaged Property described therein, free of any other Liens except as expressly permitted by Section 6.02, together with such endorsements, coinsurance and reinsurance as the Administrative Agent (acting at the Direction of the Required Lenders) may reasonably request to the extent available in the relevant jurisdiction at commercially reasonable rates,

(iv) such legal opinions of local counsel in the jurisdiction in which a Mortgage is granted as the Administrative Agent (acting at the Direction of the Required Lenders) may reasonably request with respect to any such Mortgage or Mortgaged Property, and

(v) a Survey (provided, however, that a Survey shall not be required to the extent that the issuer of the applicable title insurance policy provides reasonable and customary survey-related coverages (including, without limitation, survey-related endorsements) in the applicable title insurance policy based on an existing survey and/or such other documentation as may be reasonably satisfactory to the title insurer).

Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Loan Document to the contrary,

(x) Liens required to be granted from time to time pursuant to the term “Collateral and Guarantee Requirement” shall be subject to exceptions and limitations set forth in the Security Documents,

(y) no Loan Party shall be required to perfect the security interests in any property (other than Real Property) purported to be created by the Security Documents other than by

(i) filings pursuant to the Uniform Commercial Code,

(ii) filing of a form MR01 with Companies House in the United Kingdom,

(iii) filings with United States Patent and Trademark Office or the United States Copyright Office, as applicable, with respect to Intellectual Property,

(iv) in the case of Collateral that constitutes Tangible Chattel Paper, Instruments, Certificated Securities or Negotiable Documents (each as defined in the Uniform Commercial Code), in each case, to the extent included in the Collateral and required by the Security Agreement or any other applicable Security Document, delivery to the Administrative Agent, together with undated share powers or other instruments of transfer with respect thereto endorsed in blank, to be held in its possession in the United States,

(v) in the case of Collateral that constitutes Commercial Tort Claims (as defined in the Uniform Commercial Code) taking the actions specified by Section 4.04 of the Security Agreement, and

(vi) in the case of pledged Collateral constituting Uncertificated Securities (as defined in the Uniform Commercial Code) to the extent such Uncertificated Securities do not constitute General Intangibles perfected pursuant to filings pursuant to the Uniform Commercial Code, taking such actions as may be required by Section 5.11, and

(z) no Loan Party shall be required to (1) complete any filings or other action with respect to the perfection of any Liens required to be granted pursuant to the terms of the Collateral and Guarantee Requirement in any jurisdiction outside of the United States, the United Kingdom and the Netherlands, (2) deliver Certificated Securities, if any, representing or evidencing the Equity Interests of an Immaterial Subsidiary or any Minority Investment or (3) except as described in clauses (b) and (c) above, take actions to perfect by Control (as defined in the Uniform Commercial Code), including delivering agreements or other control or similar arrangements with respect to deposit accounts, commodity accounts, securities accounts, collateral accounts, letter of credit rights or other assets requiring perfection by control (other than as required by clauses (b) and (c) of this definition), (d) in no event shall landlord lien waivers, bailee letters, estoppels and collateral access letters be required to be delivered and (e) in no event shall the Collateral include any Excluded Assets and no Loan Party shall be deemed to have granted a security interest in any of such Loan Party’s rights or interests in any Excluded Assets. Notwithstanding anything herein or in any other Loan Document to the contrary, the Loans Parties shall not be required to take any action intended to cause Excluded Assets to constitute Collateral (but without limitation of any of the requirements set forth in the definition of Excluded Subsidiary). The Administrative Agent (acting at the Direction of the Required Lenders) may grant extensions of time for the creation and perfection of security interests in or the obtaining of title insurance, legal opinions or other deliverables with respect to particular assets or the provision of any Guarantee by any Subsidiary (including extensions beyond the Effective Date or in connection with assets acquired, or Subsidiaries formed or acquired, after the Effective Date) where it reasonably determines that such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required to be accomplished by this Agreement or the Security Documents, and each Lender hereby consents to any such extensions of time.

“Commitment” means, with respect to any Lender, its Revolving Commitment, Incremental Revolving Commitment of any Class, Extended Revolving Commitment of any Class, Initial Term Commitment, Incremental Term Loan Commitment of any Class or any combination thereof (as the context requires).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” means a certificate of a Financial Officer required to be delivered pursuant to Section 5.01(d).

“Confirmation Order” means the Findings of Fact, Conclusions of Law, and Order (I) Approving the Adequacy of the Disclosure Statement and the Prepetition Solicitation Procedures and (II) Confirming the First Amended Joint Prepackaged Plan of Reorganization of WW International, Inc. and its Debtor Affiliates, Docket No. 177, entered by the Bankruptcy Court on June 17, 2025, as amended, supplemented or otherwise modified from time to time.

“Confirmed Chapter 11 Plan” means the First Amended Joint Prepackaged Plan of Reorganization of WW International, Inc. and Its Debtor Affiliates, dated May 30, 2025 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, including by the Confirmation Order, together with all exhibits and schedules thereto), as confirmed by the Confirmation Order.

“Consolidated Debt” means, as of any date of determination, (a) the sum of (without duplication) the aggregate principal amount of all Indebtedness of the types set forth in clauses (a), (b), (e) and (g) (but, in the case of clause (g), only to the extent of unreimbursed drawings under any letter of credit) of the definition of “Indebtedness” of the Borrower and the Subsidiaries determined on a consolidated basis in accordance with GAAP on such date less (b) the Unrestricted Cash of the Borrower and its Subsidiaries on such date.

“Consolidated EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus:

(1) without duplication and to the extent already deducted (and not added back) or not included in arriving at such Consolidated Net Income, the sum of the following amounts for such period:

(a) Fixed Charges of such Person for such period and, to the extent not reflected in Fixed Charges, any losses on Swap Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains on such Swap Obligations or such derivative instruments, and bank and letter of credit fees, debt rating monitoring fees and costs of surety bonds in connection with financing activities, plus items excluded from the definition of “Consolidated Interest Expense” pursuant to clauses (a) through (n) thereof,

(b) provision for taxes based on income, profits, revenue or capital, including federal, foreign and state income, franchise, excise, value added and similar taxes based on income, profits, revenue or capital, and foreign withholding taxes of such Person paid or accrued during such period (including in respect of repatriated funds), including any future taxes or other levies which replace or are intended to be in lieu of such taxes and any penalties and interest relating to such taxes or arising from any tax examinations, and the net tax expense associated with any adjustment made pursuant to clauses (i) through (xvi) of the definition of “Consolidated Net Income” and (without duplication) any payments to a Parent Entity pursuant to Section 6.07(i),

(c) the total amount of depreciation and amortization expense (including amortization of deferred financing fees or costs, internal labor costs, debt issuance costs, commissions, fees and expenses, Capital Expenditures, customer acquisition costs and incentive payments, conversion costs and contract acquisition costs) and intangible assets established through purchase accounting of such Person and its Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP,

(d) any other non-cash charges, including any write offs, write downs, expenses, losses or items and any non-cash impact of recapitalization or purchase accounting and accounting changes or restatements (provided, in each case, that if any non-cash charges represent an accrual or reserve for potential cash items in any future period, (A) such Person may elect not to add back such non-cash charges in the current period and (B) to the extent such Person elects to add back such non-cash charges in the current period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period),

(e) the amount of any non-controlling interest consisting of income attributable to non-controlling interests of third parties in any non-Wholly Owned Subsidiary deducted (and not added back) in such period in calculating Consolidated Net Income, excluding cash distributions in respect thereof,

(f) (i) any charges, costs, expenses, accruals or reserves in connection with the rollover or acceleration of Equity Interests held by directors, officers, managers and/or employees of such Person or any of its Subsidiaries or Parent Entities, in each case, to the extent deducted (and not added back) in computing Consolidated Net Income for such period and (ii) the amount of fees, expenses and indemnities paid to directors, including of the Issuer or any Parent Entity thereof,

(g) Losses or discounts on sales of receivables and related assets in connection with any permitted receivables financing,

(h) cash receipts (or any netting arrangements resulting in reduced cash expenditures) not included in the calculation of Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to paragraph (3) below for any previous period and not added back,

(i) any costs or expenses incurred by such Person or any Subsidiary pursuant to any management equity plan or stock option plan or phantom equity plan or any other management or employee benefit plan or agreement, any severance agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are non-cash or otherwise funded with cash proceeds contributed to the capital of such Person or net proceeds of an issuance of Equity Interests of such Person (other than Disqualified Equity Interests),

(j) any net pension or other post-employment benefit costs representing amortization of unrecognized prior service costs, actuarial losses, including amortization of such amounts arising in prior periods, amortization of the unrecognized net obligation (and loss or cost) existing at the date of initial application of FASB Accounting Standards Codification Topic 715—Compensation—Retirement Benefits, and any other items of a similar nature,

(k) with respect to any joint venture that is not a Subsidiary, an amount equal to the proportion of those items described in clauses (b) and (c) above relating to such joint venture corresponding to such Person and its Subsidiaries’ proportionate share of such joint venture’s Consolidated Net Income (determined as if such joint venture were a Subsidiary),

(l) [reserved], plus

(m) adjustments consistent with Regulation S-X of the Securities Act, plus

(2) without duplication, the amount of “run rate” cost savings, operating expense reductions and synergies related to any Specified Event (as defined below) projected by such Person in good faith to be realized as a result of actions that have been taken or initiated or are expected to be taken (in the good faith determination of such Person), including any cost savings, expenses and charges (including restructuring and integration charges) in connection with, or incurred by or on behalf of, any joint venture of such Person or any of its Subsidiaries (whether accounted for on the financial statements of any such joint venture or such Person) with respect to any Investment, Disposition, Incurrence or repayment or prepayment of Indebtedness, Restricted Payment, New Project, Subsidiary designation, restructuring, cost saving initiative or other initiative (collectively, a “Specified Event”), whether initiated, before, on or after the Effective Date, within 24 months after such Specified Event (which cost savings shall be added to Consolidated EBITDA until fully realized and calculated on a pro forma basis as though such cost savings had been realized on the first day of the relevant period), net of the amount of actual benefits realized from such actions; provided that (i) such cost savings are reasonably quantifiable and factually supportable (whether or not permitted to be added back under the rules and regulations of the SEC), (ii) no cost savings, operating expense reductions or synergies shall be added pursuant to this clause (2) to the extent duplicative of any expenses or charges relating to such cost savings, operating expense reductions or synergies that are included in clause (1) above (it being understood and agreed that “run rate” shall mean the full recurring benefit that is associated with any action taken) and (iii) the share of any such cost savings, expenses and charges with respect to a joint venture that are to be allocated to such Person or any of its Subsidiaries shall not exceed the total amount thereof for any such joint venture multiplied by the percentage of income of such venture expected to be included in Consolidated EBITDA for the relevant Test Period; less

(3) without duplication and to the extent included in arriving at such Consolidated Net Income, the sum of the following amounts for such period:

(a) non-cash gains (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated Net Income or Consolidated EBITDA in any prior period), and

(b) the amount of any non-controlling interest consisting of loss attributable to non-controlling interests of third parties in any non-Wholly Owned Subsidiary added (and not deducted) in such period from Consolidated Net Income, in each case, as determined on a consolidated basis for such Person and its Subsidiaries. For purposes of calculating Consolidated EBITDA in connection with any Limited Condition Transaction, the Consolidated EBITDA of such Person and its Subsidiaries shall be adjusted to reflect such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in Section 1.11.

provided that

(I) there shall be included in determining Consolidated EBITDA for any period, without duplication, the Acquired EBITDA of any Person, property, business or asset acquired by the Borrower or any Subsidiary during such period to the extent not subsequently sold, transferred or otherwise Disposed of during such period (but not including the Acquired EBITDA of any related Person, property, business or assets to the extent not so acquired) (each such Person, property, business or asset acquired, including pursuant to a transaction consummated prior to the Effective Date, and not subsequently so Disposed of, an “Acquired Entity or Business”), in each case based on the Acquired EBITDA of such Pro Forma Entity for such period (including the portion thereof occurring prior to such acquisition or conversion) determined on a historical pro forma basis, and

(II) there shall be excluded in determining Consolidated EBITDA for any period the Disposed EBITDA of any Person, property, business or asset sold, transferred or otherwise Disposed of, closed or classified as discontinued operations by the Borrower or any Subsidiary to the extent not subsequently reacquired, reclassified or continued, in each case, during such period (each such Person, property, business or asset so sold, transferred or otherwise Disposed of, closed or classified, a “Sold Entity or Business”), in each case based on the Disposed EBITDA of such Sold Entity or Business (including the portion thereof occurring prior to such sale, transfer, disposition, closure, classification or conversion) determined on a historical pro forma basis.

Notwithstanding anything to the contrary contained herein and subject to adjustment as provided in clauses (I) and (II) above of the immediately preceding proviso with respect to acquisitions and Dispositions occurring prior to, on or following the Effective Date and, without duplication of any adjustments already included in the amounts below, other adjustments contemplated by Section 1.11, clause (2) above and under the foregoing proviso and adjustments as provided under clause (c) above, Consolidated EBITDA shall be deemed to be $50,197,000, $42,885,000, $46,259,000 and $26,917,000, respectively, for the fiscal quarters ended June 29, 2024, September 28, 2024 December 28, 2024 and March 29, 2025.

“Consolidated Interest Expense” means, with respect to any Person and its Subsidiaries, the sum of (1) cash interest expense (including that attributable to Financing Lease Obligations), net of (i) cash interest income and (ii) non-cash interest income resulting from the amortization of original issue premium from the Incurrence of Indebtedness of such Person and its Subsidiaries, of such Person and its Subsidiaries with respect to all outstanding Indebtedness of such Person and its Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under hedging agreements, plus (2) non-cash interest expense resulting solely from (i) the amortization of original issue discount from the Incurrence of Indebtedness of such Person and its Subsidiaries at less than par, other than with respect to Indebtedness Incurred in connection with the Transactions, and (ii) pay-in-kind interest expense of such Person and its Subsidiaries but excluding, for the avoidance of doubt, (a) amortization of deferred financing costs, debt issuance costs, commissions, fees and expenses and any other amounts of non-cash interest other than specifically referred to in clause (2) above (including as a result of the effects of acquisition method accounting or pushdown accounting), (b) non-cash interest expense attributable to the movement of the mark-to-market valuation of Indebtedness or obligations under Swap Obligations or other derivative instruments pursuant to FASB Accounting Standards Codification Topic 815—Derivatives and Hedging, (c) any one-time cash costs associated with breakage in respect of hedging agreements for interest rates, (d) commissions, discounts, yield, make-whole premium and other fees and charges (including any interest expense) incurred in connection with any permitted receivables financing, (e) any cash interest expense consisting of “additional interest” or “special interest” for failure to timely comply with registration rights obligations, (f) any interest expense attributable to the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential), with respect thereto and with respect to any acquisition or Investment, (g) any payments with respect to make-whole premiums or other breakage costs of any Indebtedness, (h) penalties and interest relating to taxes, (i) accretion or accrual of discounted liabilities not constituting Indebtedness, (j) any interest expense attributable to a Parent Entity resulting from push-down accounting, (k) any expense resulting from the discounting of Indebtedness in connection with the application of recapitalization or purchase accounting, all as calculated on a consolidated basis in accordance with GAAP, (l) any capitalized interest, whether paid in cash or otherwise, and any other non-cash interest expense, (m) any expensing of bridge, arrangement, structuring, commitment or other financing fees or closing payments (excluding, for the avoidance of doubt, any commitment fees), and (n) any lease, rental or other expense in connection with Non-Financing Lease Obligations.

For purposes of this definition, interest on a financing or capital lease shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such financing or capital lease in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the net income (loss) of such Person for such period, determined on a consolidated basis, excluding (and excluding the effect of), without duplication:

(i) (A) extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses (including any unusual or non-recurring operating expenses directly attributable to the implementation of cost savings initiatives and any accruals or reserves in respect of any extraordinary, non-recurring or unusual items) (other than restructuring charges, accruals or reserves and related costs described in clause (B) below), severance, relocation costs, integration and plants’ or facilities’ opening costs and other business optimization expenses (including related to new product or service introductions and other strategic or cost savings initiatives), any expense or charge related to the refresh, renovation or remodeling of stores or the introduction of new store concepts, signing costs, recruitment, retention or completion bonuses, other executive recruiting and retention costs, transition costs, costs related to closure/consolidation of facilities or bases and curtailments or modifications to pension and post-retirement employee benefit plans (including any settlement of pension liabilities and charges resulting from changes in estimates, valuations and judgments) and (B) one-time, non recurring restructuring charges, accruals or reserves (including restructuring and integration costs related to acquisitions after the Effective Date and adjustments to existing reserves), whether or not classified as restructuring expense on the consolidated financial statements,

(ii) the cumulative effect of a change in accounting principles and changes as a result of adoption or modification of accounting policies during such period to the extent included in Consolidated Net Income, whether effective through a cumulative effect adjustment or a retroactive application,

(iii) the net income for such period of any Person that is not the Borrower or a Subsidiary or that is accounted for by the equity method of accounting; provided that Consolidated Net Income shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash or Cash Equivalents (or if not paid in cash or Cash Equivalents, but later converted into cash or Cash Equivalents, upon such conversion) by such Person to the referent Person or a Subsidiary thereof during such period,

(iv) any costs, fees and expenses (including any transaction or retention bonus or similar payment) incurred during such period, or any amortization thereof for such period, in connection with any Acquisition, Investment, recapitalization, Disposition, spin-off transaction, Incurrence or repayment of Indebtedness, issuance of equity securities, refinancing transaction or amendment or other modification of any debt instrument (in each case, including any such transaction consummated prior to the Effective Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, in each case whether or not successful (including, for the avoidance of doubt, the effects of expensing all transaction-related expenses in accordance with FASB Accounting Standards Codification Topic 805—Business Combinations and gains or losses associated with FASB Accounting Standards Codification Topic 460—Guarantees), including (i) such fees, expenses or charges relating to the Transactions, including all Transaction Costs and (ii) any amendment or modification of this Agreement, the other Loan Documents, or any other Indebtedness,

(v) any income (loss) for such period attributable to the early extinguishment of Indebtedness, Swap Obligations or other derivative instruments (including deferred financing costs written off and premiums paid),

(vi) (i) expenses and costs that result from the issuance, rollover, acceleration or payment of stock-based awards, partnership interest-based awards and similar incentive-based compensation awards or arrangements, including with respect to any profits-interest relating to membership interests or partnership interests in any limited liability company or partnership or any such charge or expense arising from grants of stock appreciation or similar rights, options, restricted stock or equity incentive programs, and (ii) the amount of payments made to option, phantom equity or profits interests holders of such Person or any of its Parent Entities in connection with, or as a result of, any distribution made to equity holders of such Person or its Parent Entities, which payments are being made to compensate such option, phantom equity or profits interests holders as though they were equity holders at the time of, and entitled to share in, such distribution, including any cash consideration for any repurchase of equity, in each case, to the extent permitted under this Agreement (including expenses relating to distributions made to equity holders of such Person or any of its Parent Entities resulting from the application of FASB Accounting Standards Codification Topic 718—Compensation—Stock Compensation),

(vii) any income (loss) attributable to deferred compensation plans or trusts,

(viii) any gain (loss) on asset sales, disposals or abandonments (other than (i) asset sales, disposals or abandonments in the ordinary course of business and (ii) unless the Borrower otherwise elects, assets held for sale) or income (loss) from discontinued operations (but if such operations are classified as discontinued due to the fact that they are subject to an agreement to dispose of such operations, only when and to the extent such operations are actually disposed of),

(ix) any non-cash gain (loss) attributable to the mark to market movement in the valuation of Swap Obligations or other derivative instruments pursuant to FASB Accounting Standards Codification Topic 815—Derivatives and Hedging or mark to market movement of other financial instruments pursuant to FASB Accounting Standards Codification Topic 825—Financial Instruments in such period; provided that any cash payments or receipts relating to transactions realized in a given period shall be taken into account in such period,

(x) any non-cash gain (loss) related to currency remeasurements of Indebtedness (including the net loss or gain resulting from Swap Obligations for currency exchange risk and revaluations of intercompany balances and other balance sheet items),

(xi) any non-cash expenses, accruals or reserves related to adjustments to historical tax exposures (provided, in each case, that the cash payment in respect thereof in such future period shall be subtracted from Consolidated Net Income for the period in which such cash payment was made),

(xii) any impairment charge or asset write-off or write-down (including related to intangible assets (including goodwill), long-lived assets, and investments in debt and equity securities),

(xiii) [reserved],

(xiv) any non-cash interest expense or non-cash interest income, in each case, to the extent that there is no associated cash disbursement or receipt,

(xv) realized or unrealized foreign exchange gains or losses resulting from the impact of foreign currency changes on the valuation of assets and liabilities on the balance sheet of such Person and its Subsidiaries, and

(xvi) income or expense related to changes in the fair value of contingent liability in connection with earn-out obligations and similar liabilities in connection with any Acquisition or Investments permitted hereunder.

There shall be excluded from Consolidated Net Income for any period the effects from applying acquisition method or purchase accounting, including applying acquisition method or purchase accounting to inventory, property and equipment, loans and leases, software and other intangible assets and deferred revenue (including deferred costs related thereto and deferred rent) required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to such Person and its Subsidiaries), as a result of any acquisition or Investment consummated prior to the Effective Date and any other acquisition (by merger, consolidation, amalgamation or otherwise) or other Investment or the amortization or write-off of any amounts thereof.

In addition, to the extent not already included in Consolidated Net Income, Consolidated Net Income shall include (i) the amount of proceeds received or due from liability, casualty or business interruption insurance or reimbursement of expenses and charges that are covered by indemnification and other reimbursement provisions in connection with any acquisition or other Investment or any permitted Disposition hereunder (net of any amount so added back in any prior period to the extent not so reimbursed within a two year period) and (ii) the amount of any cash tax benefits related to the tax amortization of intangible assets in such period.

“Consolidated Total Assets” means, as of any date of determination, the total assets of the Borrower and the Subsidiaries, determined on a consolidated basis in accordance with GAAP, as set forth on the consolidated balance sheet of the Borrower as of the last day of the most recently ended Test Period on or prior to such date of determination.

“Consolidated Total Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Debt as of the last day of the most recently ended Test Period on or prior to such date of determination to (b) Consolidated EBITDA for such Test Period, in each case of the Borrower and the Subsidiaries; provided that, in connection with any calculation of “Consolidated Total Leverage Ratio”, clause (2) of “Consolidated EBITDA” shall be disregarded.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound other than the Secured Obligations.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, or the dismissal or appointment of the management, of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Investment Affiliate” means, as to any Person, any other Person, which directly or indirectly controls, is controlled by, or is under common control with such Person and is organized by such Person (or any Person controlling such Person) primarily for making direct or indirect equity or debt investments in the Borrower and/or other Persons.

“Covered Entity” means any of the following: (a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b), (b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b) or (c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning assigned to such term in Section 9.20.

“Credit Agreement Refinancing Indebtedness” means

(a) Permitted Equal Priority Refinancing Debt,

(b) Permitted Junior Priority Refinancing Debt or

(c) Permitted Unsecured Refinancing Debt;

provided that, in each case, such Indebtedness is Incurred to Refinance, in whole or in part, existing Term Loans or existing Revolving Loans (or unused Revolving Commitments), any then-existing Incremental Revolving Loans (or unused Incremental Revolving Commitments), any then-existing Extended Revolving Loans (or unused Extended Revolving Commitments), or any Loans under any then-existing Incremental Term Loan Facility (or, if applicable, unused Commitments thereunder) (“Refinanced Debt”); provided, further, that

(i) except for any of the following that are only applicable to periods after the Latest Maturity Date, the covenants, events of default and guarantees of such Indebtedness (excluding, for the avoidance of doubt, interest rates (including through fixed interest rates or payment-in-kind interest), interest margins, rate floors, fees, funding discounts, closing payments, original issue discounts, maturity, currency types and denominations and prepayment or redemption premiums and terms) (when taken as a whole) are determined by the Borrower to be either (A) consistent with market terms and conditions and conditions at the time of Incurrence or effectiveness (as determined by the Borrower in good faith) or (B) not materially more restrictive on the Borrower and the Subsidiaries than those applicable to the Refinanced Debt, when taken as a whole (provided that if the documentation governing such Credit Agreement Refinancing Indebtedness contains a Previously Absent Financial Maintenance Covenant, the Administrative Agent shall be given prompt written notice thereof and this Agreement shall be amended to include such Previously Absent Financial Maintenance Covenant for the benefit of each Facility (provided, however, that if (x) both the Refinanced Debt and the related Credit Agreement Refinancing Indebtedness that includes a Previously Absent Financial Maintenance Covenant consists of a revolving credit facility (whether or not the documentation therefor includes any other facilities) and (y) the applicable Previously Absent Financial Maintenance Covenant is a “springing” financial maintenance covenant for the benefit of such revolving credit facility or a covenant only applicable to, or for the benefit of, a revolving credit facility, the Previously Absent Financial Maintenance Covenant shall only be required to be included in this Agreement for the benefit of each Revolving Facility hereunder (and not for the benefit of any term loan facility hereunder) and such Credit Agreement Refinancing Indebtedness shall not be deemed “more restrictive” solely as a result of such Previously Absent Financial Maintenance Covenant benefiting only such Revolving Facilities)); provided that a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent at least five Business Days prior to the Incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent (acting at the Direction of the Required Lenders) notifies the Borrower within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees),

(ii) any such Indebtedness which Refinances, in whole or in part, existing Term Loans, shall have a final maturity date that is equal to or later than the earlier of (x) the final maturity date of the Refinanced Debt and (y) the Latest Maturity Date, and shall have a Weighted Average Life to Maturity equal to or greater than the lesser of (1) the Weighted Average Life to Maturity of the Refinanced Debt and (2) the greatest Weighted Average Life to Maturity of any Class of Term Loans remaining outstanding immediately after giving effect to such Refinancing; provided that the foregoing requirements of this clause (ii) shall not apply to the extent such Indebtedness (1) constitutes a customary bridge facility, so long as the long-term Indebtedness into which any such customary bridge facility is to be converted or exchanged satisfies the requirements of this clause (ii) and such conversion or exchange is subject only to conditions customary for similar conversions or exchanges or (2) is subject to Customary Escrow Provisions (but only for so long as such Indebtedness is so subject),

(iii) any such Indebtedness which Refinances any existing Revolving Loans (or unused Revolving Commitments), any then-existing Incremental Revolving Loans (or unused Incremental Revolving Commitments) or any then-existing Extended Revolving Loans (or unused Extended Revolving Commitments) shall have a maturity that is equal to or later than the earlier of (x) the maturity of such Refinanced Debt and (y) the Latest Maturity Date, and shall not require any mandatory commitment reductions prior to the maturity of such Refinanced Debt,

(iv) such Indebtedness shall not have a greater principal amount (or, if higher, shall not have a greater accreted value, if applicable) than the principal amount (or, if higher, accreted value, if applicable) of the Refinanced Debt plus accrued interest, dividends, fees and premiums (including tender premiums) (if any) thereon, defeasance costs, underwriting discounts and fees and expenses (including original issue discounts, closing payments, upfront fees and similar fees) associated with the Refinancing plus an amount equal to any existing commitments unutilized and letters of credit undrawn plus an amount equal to any dollar for dollar usage of any other basket set forth in Section 6.01,

(v) such Refinanced Debt shall be repaid, repurchased, redeemed, defeased, acquired or satisfied and discharged on a dollar-for-dollar basis, and all accrued interest, fees and premiums (including tender premiums) (if any) in connection therewith shall be paid substantially concurrently with the date such Credit Agreement Refinancing Indebtedness is Incurred or made effective, and if such Refinanced Debt consists of Revolving Loans (or unused Revolving Commitments), Incremental Revolving Loans (or unused Incremental Revolving Commitments) or Extended Revolving Loans (or unused Extended Revolving Commitments), shall be accompanied by a permanent reduction of Revolving Commitments, Incremental Revolving Commitments or Extended Revolving Commitments, as applicable, in an equivalent amount,

(vi) the aggregate unused revolving commitments under such Credit Agreement Refinancing Indebtedness shall not exceed the unused Revolving Commitments, Incremental Revolving Commitments or Extended Revolving Commitments, as applicable, being replaced plus undrawn letters of credit plus an amount equal to a dollar for dollar usage of any other basket set forth in Section 6.01,

(vii) in the case of any such Indebtedness in the form of bonds, notes or debentures or which Refinances, in whole or in part, existing Term Loans, the terms thereof shall not require any mandatory repayment, redemption, repurchase, acquisition or defeasance (other than Indebtedness that is subject to Customary Escrow Provisions and otherwise other than (x) in the case of bonds, notes or debentures, customary change of control, asset sale event or casualty, eminent domain or condemnation event offers, AHYDO Catch-Up Payments and customary acceleration any time after an event of default and (y) in the case of any term loans, mandatory prepayments that are on terms (when taken as a whole) not materially more favorable to the lenders or holders providing such Indebtedness than those applicable to the Refinanced Debt (when taken as a whole and as determined by the Borrower in its sole discretion; provided that the Borrower may provide written notice to the Administrative Agent of such determination not less than one Business Day prior to the Incurrence of such Credit Agreement Refinancing Indebtedness and such determination by the Borrower shall be deemed conclusive) prior to the maturity date of the Refinanced Debt),

(viii) any Credit Agreement Refinancing Indebtedness may not be guaranteed by any Subsidiaries of the Borrower that do not guarantee the Secured Obligations,

(ix) any Credit Agreement Refinancing Indebtedness may not be secured by any assets that do not secure the Secured Obligations; and

(x) the proceeds of any Credit Agreement Refinancing Indebtedness must be applied to repay Term Loans on a pro rata basis at par.

“Credit Extension” means the making of a Borrowing or Letter of Credit Extension.

“Customary Escrow Provisions” means customary prepayment or redemption terms relating to Escrowed Proceeds under escrow arrangements.

“Customary Intercreditor Agreement” means (a) to the extent executed in connection with the Incurrence of secured Indebtedness the Liens on the Collateral securing which Indebtedness are, or are intended to rank, equal in priority to the Liens on the Collateral securing the Secured Obligations (but without regard to the control of remedies), either (i) any intercreditor agreement substantially in the form of the Equal Priority Intercreditor Agreement or (ii) at the option of the Borrower and the Administrative Agent (acting at the Direction of the Required Lenders) acting together in good faith, a customary intercreditor agreement in form and substance reasonably acceptable to the Administrative Agent (acting at the Direction of the Required Lenders) and the Borrower, which agreement shall provide that the Liens on the Collateral securing such Indebtedness shall rank equal in priority to the Liens on the Collateral securing the Secured Obligations (but without regard to the control of remedies) (b) to the extent executed in connection with the Incurrence of secured Indebtedness the Liens on the Collateral securing which Indebtedness ranks, or is intended to rank, junior in priority to the Liens on the Collateral securing the Secured Obligations, either (i) an intercreditor agreement substantially in the form of the Junior Priority Intercreditor Agreement or (ii) at the option of the Borrower and the Administrative Agent (acting at the Direction of the Required Lenders) acting together in good faith, a customary intercreditor agreement in form and substance reasonably acceptable to the Administrative Agent (acting at the Direction of the Required Lenders) and the Borrower, which agreement shall provide that the Liens on the Collateral securing such Indebtedness shall rank junior in priority to the Liens on the Collateral securing the Secured Obligations and (c) with respect to any Superpriority Revolving Credit Facility, a customary intercreditor agreement in form and substance reasonably acceptable to the Administrative Agent (acting at the Direction of the Required Lenders) and the Borrower, which agreement shall provide that the Liens on the Collateral securing such Indebtedness shall rank senior in priority to the Liens on the Collateral securing the Secured Obligations.

“Debt Incurrence Prepayment Event” means any Incurrence by the Borrower or any of the Subsidiaries of any Indebtedness, but excluding any Indebtedness permitted to be Incurred under Section 6.01 (other than Incremental Term Loans Incurred in reliance on clause (i)(x) of the proviso to Section 2.20(b) and, to the extent relating to Term Loans, Credit Agreement Refinancing Indebtedness).

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Declined Amounts” has the meaning set forth in Section 2.11(d)(ii).

“Default” means any event or condition that constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means at any time, subject to Section 2.22(b), (i) any Lender that has failed for two or more Business Days to comply with its obligations under this Agreement to make a Loan, make a payment to an Issuing Bank in respect of a Letter of Credit or make any other payment due hereunder (each, a “funding obligation”), (ii) any Lender that has notified the Administrative Agent, the Borrower or an Issuing Bank in writing, or has stated publicly, that it does not intend to comply with its funding obligations hereunder, (iii) any Lender that has, for three or more Business Days after written request of the Administrative Agent or the Borrower, failed to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender will cease to be a Defaulting Lender pursuant to this clause (iii) upon the Administrative Agent’s and the Borrower’s receipt of such written confirmation), (iv) any Lender with respect to which a Lender Insolvency Event has occurred and is continuing with respect to such Lender or its Parent Company (provided that, in each case neither the reallocation of funding obligations provided for in Section 2.22(a)(ii) as a result of a Lender’s being a Defaulting Lender nor the performance by Non-Defaulting Lenders of such reallocated funding obligations will by themselves cause the relevant Defaulting Lender to become a Non-Defaulting Lender) or (v) any Lender that has become, or a Parent Company of which has become, the subject of a Bail-In Action. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any of clauses (i) through (iv) above will be conclusive and binding absent manifest error, and such Lender will be deemed to be a Defaulting Lender (subject to Section 2.22(b)) upon notification of such determination by the Administrative Agent to the Borrower, the Issuing Banks and the Lenders of the applicable Class.

“Defaulting Lender Fronting Exposure” means, at any time there is a Defaulting Lender with respect to the Issuing Banks, such Defaulting Lender’s Applicable Percentage of the outstanding Letter of Credit obligations other than Letter of Credit obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Direction of the Required Lenders” means a written direction or instruction from Lenders constituting the Required Lenders, which may be in the form of an email or other form of written communication and which may come from any Specified Lender Legal Advisor. Any such email or other written communication from a Specified Lender Legal Advisor shall be conclusively presumed to have been authorized by a written direction or instruction from the Required Lenders and such Specified Lender Legal Advisor shall be conclusively presumed to have acted on behalf of and at the written direction or instruction from the Required Lenders (and the Administrative Agent shall be entitled to rely on such presumption). For the avoidance of doubt, with respect to each reference herein to (i) documents, agreements or other matters being “satisfactory”, “acceptable”, “reasonably satisfactory” or “reasonably acceptable” (or any expression of similar import) to the Required Lenders (or to any Agent (acting at the Direction of the Required Lenders)), such determination may be communicated by a Direction of the Required Lenders as contemplated above and/or (ii) any matter requiring the consent or approval of, or a determination by, the Required Lenders, such consent, approval or determination may be communicated by a Direction of the Required Lenders as contemplated above. Notwithstanding anything to the contrary herein, the Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any written direction or instruction from the Required Lenders that is purported to be a Direction of the Required Lenders, and the Administrative Agent shall not have any responsibility to independently determine whether such direction has in fact been authorized by the Required Lenders.

“Disbursement Agent” means the Borrower, in its capacity as Initial Term Lender for the benefit of the Unidentified Claimants.

“Discount Prepayment Accepting Lender” has the meaning assigned to such term in Section 2.11(a)(ii)(B).

“Discount Range” has the meaning assigned to such term in Section 2.11(a)(ii)(C).

“Discount Range Prepayment Amount” has the meaning assigned to such term in Section 2.11(a)(ii)(C).

“Discount Range Prepayment Notice” means a written notice of a Borrower Solicitation of Discount Range Prepayment Offers made pursuant to Section 2.11(a)(ii)(C) substantially in the form of Exhibit J.

“Discount Range Prepayment Offer” means the written offer by a Term Lender, substantially in the form of Exhibit K, submitted in response to an invitation to submit offers following the Auction Agent’s receipt of a Discount Range Prepayment Notice.

“Discount Range Prepayment Response Date” has the meaning assigned to such term in Section 2.11(a)(ii)(C).

“Discount Range Proration” has the meaning assigned to such term in Section 2.11(a)(ii)(C).

“Discounted Prepayment Determination Date” has the meaning assigned to such term in Section 2.11(a)(ii)(D).

“Discounted Prepayment Effective Date” means in the case of a Borrower Offer of Specified Discount Prepayment or Borrower Solicitation of Discount Range Prepayment Offer, five (5) Business Days following the receipt by each relevant Term Lender of notice from the Auction Agent in accordance with Section 2.11(a)(ii)(B), Section 2.11(a)(ii)(C) or Section 2.11(a)(ii)(D), as applicable unless a shorter period is agreed to between the Borrower and the Auction Agent.

“Discounted Term Loan Prepayment” has the meaning assigned to such term in Section 2.11(a)(ii)(A).

“Disposed EBITDA” means, with respect to any Sold Entity or Business for any period, the amount for such period of Consolidated EBITDA of such Sold Entity or Business were references to such Pro Forma Entity and its subsidiaries that will become Subsidiaries, all as determined on a consolidated basis for such Sold Entity or Business.

“Disposition” has the meaning assigned to such term in Section 6.06. The terms “Disposal”, “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Equity Interest” means, with respect to any Person, any Equity Interests of such Person which, by their terms, or by the terms of any security into which they are convertible or for which they are putable or exchangeable, or upon the happening of any event, mature or are mandatorily redeemable (other than solely for Equity Interests of such Person or any Parent Entity thereof that would not otherwise constitute Disqualified Equity Interests, and other than solely as a result of a change of control, asset sale, casualty, condemnation or eminent domain) pursuant to a sinking fund obligation or otherwise, or are redeemable at the option of the holder thereof (other than solely as a result of a change of control, asset sale, casualty, condemnation or eminent domain), in whole or in part, in each case prior to the date 91 days after the Latest Maturity Date; provided, however, that if such Equity Interests are issued to any plan for the benefit of employees of the Borrower or its Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by the Borrower or its Subsidiaries or Parent Entities in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided, further, that any Equity Interests held by any future, current or former employee, director, officer, manager or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Borrower, any of its Subsidiaries or any Parent Entity or any other entity in which the Borrower or a Subsidiary has an Investment and is designated in good faith as an “affiliate” by the Board of the Borrower (or the compensation committee thereof) shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by the Borrower or its Subsidiaries pursuant to any stockholders’ agreement, management equity plan, stock option plan or any other management or employee benefit plan or agreement or in order to satisfy applicable statutory or regulatory obligations.

“Disqualified Lenders” means (a) such Persons that have been specified in writing to the Administrative Agent on or prior to the Effective Date as being “Disqualified Lenders,” (b) those Persons who are competitors of the Borrower and its Subsidiaries that are separately identified in writing by the Borrower from time to time to the Administrative Agent after the Effective Date and (c) in the case of each of clauses (a) and (b), any of their Affiliates (which, for the avoidance of doubt, shall not include any bona fide debt investment funds that are Affiliates of the Persons referenced in clause (b) above) that are either (i) identified in writing to the Administrative Agent by the Borrower from time to time or (ii) clearly identifiable as such solely on the basis of the similarity of such Affiliate’s name to an entity identified on the list of Disqualified Lenders; provided that no supplement to the list of Disqualified Lenders described in clause (b) shall apply retroactively to disqualify any Person that shall have previously acquired an assignment, participation or other interest in any Loan or Commitment that was effective or the trade date for which occurred prior to the effective date of such supplement; provided, further that any supplement (or other modification) to the list of Disqualified Lenders shall only become effective three Business Days after such Person is identified in writing to the Administrative Agent and such supplement (or other modification) has been posted by the Administrative Agent on the Platform.

“Dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary that is not a Foreign Subsidiary.

“Dutch Security Documents” means (i) the Dutch share pledge granted by WW.com, LLC over its shares in WW Netherlands B.V., and (ii) a Dutch law governed pledge agreement.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any Person established in an EEA Member Country that is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02) and the Initial Term Loans are (or are deemed to be) funded.

“Effective Yield” means, as to any Indebtedness on any date of determination, the effective yield paid by the Borrower on such Indebtedness as determined by the Borrower and the Administrative Agent (acting at the Direction of the Required Lenders) in a manner consistent with generally accepted financial practices, taking into account (a) the applicable interest rate margins (including, any credit spread or similar adjustment applicable thereto), (b) any interest rate “floors” (the effect of which floors shall be determined in a manner set forth in the proviso below and assuming that, if interest on such Indebtedness is calculated on the basis of a floating rate, that the “Term SOFR” or similar component of such formula is included in the calculation of Effective Yield) or similar devices, (c) any amendment to the relevant interest rate margins and interest rate floors prior to the applicable date of determination and (d) all fees, including upfront or similar fees or original issue discounts (amortized over the shorter of (x) the remaining Weighted Average Life to Maturity of such Indebtedness and (y) the four years following the date of Incurrence thereof, and, if applicable, assuming any Revolving Commitments were fully drawn) payable generally by or on behalf of the Borrower to Lenders or other institutions providing such Indebtedness, and including ticking fees accruing prior to the funding of such Indebtedness (and regardless of whether any such fees are paid to, or shared in whole or in part with, any Lender), but excluding bona fide arrangement fees, structuring fees, commitment fees, underwriting fees, closing payments or other fees payable to any lead arranger, bookrunner, manager, agent or Person in a similar capacity (or their Affiliates) in connection with the commitments for or syndication of such Indebtedness and not payable to all lenders and consent or amendment fees for an amendment paid generally to consenting Lenders; provided that, with respect to any Indebtedness that includes a “floor”, (A) to the extent that the Reference Rate on the date that the Effective Yield is being calculated is less than such floor, the amount of such difference shall be deemed added to the interest rate margin for such Indebtedness for the purpose of calculating the Effective Yield and (B) to the extent that the Reference Rate on the date that the Effective Yield is being calculated is greater than such floor, then the floor shall be disregarded in calculating the Effective Yield.

“Elected Amount” has the meaning assigned to such term in Section 1.11.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person, other than, in each case, (i) a natural person (or a holding company, investment vehicle or trust for, or owned and operated by or for the primary benefit of a natural person), (ii) a Defaulting Lender, (iii) any Disqualified Lender, unless the Borrower has affirmatively consented to an assignment to such Person, in which case such Person will not be considered a Disqualified Lender for the purpose of such assignment, or (iv) except as contemplated by Section 2.11(a)(ii), the Borrower or any of its Subsidiaries.

“Embargoed Person” means (a) any country, region or territory that is itself the subject or target of any comprehensive Sanctions imposed, administered or enforced from time to time by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), the U.S. Department of State, the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom (each, a “Sanctioned Country”) (at the date of this Agreement, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea region of Ukraine, the non-government controlled areas of the Zaporizhzhia and Kherson regions of Ukraine, Cuba, Iran, North Korea and Syria) or (b) any Person that (i) listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom, (ii) resides, is organized or chartered, or operates in, a Sanctioned Country and (iii) is owned 50% or greater by any Person or Persons described in the preceding clauses (b)(i) and (b)(ii) or is owned or controlled by the government of a country, region or territory described in the preceding clause (a).

“EMU” means the economic and monetary union as contemplated in the Treaty on European Union.

“EMU Legislation” means the legislative measures of the EMU for the introduction of, changeover to, or operation of the Euro in one or more member states.

“Environment” means ambient air, indoor air, surface water, groundwater, drinking water, land surface and subsurface strata and natural resources such as wetlands, flora and fauna.

“Environmental Laws” means all applicable treaties, rules, regulations, codes, ordinances, judgments, orders, decrees and other applicable Requirements of Law, and all applicable injunctions or binding agreements issued, promulgated or entered into by or with any Governmental Authority, in each instance relating to the protection of the Environment, to preservation or reclamation of natural resources, to the Release or threatened Release of Hazardous Material or to the extent relating to exposure to Hazardous Material, to health or safety matters.

“Environmental Liability” means any liability, obligation, loss, claim, action, order or cost, contingent or otherwise (including any liability for damages, costs of medical monitoring, costs of environmental remediation or restoration, administrative oversight costs, consultants’ fees, fines, penalties and indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) any actual or alleged violation of any Environmental Law or permit, license or approval issued thereunder, (b) the generation, use, handling, transportation, storage or treatment of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equal Priority Intercreditor Agreement” means an Equal Priority Intercreditor Agreement substantially in the form of Exhibit Q-1 to this Agreement, entered into among the Administrative Agent and one or more representatives for holders of Indebtedness secured by Liens on the Collateral that rank, or are intended to rank, equal in priority to the Liens on the Collateral securing the Secured Obligations, with any immaterial changes and material changes thereto in light of the prevailing market conditions (as determined by the Borrower and the Administrative Agent (acting at the Direction of the Required Lenders) in good faith), which material changes shall be posted to the Lenders not less than five Business Days before execution thereof and, if the Required Lenders shall not have objected to such changes within five Business Days after posting, then the Required Lenders shall be deemed to have agreed that the Administrative Agent’s entry into such intercreditor agreement (with such changes) is reasonable and to have consented to such intercreditor agreement (with such changes) and to the Administrative Agent’s execution thereof.

“Equity Interests” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation and including membership interests and partnership interests) and, except to the extent constituting Indebtedness, any and all warrants, rights or options to purchase, acquire or exchange any of the foregoing.

“Equityholding Vehicle” means any Parent Entity of the Borrower and any equityholder thereof through which former, current or future officers, directors, employees, managers or consultants of the Borrower or any of its Subsidiaries or Parent Entities hold capital stock of such Parent Entity.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or 414(c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) with respect to a Plan, a failure to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) a determination that any Plan is, or is expected to be, in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code); (e) a withdrawal by the Borrower or any ERISA Affiliate from a Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan or Multiemployer Plan; (g) an event or condition which would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (h) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (i) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent within the meaning of Title IV of ERISA or in endangered or critical status, within the meaning of Section 305 of ERISA.

“Erroneous Payment Return Deficiency” has the meaning set forth in Section 8.15.

“Escrowed Proceeds” means the proceeds from the offering of any debt securities or other Indebtedness paid into an escrow account with an independent escrow agent on the date of the applicable offering or Incurrence pursuant to escrow arrangements that permit the release of amounts on deposit in such escrow account upon satisfaction of certain conditions or the occurrence of certain events. The term “Escrowed Proceeds” shall include any interest earned on the amounts held in escrow.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Euro” and “€” mean the single currency of the Participating Member States introduced in accordance with the provisions of Article 109(i)4 of the EU Treaty.

“Event of Default” has the meaning assigned to such term in Section 7.01.

“Exchange Act” means the Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (with respect to the definitions of “Change in Control” and “Permitted Holder” only, as in effect on the Effective Date).

“Excluded Assets” means:

(a) (i) any fee-owned Real Property with a Fair Market Value of less than $5,000,000; provided, Fair Market Value of any such fee-owned Real Property shall be determined at the time of acquisition thereof, or, if acquired prior to the date the applicable Person became a Secured Loan Party, the date such Person became a Loan Party, or, to the extent that any improvements are constructed on any such Real Property after the date of acquisition, on the date of “substantial completion” or similar timing, as determined by the Borrower in consultation with the Administrative Agent (acting at the Direction of the Required Lenders), of such improvement, (ii) any leasehold interests of a Loan Party (as tenant, lessee, ground lessee, sublessor, subtenant or sublessee) in Real Property and (iii) any fee-owned Real Property with improvements that are located in an area determined by the Federal Emergency Management Agency to have special floor hazards that would otherwise become subject to a Lien pursuant to Section 5.11(c) hereof;

(b) motor vehicles, aircraft, aircraft engines and other assets subject to certificates of title or ownership to the extent a security interest therein cannot be perfected by a filing of a UCC (or similar) financing statement;

(c) any asset (including Equity Interests) if, to the extent and for so long as the grant of a Lien thereon to secure the Secured Obligations (i) is prohibited by any Requirements of Law (other than to the extent that any such prohibition would be rendered ineffective pursuant to the Uniform Commercial Code or any other applicable Requirements of Law) or (ii) would result in the forfeiture of any Grantor’s (as defined in the Security Agreement) rights in the asset (including, but not limited to, any legally effective prohibition or restriction);

(d) any Excluded Equity Interests;

(e) any property to the extent that such grant of a security interest in or Lien on such property requires a consent not obtained of any Governmental Authority pursuant to any Requirements of Law and any Governmental Authority licenses or state or local Governmental Authority franchises, charters or authorizations, to the extent the grant of a security interest in any such licenses, franchise, charter or authorization would be prohibited or restricted by such license, franchise, charter or authorization (other than to the extent that any such requirement, prohibition or restriction would be rendered ineffective pursuant to the Uniform Commercial Code or any other applicable Requirements of Law);

(f) any contract, license, lease, agreement, permit, instrument, security or franchise agreement or other document to which any Loan Party is a party or any asset, right or property of a Grantor (as defined in the Security Agreement) that is subject to a purchase money security interest, Financing Lease Obligation, similar arrangement or contract, license, lease, agreement, permit, instrument, security or franchise agreement or other document (which shall include any property that is subject to a Lien permitted pursuant to the following clauses of Section 6.02: (a), (c), (e) (but only in the case of clauses (a), (c) and (j) of Section 6.02) and (j)) (and accessions and additions to such assets, rights or property, replacements and products thereof and customary security deposits, related contract rights and payment intangibles) and any of its rights or interests thereunder, in each case only to the extent and for so long as the grant of such security interest or Lien in such contract, license, lease, agreement, permit, instrument, security or franchise agreement or other document or such asset, right or property is prohibited by or constitutes or results or would constitute or result in the invalidation, violation, breach, default, forfeiture or unenforceability of any right, title or interest of such Grantor (as defined in the Security Agreement) under such contract, license, lease, agreement, permit, instrument, security or franchise agreement or other document or purchase money, capital lease or similar arrangement or contract, license, lease, agreement, permit, instrument, security or franchise agreement or other document or creates or would create a right of termination in favor of any other party thereto (other than the Borrower or any Wholly Owned Subsidiary), or requires consent not obtained of any third party (it being understood and agreed that no Loan Party or Subsidiary shall be required to seek any such consent), after giving effect to the applicable anti-assignment clauses of the Uniform Commercial Code and Requirements of Law, other than the proceeds thereof the assignment of which is expressly deemed effective under the Uniform Commercial Code or any similar Requirements of Law notwithstanding such prohibition;

(g) those assets as to which the Borrower and the Administrative Agent (acting at the Direction of the Required Lenders) shall reasonably determine in writing that the costs or other consequences (including tax consequences) of obtaining or perfecting such a security interest are excessive in relation to the value of the security interest to be afforded thereby;

(h) any intent-to-use trademark application filed in the United States Patent and Trademark Office to the extent that an amendment to allege use or a verified statement of use with respect to such intent-to-use application has not been filed with and accepted by the United States Patent and Trademark Office, but only to the extent that the grant of a Lien thereon would invalidate or otherwise impair such trademark application, and

(i) any asset or undertaking not required to be charged or secured or not required to be subject to any applicable Security Document pursuant to and in accordance with the Agreed Security Principles,

provided, however, that Excluded Assets will not include to the maximum extent permitted by Requirements of Law, any Proceeds (as defined in the UCC), dividends, distributions, economic value, economic interest, contractual rights, voting or management rights, general intangibles, substitutions or replacements of any Collateral or any Excluded Assets (unless such items would otherwise constitute Excluded Assets expressly referred to above).

“Excluded Equity Interests” means:

(a) any Equity Interest as to which the Borrower and the Administrative Agent (acting at the Direction of the Required Lenders) reasonably determine in writing that the costs or other consequences of pledging such Equity Interests are excessive in relation to the value of the security interest to be afforded thereby,

(b) any Margin Stock,

(c) Equity Interests of any Person, other than any Wholly Owned Subsidiary, to the extent, and for so long as, the pledge of such Equity Interests is prohibited by the terms of any Contractual Obligation, Organizational Document, joint venture agreement or shareholders’ agreement applicable to such Person, or creates an enforceable right of termination with respect to the foregoing in favor of any other party thereto (other than the Borrower or any Wholly Owned Subsidiary),

(d) the Equity Interests of any Special Purpose Subsidiary,

(e) any Equity Interests of any Subsidiary to the extent that the pledge of such Equity Interests would result in material adverse tax consequences to the Borrower or any Subsidiary as reasonably determined by the Borrower in consultation with the Administrative Agent (at the Direction of the Required Lenders) and confirmed in writing by notices to the Administrative Agent,

(f) any Equity Interests to the extent, and for so long as, the pledge thereof would be prohibited by any Requirements of Law (including financial assistance, fraudulent conveyance, preference, thin capitalization, capital preservation or similar laws or regulations or any requirement to obtain the consent of any Governmental Authority to such pledge unless such consent has been obtained) (other than to the extent that any such prohibition or restriction would be rendered ineffective pursuant to the Uniform Commercial Code or any other applicable Requirements of Law), and

(g) any Equity Interests not required to be charged or secured or not required to be subject to any applicable Security Document pursuant to and in accordance with the Agreed Security Principles.

“Excluded Subsidiary” means

(a) [reserved],

(b) any Subsidiary that is prohibited by (x) Requirements of Law (including financial assistance, fraudulent conveyance, preference, thin capitalization, capital preservation or similar laws or regulations) or (y) Contractual Obligation from guaranteeing the Secured Obligations (and for so long as such restrictions or any replacement or renewal thereof is in effect); provided that in the case of clause (y), such Contractual Obligation existed on the Effective Date or, with respect to any Subsidiary acquired by the Borrower or a Subsidiary after the Effective Date (and so long as such Contractual Obligation was not incurred in contemplation of such acquisition), on the date such Subsidiary is so acquired,

(c) [reserved],

(d) any Immaterial Subsidiary (provided that the Borrower shall not be permitted to exclude Immaterial Subsidiaries from guaranteeing the Secured Obligations to the extent that (i) the aggregate amount of gross revenue for all Immaterial Subsidiaries excluded by this clause (d) exceeds 5.0% of the consolidated revenues of the Borrower and its Subsidiaries that are not otherwise Excluded Subsidiaries by virtue of any of the other clauses of this definition, except for this clause (d), for the Test Period most recently ended on or prior to the date of determination or (ii) the aggregate amount of total assets for all Immaterial Subsidiaries excluded by this clause (d) exceeds 5.0% of the aggregate amount of Consolidated Total Assets of the Borrower and its Subsidiaries that are not otherwise Excluded Subsidiaries by virtue of any other clauses of this definition, except for this clause (d), as at the end of the Test Period most recently ended on or prior to the date of determination),

(e) any other Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent (acting at the Direction of the Required Lenders) and the Borrower (confirmed in writing by notice to the Borrower), the cost or other consequences (including any material adverse tax consequences) of providing a guarantee shall be excessive in view of the benefits to be obtained by the Secured Parties therefrom,

(f) [reserved],

(g) [reserved],

(h) any Subsidiary to the extent that the guarantee of the Secured Obligations would result in material adverse tax consequences to the Borrower or any Subsidiary as reasonably determined by the Borrower and the Administrative Agent (acting at the Direction of the Required Lenders); provided that, if the Administrative Agent (acting at the Direction of the Required Lenders) shall not have objected in writing to Borrower’s determination within five Business Days’ of written notice thereof, then the Borrower’s determination shall be deemed to be the determination of the Borrower and the Administrative Agent (acting at the Direction of the Required Lenders),

(i) any Subsidiary that would require any consent, approval, license or authorization from any Governmental Authority to provide a guarantee unless such consent, approval, license or authorization has been received, or is received after commercially reasonable efforts by such Subsidiary to obtain the same, which efforts may be requested by the Administrative Agent (acting at the Direction of the Required Lenders),

(j) any Subsidiary that does not have the legal capacity to provide a guarantee of the Secured Obligations (provided that the lack of such legal capacity does not arise from any action or omission of the Borrower or any other Loan Party),

(k) any Special Purpose Subsidiary, and

(l) each Subsidiary that is not required to provide a guarantee pursuant to the Agreed Security Principles.

“Excluded Swap Obligation” means, with respect to any Subsidiary Loan Party or the Borrower, (a) any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act (any such obligation, a “Swap Obligation”), if, and to the extent that, all or a portion of the guarantee of such Subsidiary Loan Party or the Borrower pursuant to the Guarantee of, or the grant by such Subsidiary Loan Party or the Borrower of a security interest to secure, such Swap Obligation (or any guarantee pursuant to the Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) (i) by virtue of such Loan Party’s failure to constitute an “eligible contract participant,” as defined in the Commodity Exchange Act and the regulations thereunder (determined after giving pro forma effect to any applicable keep well, support, or other agreement for the benefit of such Loan Party and any and all applicable guarantees of such Loan Party’s Swap Obligations by other Loan Parties), at the time the guarantee of (or grant of such security interest by, as applicable) such Loan Party becomes or would become effective with respect to such Swap Obligation or (ii) in the case of a Swap Obligation that is subject to a clearing requirement pursuant to section 2(h) of the Commodity Exchange Act, because such Loan Party is a “financial entity,” as defined in section 2(h)(7)(C) of the Commodity Exchange Act, at the time the guarantee of (or grant of such security interest by, as applicable) such Loan Party becomes or would become effective with respect to such Swap Obligation or (b) any other Swap Obligation designated as an “Excluded Swap Obligation” of such Loan Party as specified in any agreement to which the relevant Loan Parties are party, governing such Swap Obligations. If a Swap Obligation arises under a Master Agreement governing more than one Swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to the Swap for which such guarantee or security interest is or becomes excluded in accordance with the first sentence of this definition.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document, (a) Taxes imposed on or measured by its net income (however denominated) and franchise Taxes imposed on it (in lieu of net income Taxes), including, for the avoidance of doubt, any backup withholding with respect to any such Taxes, as a result of (i) such recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office in, the jurisdiction imposing such Tax or (ii) any other present or former connection between such recipient and the jurisdiction imposing such Tax, other than any connections arising solely from such recipient having executed, delivered, or become a party to, performed its obligations or received payments under, received or perfected a security interest under, sold or assigned an interest in, engaged in any other transaction pursuant to, and/or enforced, any Loan Documents, (b) any branch profits Tax imposed under Section 884(a) of the Code, or any similar Tax, imposed by any jurisdiction described in clause (a) above, (c) any Tax that is attributable to a recipient’s failure to comply with Section 2.17(e), (d) any U.S. federal withholding Tax imposed pursuant to a Requirement of Law in effect at the time a Lender or Issuing Bank, as applicable, acquires an interest in a Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.19(b) or Section 9.02(c)) (or, in the case of any Lender which is a flow-through entity for U.S. federal income tax purposes, the later date (if any) on which the Applicable Tax Owner acquired its indirect interest in this Agreement) or designates a new lending office, except to the extent that such Lender (or Applicable Tax Owner) or Issuing Bank (or its assignor, if any) was entitled, immediately prior to the designation of a new lending office (or assignment), to receive additional amounts with respect to such withholding Tax under Section 2.17(a) and (e) any withholding Tax imposed pursuant to FATCA.

“Existing Credit Agreement” has the meaning assigned to such term in the Recitals hereto.

“Extended Revolving Commitment” has the meaning assigned to such term in Section 2.21(a).

“Extended Revolving Facility” means each Class of Extended Revolving Commitments made pursuant to Section 2.21(a).

“Extended Revolving Loans” has the meaning assigned to such term in Section 2.21(a).

“Extended Term Facility” means each Class of Extended Term Loans made pursuant to Section 2.21(a).

“Extended Term Loan Commitment” has the meaning assigned to such term in Section 2.21(a).

“Extended Term Loans” has the meaning assigned to such term in Section 2.21(a).

“Extending Term Lender” has the meaning assigned to such term in Section 2.21(a).

“Extension” has the meaning assigned to such term in Section 2.21(a).

“Extension Offer” has the meaning assigned to such term in Section 2.21(a).

“Facility” means the Initial Term Loan Facility, any Incremental Term Loan Facility, any Incremental Revolving Facility, any Extended Revolving Facility and any Extended Term Facility, as the context may require.

“Fair Market Value” means, with respect to any asset or property or group of assets or property on any date of determination, the price that could be negotiated in an arms’-length transaction between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

“FATCA” means Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), and any current or future regulations issued thereunder or published administrative guidance issued pursuant thereto, any agreement entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into in connection with the implementation of the foregoing, and any laws, fiscal or regulatory legislation, rules, guidance notes, or official administrative practices adopted pursuant to any such intergovernmental agreement.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

“Federal Funds Effective Rate” means, for any day, the rate per annum calculated by the NYFRB based on such day’s federal funds transactions by depository institutions (as determined in such manner as the NYFRB shall set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate; provided that if the Federal Funds Effective Rate as so determined shall be less than zero, such rate shall be deemed to be zero for all purposes of this Agreement.

“Federal Reserve” means the Board of Governors of the Federal Reserve System of the United States of America, or any successor thereto.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer, controller or other financial officer of the Borrower.

“Financing Lease Obligation” means, as applied to any Person, an obligation that is required to be accounted for as a financing or capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP as in effect on the Effective Date.

“Financing Transactions” means, collectively, (a) the execution, delivery and performance by each Loan Party of the Loan Documents to which it is to be a party, (b) the borrowing (or deemed borrowing) of Loans, and (c) the use of the proceeds thereof.

“First Lien Obligations” means the Secured Obligations, any Permitted Equal Priority Refinancing Debt, collectively, and any other Indebtedness secured by a Lien on all or substantially all of the Collateral that ranks, or is intended to rank, on an equal priority (but without regard to the control of remedies) with the Liens securing the Secured Obligations.

“Fiscal Year” means, subject to Section 5.16, (i) on and prior to December 31, 2024, the four fiscal quarter period of the Borrower ending on the Saturday closest to December 31 (i.e., the “2024 Fiscal Year” refers to the Fiscal Year ended on December 28, 2024) and (ii) after December 31, 2024, the four fiscal quarter period of the Borrower ending on December 31 (i.e., the “2025 Fiscal Year” refers to the Fiscal Year ended on December 31, 2025).

“Fixed Amounts” has the meaning assigned to such term in Section 1.11.

“Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of:

(i) Consolidated Interest Expense of such Person for such period,

(ii) all cash dividend payments (excluding items eliminated in consolidation) on any series of Preferred Equity Interests or any Refunding Equity Interests of such Person made during such period, and

(iii) all cash dividend payments (excluding items eliminated in consolidation) on any series of Disqualified Equity Interests made during such period.

“Flood Documentation” means, with respect to each Mortgaged Property located in the United States or any territory thereof, (i) a completed “life-of-loan” Federal Emergency Management Agency standard flood hazard determination (together with a notice about Special Flood Hazard Area status and flood disaster assistance duly executed by the Borrower and the applicable Loan Party relating thereto) and (ii) a copy of, or a certificate as to coverage under, and a declaration page relating to, the insurance policies required by Section 5.03 hereof and the applicable provisions of the Security Documents, each of which shall (A) be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable or mortgagee endorsement (as applicable), (B) name the Administrative Agent, on behalf of the Secured Parties, as additional insured and loss payee/mortgagee and (C) identify the address of each property located in a Special Flood Hazard Area, the applicable flood zone designation and the flood insurance coverage and deductible relating thereto and (iv) be otherwise in form and substance reasonably satisfactory to the Administrative Agent (acting at the Direction of the Required Lenders) and the Borrower.

“Flood Insurance Laws” means, collectively, (i) the National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973) as now or hereafter in effect or any successor statute thereto, (ii) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (iii) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto and any and all official rulings and interpretations thereunder or thereof.

“Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States of America, any State thereof or the District of Columbia.

“Foreign Subsidiary Casualty Prepayment Event” has the meaning set forth in Section 2.11(h).

“Foreign Subsidiary Disposition” has the meaning set forth in Section 2.11(h).

“Franchise Acquisition” means the acquisition of any “Weight Watchers” franchise by the Borrower or one of its Subsidiaries.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time; it being understood that, for purposes of this Agreement, all references to codified accounting standards specifically named in this Agreement shall be deemed to include any successor, replacement, amended or updated accounting standard under GAAP.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take-or-pay or otherwise) or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness, (iv) entered into for the purpose of assuring in any other manner the holders of such Indebtedness of the payment thereof or to protect such holders against loss in respect thereof (in whole or in part) or (v) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Effective Date or entered into in connection with any acquisition or Disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined in good faith by a Financial Officer. The term “Guarantee” as a verb has a corresponding meaning.

“Hazardous Materials” means any substance, material, pollutant, contaminant, chemical, waste, compound or constituent in any form, including petroleum or petroleum by-products or distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes regulated pursuant to or under any Environmental Law.

“Identified Participating Lenders” has the meaning assigned to such term in Section 2.11(a)(ii)(C).

“Identified Qualifying Lenders” has the meaning assigned to such term in Section 2.11(a)(ii)(D).

“Immaterial Subsidiary” means, at any date of determination, any Subsidiary of the Borrower (a) whose total assets (when combined with the assets of such Subsidiary’s Subsidiaries, after eliminating intercompany obligations) at the last day of the most recent Test Period ended on or prior to such determination date were less than 2.5% of the Consolidated Total Assets of the Borrower and its Subsidiaries at such date and (b) whose gross revenues (when combined with the revenues of such Subsidiary’s Subsidiaries, after eliminating intercompany obligations) for such Test Period were less than 2.5% of the consolidated revenues of the Borrower and its Subsidiaries for such period, in each case determined in accordance with GAAP.

“Immediate Family Members” means with respect to any individual, such individual’s estate, heirs, legatees, distributees, child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law (including adoptive relationships), any person sharing an individual’s household (other than an unrelated tenant or employee) and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Incremental Amendment” has the meaning set forth in Section 2.20(g).

“Incremental Base Amount” means, as of any date of determination,

(a) an amount equal to all permanent reductions of Revolving Commitments, Extended Revolving Commitments and Incremental Revolving Commitments pursuant to Section 2.08(b) effected prior to such date (which, for the avoidance of doubt, excludes any such commitment reductions required by the proviso to Section 2.20(b)) or in connection with the Incurrence of any Credit Agreement Refinancing Indebtedness Incurred to Refinance any Revolving Commitments, Incremental Revolving Commitments and/or Extended Revolving Commitments, plus

(b) all voluntary redemptions, prepayments, repurchases, defeasances, acquisitions or similar payments, to the extent accompanied by permanent reductions of commitments, of all other Indebtedness under the Superpriority Revolving Credit Facility or any Permitted Refinancing Indebtedness with respect thereto, to the extent such Indebtedness was initially Incurred in reliance on Section 6.01(n), in the case of clause (b), except to the extent financed by the Incurrence of long term Indebtedness (including, for the avoidance of doubt, any such Indebtedness Incurred under a revolving credit facility or otherwise Incurred under Section 2.20), or the issuance of Equity Interests by, or the making of capital contributions to, the Borrower or any of the Subsidiaries or using the proceeds of any Disposition outside the ordinary course of business minus

(c) the aggregate principal amount of Indebtedness incurred pursuant to Section 2.20.

“Incremental Commitments” has the meaning assigned to such term in Section 2.20(a).

“Incremental Facilities” has the meaning assigned to such term in Section 2.20(a).

“Incremental Revolving Commitment Increase” has the meaning assigned to such term in Section 2.20(a).

“Incremental Revolving Commitment Increase Lender” has the meaning assigned to such term in Section 2.20(i).

“Incremental Revolving Commitments” has the meaning assigned to such term in Section 2.20(a).

“Incremental Revolving Facility” means each Class of Incremental Revolving Commitments made pursuant to Section 2.20(a).

“Incremental Revolving Loans” means any loan made to the Borrower under a Class of Incremental Revolving Commitments or any Incremental Revolving Commitment Increase.

“Incremental Term Loan Commitment” means the Commitment of any Lender to make Incremental Term Loans of a particular Class pursuant to Section 2.20(a).

“Incremental Term Loan Facility” means each Class of Incremental Term Loans made pursuant to Section 2.20.

“Incremental Term Loans” has the meaning assigned to such term in Section 2.20(a).

“Incur” means to create, issue, assume, guarantee, incur or otherwise become directly or indirectly liable for any Indebtedness; provided, however, that any Indebtedness of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be incurred by such Person at the time it becomes a Subsidiary. The term “Incurrence” when used as a noun shall have a correlative meaning. Solely for purposes of determining compliance with Section 6.01:

(a) amortization of debt discount or the accretion of principal with respect to a non interest bearing or other discount security;

(b) the payment of regularly scheduled interest in the form of additional Indebtedness of the same instrument or the payment of regularly scheduled dividends on Equity Interests in the form of additional Equity Interests of the same class and with the same terms; and

(c) the obligation to pay a premium in respect of Indebtedness arising in connection with the issuance of a notice of prepayment, redemption, repurchase, defeasance, acquisition or similar payment or making of a mandatory offer to prepay, redeem, repurchase, defease, acquire, or similarly pay such Indebtedness;

will not be deemed to be the Incurrence of Indebtedness.

“Incurrence-Based Amounts” has the meaning assigned to such term in Section 1.11.

“Indebtedness” of any Person means, without duplication:

(a) all obligations of such Person for borrowed money;

(b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments;

(c) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than (i) current trade or other ordinary course payables or liabilities or accrued expenses (but not any refinancings, extensions, renewals, or replacements thereof) incurred in the ordinary course of business and maturing within 365 days after the incurrence thereof except if such trade or other ordinary course payables or liabilities or accrued expenses bear interest, (ii) any earn-out or similar obligation, unless such obligation has not been paid within 30 days after becoming due and payable and becomes a liability on the balance sheet of such Person in accordance with GAAP and (iii) obligations resulting from take-or-pay contracts entered into in the ordinary course of business);

(e) all Financing Lease Obligations of such Person;

(f) net obligations under any Swap Agreements;

(g) the maximum amount (after giving pro forma effect to any prior drawings or reductions which have been reimbursed) of all letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;

(h) all obligations of such Person with respect to Disqualified Equity Interests;

(i) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed; and

(j) all Guarantees by such Person in respect of any of the foregoing;

provided that Indebtedness shall not include (i) prepaid or deferred revenue arising in the ordinary course of business, (ii) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset to satisfy warrants or other unperformed obligations of the seller of such asset, (iii) amounts owed to dissenting equityholders in connection with, or as a result of, their exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto (including any accrued interest), with respect to any other Acquisition permitted under the Loan Document, (iv) liabilities associated with customer prepayments and deposits and other accrued obligations (including transfer pricing), in each case incurred in the ordinary course of business, (v) Non-Financing Lease Obligations or other obligations under or in respect of straight-line leases, operating leases or Sale Leasebacks (except resulting in Financing Lease Obligations), (vi) customary obligations under employment agreements and deferred compensation arrangements, (vii) post-closing purchase price adjustments, non-compete or consulting obligations or earn-outs to which the seller in an Acquisition or Investment may become entitled, in each case, to the extent contingent and (viii) Indebtedness of any Parent Entity appearing on the balance sheet of the Borrower or any Subsidiary solely by reason of “pushdown” accounting under GAAP.

For all purposes hereof, the Indebtedness of any Person shall (A) include the Indebtedness of any partnership or Joint Venture (other than a Joint Venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, except to the extent such Person’s liability for such Indebtedness is otherwise limited and only to the extent such Indebtedness would be included in the calculation of Consolidated Debt of such Person and (B) in the case of the Borrower and its Subsidiaries, exclude all intercompany Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business. The amount of any net Swap Obligations on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of Indebtedness of any Person for purposes of clause (i) above shall, unless such Indebtedness has been assumed by such Person, be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the Fair Market Value of the property encumbered thereby as determined by such Person in good faith.

“Indemnified Taxes” means (a) all Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under this Agreement or any other Loan Document and (b) to the extent not otherwise described in clause (a) of this definition, Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 9.03(b).

“Industrial Revenue Bond” means any industrial revenue bond, industrial development bond or similar financings or programs; provided, that, to the extent the Borrower or its Subsidiaries enter into a Sale Leaseback with a Governmental Authority in connection with an Industrial Revenue Bond, the associated lease shall be deemed an operating lease notwithstanding anything to the contrary herein and any investment or other obligations of the Borrower or its Subsidiaries in connection therewith shall not be deemed to constitute Indebtedness thereunder.

“Information” has the meaning assigned to such term in Section 3.14(a).

“Initial Shareholders” means the members of the Ad Hoc Group as defined in the Confirmed Chapter 11 Plan and any of their respective Affiliates.

“Initial Term Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make (or be deemed to make) an Initial Term Loan hereunder on the Effective Date pursuant to the Confirmed Chapter 11 Plan, expressed as an amount representing the maximum principal amount of the Initial Term Loan to be made by such Lender hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to an Assignment and Assumption. The amount of each Lender’s Initial Term Commitment as of the Effective Date is set forth on Schedule 2.01.

The initial aggregate amount of the Lenders’ Initial Term Commitments on the Effective Date is $465,000,000.

“Initial Term Lender” means a Lender with an Initial Term Commitment or an outstanding Initial Term Loan.

“Initial Term Loan” has the meaning assigned to such term in Section 2.01(a).

“Initial Term Loan Facility” means the initial term loan facility with respect to the Initial Term Commitments and Initial Term Loans borrowed (or deemed borrowed) on the Effective Date.

“Initial Term Maturity Date” means the fifth anniversary of the Effective Date; provided that if such date is not a Business Day, the “Initial Term Maturity Date” will be the next Business Day immediately following such date.

“Intellectual Property” means all worldwide intellectual property and proprietary rights, including Patents, Copyrights, Licenses, Trademarks, Trade Secrets, Domain Names and Software (each such term as defined in the Security Agreement).

“Intercompany Subordinated Note” means a promissory note substantially in the form of Exhibit P.

“Internal Financial Statements” means the most recent annual or quarterly financial statements of the Borrower that are internally available at the Borrower, in any such case, which financial statements present fairly in all material respects the financial position and results of operations of the Borrower and its Subsidiaries on a consolidated basis as of the end of and for such fiscal period in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.07 substantially in the form of Exhibit R hereto or such other form as may be reasonably acceptable to the Administrative Agent (acting at the Direction of the Required Lenders), including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent, appropriately completed and signed by a Responsible Officer of the Borrower.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last Business Day of each March, June, September and December, and (b) with respect to any Term SOFR Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Term SOFR Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means, with respect to any Term SOFR Borrowing, the period commencing on the date such Borrowing is disbursed or converted to or continued as a Term SOFR Borrowing and ending on the date that is one, three or six months thereafter as selected by the Borrower in its Notice of Borrowing (or, upon at least five Business Days’ written notice from the Borrower, if agreed to by each Lender participating therein, twelve months or any such other period may be agreed by each such Lender and the Administrative Agent) (in the case of each requested Interest Period, subject to availability); provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding

Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month at the end of such Interest Period and (c) no Interest Period shall extend beyond the maturity date for the applicable Class of Loans. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment” means, as to any Person, any acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or Indebtedness or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other Indebtedness or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person (excluding, in the case of the Borrower and its Subsidiaries, intercompany loans, advances, or Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business) or (c) the purchase or other acquisition (in one transaction or a series of transactions) of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. The amount, as of any date of determination, of (a) any Investment in the form of a loan or an advance shall be the principal amount thereof outstanding on such date, minus any cash payments actually received by such investor representing repayments of principal and payments of interest in respect of such Investment (to the extent any such aggregate payments to be deducted do not exceed the original principal amount of such Investment), but without any adjustment for write-downs or write-offs (including as a result of forgiveness of any portion thereof) with respect to such loan or advance after the date thereof, (b) any Investment in the form of a Guarantee shall be equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof, as determined in good faith by a Financial Officer, (c) any Investment in the form of a transfer of Equity Interests or other non-cash property or services by the investor to the investee, including any such transfer in the form of a capital contribution, shall be the Fair Market Value (as determined in good faith by a Financial Officer) of such Equity Interests or other property or services as of the time of the transfer, minus any payments actually received by such investor representing a return of capital of, or dividends or other distributions in respect of, such Investment (to the extent such payments do not exceed, in the aggregate, the original amount of such Investment), but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such Investment, and (d) any Investment (other than any Investment referred to in clause (a), (b) or (c) above) by the specified Person in the form of a purchase or other acquisition for value of any Equity Interests, evidences of Indebtedness or other securities of any other Person shall be the original cost of such Investment, except that the amount of any Investment in the form of a Permitted Business Acquisition shall be the Permitted Business Acquisition Consideration, minus (i) the amount of any portion of such Investment that has been repaid to the investor as a repayment of principal or a return of capital, and of any payments or other amounts actually received by such investor representing interest, dividends, or other distributions or similar payments in respect of such Investment (to the extent the amounts referred to in clause (i) do not, in the aggregate, exceed the original cost of such Investment plus the costs of additions thereto), but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such Investment. For purposes of Section 6.04, if an Investment involves the acquisition of more than one Person, the amount of such Investment shall be allocated among the acquired Persons in accordance with GAAP; provided that pending the final determination of the amounts to be so allocated in accordance with GAAP, such allocation shall be as reasonably determined by a Financial Officer. For the avoidance of doubt, if the Borrower or any Subsidiary issues, sells or otherwise Disposes of any Equity Interest of a Person that is a Subsidiary in a transaction otherwise permitted by this Agreement such that, after giving effect thereto, such Person is no longer a Subsidiary, any Investment by the Borrower or any Subsidiary in such Person remaining after giving effect thereto shall not be deemed to be a new Investment at such time.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s (with a stable outlook or better) and BBB- (or the equivalent) (with a stable outlook or better) by S&P or an equivalent rating by any other Rating Agency.

“Investment Grade Securities” means, (a) securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents), (b) securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Borrower and its Subsidiaries, (c) investments in any fund that invests at least a 95% of its assets in investments of the type described in clauses (a) and (b) above, which fund may also hold immaterial amounts of cash pending investment or distribution and (d) corresponding instruments in countries other than the United States customarily utilized for high-quality investments.

“IRS” means the U.S. Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuing Bank” means each Revolving Lender that shall have become an Issuing Bank hereunder as provided in Section 2.05(k) (other than any Person that shall have ceased to be an Issuing Bank as provided in Section 2.05(l)), each in its capacity as an issuer of Letters of Credit hereunder. Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Joint Venture” means a joint venture, partnership or similar arrangement, whether in corporate, partnership or other legal form.

“Junior Debt” means any third-party Indebtedness for borrowed money (other than the Loan Document Obligations) owing by any Loan Party (and any obligations in respect thereof) that is (x) subordinated expressly by its terms in right of payment to the Loan Document Obligations, (y) unsecured or (z) secured by a Lien on the Collateral that is expressly junior to the Liens on the Collateral securing the Loans.

“Junior Priority Intercreditor Agreement” means a Junior Priority Intercreditor Agreement substantially in the form of Exhibit Q-2 to this Agreement, entered into among the Administrative Agent and one or more Junior Representatives for holders of Indebtedness secured by Liens on the Collateral that rank, or are intended to rank, junior in priority to the Liens on the Collateral securing the Secured Obligations, with any immaterial changes and material changes thereto in light of the prevailing market conditions (as determined by the Borrower and the Administrative Agent (acting at the Direction of the Required Lenders) in good faith), which material changes shall be posted to the Lenders not less than five Business Days before execution thereof and, if the Required Lenders shall not have objected to such changes within five Business Days after posting, then the Required Lenders shall be deemed to have agreed that the Administrative Agent’s entry into such intercreditor agreement (with such changes) is reasonable and to have consented to such intercreditor agreement (with such changes) and to the Administrative Agent’s execution thereof.

“Latest Maturity Date” means, with respect to any Incurrence, extension or other obtaining of Indebtedness or any issuance of Equity Interests, in each case at any date of determination, the latest maturity or expiration date applicable to any Facility outstanding hereunder as determined on the date of any such Incurrence, issuance, extension or obtaining, including the latest maturity or expiration date of any Initial Term Loan, any Incremental Term Loan, any Extended Term Loan, any Incremental Revolving Loan, any Extended Revolving Loan, any Incremental Revolving Commitment or any Extended Revolving Commitment.

“LC Commitment” means, with respect to each Issuing Bank, the commitment of such Issuing Bank to issue Letters of Credit hereunder. The amount of each Issuing Bank’s LC Commitment is set forth on Schedule 2.01.

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate amount of all Letters of Credit that remains available for drawing at such time and (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the International Standby Practices (ISP98), such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn. With respect to any Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the Stated Amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum Stated Amount is in effect at such time.

“LCT Election” has the meaning assigned to such term in Section 1.10.

“LCT Test Date” has the meaning assigned to such term in Section 1.10.

“Lender Insolvency Event” means that such Lender or its Parent Company is the subject of a proceeding under any Debtor Relief Laws, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender or its Parent Company, or such Lender or its Parent Company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment under any Debtor Relief Laws.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, an Incremental Amendment or an Extension Amendment, in each case, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Each Lender on the Effective Date is deemed to be a party to this Agreement on the Effective Date pursuant to the Confirmed Chapter 11 Plan and the terms and provisions of this Agreement.

“Lending Office” means for any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement other than any such letter of credit that shall have ceased to be a “Letter of Credit” outstanding hereunder pursuant to Section 9.05.

“Letter of Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

“Letter of Credit Maturity Date” means the date that is five Business Days prior to the Revolving Maturity Date of the applicable Revolving Facility.

“Letter of Credit Sublimit” means an amount determined by the Borrower and the Revolving Credit Lenders providing an Incremental Revolving Facility pursuant to Section 2.20. The Letter of Credit Sublimit is part of and not in addition to the aggregate Revolving Commitments. The Letter of Credit Sublimit on the Effective Date is $0.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, hypothecation, pledge, encumbrance, charge or security interest in or on such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement or extended title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset; provided, that in no event shall a Non-Financing Lease Obligation or an agreement to sell, or the license or sublicense of Intellectual Property in the ordinary course of business, be deemed to constitute a Lien.

“Limited Condition Transaction” means (a) any Incurrence or issuance of, or prepayment, repayment, redemption, repurchase, defeasance, acquisition, satisfaction and discharge, Refinancing or similar payment of, Indebtedness, any Lien or any Equity Interests, (b) any Acquisition (or proposed Acquisition) by the Borrower or any Subsidiary permitted by this Agreement, (c) the making of any Disposition, (d) the making of any Investment (including any Acquisition or any designation or conversion of any subsidiary as (or to) “unrestricted” or “restricted”) or Restricted Payment and (e) any other transaction or plan undertaken or proposed to be undertaken in connection with any of the preceding clauses (a) through (e), including any transaction that, if consummated, would constitute a transaction of the type described in any of the preceding clauses (a) through (e).

“Loan Document Obligations” means (a) the due and punctual payment by the Borrower of (i) the principal of and interest at the applicable rate or rates provided in this Agreement (including interest accruing during the pendency of any proceeding under any applicable Debtor Relief Law, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by the Borrower under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon (including interest accruing during the pendency of any proceeding under any applicable Debtor Relief Law, regardless of whether allowed or allowable in such proceeding) and obligations to provide cash collateral, and (iii) all other monetary obligations of the Borrower under or pursuant to this Agreement and each of the other Loan Documents, including obligations to pay fees, expense reimbursement obligations and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any proceeding under any applicable Debtor Relief Law, regardless of whether allowed or allowable in such proceeding), (b) the due and punctual payment and performance of all other obligations of the Borrower under or pursuant to each of the Loan Documents and (c) the due and punctual payment and performance of all the obligations of each other Loan Party under or pursuant to the Loan Guaranty, the Security Agreement and each of the other Loan Documents (including monetary obligations incurred during the pendency of any proceeding under any applicable Debtor Relief Law, regardless of whether allowed or allowable in such proceeding).

“Loan Documents” means this Agreement, the Security Documents, any Customary Intercreditor Agreement, any agreement designating an additional Issuing Bank as contemplated by Section 2.05(k) and, except for purposes of Section 9.02, any promissory notes delivered pursuant to Section 2.09(e).

“Loan Guaranty” means the Loan Guaranty dated as of the Effective Date, among the Loan Parties party thereto and the Administrative Agent, substantially in the form of Exhibit B-1.

“Loan Parties” means the Borrower and the Subsidiary Loan Parties.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Local Management Plan” means an equity plan or program for the sale or issuance of Equity Interests of a Subsidiary in an amount not to exceed 5 % of the outstanding common Equity Interests of such Subsidiary to local management or a plan or program in respect of Subsidiaries of the Borrower whose principal business is conducted outside of the United States.

“Majority in Interest”, when used in reference to Lenders of any Class, means, at any time, Lenders having, as applicable, Revolving Exposures, Term Loans and unused Commitments of such Class representing more than 50% of the aggregate Revolving Exposures, Term Loans and unused Commitments of such Class; provided that to the extent set forth in Section 9.02, whenever there are one or more Defaulting Lenders, the total outstanding Term Loans and Revolving Exposures of, and the unused Commitments of, each Defaulting Lender shall in each case be excluded for purposes of making a determination of the Required Lenders.

“Management Investors” means the officers, directors and employees of the Borrower and the Subsidiaries who become investors in the Borrower.

“Margin Stock” has the meaning assigned to such term in Regulation U of the Federal Reserve.

“Master Agreement” has the meaning assigned to such term in the definition of the term “Swap Agreement”.

“Material Adverse Effect” means any event, development or circumstance or condition that would materially adversely affect (a) the business, operations or the financial condition of the Borrower and its Subsidiaries, taken as a whole; (b) the ability of the Loan Parties (taken as a whole) to fully and timely perform any of their payment obligations under the Loan Documents; or (c) the rights and remedies available to the Lenders or the Administrative Agent under any Loan Document.

“Material Indebtedness” means Indebtedness (other than the Loan Document Obligations) of any one or more of the Borrower and the Subsidiaries in an aggregate principal amount exceeding $20,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations in respect of any Swap Agreement at any time shall be its Swap Termination Value.

“Material Junior Debt” means Junior Debt of any Loan Party in an aggregate principal amount exceeding $10,000,000.

“Material Property” means assets, including intellectual property, owned by the Borrower and its Subsidiaries that is material to the business, operations, assets or financial condition of the Borrower and its Subsidiaries, taken as a whole, both prior to and pro forma for any applicable transfer or Disposition.

“Maximum Rate” has the meaning assigned to such term in Section 9.17.

“MFN Protection” has the meaning assigned to such term in Section 2.20(c).

“Minimum Extension Condition” has the meaning assigned to such term in Section 2.21(b).

“Minority Investment” means any Person (other than a Subsidiary) in which the Borrower or any Subsidiary owns capital stock.

“MNPI” means any material information with respect to the Borrower or any of its Subsidiaries or any of their respective securities for purposes of United States federal securities laws that is not publicly available and has not been made available to investors in the Borrower’s public securities.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Mortgage” means a mortgage, deed of trust, security deed, hypothec, charge or other security document granting a Lien on any Mortgaged Property to secure the Secured Obligations (provided, that in the event any Mortgaged Property is located in a jurisdiction which imposes mortgage, documentary, intangible taxes or other similar mortgage taxes or recording fees, such Mortgage shall only secure an amount not to exceed the Fair Market Value of the Mortgaged Property as reasonably determined by Borrower). Each Mortgage shall be entered into by the owner of a Mortgaged Property in favor of the Administrative Agent and shall be in form and substance reasonably satisfactory to the Administrative Agent (acting at the Direction of the Required Lenders) and the Borrower with such provisions as may be required by local laws.

“Mortgaged Property” means each parcel of Real Property and the improvements thereon that is located in the United States and owned in fee by a Secured Loan Party (unless such parcel is an Excluded Asset) and with respect to which a Mortgage is granted.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” means with respect to any Prepayment Event, Incurrence of Indebtedness, any issuance of Equity Interests or any capital contribution or any Disposition of any Investment:

(a) the gross cash proceeds (including payments from time to time in respect of installment or earn-out obligations, if applicable, but only as and when received and, with respect to any Casualty Prepayment Event, any insurance proceeds, eminent domain awards or condemnation awards in respect of such Casualty Prepayment Event) received by or on behalf of the Borrower or any of the Subsidiaries in respect of such Prepayment Event, Incurrence of Indebtedness, issuance of Equity Interests, receipt of a capital contribution or Disposition of any Investment, less

(b) the sum of:

(i) in the case of any Prepayment Event or such Disposition, the amount, if any, of all taxes paid or estimated to be payable by any Parent Entity, the Borrower or any of the Subsidiaries in connection with such Prepayment Event or such Disposition (including withholding taxes imposed on the repatriation of any such Net Cash Proceeds),

(ii) in the case of any Prepayment Event or such Disposition, the amount of any reasonable reserve established in accordance with GAAP against any liabilities (other than any amounts deducted pursuant to clause (i) above) (x) associated with the assets that are the subject of such Prepayment Event or such Disposition and (y) retained by the Borrower or any of the Subsidiaries, including any pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction; provided that the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Cash Proceeds of such Prepayment Event or such Disposition occurring on the date of such reduction,

(iii) in the case of any Prepayment Event or such Disposition, the amount of any principal amount, premium or penalty, if any, interest or other amounts on any Indebtedness secured by a Lien on the assets that are the subject of such Prepayment Event or such Disposition to the extent that the instrument creating or evidencing such Indebtedness requires that such Indebtedness be repaid upon consummation of such Prepayment Event or such Disposition and such Indebtedness is actually so repaid (other than Indebtedness outstanding under the Loan Documents or otherwise subject to a Customary Intercreditor Agreement and any costs associated with the unwinding of any Swap Obligations in connection with such transaction),

(iv) in the case of any Asset Sale Prepayment Event, the amount of any proceeds of such Asset Sale Prepayment Event that the Borrower or the applicable Subsidiary has reinvested (or intends to reinvest), within the Reinvestment Period, in the business of the Borrower or any of the Subsidiaries (subject to Section 5.02 and the penultimate paragraph of this definition); provided that:

(A) the Borrower or the applicable Subsidiary shall comply with the Collateral and Guarantee Requirement with respect to such reinvestment if applicable, and

(B) any portion of such proceeds that has not been so reinvested within the Reinvestment Period shall (x) be deemed to be Net Cash Proceeds of an Asset Sale Prepayment Event occurring on the last day of the Reinvestment Period and (y) be applied to the prepayment of Term Loans in accordance with Section 2.11(b) or to the prepayment, repurchase, defeasance, acquisition or redemption of any secured Credit Agreement Refinancing Indebtedness pursuant to the corresponding provisions of the governing documentation thereof, in any such case to the extent permitted under Section 2.11(b),

(v) in the case of any Casualty Prepayment Event, the amount of any proceeds of such Casualty Prepayment Event that the Borrower or the applicable Subsidiary has reinvested (or intends to reinvest) within the Reinvestment Period, in the business of the Borrower or any of the Subsidiaries (subject to Section 5.02 and the penultimate paragraph of this definition), including for the repair, restoration or replacement of the asset or assets subject to such Casualty Prepayment Event; provided that:

(A) the Borrower or the applicable Subsidiary shall comply with the Collateral and Guarantee Requirement with respect to such reinvestment if applicable, and

(B) any portion of such proceeds that has not been so reinvested within the Reinvestment Period shall (x) be deemed to be Net Cash Proceeds of a Casualty Prepayment Event occurring on (1) the last day of the Reinvestment Period and (y) be applied to the prepayment of Term Loans in accordance with Section 2.11(b) or to the prepayment, repurchase, defeasance, acquisition or redemption of any secured Credit Agreement Refinancing Indebtedness pursuant to the corresponding provisions of the governing documentation thereof, in any such case to the extent permitted under Section 2.11(b),

(vi) in the case of any Asset Sale Prepayment Event or Casualty Prepayment Event by any non-Wholly Owned Subsidiary, the pro rata portion of the net cash proceeds thereof (calculated without regard to this clause (vi)) attributable to minority interests and not available for distribution to or for the account of the Borrower or a Wholly Owned Subsidiary as a result thereof,

(vii) in the case of any Prepayment Event, Incurrence of Indebtedness, Disposition, issuance of Equity Interests or receipt of a capital contribution, the reasonable and customary fees, commissions, expenses (including attorney’s fees, investment banking fees, survey costs, title insurance premiums and search and recording charges, transfer taxes, deed or mortgage recording taxes and other customary expenses and brokerage, consultant and other customary fees or commissions), issuance costs, discounts and other costs and expenses (and, in the case of the Incurrence of any Indebtedness the proceeds of which are required to be used to prepay any Class of Loans and/or reduce any Class of Commitments under this Agreement, accrued interest and premium, if any, on such Loans and any other amounts (other than principal) required to be paid in respect of such Loans and/or Commitments in connection with any such prepayment and/or reduction), and payments made in order to obtain a necessary consent required by Requirements of Law, in each case only to the extent not already deducted in arriving at the amount referred to in clause (a) above, and

(viii) in the case of any Asset Sale Prepayment Event or Disposition, any amounts funded into escrow established pursuant to the documents evidencing any such Asset Sale Prepayment Event or Disposition to secure any indemnification obligations or adjustments to the purchase price associated with any such Asset Sale Prepayment Event or Disposition until such amounts are released to the Borrower or a Subsidiary;

provided that, in the case of any Asset Sale Prepayment Event or Casualty Prepayment Event, (x) no net cash proceeds calculated in accordance with the foregoing realized in a single transaction or series of related transactions shall constitute Net Cash Proceeds unless such net cash proceeds shall exceed $20,000,000 and (y) no such net cash proceeds in any calendar year shall constitute Net Cash Proceeds with respect to any applicable Prepayment Event until the aggregate amount of all such net cash proceeds exceed $50,000,000 (and then only with respect to the amount in excess of $50,000,000); provided further, notwithstanding the foregoing, it shall not be considered a permitted reinvestment of such Net

Cash Proceeds for purposes of this definition (i) to make intercompany Investments, (ii) to invest in working capital assets (including cash, Cash Equivalents and liquid securities), or (iii) to make interest payments or repay Indebtedness, other than the Initial Term Loans; provided further, if the Disposed assets or property constituted Collateral, any reinvestment made with such Net Cash Proceeds must be in any assets or property that also constitute Collateral at the time of such reinvestment in order to be considered a permitted reinvestment for purposes of this definition, except to the extent any such assets or property are permitted to be acquired pursuant to Section 6.04(b)(iii), Section 6.04(o) or Section 6.04(p) (and any such reinvestment shall utilize capacity thereunder) and the Borrower delivers a certificate to the Administrative Agent specifying the amount of such reinvestment and the capacity utilized under to Section 6.04(b)(iii), Section 6.04(o) and Section 6.04(p).

For purposes of calculating the amount of Net Cash Proceeds, fees, commissions and other costs and expenses payable to the Borrower or any of its Subsidiaries or Parent Entities shall be disregarded.

“New Project” means (a) each facility or operating location which is either a new facility, location or office or an expansion, relocation, remodeling or substantial modernization of an existing facility, location or office owned by the Borrower or its Subsidiaries which in fact commences operations and (b) each creation (in one or a series of related transactions) of a business unit to the extent such business unit commences operations or each expansion (in one or a series of related transactions) of business into a new market.

“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(c).

“Non-Defaulting Lender” means, at any time, a Lender that is not a Defaulting Lender.

“Non-Financing Lease Obligations” means a lease obligation that is not required to be accounted for as a financing or capital lease on both the balance sheet and the income statement for financial reporting purposes in accordance with GAAP as in effect on the Effective Date. For avoidance of doubt, (i) a straight-line or operating lease shall be considered a Non-Financing Lease Obligation and (ii) if the Borrower or its Subsidiaries enter into a Sale Leaseback with a Governmental Authority in connection with an Industrial Revenue Bond, the associated lease shall be deemed to be a Non-Financing Lease Obligation notwithstanding anything to the contrary herein.

“Non-Guarantor” means any Subsidiary that is not a Loan Party or that does not become a Loan Party in accordance with Section 5.11 (after giving effect to any applicable grace periods or extensions of time periods included therein to allow such Subsidiary to become a Loan Party in accordance with the terms thereof).

“Non-U.S. Loan Party” means any Loan Party that is not a U.S. Loan Party.

“Not Otherwise Applied” means, with reference to any Net Cash Proceeds of any cash capital contribution, net proceeds of any non-cash capital contribution or the Net Cash Proceeds from the sale or issuance of any Qualified Equity Interests that is proposed to be applied to a particular use or transaction, that such amount was not previously applied or is not simultaneously being applied, to any other use, payment or transactions other than such particular use, payment or transaction.

“Notice of Borrowing” means a notice of borrowing substantially in the form of Exhibit R hereto or such other form as may be reasonably acceptable to the Administrative Agent, including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent, appropriately completed and signed by a Responsible Officer of the Borrower.

“Notice of Prepayment” means a notice of prepayment substantially in the form of Exhibit S hereto or such other form as may be reasonably acceptable to the Administrative Agent (acting at the Direction of the Required Lenders), including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent, appropriately completed and signed by a Responsible Officer of the Borrower.

“NYFRB” means the Federal Reserve Bank of New York.

“OFAC” has meaning set forth in the definition of “Embargoed Person.”

“Offered Amount” has the meaning assigned to such term in Section 2.11(a)(ii)(D).

“Offered Discount” has the meaning assigned to such term in Section 2.11(a)(ii)(D).

“Organizational Documents” means, with respect to any Person, the charter, articles or certificate of organization or incorporation and by-laws or other organizational or governing documents of such Person (including any limited liability company or operating agreement).

“Other Taxes” means all present or future recording, stamp, documentary, or similar excise or other Taxes, charges or levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document, except any such Taxes that are imposed with respect to an assignment of a Loan or Commitment (“Assignment Taxes”), but only to the extent such Assignment Taxes are not imposed in respect of an assignment made at the request of the Borrower and are imposed as a result of a present or former connection between the assignor or assignee and the jurisdiction imposing such Tax (other than any connections arising solely from such assignor or assignee having executed, delivered, or become a party to, performed its obligations or received payments under, received or perfected a security interest under, sold or assigned an interest in, engaged in any other transaction pursuant to, and/or enforced, any Loan Documents).

“Outbound Investment Rules” means the regulations administered and enforced, together with any related public guidance issued, by the United States Treasury Department under U.S. Executive Order 14105 of August 9, 2023, or any similar law or regulation; as of the date of this Agreement, and as codified at 31 C.F.R. § 850.101 et seq.

“Par Call Date” has the meaning assigned to such term in Section 2.12(f).

“Parent Company” means, with respect to a Lender, the bank holding company (as defined in Regulation Y of the Federal Reserve), if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the equity interests of such Lender.

“Parent Entity” means any Person that is a direct or indirect parent company (which may be organized as, among other things, a partnership) of the Borrower.

“Participant” has the meaning assigned to such term in Section 9.04(c)(i).

“Participant Register” has the meaning assigned to such term in Section 9.04(c)(ii).

“Participating Lender” has the meaning assigned to such term in Section 2.11(a)(ii)(C).

“Participating Member State” means each state as described in any EMU Legislation.

“Payment Recipient” has the meaning assigned to such term in Section 8.15.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Perfection Certificate” means a certificate substantially in the form of Exhibit C.

“Permitted Business Acquisition” means any Acquisition (including any Franchise Acquisition) by the Borrower or any of the Subsidiaries, so long as (a) such Acquisition and all transactions related thereto shall be consummated in all material respects in accordance with all Requirements of Law, (b) such Acquisition involves the acquisition of such Person, or the assets of such Person, as the case may be, whose business constitutes a business permitted by Section 5.15, (c) if such Acquisition involves the acquisition of Equity Interests of a Person that upon such Acquisition would become a Subsidiary, such Acquisition shall result in the issuer of such Equity Interests becoming a Subsidiary and, to the extent required by the Collateral and Guarantee Requirement, a Subsidiary Loan Party, (d) to the extent set forth in the definition of the term “Collateral and Guarantee Requirement” and within the time frames set forth in Section 5.10, such Acquisition shall result in the Administrative Agent, for the benefit of the Secured Parties, being granted a security interest in any Equity Interests or any assets so acquired and (e) subject to Section 1.10, after giving pro forma effect to such Acquisition, no Event of Default under either Section 7.01(a), 7.01(b), 7.01(h) or 7.01(i) shall have occurred and be continuing.

“Permitted Business Acquisition Consideration” means in connection with any Permitted Business Acquisition, the aggregate amount (as valued at the Fair Market Value of such Permitted Business Acquisition at the time such Permitted Business Acquisition is made) of, without duplication: (a) the purchase consideration paid or payable in cash for such Permitted Business Acquisition, whether payable at or prior to the consummation of such Permitted Business Acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and including any and all payments representing the purchase price, “earn-outs” and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any Person or business and (b) the aggregate amount of Indebtedness assumed in connection with such Permitted Business Acquisition; provided, in each case, that any such future payment that is subject to a contingency shall be considered Permitted Business Acquisition Consideration only to the extent of the reserve, if any, required under GAAP (as determined at the time of the consummation of such Permitted Business Acquisition) to be established in respect thereof by the Borrower or its Subsidiaries.

“Permitted Equal Priority Refinancing Debt” mean any secured Indebtedness Incurred by the Borrower and/or any Subsidiary Loan Party in the form of one or more series of senior secured notes, bonds, debentures or loans; provided that

(a) such Indebtedness is secured by Liens on all or a portion of the Collateral on an equal priority basis with the Liens on the Collateral securing the Secured Obligations (but without regard to the control of remedies) and is not secured by any property or assets of the Borrower or any Subsidiary other than the Collateral,

(b) such Indebtedness satisfies the applicable requirements set forth in the provisos to the definition of “Credit Agreement Refinancing Indebtedness”,

(c) such Indebtedness is not at any time guaranteed by any Subsidiaries of the Borrower other than Subsidiaries that are Subsidiary Loan Parties and

(d) the holders of such Indebtedness (or their representative) and the Administrative Agent shall become parties to a Customary Intercreditor Agreement.

“Permitted Holder” means (i) the Initial Shareholders (including any Initial Shareholders holding Equity Interests through an Equityholding Vehicle), (ii) the Management Investors and their Immediate Family Members (including any Management Investors (or their Immediate Family Members) holding Equity Interests through an Equityholding Vehicle), (iii) [reserved], (iv) the heirs, executors and administrators of the estate of any such individual referred to in the foregoing clause (ii) hereof, (v) any trust for the benefit of any such individual referred to in the foregoing clause (ii), (vi) upon the death of any such individual referred to in the foregoing clause (ii), any Person who was an Affiliate of such person that upon his or her death directly or indirectly owns Equity Interests in any Parent Entity of the Borrower, the Borrower or any Subsidiary, (vii) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) of which any of the foregoing Permitted Holders are members and any member of such group; provided, that, in the case of such group and any member of such group and without giving effect to the existence of such group or any other group, such Initial Shareholders or Management Investors (including such Equityholding Vehicle), collectively, own, directly or indirectly, more than 50% of the total voting power of the Voting Stock of the Borrower held by such group and (viii) any Permitted Plan.

“Permitted Investment” has the meaning assigned to such term in Section 6.04.

“Permitted Junior Priority Refinancing Debt” means secured Indebtedness Incurred by the Borrower and/or any Subsidiary Loan Party in the form of one or more series of junior lien secured notes, bonds or debentures or junior lien secured loans; provided that

(a) such Indebtedness is secured by Liens on all or a portion of the Collateral on a junior priority basis to the Liens on the Collateral securing the Secured Obligations and any other First Lien Obligations and is not secured by any property or assets of the Borrower or any Subsidiary other than the Collateral,

(b) such Indebtedness satisfies the applicable requirements set forth in the provisos in the definition of “Credit Agreement Refinancing Indebtedness” (provided that such Indebtedness may be secured by a Lien on the Collateral that ranks junior in priority to the Liens on the Collateral securing the Secured Obligations and any other First Lien Obligations, notwithstanding any provision to the contrary contained in the definition of “Credit Agreement Refinancing Indebtedness”),

(c) the holders of such Indebtedness (or their representative) and the Administrative Agent shall become parties to a Customary Intercreditor Agreement, and

(d) such Indebtedness is not at any time guaranteed by any Subsidiaries of the Borrower other than Subsidiaries that are Subsidiary Loan Parties.

“Permitted Plan” means any employee benefits plan of the Borrower or any of its Affiliates and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan.

“Permitted Refinancing Indebtedness” means, with respect to any Indebtedness (the “Refinanced Indebtedness”), any Indebtedness Incurred in exchange for or as a replacement of (including by entering into alternative financing arrangements in respect of such exchange or replacement (in whole or in part), by adding or replacing lenders, creditors, agents, borrowers and/or guarantors, or, after the original instrument giving rise to such Indebtedness has been terminated, by entering into any credit agreement, loan agreement, note purchase agreement, indenture or other agreement), or the net proceeds of which are to be used for the purpose of modifying, extending, refinancing, renewing, replacing, redeeming, repurchasing, defeasing, acquiring, amending, supplementing, restructuring, repaying, prepaying, retiring, extinguishing or refunding (collectively to “Refinance” or a “Refinancing” or “Refinanced”), such Refinanced Indebtedness (or previous refinancing thereof constituting Permitted Refinancing Indebtedness); provided that

(A) the principal amount (or, if higher, accreted value, if applicable) of any such Permitted Refinancing Indebtedness does not exceed the principal amount (or, if higher, accreted value, if applicable) of the Refinanced Indebtedness outstanding immediately prior to the consummation of such Refinancing except by an amount equal to the unpaid accrued interest, dividends and premium (including tender premiums), if any, thereon plus defeasance costs, underwriting discounts and other amounts paid and fees and expenses (including original issue discounts, closing payments, upfront fees and similar fees) incurred in connection with such Refinancing plus an amount equal to any existing commitment unutilized and letters of credit undrawn thereunder, plus additional amounts permitted to be incurred under Section 6.01,

(B) if the Indebtedness being Refinanced is Indebtedness permitted by Section 6.01(a), (b), (o) or (dd), such Permitted Refinancing Indebtedness shall not be Incurred by, or guaranteed by, any Subsidiary of the Borrower that is not a Loan Party (it being understood that any Loan Party may be added as an additional direct or contingent obligor in respect of such Permitted Refinancing Indebtedness),

(C) such Permitted Refinancing Indebtedness shall have a final maturity date equal to or later than the earlier of (x) the final maturity date of the Refinanced Indebtedness and (y) the Latest Maturity Date, and shall have a Weighted Average Life to Maturity equal to or greater than the lesser of (1) the Weighted Average Life to Maturity of the Refinanced Indebtedness and (2) the greatest Weighted Average Life to Maturity of any Class of Term Loans the outstanding; provided that the foregoing requirements of this clause (C) shall not apply to the extent such Indebtedness either is subject to Customary Escrow Provisions (but only for so long as such Indebtedness is so subject) or constitutes a customary bridge facility, so long as the long-term Indebtedness into which any such customary bridge facility is to be converted or exchanged satisfies the requirements of this clause (C) and such conversion or exchange is subject only to conditions customary for similar conversions or exchanges,

(D) to the extent such Refinanced Indebtedness is subordinated in right of payment to the Secured Obligations, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Secured Obligations on terms in all material respects at least as favorable, taken as a whole, to the Lenders (as determined in good faith by the Borrower) as those contained in the documentation governing the Refinanced Indebtedness (except, for the avoidance of doubt, to the extent permitted by dollar for dollar usage of any other basket set forth in Section 6.01),

(E) (1) if such Refinanced Indebtedness is secured by any Collateral on an equal priority basis to the Secured Obligations, the Permitted Refinancing Indebtedness shall be secured on an equal or junior priority basis by the Collateral to the Secured Obligations or shall be unsecured, (2) if such Refinanced Indebtedness is secured by any Collateral on a junior priority basis to the Secured Obligations, the Permitted Refinancing Indebtedness shall be secured on a junior priority basis by the Collateral to the Secured Obligations or shall be unsecured and (3) if such Refinanced Indebtedness is secured by assets not constituting Collateral or is unsecured, the Permitted Refinancing Indebtedness shall be secured by assets not constituting Collateral or be unsecured (except, for the avoidance of doubt, in the case of each of clauses (1), (2) and (3), to the extent of any dollar for dollar usage of any other basket set forth in Section 6.01 and lien basket set forth in Section 6.02),

(F) [reserved],

(G) if such Refinanced Indebtedness is subject to a Customary Intercreditor Agreement and is secured by any Collateral, a Senior Representative validly acting on behalf of holders of such Permitted Refinancing Indebtedness shall become party to a Customary Intercreditor Agreement and

(H) except for any of the following that are only applicable to periods after the Latest Maturity Date, the terms and conditions contained in the documentation governing such Permitted Refinancing Indebtedness, taken as a whole, are determined by the Borrower to either (1) be consistent with market terms and conditions and conditions at the time of incurrence, issuance or effectiveness or (2) not be materially more restrictive on the obligor or obligors of such Indebtedness than the terms and conditions, taken as a whole, contained in the documentation governing such Refinanced Indebtedness being Refinanced (including, if applicable, as to collateral priority and subordination, but excluding as to interest rates (including through fixed exchange rates or payment-in-kind interest), interest rate margins, AHYDO Catch-Up Payments, rate floors, fees, funding discounts, original issue discounts, closing payments, maturity, currency types and denominations, and redemption or prepayment terms and premiums) (provided that, such terms and conditions shall not be deemed to be “more restrictive” solely as a result of the inclusion in the documentation governing such Permitted Refinancing Indebtedness of a Previously Absent Financial Maintenance Covenant so long as the Administrative Agent shall have been given prompt written notice thereof and this Agreement is amended to include such Previously Absent Financial Maintenance Covenant for the benefit of each Facility (provided, however, that if (x) the documentation governing the Permitted Refinancing Indebtedness that includes a Previously Absent Financial Maintenance Covenant consists of a revolving credit facility (whether or not the documentation therefor includes any other facilities) and (y) such Previously Absent Financial Maintenance Covenant is a “springing” financial maintenance covenant for the benefit of such revolving credit facility or covenant only applicable to, or for the benefit of, a revolving credit facility, the Previously Absent Financial Maintenance Covenant shall only be included in this Agreement for the benefit of each Revolving Facility hereunder (and not for the benefit of any term loan facility hereunder) and such Permitted Refinancing Indebtedness shall not be deemed “more restrictive” solely as a result of such Previously Absent Financial Maintenance Covenant benefiting only such Revolving Facilities)); provided, that a certificate of Responsible Officer of the Borrower delivered to the Administrative Agent at least five Business Days prior to the Incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement in clause (H) shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent (acting at the Direction of the Required Lenders) notifies the Borrower within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees).

“Permitted Unsecured Refinancing Debt” means unsecured Indebtedness Incurred by the Borrower and/or any Subsidiary Loan Party in the form of one or more series of senior, senior subordinated or subordinated unsecured notes, bonds, debentures or loans; provided that (a) such Indebtedness satisfies the applicable requirements set forth in the provisos in the definition of “Credit Agreement Refinancing Indebtedness” and (b) such Indebtedness is not at any time guaranteed by any Subsidiaries of the Borrower other than Subsidiaries that are Subsidiary Loan Parties.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Plan Confirmation Date” has the meaning specified in the Recitals to this Agreement.

“Platform” has the meaning assigned to such term in Section 5.01.

“Preferred Equity Interests” mean any Equity Interests with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Prepayment Event” means any Asset Sale Prepayment Event, Casualty Prepayment Event or Debt Incurrence Prepayment Event.

“Previously Absent Financial Maintenance Covenant” means, at any time (x) any financial maintenance covenant or other covenant or requirement that is not included in this Agreement at such time and (y) any financial maintenance covenant or other covenant or requirement in any other Indebtedness that is included in this Agreement at such time but with covenant levels or requirements that are more restrictive on the Borrower and the Subsidiaries than the covenant levels or requirements included in this Agreement at such time.

“Prime Rate” means, for any day, the rate of interest in effect for such day as publicly announced from time to time by the Administrative Agent as its “prime rate”. The “prime rate” is a rate set by the Administrative Agent based upon various factors including the Administrative Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such announced rate. Any change in such prime rate announced by the Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change.

“Pro Forma Entity” means any Acquired Entity or Business or any Sold Entity or Business.

“Proposed Change” has the meaning assigned to such term in Section 9.02(c).

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” has the meaning assigned to such term in Section 5.01.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning assigned to such term in Section 9.20.

“Qualified Equity Interests” means with respect to the Equity Interests of any Person, any Equity Interests other than Disqualified Equity Interests of such Person.

“Qualifying Lender” has the meaning assigned to such term in Section 2.11(a)(ii)(D).

“Rating Agency” means Moody’s and S&P or if Moody’s or S&P or both shall not make a rating on the Initial Term Loans and/or the Borrower and/or any other Person, instrument or security publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Borrower which shall be substituted for Moody’s or S&P or both, as the case may be.

“Real Property” means, collectively, all right, title and interest in and to any and all parcels of or interests in real property owned or leased by any person, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership thereof.

“Redemption Notice” has the meaning set forth in Section 6.10(a)(v).

“Reference Rate” means, on any day, an interest rate per annum equal to the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (New York City time) on such day by reference to Term SOFR for an Interest Period equal to three months.

“Refinance” has the meaning assigned to such term in the definition of the term “Permitted Refinancing Indebtedness,” and “Refinanced” and “Refinancing” shall have meanings correlative thereto.

“Refunding Equity Interests” has the meaning set forth in Section 6.07(a).

“Register” has the meaning assigned to such term in Section 9.04(b)(iv).

“Regulation T” has the meaning assigned to such term in Regulation T of the Federal Reserve.

“Regulation U” has the meaning assigned to such term in Regulation U of the Federal Reserve.

“Regulation X” has the meaning assigned to such term in Regulation X of the Federal Reserve.

“Reinvestment Period” means, with respect to any Asset Sale Prepayment Event or Casualty Prepayment Event, the day which is 12 months after the receipt of cash proceeds by the Borrower or any Subsidiary from such Asset Sale Prepayment Event or Casualty Prepayment Event.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and controlling persons of such Person and of each of such Person’s Affiliates and permitted successors and assigns.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the Environment (including ambient air, indoor air, surface water, groundwater, land surface or subsurface strata) and including within, from or into any building, or any structure, facility or fixture.

“Relevant Governmental Body” means the Federal Reserve and/or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve and/or the NYFRB.

“Required Lenders” means, at any time, Lenders having Revolving Exposures, Term Loans and unused Commitments representing more than 50% of the aggregate Revolving Exposures, outstanding Term Loans and unused Commitments at such time; provided that to the extent set forth in Section 9.02, whenever there are one or more Defaulting Lenders, the total outstanding Term Loans and Revolving Exposures of, and the unused Commitments of, each Defaulting Lender shall in each case be excluded for purposes of making a determination of Required Lenders. Solely for purposes of this definition, Revolving Exposures shall be deemed to include all Extended Revolving Loans of all Classes, all Incremental Revolving Loans of all Classes and any letter of credit exposure, in each case then outstanding under the related Commitments.

“Required Reimbursement Date” has the meaning assigned to such term in Section 2.05(f).

“Required Revolving Lenders” means, at any time, Lenders having Revolving Exposures and unused Revolving Commitments representing more than 50% of the sum of the aggregate Revolving Exposures and the unused aggregate Revolving Commitments at such time; provided that to the extent set forth in Section 9.02, whenever there are one or more Defaulting Lenders, the total outstanding Revolving Exposures of, and the unused Revolving Commitments of, each Defaulting Lender shall in each case be excluded for purposes of making a determination of the Required Revolving Lenders.

“Requirements of Law” means, with respect to any Person, any statutes, laws, treaties, rules, regulations, orders, decrees, writs, injunctions or determinations of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Rescindable Amount” has the meaning assigned to such term in Section 8.15(a).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the chief executive officer, chief accounting officer, chief operating officer, president, vice president, chief financial officer, treasurer or assistant treasurer, general counsel, secretary or other similar officer, manager or a director of a Loan Party and with respect to certain limited liability companies or partnerships that do not have officers, any director, manager, sole member, managing member or general partner thereof, as to any document delivered on the Effective Date or thereafter pursuant to paragraph (a)(i) of the definition of the term “Collateral and Guarantee Requirement,” any secretary or assistant secretary of a Loan Party and, solely for purposes of notices given pursuant to Article II, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Investments” means any Investment other than a Permitted Investment.

“Restricted Payment” has the meaning assigned to such term in Section 6.07.

“Return” means, with respect to any Investment, any dividend, distribution, interest, fee, premium, return of capital, repayment of principal, income, profit (from a Disposition or otherwise) and any other similar amount received or realized in respect thereof.

“Revolving Availability Period” means the period from and including effective date of the applicable Revolving Facility to but excluding the earlier of the Revolving Maturity Date of the applicable Revolving Facility and the date of termination of the applicable Revolving Commitments in accordance with the terms of this Agreement.

“Revolving Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum aggregate permitted amount of such Lender’s Revolving Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08, (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to an Assignment and Assumption or pursuant to an Incremental Revolving Commitment Increase and (c) established pursuant to an Incremental Amendment or Extension Amendment. The initial amount of each Lender’s Revolving Commitment will be set forth in the applicable Incremental Amendment or Extension Amendment. The initial aggregate amount of the Lenders’ Revolving Commitments on the Effective Date is $0.

“Revolving Exposure” means, with respect to any Revolving Lender at any time, the aggregate outstanding principal amount of such Revolving Lender’s Revolving Loans and its LC Exposure at such time.

“Revolving Facility” means any Revolving Commitments.

“Revolving Lender” means a Lender with a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Exposure.

“Revolving Loans” means Loans made pursuant to any Revolving Facility.

“Revolving Maturity Date” means, with respect to each Class of Revolving Loans or Revolving Commitments hereunder, the maturity date set forth in the applicable Incremental Amendment or Extension Amendment.

“S&P” means S&P Global Ratings, a division of S&P Global, Inc., and any successor by to its rating agency business.

“Sale Leaseback” means any transaction or series of related transactions pursuant to which the Borrower or any of the Subsidiaries (a) sells, transfers or otherwise disposes of any property, real or personal, whether now owned or hereafter acquired, and (b) as part of such transaction, thereafter rents or leases such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold, transferred or Disposed of.

“Same Day Funds” means immediately available funds.

“Sanctioned Country” has the meaning assigned to such term in the definition of the term “Embargoed Person”.

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state or His Majesty’s Treasury of the United Kingdom.

“Scheduled Unavailability Date” has the meaning assigned to such term in Section 2.14(b).

“SEC” means the Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal functions.

“Section 5.01 Financials” means the financial statements delivered, or required to be delivered, pursuant to Section 5.01(a) or 5.01(b).

“Secured Cash Management Obligations” means the due and punctual payment and performance of all obligations of the Borrower and the Subsidiaries (unless otherwise elected by the Borrower, or any Subsidiary, as applicable) in respect of any Cash Management Services provided to the Borrower or any Subsidiary (whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor)) that are (a) owed to the Administrative Agent or any of its Affiliates, (b) owed on the Effective Date to a Person that is a Lender or an Affiliate of a Lender as of the Effective Date (or who becomes a Lender or an Affiliate of a Lender within 30 days of the Effective Date), (c) owed to a Person that is a Lender or an Affiliate of a Lender at the time such obligations are incurred or shall become a Lender or an Affiliate of a Lender after it has incurred such obligations, or (d) owed to a counterparty that is (x) either a commercial bank or otherwise reasonably acceptable to the Administrative Agent (acting at the Direction of the Required Lenders) and (y) designated as a provider of Secured Cash Management Obligations by written notice executed by the Borrower and such counterparty to the Administrative Agent in a form reasonably acceptable to the Administrative Agent, it being understood that each counterparty thereto shall be deemed (A) to appoint the Administrative Agent as its agent under the applicable Loan Documents and (B) to agree to be bound by the provisions of any Customary Intercreditor Agreement as if it were a Lender.

“Secured Loan Party” means each Loan Party that is a party to the Security Agreement or, in the case of any Loan Party that is organized or existing under the laws of a Specified Non-U.S. Security Jurisdiction, the UK Security Documents or the Dutch Security Documents, as applicable.

“Secured Obligations” means (a) the Loan Document Obligations, (b) the Secured Cash Management Obligations and (c) the Secured Swap Obligations.

“Secured Parties” means (a) each Lender, (b) each Issuing Bank, (c) the Administrative Agent, (d) each Person to whom any Secured Cash Management Obligations are owed, (e) each counterparty to any Swap Agreement the obligations under which constitute Secured Swap Obligations, (f) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document and (g) the permitted successors and assigns of each of the foregoing.

“Secured Swap Obligations” means the due and punctual payment and performance of all obligations of the Borrower and the Subsidiaries (unless otherwise elected by the Borrower, or any Subsidiary, as applicable) under each Swap Agreement that (a) is with a counterparty that is the Administrative Agent or any of its Affiliates, (b) is in effect on the Effective Date with a counterparty that is a Lender or an Affiliate of a Lender as of the Effective Date (or who becomes a Lender or an Affiliate of a Lender within 30 days of the Effective Date), (c) is entered into after the Effective Date with any counterparty that is a Lender or an Affiliate of a Lender at the time such Swap Agreement is entered into or shall become a Lender or an Affiliate of a Lender after it has entered into such agreement or (d) is entered into with a counterparty that is (x) either a commercial bank or otherwise reasonably acceptable to the Administrative Agent (acting at the Direction of the Required Lenders) and (y) designated as a provider of Secured Swap Obligations by written notice executed by the Borrower and such counterparty to the Administrative Agent in a form reasonably acceptable to the Administrative Agent (acting at the Direction of the Required Lenders), it being understood that each counterparty thereto shall be deemed (A) to appoint the Administrative Agent as its agent under the applicable Loan Documents and (B) to agree to be bound by the provisions of any Customary Intercreditor Agreement as if it were a Lender. Secured Swap Obligations shall in no event include any Excluded Swap Obligations.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Agreement” means the Pledge and Security Agreement dated as of the Effective Date, among the Loan Parties party thereto and WSFS, in its capacity as collateral agent for the Secured Parties, substantially in the form of Exhibit B-2.

“Security Documents” means the Loan Guaranty, the Security Agreement, each UK Security Document, each Dutch Security Document, each Mortgage and each other security agreement, pledge agreement or other agreement or document executed and delivered pursuant to the Collateral and Guarantee Requirement, Section 5.10, 5.11 or 5.14 to secure any of the Secured Obligations.

“Senior Representative” means, with respect to any series of Indebtedness, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Significant Subsidiary” means, at any date of determination, (a) any Subsidiary whose total assets (when combined with the assets of such Subsidiary’s Subsidiaries after eliminating intercompany obligations) at the last day of the most recent Test Period ended on or prior to such date of determination were equal to or greater than 15.0% of the Consolidated Total Assets of the Borrower and the Subsidiaries at such date, (b) any Subsidiary whose gross revenues (when combined with the gross revenues of such Subsidiary’s Subsidiaries after eliminating intercompany obligations) for such Test Period were equal to or greater than 15.0% of the consolidated gross revenues of the Borrower and the Subsidiaries for such period, in each case determined in accordance with GAAP or (c) each other Subsidiary that, when such Subsidiary’s total assets or gross revenues (when combined with the total assets or gross revenues of such Subsidiary’s Subsidiaries after eliminating intercompany obligations) are aggregated with each other Subsidiary (when combined with the total assets or gross revenues of such Subsidiary’s Subsidiaries after eliminating intercompany obligations) that is the subject of an Event of Default described in clause (h) or (i) of Section 7.01 would constitute a “Significant Subsidiary” under clause (a) or (b) above.

“SOFR” means the Secured Overnight Financing Rate as administered by the NYFRB (or a successor administrator).

“SOFR-Based Rate” means SOFR.

“Sold Entity or Business” has the meaning assigned to such term in the definition of the term “Consolidated EBITDA.”

“Solicited Discount Proration” has the meaning assigned to such term in Section 2.11(a)(ii)(D).

“Solicited Discounted Prepayment Amount” has the meaning assigned to such term in Section 2.11(a)(ii)(D).

“Solicited Discounted Prepayment Notice” means a written notice of a Borrower Solicitation of Discounted Prepayment Offers made pursuant to Section 2.11(a)(ii)(D) substantially in the form of Exhibit L.

“Solicited Discounted Prepayment Offer” means the written offer by each Term Lender, substantially in the form of Exhibit M, submitted following the Administrative Agent’s receipt of a Solicited Discounted Prepayment Notice.

“Solicited Discounted Prepayment Response Date” has the meaning assigned to such term in Section 2.11(a)(ii)(D).

“Solvent” and “Solvency” means, with respect to the Borrower and its Subsidiaries on a consolidated basis on the Effective Date after giving effect to the Transactions, that (a) each of the Fair Value and the Present Fair Saleable Value of the assets of the Borrower and its Subsidiaries taken as a whole exceed their Stated Liabilities and Identified Contingent Liabilities; (b) the Borrower and its Subsidiaries taken as a whole do not have Unreasonably Small Capital; and (c) the Borrower and its Subsidiaries taken as a whole can pay their Stated Liabilities and Identified Contingent Liabilities as they mature. Defined terms used in the foregoing definition shall have the meanings set forth in the solvency certificate delivered on the Effective Date pursuant to Section 4.01(h).

“Special Purpose Subsidiary” means any (a) not-for-profit Subsidiary or (b) captive insurance company.

“Specified Discount” has the meaning assigned to such term in Section 2.11(a)(ii)(B).

“Specified Discount Prepayment Amount” has the meaning assigned to such term in Section 2.11(a)(ii)(B).

“Specified Discount Prepayment Notice” means a written notice of the Borrower of a Discounted Term Loan Prepayment made pursuant to Section 2.11(a)(ii)(B) substantially in the form of Exhibit H.

“Specified Discount Prepayment Response” means the written response by each Term Lender, substantially in the form of Exhibit I, to a Specified Discount Prepayment Notice.

“Specified Discount Prepayment Response Date” has the meaning assigned to such term in Section 2.11(a)(ii)(B).

“Specified Discount Proration” has the meaning assigned to such term in Section 2.11(a)(ii)(B).

“Specified Event” has the meaning assigned to such term in the definition of the term “Consolidated EBITDA”.

“Specified Lender Legal Advisors” means (x) Gibson, Dunn & Crutcher LLP, as legal counsel for the Required Lenders or (y) any other single firm of outside counsel to the Required Lenders designated in writing by the Required Lenders to the Administrative Agent and the Borrower.

“Specified Non-U.S. Security Jurisdiction” means the Netherlands and the United Kingdom.

“Specified Voluntary Prepayment” means any prepayment of Term Loans (and, to the extent the Revolving Commitments or Incremental Revolving Commitments are permanently reduced in a corresponding amount pursuant to Section 2.08, Revolving Loans or Incremental Revolving Loans) made pursuant to Section 2.11(a)(i) or (ii), excluding any such prepayment funded with the proceeds of issuances of Equity Interests or Incurrences of Indebtedness (other than revolving Indebtedness). The amount of any Specified Voluntary Prepayment shall for all purposes of this Agreement be deemed to be the amount expended by the Borrower in making such Specified Voluntary Prepayment.

“Spot Rate” means on any day, with respect to any currency, the rate at which such currency may be exchanged into another currency, which shall be the Historical Exchange Rate on the immediately prior day as determined by OANDA Corporation and made available on its website at http://www.oanda.com/convert/fxhistory; provided that, if at the time of such determination, for any reason, no such rate is being so determined and made available by OANDA Corporation, the Spot Rate shall be such other spot rate as determined and made available by such other financial institution as shall be reasonably agreed by the Borrower and the Administrative Agent.

“Stated Amount” of any Letter of Credit mean, unless otherwise specified herein, the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any letter of credit application or other agreement related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving pro forma effect to all such increases, whether or not such maximum stated amount is in effect at such time.

“Submitted Amount” has the meaning assigned to such term in Section 2.11(a)(ii)(C).

“Submitted Discount” has the meaning assigned to such term in Section 2.11(a)(ii)(C).

“subsidiary” means, with respect to any Person (the “parent”) at any date, (a) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through subsidiaries and (b) any limited liability company, partnership, association, joint venture or other entity in which such Person directly or indirectly through subsidiaries has more than a 50% equity interest at the time.

“Subsidiary” means any subsidiary of the Borrower.

“Subsidiary Loan Party” means each Subsidiary of the Borrower that is a party to the Loan Guaranty or is a Secured Loan Party.

“Successor Borrower” has the meaning assigned to such term in Section 6.05(a).

“Successor Rate” has the meaning assigned to such term in Section 2.14(b).

“Successor Rate Conforming Changes” means, with respect to any proposed Successor Rate, any conforming changes to the definition of Alternate Base Rate, SOFR and Interest Period, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definitions of Business Day and U.S. Government Securities Business Day, timing of borrowing requests or prepayment, conversion or continuation notices and length of lookback periods) as may be reasonably agreed by the Borrower and the Administrative Agent (acting at the Direction of the Required Lenders), to reflect the adoption and implementation of such Successor Rate and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent reasonably determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such Successor Rate exists, in such other manner of administration as the Administrative Agent (in consultation with the Borrower) reasonably determines is reasonably necessary in connection with the administration of this Agreement and any other Loan Document).

“Supermajority Level I Lenders” means, at any time, Lenders having Revolving Exposures, Term Loans and unused Commitments representing more than 66 2/3% of the aggregate Revolving Exposures, outstanding Term Loans and unused Commitments at such time; provided that to the extent set forth in Section 9.02, whenever there are one or more Defaulting Lenders, the total outstanding Term Loans and Revolving Exposures of, and the unused Commitments of, each Defaulting Lender shall in each case be excluded for purposes of making a determination of Required Lenders. Solely for purposes of this definition, Revolving Exposures shall be deemed to include all Extended Revolving Loans of all Classes, all Incremental Revolving Loans of all Classes and any letter of credit exposure, in each case then outstanding under the related Commitments.

“Supermajority Level II Lenders” means, at any time, Lenders having Revolving Exposures, Term Loans and unused Commitments representing more than 90% of the aggregate Revolving Exposures, outstanding Term Loans and unused Commitments at such time; provided that to the extent set forth in Section 9.02, whenever there are one or more Defaulting Lenders, the total outstanding Term Loans and Revolving Exposures of, and the unused Commitments of, each Defaulting Lender shall in each case be excluded for purposes of making a determination of Required Lenders. Solely for purposes of this definition, Revolving Exposures shall be deemed to include all Extended Revolving Loans of all Classes, all Incremental Revolving Loans of all Classes and any letter of credit exposure, in each case then outstanding under the related Commitments.

“Superpriority Revolving Credit Facility” has the meaning assigned to such term in Section 6.01(n).

“Supported QFC” has the meaning assigned to such term in Section 9.20.

“Survey” means a survey of any Mortgaged Property (and all improvements thereon) which is (a) (i) prepared by a surveyor or engineer licensed to perform surveys in the jurisdiction where such Mortgaged Property is located, (ii) dated (or redated) not earlier than six months prior to the date of delivery thereof unless there shall have occurred within six months prior to such date of delivery any exterior construction on the site of such Mortgaged Property or any easement, right of way or other interest in the Mortgaged Property has been granted or become effective through operation of law or otherwise with respect to such Mortgaged Property which, in either case, can be depicted on a survey, in which events, as applicable, such survey shall be dated (or redated) after the completion of such construction or if such construction shall not have been completed as of such date of delivery, not earlier than 20 days (or such earlier period as the Administrative Agent (acting at the Direction of the Required Lenders) may agree) prior to such date of delivery, or after the grant or effectiveness of any such easement, right of way or other interest in the Mortgaged Property, (iii) certified by the surveyor (in a manner reasonably acceptable to the Administrative Agent (acting at the Direction of the Required

Lenders)) to the Administrative Agent and the title insurance company, (iv) complying in all respects with the minimum detail requirements of the American Land Title Association/National Society of Professional Surveyors as such requirements are in effect on the date of preparation of such survey and (v) sufficient for the title insurance company to remove all standard survey exceptions from the title insurance policy (or commitment) relating to such Mortgaged Property and issue the standard survey-related endorsements.

“Swap Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap” means any agreement, contract, or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Obligation” has the meaning assigned to such term in the definition of the term “Excluded Swap Obligation.”

“Swap Termination Value” means, in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements, (a) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Agreements (which may include a Lender or any Affiliate of a Lender).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Commitment” means an Initial Term Commitment, an Incremental Term Loan Commitment or an Extended Term Loan Commitment, as the context may require.

“Term Lender” means a Lender with a Term Commitment or an outstanding Term Loan.

“Term Loan Maturity Date” means (a) with respect to the Initial Term Loans, the Initial Term Maturity Date and (b) with respect to each Class of Incremental Term Loans and Extended Term Loans, the maturity date set forth in the applicable Incremental Amendment or Extension Amendment.

“Term Loans” means Initial Term Loans, Extended Term Loans and Incremental Term Loans, as the context may require.

“Term SOFR” means:

(a) for any Interest Period with respect to a Term SOFR Loan, the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to the commencement of such Interest Period with a term equivalent to such Interest Period; provided that if the rate is not published prior to 11:00 a.m., New York City time, on such determination date, then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto; and

(b) for any interest calculation with respect to an ABR Loan on any date, the rate per annum equal to the Term SOFR Screen Rate with a term of one month commencing that day;

provided that (i) in the case of the Initial Term Loans, if Term SOFR determined in accordance with either of the foregoing clauses (a) or (b) of this definition would otherwise be less than 0.50%, Term SOFR shall be deemed 0.50% for purposes of this Agreement and (ii) otherwise, if Term SOFR determined in accordance with either of the foregoing clauses (a) or (b) of this definition would otherwise be less than zero, Term SOFR shall be deemed zero for purposes of this Agreement.

“Term SOFR Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of Term SOFR.

“Term SOFR Screen Rate” means the forward-looking SOFR term rate administered by CME (or any successor administrator reasonably determined by the Administrative Agent) and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).

“Test Period” means, for any determination under this Agreement, the most recent period of four consecutive fiscal quarters of the Borrower ended on or prior to such date of determination (taken as one accounting period) in respect of which Internal Financial Statements are available for each fiscal quarter or fiscal year in such period; provided that, prior to the first date that Internal Financial Statements or Section 5.01 Financials are available or shall have been delivered pursuant to Section 5.01(a) or (b), the Test Period in effect shall be the period of four consecutive fiscal quarters of the Borrower ended March 29, 2025. A Test Period may be designated by reference to the last day thereof (i.e. the March 29, 2025 Test Period refers to the period of four consecutive fiscal quarters of the Borrower ended March 29, 2025), and a Test Period shall be deemed to end on the last day thereof.

“Transaction Costs” means all fees, costs and expenses incurred or payable by the Borrower, any of its Subsidiaries or any of their Affiliates in connection with the Transactions and the other transactions contemplated hereby and thereby.

“Transactions” means, collectively, (a) the transactions contemplated by or in connection with the Confirmed Chapter 11 Plan or necessary to effectuate the Confirmed Chapter 11 Plan, (b) the consummation of the transactions contemplated by this Agreement, (c) the Financing Transactions, (d) [reserved], (e) the consummation of any other transactions in connection with the foregoing and (f) the payment of the Transaction Costs.

“Treasury Equity Interests” has the meaning set forth in Section 6.07(a).

“Type,” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to Term SOFR or the Alternate Base Rate.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any Person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“UK Security Documents” means:

(a) an English law governed debenture, among the Loan Parties party thereto and WSFS; and

(b) an English law governed charge over shares, among the Loan Parties party thereto and WSFS.

“Unidentified Claimant Term Loan Amount” means $718,840.02.

“Unidentified Claimants” means each Person entitled to an Initial Term Loan pursuant to the Confirmed Chapter 11 Plan on account of an Allowed Claim or Allowed Interest (each as defined in the Confirmed Chapter 11 Plan) that, as of the date hereof, has not responded to a request from the Disbursement Agent for information necessary to facilitate the distributions to which it is entitled in accordance with the Confirmed Chapter 11 Plan.

“Uniform Commercial Code” means the Uniform Commercial Code as from time to time in effect in the State of New York, except as context may otherwise require.

“Unrestricted Cash” means, as of any date of determination, cash or Cash Equivalents of the Borrower or any of its Subsidiaries on such date that would not appear as “restricted” on a consolidated balance sheet of the Borrower or any of its Subsidiaries.

“U.S. Government Securities Business Day” means any Business Day, except any Business Day on which any of the Securities Industry and Financial Markets Association, the New York Stock Exchange or the NYFRB is not open for business because such day is a legal holiday under the federal laws of the United States or the laws of the State of New York, as applicable.

“U.S. Loan Party” means the Borrower and each Subsidiary Loan Party that is a Domestic Subsidiary.

“U.S. Person” means (i) with respect to the Outbound Investment Rules, any United States citizen, lawful permanent resident, entity organized under the laws of the United States or any jurisdiction within the United States, including any foreign branch of any such entity, or any person in the United States or (ii) otherwise, any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regimes” has the meaning set forth in Section 9.20.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(e)(ii)(C).

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended from time to time.

“Voting Stock” means, with respect to any Person, shares of such Person’s Equity Interests that is at the time generally entitled, without regard to contingencies, to vote in the election of the Board of Directors of such Person. To the extent that a partnership agreement, limited liability company agreement or other agreement governing a partnership or limited liability company provides that the members of the Board of Directors of such partnership or limited liability company (or, in the case of a limited partnership whose business and affairs are managed or controlled by its general partner, the Board of Directors of the general partner of such limited partnership) is appointed or designated by one or more Persons rather than by a vote of Voting Stock, each of the Persons who are entitled to appoint or designate the members of such Board of Directors will be deemed to own a percentage of Voting Stock of such partnership or limited liability company equal to (a) the aggregate votes entitled to be cast on such Board of Directors by the members of such Board of Directors which such Person or Persons are entitled to appoint or designate divided by (b) the aggregate number of votes of all members of such Board of Directors.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment (it being understood that the Weighted Average Life to Maturity shall be determined without giving effect to any change in installment or other required payments of principal resulting from prepayments following the Incurrence of such Indebtedness); by (b) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Subsidiary” means, with respect to any Person at any date, a subsidiary of such Person of which securities or other ownership interests representing 100% of the Equity Interests (other than (a) directors’ qualifying shares, (b) nominal shares issued to foreign nationals to the extent required by applicable Requirements of Law or (c) shares sold pursuant to Local Management Plans) are, as of such date, owned, controlled or held by such Person or one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Power” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

“WSFS” has the meaning specified in the preamble to this Agreement.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans and Borrowings may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Term SOFR Loan”) or by Class and Type (e.g., a “Term SOFR Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Loan Borrowing”) or by Type (e.g., a “Term SOFR Borrowing”) or by Class and Type (e.g., a “Term SOFR Revolving Loan Borrowing”).

SECTION 1.03. Terms Generally. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(c) The term “including” is by way of example and not limitation.

(d) Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(e) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(f) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(g) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(h) Any reference to any Person shall be constructed to include such Person’s successors or assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all of the functions thereof.

(i) Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

(j) The word “will” shall be construed to have the same meaning as the word “shall.”

(k) The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(l) References to Organizational Documents, agreements (including the Loan Documents) and other contractual obligations shall be deemed to include all subsequent amendments, restatements, amendment and restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, amendment and restatements, extensions, supplements and other modifications are permitted by this Agreement.

(m) Except as expressly provided for herein, references to any Requirement of Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Requirement of Law.

SECTION 1.04. Accounting Terms; GAAP.

(a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, applied in a manner consistent with that used in preparing the Borrower’s historical financial statements, except as otherwise specifically prescribed herein; provided, however, that (i) if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision (including any definition) hereof to eliminate the effect of any Accounting Change occurring after the Effective Date on the operation of such provision and (ii) if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof to eliminate the effect of any Accounting Change occurring after the Effective Date on the operation of such provision, regardless of whether any such notice is given before or after such Accounting Change, then such provision shall be interpreted as if such Accounting Change had not occurred until such notice shall has been withdrawn or such provision amended in accordance herewith, but only to the extent that, without material burden or expense, the Borrower, its auditors and/or its financial systems are capable of interpreting such provisions as if such Accounting Change had not occurred.

(b) Where reference is made to “the Borrower and its Subsidiaries, on a consolidated basis” or similar language, such consolidation shall not include any Subsidiaries of the Borrower other than Subsidiaries.

(c) Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under the Financial Accounting Standards Board’s Accounting Standards Codification No. 825-Financial Instruments, or any successor thereto (including pursuant to the Accounting Standards Codification), to value any Indebtedness of the Borrower or any Subsidiary at “fair value” as defined therein.

(d) For the avoidance of doubt, notwithstanding any classification under GAAP of any Person or business in respect of which a definitive agreement for the Disposition thereof has been entered into as discontinued operations, the Consolidated Net Income of such Person or business shall not be excluded from the calculation of Consolidated Net Income until such Disposition shall have been consummated.

SECTION 1.05. Currency Translation. (a) For purposes of any determination under Article V, Article VI (other than for purposes of calculating the Consolidated Total Leverage Ratio ) or Article VII or any determination under any other provision of this Agreement requiring the use of a current exchange rate, all amounts Incurred, outstanding or proposed to be Incurred or outstanding in currencies other than Dollars shall be translated into Dollars at the Spot Rate then in effect on the date of such determination; provided, however, that (x) for purposes of determining compliance with Article VI or Article VII with respect to the amount of any Indebtedness, Lien, Investment, Disposition or Restricted Payment or payment under Section 6.10 in a currency other than Dollars, no Default or Event of Default shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Indebtedness, Lien or Investment is Incurred or made or Disposition or Restricted Payment or payment under Section 6.10 is made, (y) for purposes of determining compliance with any Dollar-denominated restriction on the Incurrence of Indebtedness, if such Indebtedness is Incurred (and, if applicable, any associated Lien granted) under a particular basket to Refinance other Indebtedness denominated in a foreign currency that was originally Incurred under the same basket, and such Refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such Refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount (or, if higher, the aggregate issue price or accreted amount, if applicable) of such Refinanced Indebtedness (and, if applicable, any associated Lien granted) does not exceed the principal amount (or, if higher, the aggregate issue price or accreted amount, if applicable) of such Indebtedness being Refinanced, except by an amount equal to the accrued interest, dividends and premium (including tender premiums), if any, thereon plus defeasance costs, underwriting discounts and other amounts paid and fees and expenses (including original issue discounts, closing payments, upfront fees and similar fees) Incurred in connection with such Refinancing plus an amount equal to any existing commitment unutilized and letters of credit undrawn thereunder plus additional amounts permitted to be incurred under Section 6.01 and (z) for the avoidance of doubt, the foregoing provisions of this Section 1.05 shall otherwise apply to such Sections, including with respect to determining whether any Indebtedness, Lien or Investment may be Incurred or made or Disposition or Restricted Payment or payment under Section 6.10 made at any time under such Sections. For purposes of calculating the Consolidated Total Leverage Ratio, amounts in currencies other than Dollars shall be translated into Dollars at the applicable exchange rates used in preparing the most recently delivered financial statements pursuant to Sections 5.01(a) or (b).

(b) Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify with the Borrower’s consent (such consent not to be unreasonably withheld) to appropriately reflect a change in currency of any country and any relevant market conventions or practices relating to such change in currency.

SECTION 1.06. Dutch Terms.

(a) The Netherlands means the European part of the Kingdom of the Netherlands and Dutch means in or of The Netherlands;

(b) a winding-up, administration or dissolution includes a Dutch entity being:

(i) declared bankruptcy (failliet verklaard);

(ii) dissolved (ontbonden);

(c) a moratorium includes surseance van betaling and granted a moratorium includes surseance verleend;

(d) a liquidator includes a (beoogd) curator;

(e) an administrator includes a (beoogd) bewindvoerder;

(f) a receiver or an administrative receiver does not include a (beoogd) curator or (beoogd) bewindvoerder;

(g) a seizure includes a beslag;

(h) a director means a managing director (bestuurder) and board of directors means its managing board (bestuur);

(i) a subsidiary includes a dochtermaatschappij as defined in section 2:24a of the Dutch Civil Code (Burgerlijk Wetboek);

(j) indemnify means vrijwaren;

(k) negligence means schuld;

(l) gross negligence means grove schuld; and

(m) willful misconduct means opzet.

SECTION 1.07. Rounding. Any financial ratios required to be maintained or complied with by the Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

SECTION 1.08. Times of Day. Unless otherwise specified, all references herein to times of day shall be references to New York City time (daylight or standard, as applicable).

SECTION 1.09. Timing of Payment or Performance. Unless otherwise specified (including pursuant to Section 2.18), when the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day.

SECTION 1.10. Limited Condition Transactions.

(a) In connection with any action being taken in connection with a Limited Condition Transaction, for purposes of determining compliance with any provision of this Agreement that requires that any representations and warranties are true and correct or no Default, Event of Default or specified Event of Default, as applicable, has occurred, is continuing or would result from any such action, as applicable, such condition shall, at the option of the Borrower, be deemed satisfied, so long as such representations and warranties are true and correct (to the extent required by such provisions) as of, or no Default, Event of Default or specified Event of Default, as applicable, exists on the LCT Test Date (as defined below) for such Limited Condition Transaction. For the avoidance of doubt, if the Borrower has exercised its option under the first sentence of this clause (a), and any representation and warranty shall fail to be true and correct following the LCT Test Date for the applicable Limited Condition Transaction or any Default, Event of Default or specified Event of Default occurs following the LCT Test Date for the applicable Limited Condition Transaction and prior to or on the date of the consummation of such Limited Condition Transaction, any such failure, Default, Event of Default or specified Event of Default shall be deemed to not have occurred or be continuing for purposes of determining whether any action being taken in connection with such Limited Condition Transaction is permitted hereunder.

(b) In connection with any action being taken in connection with a Limited Condition Transaction, for purposes of:

(i) determining compliance with any provision of this Agreement which requires the calculation of the Consolidated Total Leverage Ratio or any other ratio test; or

(ii) testing baskets or any other calculations set forth in this Agreement (including baskets or any other calculations measured as a percentage of Consolidated Total Assets, Consolidated EBITDA, Fixed Charges);

in each case, at the option of the Borrower, any of its Subsidiaries, a Parent Company, or any successor entity of any of the foregoing (including a third party) (the “Testing Party”) (such election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), with such option to be exercised on or prior to the date of execution of the definitive documentation, submission of notice or the making of definitive declaration, as applicable, with respect to such Limited Condition Transaction, the date of determination of whether any such action is permitted hereunder shall be deemed to be (x) the date on which the definitive acquisition agreements (or, if applicable, a binding offer, or launch of a “certain funds” tender offer), notice (which may be conditional) or declaration with respect to such Limited Condition Transaction are entered into, provided or made, as applicable, or the date that a certificate of an Authorized Officer of the Borrower is given with respect to the designation of a Subsidiary as restricted or unrestricted or for such Limited Condition Transaction are entered into, (y) the date of any prepayment, redemption, repurchase, defeasance, acquisition or other payment or (z) in respect of sales in connection with an acquisition to which the United Kingdom City Code on Takeovers and Mergers applies (or similar law or practice in other jurisdictions), the date on which a “Rule 2.7 announcement” of a firm intends to make an offer or similar announcement or determination in another jurisdiction subject to laws similar to the United Kingdom City Code on Takeovers and Mergers in respect of a target of a Limited Condition Transaction (the “LCT Test Date”), and if, after giving pro forma effect to the Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any Incurrence of Indebtedness and the use of proceeds thereof) as if they had occurred at the beginning of the Test Period most recently ended on or prior to the applicable LCT Test Date, the Borrower or its Subsidiaries could have taken such action on the relevant LCT Test Date in compliance with such ratio, calculation or basket, such ratio, calculation or basket shall be deemed to have been complied with.

For the avoidance of doubt, if the Testing Party has made an LCT Election and (A) any Default or Event of Default occurs following the LCT Test Date (including any new LCT Test Date) for the applicable Limited Condition Transaction and prior to or on the date of the consummation of such Limited Condition Transaction, any such Default or Event of Default shall be deemed not to have occurred or be continuing for purposes of determining whether any action being taken in connection with such Limited Condition Transaction is permitted under this Agreement and (B) any of the ratios, calculations or baskets for which compliance was determined or tested as of the LCT Test Date are exceeded as a result of fluctuations in any such ratio, calculation or basket, including due to fluctuations in Consolidated EBITDA or Consolidated Total Assets of the Borrower, the target company or the Person subject to such Limited Condition Transaction, on or prior to the date of consummation of the relevant transaction or action, such baskets, calculations or ratios will not be deemed to have been exceeded as a result of such fluctuations and such baskets, ratios or financial metrics shall not be tested at the consummation of the Limited Condition Transaction except as contemplated in clause (a) of the immediately succeeding proviso; provided, however, (a) if financial statements for one or more subsequent Test Periods shall have become available, the Testing Party may elect, in its sole discretion, to re-determine all such baskets, ratios and financial metrics on the basis of such financial statements, in which case such date of redetermination shall thereafter be deemed to be the applicable LCT Test Date, and (b) if any ratios or financial metrics improve or baskets increase as a result of such fluctuations, such improved ratios, financial metrics or baskets may be utilized. If the Testing Party has made an LCT Election for any Limited Condition Transaction, then, in connection with any subsequent calculation of the ratios, baskets or financial metrics on or following the relevant LCT Test Date and prior to the earlier of (i) the date on which such Limited Condition Transaction is consummated or (ii) the date that the definitive agreement, notice or declaration for such Limited Condition Transaction is abandoned, terminated or expires without consummation of such Limited Condition Transaction, any such ratio, basket or financial metric shall be calculated on a pro forma basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any Incurrence of Indebtedness or Liens and the use of proceeds thereof) have been consummated.

SECTION 1.11. Pro Forma and Other Calculations.

(a) Notwithstanding anything to the contrary herein, but subject to Section 1.10, financial ratios and tests (including measurements of Consolidated Total Assets or Consolidated EBITDA), including the Consolidated Total Leverage Ratio, shall be calculated in the manner prescribed by this Section 1.11. In addition, whenever a financial ratio or test is to be calculated on a pro forma basis or requires pro forma compliance, the reference to “Test Period” for purposes of calculating such financial ratio or test shall be deemed to be a reference to, and shall be based on, the most recently ended Test Period for which Internal Financial Statements are available.

(b) For purposes of calculating any financial ratio or test (including Consolidated Total Assets or Consolidated EBITDA), Specified Events (with any Incurrence or Refinancing of any Indebtedness in connection therewith to be subject to clause (d) of this Section 1.11) that have been made (i) during the applicable Test Period or (ii) subsequent to such Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made shall be calculated on a pro forma basis assuming that all such Specified Events (and any increase or decrease in Consolidated EBITDA and the component financial definitions used therein attributable to any Specified Event) had occurred on the first day of the applicable Test Period (or, in the case of Consolidated Total Assets or “unrestricted” cash and Cash Equivalents, on the last day of the applicable Test Period). If, since the beginning of any applicable Test Period, any Person that subsequently became a Subsidiary or was merged, amalgamated or consolidated with or into the Borrower or any Subsidiary since the beginning of such Test Period shall have made any Specified Event that would have required adjustment pursuant to this Section 1.11, then such financial ratio or test (including Consolidated Total Assets and Consolidated EBITDA) shall be calculated to give pro forma effect thereto in accordance with this Section 1.11.

(c) Whenever pro forma effect or a determination of pro forma compliance (or words to similar effect) is to be given to a Specified Event, the pro forma calculations shall be made in good faith by a Responsible Officer of the Borrower and may include, for the avoidance of doubt and without duplication, the amount of “run rate” cost savings, operating expense reductions and cost synergies and other synergies projected by the Borrower in good faith to result from any Specified Event, in each case, as calculated in accordance with and permitted by, clause (2) of the definition of Consolidated EBITDA.

(d) In the event that the Borrower or any Subsidiary Incurs (including by assumption or guarantee) or Refinances (including by redemption, repurchase, repayment, retirement or extinguishment) any Indebtedness (other than normal fluctuations in revolving Indebtedness Incurred for working capital purposes), in each case included in the calculations of any financial ratio or test that is to be calculated on a pro forma basis, (i) during the applicable Test Period or (ii) subsequent to the end of the applicable Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made, then such financial ratio or test shall be calculated giving pro forma effect to such Incurrence or Refinancing of Indebtedness (including pro forma effect to the application of the net proceeds therefrom), in each case to the extent required, as if the same had occurred on the last day of the applicable Test Period.

(e) Interest on a Financing Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a Responsible Officer of the Borrower to be the rate of interest implicit in such Financing Lease Obligation in accordance with GAAP. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen as the Borrower or applicable Subsidiary may designate.

(f) Any such pro forma calculation may include, without duplication, (1) all adjustments of the type described in clause (a)(viii) of the definition of “Consolidated EBITDA” to the extent such adjustments continue to be applicable to such Test Period, and (2) adjustments calculated in accordance with Regulation S-X under the Securities Act.

(g) For purposes of determining the permissibility of any action, change, transaction or event that requires a calculation of any Fixed Amount, Incurrence-Based Amount or, except as described in Section 1.11(a), any other financial ratio, test, covenant, calculation or measurement (including any Consolidated Total Leverage Ratio test, unrestricted cash and the amount of Consolidated EBITDA, Fixed Charges and/or Consolidated Total Assets), such Fixed Amount, Incurrence-Based Amount or other financial ratio, test, covenant, calculation or measurement shall be calculated at the time such action is taken (subject to Section 1.10), such change is made, such transaction is consummated or such event occurs, as the case may be, and no Default or Event of Default shall be deemed to have occurred solely as a result of a change in such Fixed Amount, Incurrence-Based Amount or other financial ratio, test, covenant, calculation or measurement occurring after the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be.

(h) Notwithstanding anything to the contrary herein, with respect to any amounts Incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement (including any covenant or the definition of Incremental Base Amount) that does not require compliance with a financial ratio or test (including any Consolidated Total Leverage Ratio test) (any such amounts, the “Fixed Amounts”) substantially concurrently, simultaneously or contemporaneously with any amounts Incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that requires compliance with a financial ratio or test any Consolidated Total Debt to Consolidated EBITDA Ratio test (any such amounts, the “Incurrence-Based Amounts”), it is understood and agreed that the Fixed Amounts (including amounts Incurred under the Incremental Base Amount) shall be disregarded in the calculation of the financial ratio or test applicable to the Incurrence-Based Amounts.

(i) Notwithstanding anything to the contrary herein, except to the extent expressly required to be calculated otherwise in Section 2.20 for any Incremental Revolving Commitment Increases or Incremental Revolving Commitments, in the event an item of Indebtedness (or any portion thereof) is Incurred, any Lien is Incurred or other transaction is undertaken in reliance on an Incurrence-Based Amount, such Incurrence-Based Amount shall be calculated without regard to the Incurrence of any Indebtedness under any revolving facility or letter of credit facility immediately prior to, simultaneously or contemporaneously with, or in connection therewith.

(j) Notwithstanding anything to the contrary herein, so long as an action was taken (or not taken) in reliance upon a basket, ratio or test under this Agreement that was calculated or determined in good faith by an Authorized Officer of the Borrower based upon financial information available to such officer at such time and such action (or inaction) was permitted under this Agreement at the time of such calculation or determination, any subsequent restatement, modification or adjustments made to such financial information (including any restatement, modification or adjustment that would have caused such basket, ratio or test to be exceeded as a result of such action or inaction) shall not result in any Default or Event of Default under this Agreement.

(k) For purposes of the calculation of the Consolidated Total Leverage Ratio in connection with the Incurrence of any Indebtedness under a revolving credit or other similar facility in connection with entering into a commitment letter or similar agreement with respect to the Incurrence of any Indebtedness that would not be prohibited under Section 6.01 (and, in each case, any Lien securing such Indebtedness pursuant to Section 6.02), such Person may elect, pursuant to a certificate of an Authorized Officer of the Borrower delivered to the Administrative Agent, to treat all or any portion of the commitment (such amount elected until revoked as described below, the “Elected Amount”) under any such Indebtedness which is to be Incurred (or any commitment in respect thereof) or secured by such Lien (whether by the Borrower, its Subsidiaries or any third party), as the case may be, as being Incurred or secured, as the case may be, as of the date such certificate is delivered and (i) any subsequent Incurrence of such Indebtedness or such Lien under such commitment that was so treated (so long as the total amount under such Indebtedness does not exceed the Elected Amount) shall not be deemed, for purposes of this calculation, to be an Incurrence of additional Indebtedness or an additional Lien at such subsequent time, (ii) such Person may revoke an election of an Elected Amount pursuant to a certificate of an Authorized Officer of the Borrower delivered to the Administrative Agent and (iii) at all times thereafter, for subsequent calculations of the Consolidated Total Leverage Ratio, the Elected Amount (if any) shall be deemed to be outstanding, whether or not such amount is actually outstanding.

SECTION 1.12. Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division of or with respect to any Person under Delaware law (or any comparable event under the applicable law of any other jurisdiction), if, pursuant thereto, (a) any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been Disposed by the original Person to the subsequent Person, and (b) any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

SECTION 1.13. Interest Rates. The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “Term SOFR” or with respect to any rate that is an alternative or replacement for or successor to any of such rate (including, without limitation, any Successor Rate) or the effect of any of the foregoing, or of any Successor Rate Conforming Changes.

ARTICLE II

The Credits

SECTION 2.01. Commitments. Subject to the terms and conditions set forth herein and in accordance with the Confirmed Chapter 11 Plan, each Initial Term Lender (i) is deemed to have made a loan (an “Initial Term Loan”) to the Borrower on the Effective Date denominated in Dollars in a principal amount equal to its Initial Term Commitment and (ii) is deemed to have executed and delivered, on the Effective Date, this Agreement, regardless of whether such Initial Term Lender has executed and delivered a signature page hereto on the Effective Date. Amounts repaid or prepaid in respect of Term Loans may not be reborrowed.

SECTION 2.02. Loans and Borrowings.

(a) Each Loan shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class.

(b) Subject to Section 2.14, each Borrowing shall be comprised entirely of ABR Loans or Term SOFR Loans as the Borrower may request in accordance herewith; provided that all Borrowings made on the Effective Date must be made as ABR Borrowings unless the Borrower shall have given the notice required for a Term SOFR Borrowing under Section 2.03 and provided an indemnity letter extending the benefits of Section 2.16 to Lenders in respect of such Borrowings.

(c) At the commencement of each Interest Period for any Term SOFR Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum; provided that a Term SOFR Borrowing that results from a continuation of an outstanding Term SOFR Borrowing may be in an aggregate amount that is equal to such outstanding Borrowing. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of 10 Term SOFR Borrowings outstanding, which total may be increased after the Effective Date upon agreement of the Borrower and the Administrative Agent to the extent that any new Classes of Loans, whether pursuant to Section 2.20 or 2.21, or otherwise, are created under this Agreement. Notwithstanding anything to the contrary herein, an ABR Revolving Loan Borrowing may be in an aggregate amount equal to the entire unused balance of the aggregate Revolving Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(f).

SECTION 2.03. Requests for Borrowings. To request a Revolving Loan Borrowing or Term Loan Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone or a Notice of Borrowing (a) in the case of a Term SOFR Borrowing, not later than 11:00 a.m., New York City time, two Business Days before the date of the proposed Borrowing (or, in the case of any Term SOFR Borrowing to be made on the Effective Date, such shorter period of time as may be agreed to by the Administrative Agent (acting at the Direction of the Required Lenders)) or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the Business Day of such proposed Borrowing; provided that any such notice of such ABR Revolving Loan Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(f) may be given not later than 12:00 p.m., New York City time, on the date of the proposed Borrowing. Each such telephonic notice or Notice of Borrowing, only in the case of Revolving Borrowings, shall be irrevocable and any such telephonic notice shall be confirmed promptly by delivery to the Administrative Agent of a Notice of Borrowing signed by a Responsible Officer of the Borrower. Each such telephonic notice and Notice of Borrowing shall specify the following information:

(i) whether the requested Borrowing is to be a Borrowing of Revolving Loans, a Borrowing of Term Loans or a Borrowing of any other Class (specifying the Class thereof);

(ii) the aggregate amount of such Borrowing;

(iii) the date of such Borrowing, which shall be a Business Day;

(iv) whether such Borrowing is to be an ABR Borrowing or a Term SOFR Borrowing;

(v) in the case of a Term SOFR Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(vi) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06, or, in the case of any ABR Revolving Loan Borrowing requested to finance the reimbursement of an LC Disbursement as provided in Section 2.05(f), the identity of the Issuing Bank that made such LC Disbursement.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Term SOFR Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Notice of Borrowing in accordance with this Section, the Administrative Agent shall advise each Lender of the applicable Class of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04. [Reserved].

SECTION 2.05. Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein (including Section 2.22), each Issuing Bank agrees, in reliance upon the agreements of the Revolving Lenders set forth in this Section 2.05, to issue Letters of Credit denominated in Dollars for the Borrower’s own account (or for the account of any other Subsidiary of the Borrower so long as the Borrower and such other Subsidiary are co-applicants in respect of such Letter of Credit), in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, which shall reflect the standard operating procedures of such Issuing Bank, at any time and from time to time during the Revolving Availability Period and prior to the fifth Business Day prior to the Revolving Maturity Date of the applicable Revolving Facility. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the applicable Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. Notwithstanding anything herein to the contrary, no Issuing Bank shall have any obligation hereunder to issue, and no Issuing Bank shall issue, any Letter of Credit the proceeds of which would be made available to any Person (i) for the purpose of funding any activity or business of or with any Embargoed Person, or in any country or territory that, at the time of such funding, is the subject of any Sanctions, except, in each instance, to the extent permitted for a person required to comply with Sanctions or (ii) in any manner that would result in a violation of any Sanctions by any party to this Agreement.

(b) Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall deliver in writing by hand delivery or facsimile (or transmit by electronic communication, if arrangements for doing so have been approved by the recipient) to the applicable Issuing Bank and the Administrative Agent (at least three Business Days before the requested date of issuance, amendment, renewal or extension or such shorter period as the applicable Issuing Bank and the Administrative Agent may agree) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire

(which shall comply with paragraph (d) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If reasonably requested by the applicable Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of any Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, (i) the aggregate Revolving Exposures shall not exceed the aggregate Revolving Commitments, (ii) the aggregate LC Exposure shall not exceed the Letter of Credit Sublimit, (iii) unless otherwise agreed by such Issuing Bank, the portion of the aggregate LC Exposure attributable to Letters of Credit issued by any Issuing Bank shall not exceed its LC Commitment and (iv) the conditions set forth in Section 4.02 shall have been satisfied. No Issuing Bank shall be under any obligation to issue any Letter of Credit if (i) any order, judgment or decree of any Governmental Authority or arbitrator shall enjoin or restrain such Issuing Bank from issuing the Letter of Credit, or any Requirement of Law applicable to such Issuing Bank or any directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit the issuance of letters of credit generally or the Letter of Credit in particular or (ii) any Lender is at that time a Defaulting Lender, if after giving effect to Section 2.22(a)(iv), any Defaulting Lender Fronting Exposure remains outstanding, unless such Issuing Bank has entered into arrangements, including the delivery of Cash Collateral, reasonably satisfactory to such Issuing Bank with the Borrower or such Lender to eliminate such Issuing Bank’s Defaulting Lender Fronting Exposure arising from either the Letter of Credit then proposed to be issued or such Letter of Credit and all other LC Exposure as to which such Issuing Bank has Defaulting Lender Fronting Exposure.

(c) Notice. Each Issuing Bank agrees that it shall not permit any issuance, amendment, renewal or extension of a Letter of Credit to occur unless it shall have given to the Administrative Agent written notice thereof required under paragraph (m) of this Section.

(d) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date that is one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the Letter of Credit Maturity Date; provided that if such expiry date is not a Business Day, such Letter of Credit shall expire at or prior to the close of business on the next succeeding Business Day; provided, further, that any Letter of Credit may, upon the request of the Borrower, include a provision whereby such Letter of Credit shall be renewed automatically for additional consecutive periods of one year or less (but not beyond the date that is five Business Days prior to the Revolving Maturity Date of the applicable Revolving Facility except to the extent Cash Collateralized or backstopped pursuant to arrangements reasonably acceptable to the relevant Issuing Bank) unless the applicable Issuing Bank notifies the beneficiary thereof within the time period specified in such Letter of Credit or, if no such time period is specified, at least 30 days prior to the then-applicable expiration date, that such Letter of Credit will not be renewed.

(e) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank that is the issuer thereof or the Lenders, such Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Revolving Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, in the event that any LC Disbursement is not reimbursed by the Borrower, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower as provided in paragraph (f) of this Section in Dollars, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any issuance, amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or any reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(f) Reimbursement. If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Issuing Bank shall notify the Borrower of such LC Disbursement in accordance with the provisions of Section 2.05(h) and the Borrower shall reimburse such LC Disbursement by paying, whether with its own funds, with the proceeds of Revolving Loans or any other source, to the Administrative Agent the amount of such LC Disbursement (in Dollars) (i) within one Business Day of the date that the Borrower receives notice of such LC Disbursement, if the Issuing Bank provides such notice to the Borrower prior to 11:00 a.m. New York City time on such date or (ii) if such notice is received after such time, on the second Business Day following the date of receipt of such notice (such required date for reimbursement under clause (i) or (ii), as applicable, the “Required Reimbursement Date”), with interest on the amount of such LC Disbursement payable from and including the date of such LC Disbursement to but excluding the Required Reimbursement Date at a rate per annum described in Section 2.05(i). If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Revolving Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in Dollars, and in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders pursuant to this paragraph), and the Administrative Agent shall promptly remit to the applicable Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Revolving Lenders and such Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse any Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(g) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (f) of this Section is absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. None of the Administrative Agent, the Lenders nor any Issuing Bank shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of such Issuing Bank; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential or punitive damages) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence, bad faith or willful misconduct on the part of any Issuing Bank (as determined by a court of competent jurisdiction in a final and non-appealable judgment), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, an Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(h) Disbursement Procedures. Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Each Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by hand delivery, e-mail of a “pdf” or facsimile) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement in accordance with paragraph (f) of this Section.

(i) Interim Interest. If an Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if the Borrower fails to reimburse such LC Disbursement by the Required Reimbursement Date, then Section 2.13(c) shall apply. Interest accrued pursuant to this paragraph shall be paid to the Administrative Agent, for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (f) of this Section to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment and shall be payable on demand or, if no demand has been made, on the date on which the Borrower reimburses the applicable LC Disbursement in full.

(j) Cash Collateralization. If (i) any Event of Default shall occur and be continuing or (ii) as of the fifth Business Day prior to the Revolving Maturity Date of the applicable Revolving Facility, any Letter of Credit may for any reason remain outstanding and partially or wholly undrawn, on the Business Day on which the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, the Required Revolving Lenders) demanding Cash Collateral pursuant to this paragraph, the Borrower shall Cash Collateralize an amount equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such Cash Collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in paragraph (h) or (i) of Section 7.01. Each such deposit of Cash Collateral shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. At any time that there shall exist a Defaulting Lender, if any Defaulting Lender Fronting Exposure remains outstanding (after giving effect to Section 2.22(a)(iv)), then promptly upon the request of the Administrative Agent or the Issuing Bank, the Borrower shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover such Defaulting Lender Fronting Exposure (after giving effect to any Cash Collateral provided by the Defaulting Lender). The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent in Cash Equivalents and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Notwithstanding anything to the contrary in this Agreement, moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Banks for LC Disbursements for which they have not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time. If the Borrower is required to provide an amount of Cash Collateral hereunder as a result of the occurrence of an Event of Default or the existence of a Defaulting Lender, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within one Business Day after all Events of Default are no longer continuing or after the termination of Defaulting Lender status, as applicable.

(k) Designation of Additional Issuing Banks. The Borrower may, at any time and from time to time, designate as additional Issuing Banks one or more Revolving Lenders that agree to serve in such capacity as provided below. The acceptance by a Revolving Lender of an appointment as an Issuing Bank hereunder shall be evidenced by an agreement, which shall be in form and substance reasonably satisfactory to the Administrative Agent and the Borrower, executed by the Borrower, the Administrative Agent and such designated Revolving Lender and, from and after the effective date of such agreement, (i) such Revolving Lender shall have all the rights and obligations of an Issuing Bank under this Agreement and (ii) references herein to the term “Issuing Bank” shall be deemed to include such Revolving Lender in its capacity as an issuer of Letters of Credit hereunder. The Borrower shall provide notice to the Administrative Agent of the designation of any additional Issuing Bank.

(l) Termination of an Issuing Bank. The Borrower may terminate the appointment of any Issuing Bank as an “Issuing Bank” hereunder by providing a written notice thereof to such Issuing Bank, with a copy to the Administrative Agent. Any such termination shall become effective upon the earlier of (i) such Issuing Bank’s acknowledging receipt of such notice and (ii) the fifth Business Day following the date of the delivery thereof; provided that no such termination shall become effective until and unless the LC Exposure attributable to Letters of Credit issued by such Issuing Bank (or its Affiliates) shall have been reduced to zero or Cash Collateralized in full. At the time any such termination shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the terminated Issuing Bank pursuant to Section 2.12(b). Notwithstanding the effectiveness of any such termination, the terminated Issuing Bank shall remain a party hereto and shall continue to have all the rights of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such termination, but shall not issue any additional Letters of Credit. The Borrower shall provide notice to the Administrative Agent of the termination of the appointment of any Issuing Bank.

(m) Issuing Bank Reports to the Administrative Agent. Unless otherwise agreed by the Administrative Agent, each Issuing Bank (other than the Administrative Agent) shall, in addition to its notification obligations set forth elsewhere in this Section, report in writing to the Administrative Agent (i) periodic activity (for such period or recurrent periods as shall be requested by the Administrative Agent) in respect of Letters of Credit issued by such Issuing Bank, including all issuances, extensions, amendments and renewals, all expirations and cancellations and all disbursements and reimbursements, (ii) within five Business Days following the time that such Issuing Bank issues, amends, renews or extends any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the currency and face amount of the Letters of Credit issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension (and whether the amounts thereof shall have changed), (iii) within three Business Days prior to the last Business Day of each March, June, September and December, a list of all Letters of Credit issued by it that are outstanding at such time and the amount outstanding, (iv) on each Business Day on which such Issuing Bank makes any LC Disbursement, the date, currency and amount of such LC Disbursement, (v) on any Business Day on which the Borrower fails to reimburse an LC Disbursement required to be reimbursed to such Issuing Bank on such day, the date of such failure and the amount of such LC Disbursement and (vi) on any other Business Day, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such Issuing Bank.

(n) Applicability of ISP and UCP. Unless otherwise expressly agreed by the applicable Issuing Bank and the Borrower when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance, shall apply to each commercial Letter of Credit.

SECTION 2.06. Funding of Borrowings.

(a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of Same Day Funds by 1:00 p.m. (or, in the case of an ABR Loan to be funded on a same-day basis, the later of (i) 1:00 p.m. and (ii) two hours following delivery by the Borrower of the applicable Notice of Borrowing), New York City time, to the Applicable Account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in New York City and/or such other account otherwise designated by the Borrower in the applicable Notice of Borrowing; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(f) shall be remitted by the Administrative Agent to the applicable Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to Section 2.05(f) to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance on such assumption and in its sole discretion, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender agrees to pay to the Administrative Agent an amount equal to such share on demand of the Administrative Agent. If such Lender does not pay such corresponding amount forthwith upon demand of the Administrative Agent therefor, the Administrative Agent shall promptly notify the Borrower, and the Borrower agrees to pay such corresponding amount to the Administrative Agent forthwith on demand. The Administrative Agent shall also be entitled to recover from such Lender or Borrower interest on such corresponding amount, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, a rate equal to the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, or (ii) in the case of the Borrower, the interest rate applicable to such Borrowing in accordance with Section 2.13. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

(c) The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and to make payments pursuant to Section 9.03(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 9.03(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and, except with respect to Section 2.22, no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 9.03(c).

SECTION 2.07. Interest Elections.

(a) Each Borrowing initially shall be of the Type specified in the applicable Notice of Borrowing and, in the case of a Term SOFR Borrowing, shall have an initial Interest Period as specified in such Notice of Borrowing or designated by Section 2.03. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Term SOFR Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone or an Interest Election Request by the time that a Notice of Borrowing would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic notice shall be confirmed promptly by delivery to the Administrative Agent of an Interest Election Request signed by a Responsible Officer of the Borrower.

(c) Each telephonic notice and Interest Election Request shall specify the following information in compliance with Section 2.03:

(i) the Borrowing to which such telephonic notice or Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such telephonic notice or Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Term SOFR Borrowing; and

(iv) if the resulting Borrowing is to be a Term SOFR Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”

If any such Interest Election Request requests a Term SOFR Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request in accordance with this Section, the Administrative Agent shall advise each Lender of the applicable Class of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Term SOFR Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be continued as a Term SOFR Borrowing with an Interest Period of the same duration as that of the previous Term SOFR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Term SOFR Borrowing and (ii) unless repaid, each Term SOFR Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.08. Termination and Reduction of Commitments.

(a) Unless previously terminated, (i) the Initial Term Commitments shall terminate at 5:00 p.m., New York City time, on the Effective Date and (ii) the Revolving Commitments, if any, shall terminate on the applicable Revolving Maturity Date.

(b) The Borrower may at any time terminate, or from time to time reduce, the Commitments of any Class; provided that (i) each reduction of the Commitments of any Class shall be in an amount that is an integral multiple of $500,000 and not less than $1,000,000 and (ii) the Borrower shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.11, the aggregate Revolving Exposures would exceed the aggregate Revolving Commitments; provided further, that (1) the Borrower may allocate any termination or reduction of Commitments among Classes of Commitments at its direction (including, for the avoidance of doubt, to the Commitments with respect to any Class of Extended Revolving Commitments without any termination or reduction of the Commitments with respect to any existing Revolving Commitments of the same specified original Revolving Commitment Class) and (2) in connection with the establishment on any date of any Extended Revolving Commitments pursuant to Section 2.21, the original Revolving Commitments of any one or more Lenders providing any such Extended Revolving Commitments on such date shall be reduced in an amount equal to the amount of specified original Revolving Commitments so extended on such date (or, if agreed by the Borrower and the Lenders providing such Extended Revolving Commitments, by any greater amount so long as (a) a proportionate reduction of the existing Revolving Commitments of the same specified original Revolving Commitment Class has been offered to each Lender to whom the applicable Revolving Extension Request has been made (which may be conditioned upon such Lender becoming an Extending Lender), and (b) the Borrower prepays the original Revolving Loans of such Class owed to such Lenders providing such Extended Revolving Commitments to the extent necessary to ensure that after giving pro forma effect to such repayment or reduction, the original Revolving Loans of such Class are held by the Lenders of such Class on a pro rata basis in accordance with their original Revolving Commitments of such Class after giving pro forma effect to such reduction) (provided that (x) after giving pro forma effect to any such reduction and to the repayment of any Loans made on such date, the aggregate amount of the revolving credit exposure of any such Lender does not exceed the Revolving Commitment thereof (such revolving credit exposure and Revolving Commitment being determined in each case, for the avoidance of doubt, exclusive of such Lender’s Extended Revolving Commitment and any exposure in respect thereof) and (y) for the avoidance of doubt, any such repayment of Loans contemplated by the preceding clause shall be made in compliance with the requirements of Section 2.18) with respect to the ratable allocation of payments hereunder, with such allocation being determined after giving pro forma effect to any conversion or exchange pursuant to Section 2.21 of Revolving Commitments and Revolving Loans into Extended Revolving Commitments and Extended Revolving Loans respectively, and prior to any reduction being made to the Commitment of any other Lender.

(c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section, not later than 11:00 a.m. New York City time, at least two Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Any termination or reduction of the Commitments of any Class shall be permanent. Each reduction of the Commitments of any Class shall be made ratably among the Lenders within such Class in accordance with their respective Commitments of such Class.

SECTION 2.09. Repayment of Loans; Evidence of Debt.

(a) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan of such Lender on the applicable Revolving Maturity Date and (ii) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Initial Term Loan of such Lender as provided in Section 2.10.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain the Register in accordance with Section 9.04.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein absent manifest error; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to pay any amounts due hereunder in accordance with the terms of this Agreement. In the event of any inconsistency between the entries made pursuant to paragraphs (b) and (c) of this Section, the accounts maintained by the Administrative Agent pursuant to paragraph (c) of this Section shall control.

(e) Any Lender may request through the Administrative Agent that Loans of any Class made by it be evidenced by a promissory note. In such event, the Borrower shall execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in the form attached hereto as Exhibit D or E, as applicable.

SECTION 2.10. Repayment of Term Loans.

(a) [Reserved].

(b) To the extent not previously paid, (i) all Initial Term Loans shall be due and payable on the Initial Term Maturity Date and (ii) all other Term Loans shall be due and payable on the applicable Term Loan Maturity Date.

SECTION 2.11. Prepayment of Loans.

(a) (i) The Borrower shall have the right at any time and from time to time to prepay any Borrowing at par, in whole or in part, subject to the requirements of this Section; provided that prepayments of Initial Term Loans shall, if applicable, be subject to payment of the Applicable Premium as set forth in Section 2.12(f). Each prepayment in respect of any Class of Term Loans pursuant to this Section 2.11(a)(i) shall be applied to reduce the installments of principal in such order as the Borrower may determine and may be applied to any Class of Term Loans as directed by the Borrower. For the avoidance of doubt, the Borrower may (i) prepay Term Loans of an original Term Loan Class pursuant to this Section 2.11(a)(i) without any requirement to prepay Extended Term Loans that were converted or exchanged from such original Term Loan Class and (ii) prepay Extended Term Loans pursuant to this Section 2.11(a)(i) without any requirement to prepay Term Loans of an original Term Loan Class that were converted or exchanged for such Extended Term Loans. In the event that the Borrower does not specify the order in which to apply prepayments to reduce installments of principal or as between Classes of Term Loans, the Borrower shall be deemed to have elected that such proceeds be applied to reduce the installments of principal in direct order of maturity and/or a pro-rata basis among Term Loan Classes. All prepayments under this Section 2.11(a)(i) shall also be subject to the provisions of Sections 2.11(f) and 2.11(g). At the Borrower’s election in connection with any prepayment pursuant to this Section 2.11(a)(i), such prepayment shall not be applied to any Loan of a Defaulting Lender.

(ii) Notwithstanding anything in any Loan Document to the contrary, so long as no Event of Default has occurred and is continuing, the Borrower may prepay the outstanding Term Loans (which shall, for the avoidance of doubt, be automatically and permanently cancelled and the Register updated to reflect such cancellation (calculated on the par amount thereof) immediately upon acquisition by the Borrower) on the following basis:

(A) The Borrower shall have the right to make a voluntary prepayment of Term Loans, solely for cash consideration, at a discount to par (such prepayment, the “Discounted Term Loan Prepayment”) pursuant to a Borrower Offer of Specified Discount Prepayment, Borrower Solicitation of Discount Range Prepayment Offers or Borrower Solicitation of Discounted Prepayment Offers, in each case made in accordance with this Section 2.11(a)(ii); provided that the Borrower shall not initiate any action under this Section 2.11(a)(ii) in order to make a Discounted Term Loan Prepayment unless (I) at least five (5) Business Days shall have passed since the consummation of the most recent Discounted Term Loan Prepayment as a result of a prepayment made by the Borrower on the applicable Discounted Prepayment Effective Date; or (II) at least three (3) Business Days shall have passed since the date the Borrower was notified that no Term Lender was willing to accept any prepayment of any Term Loan at the Specified Discount, within the Discount Range or at any discount to par value, as applicable, or in the case of a Borrower Solicitation of Discounted Prepayment Offers, the date of the Borrower’s election not to accept any Solicited Discounted Prepayment Offers.

(B) (1) Subject to the proviso to subsection (A) above, the Borrower may from time to time offer to make a Discounted Term Loan Prepayment, solely for cash consideration, by providing the Auction Agent with three (3) Business Days’ notice in the form of a Specified Discount Prepayment Notice; provided that (I) any such offer shall be made available, at the sole discretion of the Borrower, to each Term Lender and/or each Lender with respect to any Class of Term Loans on an individual Class basis (but, for the avoidance of doubt, pro rata to all Lenders within such Class and on the same terms), (II) any such offer shall specify the aggregate principal amount offered to be prepaid (the “Specified Discount Prepayment Amount”) with respect to each applicable Class, the Class or Classes of Term Loans subject to such offer and the specific percentage discount to par (the “Specified Discount”) of such Term Loans to be prepaid (it being understood that different Specified Discounts and/or Specified Discount Prepayment Amounts may be offered with respect to different Classes of Term Loans and, in such an event, each such offer will be treated as a separate offer pursuant to the terms of this Section), (III) the Specified Discount Prepayment Amount shall be in an aggregate amount not less than $1,000,000 and whole increments of $500,000 in excess thereof and (IV) each such offer shall remain outstanding through the Specified Discount Prepayment Response Date. The Auction Agent will promptly provide each relevant Term Lender with a copy of such Specified Discount Prepayment Notice and a form of the Specified Discount Prepayment Response to be completed and returned by each such Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m., New York time, on the third Business Day after the date of delivery of such notice to the relevant Term Lenders (the “Specified Discount Prepayment Response Date”).

(2) Each relevant Term Lender receiving such offer shall notify the Auction Agent (or its delegate) by the Specified Discount Prepayment Response Date whether or not it agrees to accept a prepayment of any of its relevant then outstanding Term Loans at the Specified Discount and, if so (such accepting Term Lender, a “Discount Prepayment Accepting Lender”), the amount and the Classes of such Lender’s Term Loans to be prepaid at such Specified Discount. Each acceptance of a Discounted Term Loan Prepayment by a Discount Prepayment Accepting Lender shall be irrevocable. Any Term Lender whose Specified Discount Prepayment Response is not received by the Auction Agent by the Specified Discount Prepayment Response Date shall be deemed to have declined to accept the applicable Borrower Offer of Specified Discount Prepayment.

(3) If there is at least one Discount Prepayment Accepting Lender, the Borrower will make prepayment of outstanding Term Loans pursuant to this subsection (B) to each Discount Prepayment Accepting Lender in accordance with the respective outstanding amount and Classes of Term Loans specified in such Lender’s Specified Discount Prepayment Response given pursuant to subsection (2); provided that, if the aggregate principal amount of Term Loans accepted for prepayment by all Discount Prepayment Accepting Lenders exceeds the Specified Discount Prepayment Amount, such prepayment shall be made pro-rata among the Discount Prepayment Accepting Lenders in accordance with the respective principal amounts accepted to be prepaid by each such Discount Prepayment Accepting Lender and the Auction Agent (in consultation with the Borrower and subject to rounding requirements of the Auction Agent made in its reasonable discretion) will calculate such proration (the “Specified Discount Proration”). The Auction Agent shall promptly, and in any case within three (3) Business Days following the Specified Discount Prepayment Response Date, notify (I) the Borrower of the respective Term Lenders’ responses to such offer, the Discounted Prepayment Effective Date and the aggregate principal amount of the Discounted Term Loan Prepayment and the Classes to be

prepaid, (II) each Term Lender of the Discounted Prepayment Effective Date, and the aggregate principal amount and the Classes of Term Loans to be prepaid at the Specified Discount on such date and (III) each Discount Prepayment Accepting Lender of the Specified Discount Proration, if any, and confirmation of the principal amount, Class and Type of Loans of such Lender to be prepaid at the Specified Discount on such date. Each determination by the Auction Agent of the amounts stated in the foregoing notices to the Borrower and Lenders shall be conclusive and binding for all purposes absent manifest error.

(C) (1) Subject to the proviso to subsection (A) above, the Borrower may from time to time solicit Discount Range Prepayment Offers, solely for cash consideration, by providing the Auction Agent with three (3) Business Days’ notice in the form of a Discount Range Prepayment Notice; provided that (I) any such solicitation shall be extended, at the sole discretion of the Borrower, to each Term Lender and/or each Lender with respect to any Class of Loans on an individual Class basis (but, for the avoidance of doubt, pro rata to all Lenders within such Class and on the same terms), (II) any such notice shall specify the maximum aggregate principal amount of the relevant Term Loans (the “Discount Range Prepayment Amount”), the Class or Classes of Term Loans subject to such offer and the maximum and minimum percentage discounts to par (the “Discount Range”) of the principal amount of such Term Loans with respect to each relevant Class of Term Loans willing to be prepaid by the Borrower (it being understood that different Discount Ranges and/or Discount Range Prepayment Amounts may be submitted with respect to different Classes of Term Loans and, in such an event, each such offer will be treated as a separate offer pursuant to the terms of this Section), (III) the Discount Range Prepayment Amount shall be in an aggregate amount not less than $1,000,000 and whole increments of $500,000 in excess thereof and (IV) each such solicitation by the Borrower shall remain outstanding through the Discount Range Prepayment Response Date. The Auction Agent will promptly provide each relevant Term Lender with a copy of such Discount Range Prepayment Notice and a form of the Discount Range Prepayment Offer to be submitted by a responding relevant Term Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m., New York City time, on the third Business Day after the date of delivery of such notice to the relevant Term Lenders (the “Discount Range Prepayment Response Date”). Each relevant Term Lender’s Discount Range Prepayment Offer shall be irrevocable and shall specify a discount to par within the Discount Range (the “Submitted Discount”) at which such Term Lender is willing to allow prepayment of any or all of its then outstanding Term Loans of the applicable Class or Classes and the maximum aggregate principal amount and Classes of such Lender’s Term Loans (the “Submitted Amount”) (it being understood that different Submitted Discounts may be specified in respect of different portions of the Submitted Amount) such Lender is willing to have prepaid at the Submitted Discount. Any Term Lender whose Discount Range Prepayment Offer is not received by the Auction Agent by the Discount Range Prepayment Response Date shall be deemed to have declined to accept a Discounted Term Loan Prepayment of any of its Term Loans at any discount to their par value within the Discount Range.

(2) The Auction Agent shall review all Discount Range Prepayment Offers received on or before the applicable Discount Range Prepayment Response Date and shall determine (in consultation with the Borrower and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) the Applicable Discount and Term

Loans to be prepaid at such Applicable Discount in accordance with this subsection (C). The Borrower agrees to accept on the Discount Range Prepayment Response Date all Discount Range Prepayment Offers received by Auction Agent by the Discount Range Prepayment Response Date, in the order from the Submitted Discount that is the largest discount to par to the Submitted Discount that is the smallest discount to par, up to and including the Submitted Discount that is the smallest discount to par within the Discount Range (such Submitted Discount that is the smallest discount to par within the Discount Range being referred to as the “Applicable Discount”) which yields a Discounted Term Loan Prepayment in an aggregate principal amount equal to the lower of (I) the Discount Range Prepayment Amount and (II) the sum of all Submitted Amounts. Each Lender that has submitted a Discount Range Prepayment Offer to accept prepayment at a discount to par that is larger than or equal to the Applicable Discount shall be deemed to have irrevocably consented to prepayment of Term Loans equal to its Submitted Amount (subject to any required proration pursuant to the following subsection (3)) at the Applicable Discount (each such Lender, a “Participating Lender”).

(3) If there is at least one Participating Lender, the Borrower will prepay the respective outstanding Term Loans of each Participating Lender in the aggregate principal amount and of the Classes specified in such Lender’s Discount Range Prepayment Offer at the Applicable Discount; provided that if the Submitted Amount by all Participating Lenders offered at a discount to par greater than or equal to the Applicable Discount exceeds the Discount Range Prepayment Amount, prepayment of the principal amount of the relevant Term Loans for those Participating Lenders whose Submitted Discount is a discount to par greater than or equal to the Applicable Discount (the “Identified Participating Lenders”) shall be made pro rata among the Identified Participating Lenders in accordance with the Submitted Amount of each such Identified Participating Lender and the Auction Agent (in consultation with the Borrower and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) will calculate such proration (the “Discount Range Proration”). The Auction Agent shall promptly, and in any case within five (5) Business Days following the Discount Range Prepayment Response Date, notify (I) the Borrower of the respective Term Lenders’ responses to such solicitation, the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate principal amount of the Discounted Term Loan Prepayment and the Classes to be prepaid, (II) each Term Lender of the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate principal amount and Classes of Term Loans to be prepaid at the Applicable Discount on such date, (III) each Participating Lender of the aggregate principal amount and Classes of such Lender to be prepaid at the Applicable Discount on such date, and (IV) if applicable, each Identified Participating Lender of the Discount Range Proration. Each determination by the Auction Agent of the amounts stated in the foregoing notices to the Borrower and Lenders shall be conclusive and binding for all purposes absent manifest error.

(D) (1) Subject to the proviso to subsection (A) above, the Borrower may from time to time solicit Solicited Discounted Prepayment Offers, solely for cash consideration, by providing the Auction Agent with three (3) Business Days’ notice in the form of a Solicited Discounted Prepayment Notice; provided that (I) any such solicitation shall be extended, at the sole discretion of the Borrower, to each Term Lender and/or each Lender with respect to any Class of Term Loans on an individual Class basis (but, for the avoidance of doubt, pro rata to all Lenders within such Class and on the same terms), (II) any such notice shall specify the maximum aggregate dollar amount of the Term Loans (the “Solicited Discounted Prepayment Amount”) and the Class or Classes of Term Loans the Borrower is willing to prepay at a discount (it being understood that different Solicited Discounted Prepayment Amounts may be offered with respect to different Classes of Term Loans and, in such an event, each such offer will be treated as a separate offer pursuant to the terms of this Section), (III) the Solicited Discounted Prepayment Amount shall be in an aggregate amount not less than $1,000,000 and whole increments of $500,000 in excess thereof and (IV) each such solicitation by the Borrower shall remain outstanding through the Solicited Discounted Prepayment Response Date. The Auction Agent will promptly provide each relevant Term Lender with a copy of such Solicited Discounted Prepayment Notice and a form of the Solicited Discounted Prepayment Offer to be submitted by a responding Term Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m., New York City time on the third Business Day after the date of delivery of such notice to the relevant Term Lenders (the “Solicited Discounted Prepayment Response Date”). Each Term Lender’s Solicited Discounted Prepayment Offer shall (x) be irrevocable, (y) remain outstanding until the Acceptance Date, and (z) specify both a discount to par (the “Offered Discount”) at which such Term Lender is willing to allow prepayment of its then outstanding Term Loan and the maximum aggregate principal amount and Classes of such Term Loans (the “Offered Amount”) such Lender is willing to have prepaid at the Offered Discount. Any Term Lender whose Solicited Discounted Prepayment Offer is not received by the Auction Agent by the Solicited Discounted Prepayment Response Date shall be deemed to have declined prepayment of any of its Term Loans at any discount.

(2) The Auction Agent shall promptly provide the Borrower with a copy of all Solicited Discounted Prepayment Offers received on or before the Solicited Discounted Prepayment Response Date. The Borrower shall review all such Solicited Discounted Prepayment Offers and select the largest of the Offered Discounts specified by the relevant responding Term Lenders in the Solicited Discounted Prepayment Offers that is acceptable to the Borrower (the “Acceptable Discount”), if any. If the Borrower elects to accept any Offered Discount as the Acceptable Discount, then as soon as practicable after the determination of the Acceptable Discount, but in no event later than by the third Business Day after the date of receipt by the Borrower from the Auction Agent of a copy of all Solicited Discounted Prepayment Offers pursuant to the first sentence of this subsection (2) (the “Acceptance Date”), the Borrower shall submit an Acceptance and Prepayment Notice to the Auction Agent setting forth the Acceptable Discount. If the Auction Agent shall fail to receive an Acceptance and Prepayment Notice from the Borrower by the Acceptance Date, the Borrower shall be deemed to have rejected all Solicited Discounted Prepayment Offers.

(3) Based upon the Acceptable Discount and the Solicited Discounted Prepayment Offers received by Auction Agent by the Solicited Discounted Prepayment Response Date, within three (3) Business Days after receipt of an Acceptance and Prepayment Notice (the “Discounted Prepayment Determination Date”), the Auction Agent will determine (in consultation with the Borrower and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) the aggregate principal amount and the Classes of Term Loans (the “Acceptable Prepayment Amount”) to be prepaid by the Borrower at the Acceptable Discount in accordance with this subsection (D). If the Borrower elects to accept any Acceptable Discount, then the Borrower agrees to accept all Solicited Discounted Prepayment Offers received by Auction Agent by the Solicited Discounted Prepayment Response Date, in the order from largest Offered Discount to smallest Offered Discount, up to and including the Acceptable Discount. Each Lender that has submitted a Solicited Discounted Prepayment Offer with an Offered Discount that is greater than or equal to the Acceptable Discount shall be deemed to have irrevocably consented to prepayment of Term Loans equal to its Offered Amount (subject to any required pro rata reduction pursuant to the following sentence) at the Acceptable Discount (each such Lender, a “Qualifying Lender”). The Borrower will prepay outstanding Term Loans pursuant to this subsection (D) to each Qualifying Lender in the aggregate principal amount and of the Classes specified in such Lender’s Solicited Discounted Prepayment Offer at the Acceptable Discount; provided that if the aggregate Offered Amount by all Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount exceeds the Solicited Discounted Prepayment Amount, prepayment of the principal amount of the Term Loans for those Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount (the “Identified Qualifying Lenders”) shall be made pro rata among the Identified Qualifying Lenders in accordance with the Offered Amount of each such Identified Qualifying Lender and the Auction Agent (in consultation with the Borrower and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) will calculate such proration (the “Solicited Discount Proration”). On or prior to the Discounted Prepayment Determination Date, the Auction Agent shall promptly notify (I) the Borrower of the Discounted Prepayment Effective Date and Acceptable Prepayment Amount comprising the Discounted Term Loan Prepayment and the Classes to be prepaid, (II) each Term Lender of the Discounted Prepayment Effective Date, the Acceptable Discount, and the Acceptable Prepayment Amount of all Term Loans and the Classes to be prepaid at the Applicable Discount on such date, (III) each Qualifying Lender of the aggregate principal amount and the Classes of such Lender to be prepaid at the Acceptable Discount on such date, and (IV) if applicable, each Identified Qualifying Lender of the Solicited Discount Proration. Each determination by the Auction Agent of the amounts stated in the foregoing notices to such Borrower and Lenders shall be conclusive and binding for all purposes absent manifest error.

(E) In connection with any Discounted Term Loan Prepayment, the Borrower and the Lenders acknowledge and agree that the Auction Agent may require as a condition to any Discounted Term Loan Prepayment, the payment of such fees and expenses from the Borrower as may be separately agreed between the Borrower and the Auction Agent in connection therewith.

(F) If any Term Loan is prepaid in accordance with paragraphs (B) through (D) above, the Borrower shall prepay such Term Loans on the Discounted Prepayment Effective Date. The Borrower shall make such prepayment to the Administrative Agent, for the account of the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable, at the Administrative Agent’s office in Same Day Funds not later than 12:00 noon (New York City time) on the Discounted Prepayment Effective Date and all such prepayments shall be applied to the remaining principal installments of the relevant Class of Term Loans on a pro rata basis across such installments (including the installment due on the Term Loan Maturity Date of such Class). The Term Loans so prepaid shall be accompanied by all accrued and unpaid interest on the par principal amount so prepaid up to, but not including, the Discounted Prepayment Effective Date. Each prepayment of the outstanding Term Loans pursuant to this Section 2.11(a)(ii) shall be paid to the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable. The aggregate principal amount of the Classes and installments of the relevant Term Loans outstanding shall be deemed reduced by the full par value of the aggregate principal amount of the Classes of Term Loans prepaid on the Discounted Prepayment Effective Date in any Discounted Term Loan Prepayment.

(G) To the extent not expressly provided for herein, each Discounted Term Loan Prepayment shall be consummated pursuant to procedures consistent with the provisions in this Section 2.11(a)(ii), established by the Auction Agent acting in its reasonable discretion and as reasonably agreed by the Borrower.

(H) Notwithstanding anything in any Loan Document to the contrary, for purposes of this Section 2.11(a)(ii), each notice or other communication required to be delivered or otherwise provided to the Auction Agent (or its delegate) shall be deemed to have been given upon Auction Agent’s (or its delegate’s) actual receipt during normal business hours of such notice or communication; provided that any notice or communication actually received outside of normal business hours shall be deemed to have been given as of the opening of business on the next Business Day.

(I) Each of the Borrower and the Lenders acknowledges and agrees that the Auction Agent may perform any and all of its duties under this Section 2.11(a)(ii) by itself or through any Affiliate of the Auction Agent and expressly consents to any such delegation of duties by the Auction Agent to such Affiliate and the performance of such delegated duties by such Affiliate. The exculpatory provisions pursuant to this Agreement shall apply to each Affiliate of the Auction Agent and its respective activities in connection with any Discounted Term Loan Prepayment provided for in this Section 2.11(a)(ii) as well as activities of the Auction Agent.

(J) The Borrower shall have the right, by written notice to the Auction Agent, to revoke in full (but not in part) its offer to make a Discounted Term Loan Prepayment and rescind the applicable Specified Discount Prepayment Notice, Discount Range Prepayment Notice or Solicited Discounted Prepayment Notice therefor at its discretion at any time on or prior to the applicable Specified Discount Prepayment Response Date (and if such offer is revoked pursuant to the preceding clauses, any failure by such Borrower to make any prepayment to a Term Lender, as applicable, pursuant to this Section 2.11(a)(ii) shall not constitute a Default or Event of Default under Section 7.01 or otherwise).

(b) On each occasion that a Prepayment Event occurs, the Borrower shall, within five Business Days after the receipt of Net Cash Proceeds therefrom, offer to prepay (or, in the case of a Debt Incurrence Prepayment Event, prepay), in accordance with Section 2.11(d), Term Loans in an aggregate amount equal to 100% of the amount of such Net Cash Proceeds; provided, that, in the case of Net Cash Proceeds from an Asset Sale Prepayment Event or a Casualty Prepayment Event, the Borrower may use a portion of such Net Cash Proceeds to prepay, redeem, defease or repurchase any Indebtedness secured by a Lien on Collateral ranking equal in priority to the Liens on such Collateral securing the Secured Obligations (but without regard to the control of remedies), to the extent that the applicable documentation with respect to such Indebtedness requires the issuer or borrower under such Indebtedness to prepay or make an offer to prepay, redeem, repurchase, acquire or make similar payment or defease such Indebtedness with the proceeds of such Prepayment Event, in each case in an amount not to exceed the product of (x) the amount of such Net Cash Proceeds multiplied by (y) a fraction, the numerator of which is the outstanding principal amount of such Indebtedness constituting First Lien Obligations and with respect to which such a requirement to prepay or make an offer to prepay, redeem, repurchase, acquire or make similar payment or defease exists and the denominator of which is the sum of the outstanding principal amount of such Indebtedness and the outstanding principal amount of Term Loans.

(c) Commencing with the first anniversary of the Effective Date and annually each year thereafter (each such date, a “Cash Sweep Payment Date”), the Borrower shall prepay Term Loans at par in accordance with Section 2.11(d) in an aggregate amount (the “Cash Sweep Amount”) equal to (x) the amount of Unrestricted Cash of the Borrower and its Subsidiaries (calculated based on a 10-day average for the last 10 calendar days of the first quarter of such Fiscal Year (the “Cash Sweep Averaging Period”)) in excess of the Cash Sweep Threshold, minus (y) in each case at the Borrower’s option, (i) cash amounts to be paid within the next twelve months in connection with any acquisitions or third-party Investments pursuant to a signed agreement or letter of intent that have not closed as of the applicable Cash Sweep Payment Date, (ii) without duplication of the foregoing clause (i), the amount of principal payments required to be made on the Initial Term Loans within the next twelve months following the applicable Cash Sweep Payment Date, and (iii) cash amounts paid in respect of acquisitions or other investments (excluding capital expenditures) or any prepayment or redemption of Indebtedness, in each case, made on or after the last day of the applicable Cash Sweep Averaging Period and prior to the applicable Cash Sweep Payment Date; provided, further, that, in the case that any Cash Sweep Amount is required to be offered to prepay any Term Loans, the Borrower may use cash in an amount not to exceed the Cash Sweep Amount required to be offered to prepay the Term Loans to prepay, redeem, defease, acquire, repurchase or make a similar payment to any Permitted Equal Priority Refinancing Debt secured by a Lien on the Collateral that ranks equal in priority to the Liens on such Collateral securing the Secured Obligations (but without regard to the control of remedies), in each case the documentation with respect to which requires the issuer or borrower under such Indebtedness to prepay or make an offer to prepay, redeem, repurchase, defease, acquire or satisfy and discharge such Indebtedness with a percentage of Cash Sweep Amount, in each case in an amount not to exceed the product of (1) the Cash Sweep Amount required to be offered to prepay the Term Loans multiplied by (2) a fraction, the numerator of which is the outstanding principal amount of Permitted Equal Priority Refinancing Debt secured by a Lien on the Collateral that ranks equal in priority to the Liens on such Collateral securing the Secured Obligations (but without regard to the control of remedies) and with respect to which such a requirement to prepay or make an offer to prepay, redeem, repurchase, defease, acquire or satisfy and discharge exists and the denominator of which is the sum of the outstanding principal amount of such Permitted Equal Priority Refinancing Debt and the outstanding principal amount of Term Loans.

(d) (i) Subject to clause (ii) of this Section 2.11(d) and the provisos to each of Section 2.11(b) and (c), (A) each prepayment of Term Loans required by Sections 2.11(b) and (c) (other than in connection with a Debt Incurrence Prepayment Event referred to in the parenthetical in the definition of such term) shall be allocated to the Classes of Term Loans outstanding, pro rata, based upon the applicable remaining installments of principal due in respect of each such Class of Term Loans, shall be applied pro rata to Lenders within each Class, based upon the outstanding principal amounts owing to each such Lender under each such Class of Term Loans and shall be applied to reduce such scheduled installments of principal within each such Class in accordance with Section 2.11(f) and (B) each prepayment of Term Loans required by Section 2.11(b) in connection with a Debt Incurrence Prepayment Event referred to in the parenthetical in the definition of such term shall be allocated to any Class of Term Loans outstanding as directed by the Borrower, shall be applied pro rata to Lenders within each Class, based upon the outstanding principal amounts owing to each such Lender under each such Class of Term Loans and shall be applied to reduce such scheduled installments of principal within each such Class in accordance with Section 2.11(f); provided that, with respect to the allocation of such prepayments under clause (A) above only between an original Term Loan Class and Extended Term Loans of the same original Class, the Borrower may allocate such prepayments as the Borrower may specify, subject to the limitation that the Borrower shall not allocate to Extended Term Loans of any such Class any such mandatory prepayment under such clause (A) unless such prepayment is accompanied by at least a pro rata prepayment, based upon the applicable remaining installments of principal due in respect thereof, of the Term Loans of the original existing Term Loan Class, if any, from which such Extended Term Loans were converted or exchanged (or such Term Loans of the original existing Term Loan Class have otherwise been repaid in full).

(ii) With respect to each such prepayment required by Section 2.11(b) and (c) (other than any Debt Incurrence Prepayment Event), (A) the Borrower will, not later than the date specified in such Sections for offering to make such prepayment, give the Administrative Agent telephonic notice (promptly confirmed by delivery to the Administrative Agent of a Notice of Prepayment signed by a Responsible Officer of the Borrower) requesting that the Administrative Agent provide notice of such prepayment to each Lender of Term Loans and the Administrative Agent will promptly provide such notice to each Lender of Term Loans, (B) other than if such prepayment arises due to a Debt Incurrence Prepayment Event or Section 2.11(c), each Lender of Term Loans will have the right to refuse any such prepayment by giving written notice of such refusal to the Administrative Agent and the Borrower within five Business Days after such Lender’s receipt of notice from the Administrative Agent of such prepayment (and the Borrower shall not prepay any Term Loans until the date that is specified in clause (C) below) (such amounts, the “Declined Amounts”), (C) the Borrower will make all such prepayments not so refused upon the tenth Business Day after the Lender received first notice of prepayment from the Administrative Agent and (D) thereafter, Declined Amounts shall be retained by the Borrower.

(e) The Borrower shall notify the Administrative Agent by telephone (immediately confirmed by delivery to the Administrative Agent of a Notice of Prepayment signed by a Responsible Officer of the Borrower) of any prepayment under Section 2.11(a)(i) (i) in the case of prepayment of a Term SOFR Borrowing, not later than 12:00 noon, New York City time, two Business Days before the date of prepayment, or (ii) in the case of prepayment of an ABR Borrowing, not later than 12:00 noon, New York City time, on the date of prepayment, which shall be a Business Day. Each such telephonic notice and Notice of Prepayment shall specify the prepayment date and principal amount of each Borrowing or portion thereof to be prepaid. Promptly following receipt of any such Notice of Prepayment, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.

(f) Any prepayment of a Term Loan Borrowing of any Class (i) pursuant to Section 2.11(a)(i) or pursuant to a Debt Incurrence Prepayment Event shall be applied to reduce the subsequent scheduled and outstanding repayments of the Term Loan Borrowings of such Class to be made pursuant to this Section as directed by the Borrower (or, absent such direction, in direct order of maturity) and the Borrower may designate the Types of Loans that are to be prepaid and the specific Borrowing(s) pursuant to which made and (ii) pursuant to Section 2.11(b) (other than a Debt Incurrence Prepayment Event) or Section 2.11(c) shall be applied, subject to Section 2.11(d), to reduce the subsequent scheduled and outstanding repayments of the Term Loan Borrowings of such Class to be made pursuant to this Section in direct order of maturity and the Borrower may designate the Types of Loans that are to be prepaid and the specific Borrowing(s) pursuant to which made.

(g) (i) With respect to each prepayment of Revolving Loans, Extended Revolving Loans and Incremental Revolving Loans elected by the Borrower pursuant to Section 2.11(a)(i), the Borrower may designate (A) the Class and Types of Loans that are to be prepaid and the specific Borrowing(s) pursuant to which made and (B) the Revolving Loans, Extended Revolving Loans or Incremental Revolving Loans to be prepaid; provided that (x) each prepayment of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans of such Class (except that any prepayment made in connection with a reduction of the Commitments of such Class pursuant to Section 2.08(b) shall be applied pro rata based on the amount of the reduction in the Commitments of such Class of each applicable Lender), and (y) notwithstanding the provisions of the preceding clause (x), at the option of the Borrower, no prepayment made pursuant to Section 2.11(a)(i) of Revolving Loans, Extended Revolving Loans or Incremental Revolving Loans shall be applied to the Loans of any Defaulting Lender.

(ii) With respect to each mandatory reduction and termination of Revolving Commitments, Incremental Revolving Commitments or Extended Revolving Commitments required by clause (ii) of the proviso to Section 2.20(b), the Borrower may designate (A) the Classes of Commitments to be reduced and terminated and (B) the corresponding Classes of Loans to be prepaid; provided that (x) any such reduction and termination shall apply proportionately and permanently to reduce the Commitments of each of the Lenders within any such Class, and (y) after giving effect to such termination or reduction and to any prepayments of Loans or cancellation or cash collateralization of letters of credit made on the date of each such reduction and termination in accordance with this Agreement, the aggregate amount of such Lenders’ credit exposures shall not exceed the remaining Commitments of such Lenders’ in respect of the Class reduced and terminated. In connection with any such termination or reduction, to the extent necessary, the participations hereunder in outstanding Letters of Credit may be required to be reallocated and related loans outstanding prepaid and then reborrowed, in each case in the manner contemplated by the last three sentences of Section 2.20(c) (as modified to account for a termination or reduction, as opposed to an increase, of such Commitment).

(h) Notwithstanding any other provisions in Sections 2.11(b) (A) to the extent that any or all of the Net Cash Proceeds of any Asset Sale Prepayment Event by a Foreign Subsidiary giving rise to a prepayment event pursuant to Section 2.11(b) (a “Foreign Subsidiary Disposition”), the Net Cash Proceeds of any Casualty Prepayment Event from a Foreign Subsidiary giving rise to a prepayment event pursuant to Section 2.11(b) (a “Foreign Subsidiary Casualty Prepayment Event”), are prohibited or delayed by applicable local law from being repatriated to the United States or from being distributed to a U.S. Loan Party, the portion of such Net Cash Proceeds so affected will not be required to be applied to prepay Term Loans at the times provided in this Section 2.11 but may be retained by the applicable Foreign Subsidiary so long, but only so long, as the applicable local law will not permit repatriation to the United States or distribution to a U.S. Loan Party (the Borrower hereby agreeing to use commercially reasonable efforts to cause the applicable Foreign Subsidiary to promptly take all actions reasonably required by the applicable local law to permit such repatriation or distribution), and once such repatriation or distribution of any of such affected Net Cash Proceeds is permitted under the applicable local law, such repatriation or distribution will be immediately effected and such repatriated Net Cash Proceeds will be promptly (and in any event not later than two (2) Business Days after such repatriation or distribution) applied (net of additional Taxes payable or reserved against as a result thereof) to the repayment of the Term Loans pursuant to this Section 2.11 to the extent provided herein; and (B) to the extent that the Borrower has determined in good faith that repatriation or distribution of any of or all the Net Cash Proceeds of any Foreign Subsidiary Disposition or any Foreign Subsidiary Casualty Prepayment Event would have material adverse tax consequences (taking into account any foreign Tax credit or benefit actually realized in connection with such repatriation) with respect to such Net Cash Proceeds, the Net Cash Proceeds so affected will not be required to be applied to repay Term Loans at the times provided in this Section 2.11 but may be retained by the applicable Foreign Subsidiary unless and until such material adverse tax consequences would no longer result from such repatriation or distribution.

(i) Notwithstanding any other provisions in Sections 2.11(c), to the extent that any or all of the Unrestricted Cash held by a Foreign Subsidiary giving rise to a prepayment event pursuant to Section 2.11(c) (any such amounts, “Affected Amounts”) (A) is prohibited or delayed by applicable local law from being repatriated to the United States or from being distributed to a U.S. Loan Party, the Affected Amounts will not be required to be applied to prepay Term Loans at the times provided in Section 2.11(c) but may be retained by the applicable Foreign Subsidiary so long, but only so long, as the applicable local law will not permit repatriation to the United States or distribution to a U.S. Loan Party (the Borrower hereby agreeing to use commercially reasonable efforts to cause the applicable Foreign Subsidiary to promptly take all actions reasonably required by the applicable local law to permit such repatriation or distribution) and once such repatriation or distribution of any of such Affected Amounts is permitted under the applicable local law, such repatriation or distribution will be immediately effected and such repatriated Net Cash Proceeds will be promptly (and in any event not later than two (2) Business Days after such repatriation or distribution) applied (net of additional Taxes payable or reserved against as a result thereof) to the repayment of the Term Loans pursuant to this Section 2.11 to the extent provided herein; provided, notwithstanding the foregoing, that (x) in the event the Borrower or any Domestic Subsidiary holds an amount of Unrestricted Cash on the date of such payment equal to such Affected Amounts described in this clause (A), the Borrower or such Domestic Subsidiary will be required to utilize those amounts to prepay Term Loans at the times provided in this Section 2.11 (which, for the avoidance of doubt, will not require the Foreign Subsidiary to repatriate to the United States or distribute to a U.S. Loan Party an amount of cash equal to the amount that was utilized to prepay Term Loans in accordance with this proviso) and (y) any such payment by the Borrower or such Domestic Subsidiary pursuant to the foregoing clause (x) shall only be required in an amount equal to the lesser of (i) the Affected Amounts described in clause (A) and (ii) the amount Unrestricted Cash held by the Borrower and its Domestic Subsidiaries, collectively, in excess of $30,000,000, and (B) would have material adverse tax consequences (taking into account any foreign Tax credit or benefit actually realized in connection with such repatriation) as a result of the repatriation or distribution of any of or all the Affected Amounts as determined by the Borrower in good faith, the Affected Amounts will not be required to be applied to repay Term Loans at the times provided in this Section 2.11 but may be retained by the applicable Foreign Subsidiary unless and until such material adverse tax consequences would no longer result from such repatriation or distribution.

SECTION 2.12. Fees.

(a) [Reserved].

(b) [Reserved].

(c) [Reserved].

(d) The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(e) Notwithstanding the foregoing, and subject to Section 2.22, the Borrower shall not be obligated to pay any amounts to any Defaulting Lender pursuant to this Section 2.12, nor shall any such amounts accrue.

(f) In the event that any Applicable Premium Triggering Event occurs with respect to any of the Initial Term Loans, the Borrower shall pay a premium to the Administrative Agent, for the ratable account of each of the applicable Initial Term Lenders, in an amount equal to (i) if such Applicable Premium Triggering Event occurs from the Effective Date to and including the date that is 18 months after the Effective Date (the “Par Call Date”), a fee on the principal amount of Initial Term Loans that are the subject of the Applicable Premium Triggering Event equal to (x) with respect to up to $200,000,000 aggregate principal amount of Initial Term Loans that are subject to the Applicable Premium Triggering Event during such 18-month period, 0% and (y) for any aggregate principal amount of Initial Term Loans in excess of $200,000,000 that are subject to the Applicable Premium Triggering Event (but only with respect to such excess), 2.00% of such aggregate principal amount, (ii) from the Par Call Date to and including the second anniversary of the Effective Date, a 2.00% fee on the principal amount of Initial Term Loans that are the subject of the Applicable Premium Triggering Event, (iii) from the second anniversary of the Effective Date to and including the third anniversary of the Effective Date, a 1.00% fee on the principal amount of Initial Term Loans that are the subject of the Applicable Premium Triggering Event and (iv) thereafter, 0% (such amounts referred to in this paragraph, the “Applicable Premium”). Any Applicable Premium payable in accordance with this Section 2.12(f) shall be presumed to be equal to the liquidated damages sustained by the Lenders holding Initial Term Loans as the result of the occurrence of the event giving rise to such payment, and the Loan Parties agree that it is reasonable under the circumstances currently existing. THE LOAN PARTIES EXPRESSLY WAIVE THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING APPLICABLE PREMIUM IN CONNECTION WITH ANY SUCH EVENT. The Loan Parties expressly agree that (i) the Applicable Premium is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel, (ii) the Applicable Premium shall be payable notwithstanding the then prevailing market rates at the time payment is made, (iii) there has been a course of conduct between Lenders holding Initial Term Loans and the Loan Parties giving specific consideration in this transaction for such agreement to pay the Applicable Premium, (iv) the Loan Parties shall be estopped hereafter from claiming differently than as agreed to in this Section 2.12(f), (v) their agreement to pay the Applicable Premium is a material inducement to the Lenders to provide the Initial Term Loans, and (vi) the Applicable Premium represents a good faith, reasonable estimate and calculation of the lost profits or damages of the Lenders holding Initial Term Loans and that it would be impractical and extremely difficult to ascertain the actual amount of damages to such Lenders or profits lost by such Lenders as a result of the event giving rise to the Applicable Premium. Any payment of Applicable Premium under this clause (f) shall be due and payable on the date of each such Applicable Premium Triggering Event.

(g) Unless otherwise indicated herein, all computations of fees shall be made on the basis of a 360-day year and shall be payable for the actual days elapsed (including the first day but excluding the last day). Each determination by the Administrative Agent of a fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

SECTION 2.13. Interest.

(a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) The Loans comprising each Term SOFR Borrowing shall bear interest at Term SOFR for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) Notwithstanding the foregoing, during the continuance of any Event of Default pursuant to Section 7.01(a), (b), (h) or (i), if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2.00% per annum plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2.00% per annum plus the rate applicable to ABR Revolving Loans as provided in paragraph (a) of this Section; provided that no amount shall be payable pursuant to this Section 2.13(c) to a Defaulting Lender so long as such Lender shall be a Defaulting Lender; provided further that no amounts shall accrue pursuant to this Section 2.13(c) on any overdue amount, reimbursement obligation in respect of any LC Disbursement or other amount payable to a Defaulting Lender so long as such Lender shall be a Defaulting Lender.

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Revolving Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Term SOFR Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate when such rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Term SOFR shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.14. Alternate Rate of Interest. (a) If at least two Business Days prior to the commencement of any Interest Period for a Term SOFR Borrowing:

(i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining Term SOFR for such Interest Period; or

(ii) the Administrative Agent is advised by the Required Lenders that Term SOFR for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or facsimile as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, which the Administrative Agent agrees to do promptly thereafter, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Term SOFR Borrowing shall be ineffective and (ii) if any Notice of Borrowing requests a Term SOFR Borrowing in Dollars, then such Borrowing shall be made as an ABR Borrowing; provided, however, that, in each case, the Borrower may revoke any Notice of Borrowing that is pending when such notice is received.

(b) Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Borrower and Administrative Agent determine in good faith, or the Borrower and Required Lenders notify the Administrative Agent that the Borrower and Required Lenders (as applicable) have determined, that:

(i) adequate and reasonable means do not exist for ascertaining Term SOFR for any Interest Period hereunder or any other tenors of Term SOFR, including, without limitation, because the Term SOFR Screen Rate is not available or published on a current basis, and such circumstances are unlikely to be temporary; or

(ii) CME or any successor administrator of the Term SOFR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent or such administrator ceased permanently or indefinitely to use Term SOFR or the Term SOFR Screen Rate for similarly situated borrowers under Dollar-denominated syndicated credit facilities as the Facilities; provided that, at such time, there is no successor administrator that will continue to provide Term SOFR after such specific date (such specific date, the “Scheduled Unavailability Date”); or

(iii) CME or any successor administrator of the Term SOFR Screen Rate or a Governmental Authority having jurisdiction over such administrator has ceased to provide Term SOFR or has made a public statement announcing that all Interest Periods and other tenors of Term SOFR are no longer representative; or

(iv) at least five (5) currently outstanding syndicated loans for similarly situated borrowers under syndicated credit facilitates in the same currencies as the Facilities are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace Term SOFR, each available for review (including by way of availability through posting on DebtDomain, Intralinks, Debt X, SyndTrak Online or by similar electronic means) and identified by each of the Administrative Agent and the Borrower, then, reasonably promptly after such determination by the Borrower and the Administrative Agent or receipt by the Administrative Agent of such notice, as applicable, the Administrative Agent and the Borrower may amend this Agreement solely for the purpose of replacing Term SOFR in accordance with this Section 2.14(b) with (x) one or more SOFR-Based Rates or (y) another alternate benchmark rate established by the Borrower and the Administrative Agent (acting at the Direction of the Required Lenders), giving due consideration to any evolving or then existing convention for similarly situated borrowers under Dollar-denominated syndicated credit facilities as the Facilities for such alternative benchmarks and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similarly situated borrowers under Dollar-denominated syndicated credit facilities as the Facilities for such benchmarks, which adjustment or method for calculating such adjustment shall be published on an information service as reasonably selected by the Administrative Agent (in consultation with the Borrower) from time to time in its reasonable discretion and may be periodically updated with the consent of the Borrower (the “Adjustment”; and any such proposed rate, a “Successor Rate”), and any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders (A) in the case of an amendment to replace Term SOFR with a rate described in clause (x), object to the Adjustment; or (B) in the case of an amendment to replace Term SOFR with a rate described in clause (y), object to such amendment; provided that, for the avoidance of doubt, in the case of clause (A), the Required Lenders shall not be entitled to object to any SOFR-Based Rate contained in any such amendment. Such Successor Rate shall be applied in a manner consistent with market practice as reasonably determined by the Administrative Agent; provided that, to the extent such market practice is not administratively feasible for the Administrative Agent, such Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent in consultation with the Borrower.

If no Successor Rate has been determined and the circumstances under clause (i) above exist or the Scheduled Unavailability Date has occurred (as applicable), the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Term SOFR Loans shall be suspended, (to the extent of the affected Term SOFR Loans or Interest Periods), and (y) the Term SOFR component shall no longer be utilized in determining the Alternate Base Rate. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Term SOFR Loans (to the extent of the affected Term SOFR Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of ABR Loans (subject to the foregoing clause (y)) in the amount specified therein.

Notwithstanding anything else herein, any definition of a Successor Rate shall provide that in no event shall such Successor Rate be less than (x) in the case of Initial Term Loans, 0.50% per annum for purposes of this Agreement and (y) otherwise, zero for purposes of this Agreement.

In connection with the implementation of a Successor Rate, the Administrative Agent with the consent of the Borrower will have the right to make Successor Rate Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Successor Rate Conforming Changes will become effective without any further action or consent of any other Lender party to this Agreement; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Successor Conforming Changes to the Lenders (with a copy to the Borrower) reasonably promptly after such amendment becomes effective.

SECTION 2.15. Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any Issuing Bank;

(ii) subject any Lender, Issuing Bank or the Administrative Agent to any Tax (other than any Indemnified Taxes and any Excluded Taxes) on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or any Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Term SOFR Loans or ABR Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or the Administrative Agent of making or maintaining any Term SOFR Loan or ABR Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender, Issuing Bank or the Administrative Agent of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or issue any Letter of Credit) or to reduce the amount of any sum received or receivable by such Lender, such Issuing Bank or the Administrative Agent hereunder (whether of principal, interest or otherwise), then, from time to time upon request of such Lender, such Issuing Bank or the Administrative Agent, the Borrower will pay to such Lender, such Issuing Bank or the Administrative Agent, as the case may be, such additional amount or amounts as will compensate such Lender, such Issuing Bank or the Administrative Agent, as the case may be, for such increased costs actually incurred or reduction actually suffered.

(b) If any Change in Law regarding capital or liquidity requirements has the effect of reducing the rate of return on a Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank to a level below that which such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy and liquidity), then, from time to time upon request of such Lender or Issuing Bank, the Borrower will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction actually suffered.

(c) A certificate of a Lender, an Issuing Bank or the Administrative Agent setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company or the Administrative Agent, as the case may be, in reasonable detail as specified in paragraph (a) or (b) of this Section delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender, such Issuing Bank or the Administrative Agent, as the case may be, the amount shown as due on any such certificate within 15 days after receipt thereof.

(d) Notwithstanding the foregoing, no Lender or Issuing Bank shall be entitled to seek compensation under this Section 2.15 based on the occurrence of a Change in Law arising solely from the Dodd-Frank Wall Street Reform and Consumer Protection Act, Basel III or, in each case, any requests, rules, guidelines or directives thereunder or issued in connection therewith, unless such Lender or Issuing Bank, as applicable, is generally seeking compensation from other borrowers in the U.S. leveraged loan market with respect to its similarly affected commitments, loans and/or participations under agreements with such borrowers having provisions similar to this Section 2.15.

(e) Failure or delay on the part of any Lender, Issuing Bank or the Administrative Agent to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s, such Issuing Bank’s or the Administrative Agent’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender, an Issuing Bank or the Administrative Agent pursuant to this Section for any increased costs or expenses incurred or reductions suffered more than 180 days prior to the date that such Lender, such Issuing Bank or the Administrative Agent, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or expenses or reductions and of such Lender’s, such Issuing Bank’s or the Administrative Agent’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or expenses or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16. Break Funding Payments. In the event of (a) the payment of any principal of any Term SOFR Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Term SOFR Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Revolving Loan or Term Loan on the date specified in any notice delivered pursuant hereto or (d) the assignment of any Term SOFR Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19 or Section 9.02(c), then, in any such event, the Borrower shall, after receipt of a written request by any Lender affected by any such event (which request shall set forth in reasonable detail the basis for requesting such amount), compensate each Lender for the loss (excluding loss of anticipated profits), cost and expense that such Lender actually incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain Term SOFR Loans. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 15 days after receipt of such demand.

SECTION 2.17. Taxes.

(a) Unless required by applicable Requirements of Law, any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, provided that if any applicable withholding agent shall be required by applicable Requirements of Law to deduct or withhold any Indemnified Taxes from such payments, then (i) the amount payable by the applicable Loan Party shall be increased as necessary so that after all required deductions or withholdings have been made (including deductions or withholdings of Indemnified Taxes applicable to additional amounts payable under this Section 2.17), the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the applicable withholding agent shall make such deductions or withholdings and (iii) the applicable withholding agent shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Requirements of Law.

(b) Without limiting the provisions of paragraph (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with Requirements of Law.

(c)

(i) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent, each Lender and each Issuing Bank, within 30 days after written demand therefor, for the full amount of any Indemnified Taxes payable by the Administrative Agent, such Lender or such Issuing Bank, as the case may be (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth in reasonable detail the basis and calculation of the amount of such payment or liability delivered to the Borrower by a Lender or an Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or an Issuing Bank, shall be conclusive absent manifest error.

(ii) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 30 days after written demand therefor, for the full amount of (A) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligations of the Loan Parties to do so), (B) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and (C) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth in reasonable detail the basis and calculation of the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph.

(d) As soon as practicable after any payment of Taxes by a Loan Party to a Governmental Authority pursuant to this Section 2.17, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent (acting at the Direction of the Required Lenders).

(e) Each Lender shall, at such times as are reasonably requested by Borrower or the Administrative Agent, provide the Borrower and the Administrative Agent with any properly completed and executed documentation prescribed by Requirements of Law, or reasonably requested by the Borrower or the Administrative Agent, certifying as to any entitlement of such Lender to an exemption from, or reduction in, any withholding Tax with respect to any payments to be made to such Lender under the Loan Documents (including, in the case of a Lender seeking exemption from the withholding imposed under FATCA, any documentation necessary to prevent such withholding). In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Requirements of Law, or reasonably requested by the Borrower or the Administrative Agent, as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Each such Lender shall, whenever a lapse in time or change in circumstances renders such documentation (including any documentation specifically referenced below in this Section 2.17(e)) expired, obsolete or inaccurate in any material respect, deliver promptly to the Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the applicable withholding agent) or promptly notify the Borrower and the Administrative Agent in writing of its inability to do so. Notwithstanding the foregoing, the completion, execution and submission of such documentation (other than documentation set forth in Section 2.17(e)(i), 2.17(e)(ii)(A) through (D) and 2.17(e)(iii)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

Without limiting the generality of the foregoing:

(i) Each Lender that is a United States person (as defined in Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter when required by Requirements of Law or upon the reasonable request of the Borrower or the Administrative Agent), two properly completed and duly signed copies of IRS Form W-9 (or any successor forms) certifying that such Lender is a United States person exempt from U.S. federal backup withholding.

(ii) Each Lender that is not a United States person (as defined in Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter when required by Requirements of Law or upon the reasonable request of the Borrower or the Administrative Agent) whichever of the following is applicable:

(A) in the case of a Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under this Agreement or any other Loan Document, two properly completed and duly signed copies of IRS Form W-8BEN or W-8BEN-E (or any successor forms) establishing an exemption from, or reduction of, U.S. federal withholding tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under this Agreement or any other Loan Document, IRS Form W-8BEN or W-8BEN-E (or any successor forms) establishing an exemption from, or reduction of, U.S. federal withholding tax pursuant to the “business profits” or “other income” article of such tax treaty,

(B) two properly completed and duly signed copies of IRS Form W-8ECI (or any successor forms),

(C) in the case of a Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate, in substantially the form of Exhibit O-1, O-2, O-3 or O-4, as applicable (any such certificate a “U.S. Tax Compliance Certificate”), or any other form approved by the Administrative Agent with the written consent of the Borrower (not to be unreasonably withheld or delayed), to the effect that such Lender is not (1) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (3) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and that no payments in connection with the Loan Documents are effectively connected with such Lender’s conduct of a U.S. trade or business and (y) two properly completed and duly signed copies of IRS Form W-8BEN or W-8BEN-E (or any successor forms),

(D) to the extent a Lender is not the beneficial owner of the applicable Loan (for example, where the Lender is a partnership or a participating Lender), two properly completed and duly signed copies of IRS Form W-8IMY (or any successor forms) of the Lender, each accompanied by a Form W-8ECI, W-8EXP, W-8BEN, W-8BEN-E, U.S. Tax Compliance Certificate, Form W-9, Form W-8IMY (or other successor forms) or any other required information from each beneficial owner, as applicable (provided that, if the Lender is a partnership (and not a participating Lender) and one or more beneficial owners are claiming the portfolio interest exemption, the U.S. Tax Compliance Certificate may be provided by such Lender on behalf of such beneficial owner(s)), or

(E) any other form prescribed by applicable Requirements of Law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable Requirements of Law to permit the Borrower and the Administrative Agent to determine the withholding or deduction required to be made.

(iii) If a payment made to a Lender under any Loan Document would be subject to withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times required by Requirements of Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation required by Requirements of Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has complied with such Lender’s obligations under FATCA and to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Notwithstanding any other provision of this Section 2.17(e), a Lender shall not be required to deliver any form or documentation that such Lender is not legally eligible to deliver.

(f) If the Administrative Agent, an Issuing Bank or a Lender determines, in its reasonable discretion, that it has received a refund of any Indemnified Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 2.17, it shall pay over an amount equal to such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by Loan Parties under this Section 2.17 with respect to the Indemnified Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of the Administrative Agent, such Issuing Bank or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent, such Issuing Bank or such Lender, agrees promptly to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Issuing Bank or such Lender in the event the Administrative Agent, such Issuing Bank or such Lender is required to repay such refund to such Governmental Authority. The Administrative Agent, such Lender or such Issuing Bank, as the case may be, shall, at the Borrower’s request, provide the Borrower with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant taxing authority (provided that the Administrative Agent, such Lender or such Issuing Bank may delete any information therein that the Administrative Agent, such Lender or such Issuing Bank deems confidential). Notwithstanding anything to the contrary, this clause (f) shall not be construed to require the Administrative Agent, any Lender or any Issuing Bank to make available its tax returns (or any other information relating to Taxes which it deems confidential).

(g) For purposes of this Section 2.17, the term “Lender” shall include any Issuing Bank and the term “Requirements of Law” includes FATCA.

SECTION 2.18. Payments Generally; Pro Rata Treatment; Sharing of Setoffs.

(a) The Borrower shall make each payment required to be made by it under any Loan Document (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 2:00 p.m., New York City time), on the date when due, in Same Day Funds, without condition or deduction for any counterclaim, recoupment or setoff. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to such account as may be specified by the Administrative Agent, except payments to be made directly to any Issuing Bank shall be made as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment (other than payments on the Term SOFR Loans) under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day. If any payment on a Term SOFR Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate for the period of such extension. All payments or prepayments of any Loan, all reimbursements of any LC Disbursements, all payments of accrued interest payable on a Loan or LC Disbursement and all other payments under each Loan Document shall be made in Dollars except as otherwise expressly provided herein.

(b) After the exercise of remedies provided for herein (or all or any portion of the Loans have been accelerated hereunder), except as otherwise expressly provided herein and subject to any Customary Intercreditor Agreement then in effect, any amounts received on account of the Secured Obligations (including all proceeds of Collateral received by the Administrative Agent while an Event of Default is continuing) will be applied by the Administrative Agent in the following order:

(i) First, to payment of that portion of the Secured Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including amounts payable under Section 9.03 and amounts payable under Section 2.15, 2.16 or 2.17) payable to the Administrative Agent in its capacity as such, until paid in full;

(ii) Second, to payment of that portion of the Secured Obligations constituting fees, indemnities, expenses and other amounts (other than principal, interest, Letter of Credit fees and obligations in respect of Cash Management Agreements and Swap Agreements, but including amounts payable under Section 9.03 and amounts payable under Section 2.15, 2.16 or 2.17) payable to the Secured Parties, ratably among them in proportion to the amounts described in this clause Second payable to them;

(iii) Third, to payment of that portion of the Secured Obligations constituting accrued and unpaid interest on the Loans, any unpaid Letter of Credit fees and LC Exposure and then outstanding regularly scheduled payments in respect of Cash Management Agreements and Swap Agreements, ratably among the applicable Secured Parties, in proportion to the respective amounts described in this clause Third payable to them;

(iv) Fourth, to payment of that portion of the Secured Obligations constituting unpaid principal and premiums (if any) of the Loans and to the extent not otherwise paid in clause “Third”, obligations in respect of Cash Management Agreements and Swap Agreements, ratably among the applicable Secured Parties in proportion to the respective amounts described in this clause Fourth payable to them;

(v) Fifth, to the payment of all other Secured Obligations that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Secured Obligations owing to the Administrative Agent and the other Secured Parties on such date, until paid in full;

(vi) Sixth, the balance, if any, to the Borrowers or as otherwise required by Requirement of Law.

(c) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(d) Except as otherwise permitted hereunder, if any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any of its Loans of any Class or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans of such Class or participations in LC Disbursements and accrued interest thereon than the proportion received by any other relevant Lender in respect of such other Lenders’ Loans of such Class or participation in LC Disbursements, as applicable, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of such Class or participations in LC Disbursements from the relevant Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans of such Class or participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest and (ii) the provisions of this paragraph shall not be construed to apply to (A) any payment by the Borrower or any Loan Party made pursuant to and in accordance with the express terms of this Agreement and the other Loan Documents (including the application of funds arising from the existence of a Defaulting Lender and as contemplated by Sections 2.11(a)(ii) and 9.04(g)), (B) any payment obtained by a Lender as consideration for the assignment of, or sale of, a participation in any of its Loans or participations in LC Disbursements to any assignee or participant or (C) any disproportionate payment obtained by a Lender of any Class as a result of the extension by Lenders of the maturity date or expiration date of some but not all Loans or Commitments of that Class or any increase in the Applicable Rate (or other pricing term, including any fee, discount or premium) in respect of Loans or Commitments of Lenders that have consented to any such extension to the extent such transaction is permitted hereunder. The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under Requirements of Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(e) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or any Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption and in its sole discretion, distribute to the Lenders or applicable Issuing Bank, as the case may be, the amount due.

SECTION 2.19. Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17 or any event gives rise to the operation of Section 2.23, then such Lender shall use reasonable efforts (at the expense of the Borrower) to designate a different Lending Office for funding or booking its Loans hereunder or its participation in any Letter of Credit affected by such event, or to assign and delegate its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the reasonable judgment of such Lender, such designation or assignment and delegation (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17 or eliminate the applicability of Section 2.23, as the case may be, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not be disadvantageous in any material economic, legal or regulatory respect to such Lender.

(b) If (i) any Lender requests compensation under Section 2.15 or gives notice under Section 2.23, (ii) the Borrower is required to pay any additional amount to any Lender or to any Governmental Authority for the account of any Lender pursuant to Section 2.17 or (iii) any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate at par, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement and the other Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment and delegation); provided that (A) the Borrower shall have received the prior written consent of the Administrative Agent to the extent such consent would be required under Section 9.04(b) for an assignment of Loans or Commitments, as applicable (and if a Revolving Commitment is being assigned and delegated, each Issuing Bank), which consents, in each case, shall not unreasonably be withheld or delayed, (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and unreimbursed participations in LC Disbursements, accrued but unpaid interest thereon, accrued but unpaid fees and all other amounts due and payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (C) the Borrower or such assignee shall have paid (unless waived) to the Administrative Agent the processing and recordation fee specified in Section 9.04(b)(ii) and (D) in the case of any such assignment resulting from a claim for compensation under Section 2.15, or payments required to be made pursuant to Section 2.17 or a notice given under Section 2.23, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise (including as a result of any action taken by such Lender under paragraph (a) above), the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Each party hereto agrees that an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee and that the Lender required to make such assignment need not be a party thereto.

SECTION 2.20. Incremental Credit Extensions.

(a) The Borrower may at any time or from time to time after the Effective Date, by written notice delivered to the Administrative Agent request (i) one or more additional Classes of term loans or additional or increases in term loans of the same Class of any existing Class of term loans, in each case, in Dollars or any other currency (the “Incremental Term Loans”), (ii) one or more increases in the amount of the Revolving Commitments of any Class (each such increase, an “Incremental Revolving Commitment Increase”) or (iii) one or more additional Classes of revolving credit commitments (the “Incremental Revolving Commitments,” and, together with the Incremental Term Loans and the Incremental Revolving Commitment Increases, the “Incremental Facilities” and the commitments in respect thereof are referred to as the “Incremental Commitments”); provided that, subject to Section 1.10, at the time that any such Incremental Term Loan, Incremental Revolving Commitment Increase or Incremental Revolving Commitment is made or effected (and after giving pro forma effect thereto), except as set forth in the proviso to clause (b) below, no Event of Default (or, in the case of the Incurrence or provision of any Incremental Facility in connection with an Acquisition or other Investment or any prepayment, redemption, repurchase, defeasance, acquisition or similar payment of Indebtedness or Equity Interests that requires irrevocable notice in advance thereof, no Event of Default under Section 7.01(a), (b), (h) or (i)) shall have occurred and be continuing.

(b) Each tranche of Incremental Term Loans, each tranche of Incremental Revolving Commitments and each Incremental Revolving Commitment Increase shall be in an aggregate principal amount that is not less than $5,000,000 (it being understood that such amount may be less than $5,000,000 if such amount represents all remaining availability under the limit set forth below) (and in minimum increments of $1,000,000 in excess thereof), and, subject to the proviso at the end of this Section 2.20(b), the aggregate amount of the Incremental Term Loans, Incremental Revolving Commitment Increases and the Incremental Revolving Commitments (after giving pro forma effect thereto and the use of the proceeds thereof) Incurred pursuant to this Section 2.20(b), shall not exceed, as of the date of Incurrence of such Indebtedness or commitments, the Incremental Base Amount.

provided that

(i) Incremental Term Loans may be Incurred without regard to the Incremental Base Amount, without regard to whether an Event of Default has occurred and is continuing and without regard to the minimums set forth in the first part of this Section 2.20(b), to the extent that the Net Cash Proceeds from such Incremental Term Loans on the date of Incurrence of such Incremental Term Loans (or substantially concurrently therewith) are used to either (x) prepay Term Loans and related amounts in accordance with the procedures set forth in Section 2.11(b) and/or (y) permanently reduce the Revolving Commitments, Extended Revolving Commitments or Incremental Revolving Commitments (and, if applicable, repay or reduce any related revolving exposure thereunder) in accordance with the procedures set forth in Section 2.11(g)(ii) (and any such Incremental Term Loans shall be deemed to have been Incurred pursuant to this proviso), and

(ii) Incremental Revolving Commitments may be provided without regard to the Incremental Base Amount, without regard to whether an Event of Default has occurred and is continuing and without regard to the minimums set forth in the first part of this Section 2.20(b), to the extent that the existing Revolving Commitments, Extended Revolving Commitments or other Incremental Revolving Commitments, as applicable, shall be permanently reduced (and, if applicable, any related revolving exposure repaid or reduced) in accordance with Section 2.11(g)(ii) by an amount equal to the aggregate amount of Incremental Revolving Commitments so provided (and any such Incremental Revolving Commitments shall be deemed to have been Incurred pursuant to this proviso).

(c) The Incremental Term Loans

(A) shall be secured only by all or a portion of the Collateral securing the Secured Obligations (and may be secured on a basis that is pari passu (but without regard to the control of remedies) or junior to (but, for the avoidance of doubt, not senior to) the Liens securing the Initial Term Loans), shall only be guaranteed by the Loan Parties, and shall rank pari passu or junior in right of payment to (but, for the avoidance of doubt, not prior to) the Initial Term Loans,

(B) shall not mature earlier than the Initial Term Maturity Date,

(C) shall not have a shorter Weighted Average Life to Maturity than the then remaining Weighted Average Life to Maturity of the Initial Term Loans; provided that, Incremental Term Loans that include scheduled amortization no greater than 1.0% per annum shall not be prohibited by this clause (C),

(D) any Incremental Term Loans may participate on a pro rata basis or less than pro rata basis (but not, except in the case of any Refinancing of such Indebtedness, on a greater than a pro rata basis) in any mandatory prepayments of the Term Loans hereunder, as specified in the applicable Incremental Amendment,

(E) shall have a maturity date (subject to clause (B)), an amortization schedule (subject to clause (C)), and interest rates (including through fixed exchange rates or payment-in-kind interest), interest rate margins, AHYDO Catch-Up Payments, rate floors, fees, funding discounts, original issue discounts, closing payments, currency types and denominations, and redemption or prepayment terms (subject to clause (D)) and premiums for the Incremental Term Loans as determined by the Borrower and the lenders of the Incremental Term Loans; provided that, during the period commencing on the Effective Date and ending on the date that is twelve months after the Effective Date, in the event that the Effective Yield for any floating rate Dollar-denominated Incremental Loans is greater than the Effective Yield for the Initial Term Loans by more than 0.50%, then the Applicable Rates for the Initial Term Loans shall be increased to the extent necessary so that the Effective Yield for the Initial Term Loans are equal to the Effective Yield for the Incremental Loans minus 0.50% (this proviso, the “MFN Protection”),

(F) may otherwise have terms and conditions different from those of the Initial Term Loans; provided that (x) except with respect to matters contemplated by clauses (A), (B), (C), (D) and (E) above, any differences shall be, at the option of the Borrower, either (1) reasonably satisfactory to the Administrative Agent (acting at the Direction of the Required Lenders) (except for covenants and other provisions or requirements applicable only to the periods after the Latest Maturity Date), (2) consistent with market terms and conditions, when taken as a whole, at the time of Incurrence or effectiveness of such Incremental Facility (as determined by the Borrower in good faith) or (3) not be materially more restrictive on the Borrower and its Subsidiaries than the terms of this Agreement, when taken as a whole and (y) the documentation governing any Incremental Term Loans may include any Previously Absent Financial Maintenance Covenant so long as the Administrative Agent shall have been given prompt written notice thereof and this Agreement is amended to include such Previously Absent Financial Maintenance Covenant for the benefit of each Facility.

(d) The Incremental Revolving Commitment Increase shall be treated the same as the Class of Revolving Commitments being increased (including with respect to maturity date thereof) and shall be considered to be part of the Class of Revolving Facility being increased (it being understood that, if required to consummate an Incremental Revolving Commitment Increase, the interest rate margins, rate floors and undrawn commitment fees on the Class of Revolving Commitments being increased may be increased and additional upfront or similar fees may be payable to the lenders participating in the Incremental Revolving Commitment Increase (without any requirement to pay such upfront or similar fees to any existing Revolving Lenders)).

(e) The Incremental Revolving Commitments

(A) shall be secured only by all or a portion of the Collateral securing the Secured Obligations (and may be secured on a basis that is pari passu (but without regard to the control of remedies) or junior to (but, for the avoidance of doubt, not senior to) the Liens securing the Term Loans) and shall only be guaranteed by all or a portion of the Loan Parties, and shall rank pari passu or junior in right of payment to (but, for the avoidance of doubt, not prior to) the Term Loans,

(B) shall not mature earlier than the then latest Revolving Maturity Date (if any) and shall require no scheduled amortization or mandatory commitment reduction prior to the then latest Revolving Maturity Date (if any),

(C) shall have interest rates (including through fixed exchange rates or payment-in-kind interest), interest rate margins, AHYDO Catch-Up Payments, rate floors, fees, funding discounts, original issue discounts, closing payments, currency types and denominations, and redemption or prepayment terms (subject to clause (B)) and premiums and commitment reduction and termination terms (subject to clause (B)) as determined by the Borrower and the lenders of such commitments,

(D) shall contain borrowing, repayment and termination of commitment procedures (subject to clause (B)) as determined by the Borrower and the lenders of such commitments,

(E) may include provisions relating to letters of credit, as applicable, issued thereunder, which issuances shall be on terms substantially similar (except for the overall size of such subfacilities, the fees payable in connection therewith and the identity of the letter of credit issuer, as applicable, which shall be determined by the Borrower, the lenders of such commitments and the applicable letter of credit issuers and borrowing, repayment and termination of commitment procedures with respect thereto, in each case which shall be specified in the applicable Incremental Amendment) to the terms relating to the Letters of Credit with respect to any then existing Class of Revolving Commitments or otherwise reasonably acceptable to the Administrative Agent (it being understood that no Issuing Bank shall be required to act as “issuing bank” under any Incremental Revolving Facility without its written consent), and

(F) may otherwise have terms and conditions different from those of any then-existing Revolving Facility; provided that

(x) except with respect to matters contemplated by clauses (A), (B), (C), (D) and (E) above, any differences shall be, at the option of the Borrower, either (1) reasonably satisfactory to the Administrative Agent (acting at the Direction of the Required Lenders) (except for covenants and other provisions or requirements applicable only to the periods after the Latest Maturity Date), (2) consistent with market terms and conditions, when taken as a whole, at the time of Incurrence or effectiveness of such Incremental Facility (as determined by the Borrower in good faith) or (3) not be materially more restrictive on the Borrower and its Subsidiaries than the terms of this Agreement, when taken as a whole and (y) the documentation governing any Incremental Term Loans may include any Previously Absent Financial Maintenance Covenant so long as the Administrative Agent shall have been given prompt written notice thereof and this Agreement is amended to include such Previously Absent Financial Maintenance Covenant for the benefit of each Facility, and

(y) the documentation governing any Incremental Revolving Commitments may include any Previously Absent Financial Maintenance Covenant so long as the Administrative Agent shall have been given prompt written notice thereof and this Agreement is amended to include such Previously Absent Financial Maintenance Covenant for the benefit of each Facility (provided, further, however, that, if the applicable Previously Absent Financial Maintenance Covenant is a “springing” financial maintenance covenant for the benefit of such Revolving Facility or a covenant only applicable to, or for the benefit of, a revolving credit facility, the Previously Absent Financial Maintenance Covenant shall be automatically included in this Agreement only for the benefit of each Revolving Facility hereunder (and not for the benefit of any term loan facility hereunder)).

(f) Each notice from the Borrower pursuant to this Section 2.20 shall be given in writing and shall set forth the requested amount and proposed terms of the relevant Incremental Term Loans, Incremental Revolving Commitment Increases or Incremental Revolving Commitments. Incremental Term Loans may be made, and Incremental Revolving Commitment Increases and Incremental Revolving Commitments may be provided, subject to the prior written consent of the Borrower (not to be unreasonably withheld or delayed), by any existing Lender (it being understood that no existing Lender with an Initial Term Loan Commitment will have an obligation to make a portion of any Incremental Term Loan, no existing Lender with a Revolving Commitment will have any obligation to provide a portion of any Incremental Revolving Commitment Increase and no existing Lender with a Revolving Commitment will have an obligation to provide a portion of any Incremental Revolving Commitment) or by any other bank, financial institution, other institutional lender or other investor (any such other bank, financial institution or other investor being called an “Additional Lender”); provided that the Administrative Agent shall have consented (not to be unreasonably withheld or delayed) to such Lender’s or Additional Lender’s making such Incremental Term Loans or providing such Incremental Revolving Commitment Increases or such Incremental Revolving Commitments if such consent would be required under Section 9.04(b) for an assignment of Loans or Commitments, as applicable, to such Lender or Additional Lender; provided, further, that, solely with respect to any Incremental Revolving Commitment Increases or Incremental Revolving Commitments, the Issuing Bank shall have consented (not to be unreasonably withheld or delayed) to such Lender’s or Additional Lender’s providing such Incremental Revolving Commitment Increases or Incremental Revolving Commitments if such consent would be required under Section 9.04(b) for an assignment of Loans or Commitments, as applicable, to such Lender or Additional Lender.

(g) Commitments in respect of Incremental Term Loans, Incremental Revolving Commitment Increases and Incremental Revolving Commitments shall become Commitments (or in the case of an Incremental Revolving Commitment Increase to be provided by an existing Lender with a Revolving Commitment, an increase in such Lender’s applicable Revolving Commitment) under this Agreement pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, each Lender agreeing to provide such

Commitment, if any, each Additional Lender, if any, and the Administrative Agent. The Incremental Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section (including (i) in connection with an Incremental Revolving Commitment Increase, to reallocate Revolving Exposure on a pro rata basis among the relevant Revolving Lenders, (ii) to make amendments that are not adverse to the interests of any Lender that are made to effectuate changes necessary, (including to increase the Effective Yield of the applicable Class of Term Loans and adjustments to the amortization schedule, if any, of the applicable existing Class of Term Loans to ensure that any applicable Class of Incremental Term Loans are “fungible” with such existing Class of Term Loans for United States federal income tax purposes, which shall include any amendments that do not reduce the ratable amortizations received by each Lender hereunder, (iii) to add or extend “soft call” or add or extend any other “call protection”, in either case for the benefit of any existing Class of Term Loans or Revolving Loans and/or (iv) add or modify any provisions pursuant to Section 2.20(c)(F) and Section 2.20(e)(F))). The effectiveness of any Incremental Amendment and the occurrence of any Credit Extension pursuant to such Incremental Amendment shall be subject to the satisfaction of such conditions as the parties thereto shall agree. The Borrower will use the proceeds of the Incremental Term Loans, Incremental Revolving Commitment Increases and Incremental Revolving Commitments for any purpose not prohibited by this Agreement; provided, however, that the proceeds of any Incremental Term Loans Incurred, and any Incremental Revolving Commitments provided, in either case as described in the proviso to Section 2.20(b), shall be used in accordance with the terms thereof.

(h) No Lender shall be obligated to provide any Incremental Term Loans, Incremental Revolving Commitment Increases or Incremental Revolving Commitments unless it so agrees and the Borrower shall not be obligated to offer any existing Lender the opportunity to provide any Incremental Term Loans, Incremental Revolving Commitment Increases or Incremental Revolving Commitments.

(i) Upon each increase in the Revolving Commitments of any Class pursuant to this Section, each Lender with a Revolving Commitment of such Class immediately prior to such increase will automatically and without further act be deemed to have assigned to each Lender providing a portion of the Incremental Revolving Commitment Increase (each, an “Incremental Revolving Commitment Increase Lender”) in respect of such increase, and each such Incremental Revolving Commitment Increase Lender will automatically and without further act be deemed to have assumed, a portion of such Lender’s participations hereunder in outstanding Letters of Credit such that, after giving pro forma effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding participations hereunder in Letters of Credit held by each Lender with a Revolving Commitment of such Class (including each such Incremental Revolving Commitment Increase Lender) will equal the percentage of the aggregate Revolving Commitments of such Class of all Lenders represented by such Lender’s Revolving Commitment of such Class. If, on the date of such increase, there are any Revolving Loans of such Class outstanding, such Revolving Loans shall on or prior to the effectiveness of such Incremental Revolving Commitment Increase be prepaid from the proceeds of additional Revolving Loans made hereunder (reflecting such increase in Revolving Commitments of such Class), which prepayment shall be accompanied by accrued interest on the Revolving Loans of such Class being prepaid and any costs incurred by any Lender in accordance with Section 2.16. The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.

(j) This Section 2.20 shall supersede any provisions in Section 2.18 or Section 9.02 to the contrary. For the avoidance of doubt, any provisions of this Section 2.20 may be amended with the consent of the Required Lenders; provided that no such amendment shall require any Lender to provide any Incremental Commitment without such Lender’s consent.

(k) Notwithstanding anything herein to the contrary, for purposes of any amendment, modification or waiver of the Loan Documents that is to occur simultaneously or substantially simultaneously with the incurrence of any Incremental Facilities for the primary purpose of influencing the consents for such amendment, modification or waiver, the Commitments and/or Loans under any such Incremental Facility shall be disregarded for purposes of determining whether sufficient Lenders have consented to such amendment, modification or waiver.

SECTION 2.21. Maturity Extension.

(a) Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Borrower to all (but not less than all) Lenders of a Class of Term Loans or a Class of Revolving Commitments or a Class of Incremental Revolving Commitments on a pro rata basis (provided that the Borrower shall promptly provide notice of such offer to the Administrative Agent and, the Administrative Agent shall inform each Lender of such applicable Class of such offer) and the Lenders of such Class shall be able to accept or reject such offer, and the Borrower is hereby permitted to consummate from time to time transactions with individual Lenders that accept the terms contained in such Extension Offers to extend the maturity date of each such Lender’s Term Loans and/or Commitments and otherwise modify the terms of such Term Loans and/or Commitments pursuant to the terms of the relevant Extension Offer (each, an “Extension”), so long as the following terms are satisfied:

(A) the Revolving Commitment or Incremental Revolving Commitment of any Lender that agrees to an Extension with respect to such Commitment extended pursuant to an Extension (an “Extended Revolving Commitment”, any such loans thereunder, “Extended Revolving Loans”), and the related outstandings, shall be a Class of Commitment (or related outstandings, as the case may be) with substantially the same terms as the original Class of Commitments being extended (and related outstandings) and which shall be pari passu in right of payment and security (but without regard to the control of remedies) with the original Class of Commitments; provided that

(w) all or any of the final maturity dates of such Extended Revolving Commitments may be delayed to later dates than the final maturity dates of the original Class of Commitments from which such Extended Revolving Commitments were extended,

(x) (1) the interest rates, interest margins, rate floors, upfront fees, funding discounts, original issue discounts and prepayment terms and premiums with respect to the Extended Revolving Commitments may be different than those of the original Class of Commitments from which such Extended Revolving Commitments were extended and/or (2) additional fees and/or premiums may be payable to the Lenders providing such Extended Revolving Commitments in addition to or in lieu of any of the items contemplated by the preceding clause (1) and

(y) (1) the undrawn revolving credit commitment fee rate with respect to the Extended Revolving Commitments may be different than those of the original Class of Commitments from which such Extended Revolving Commitments were extended and (2) the Extension Offer may provide for other covenants and terms that apply to any period after the Latest Maturity Date; provided further that, notwithstanding anything to the contrary in this Section 2.21, Section 2.11(g) or otherwise,

(I) the borrowing and repayment (other than in connection with a permanent repayment and termination of commitments) of the Loans under any Extended Revolving Commitments shall be made on a pro rata basis with any borrowings and repayments of the Loans of the of the original Class of Commitments from which such Extended Revolving Commitments were extended (the mechanics for which may be implemented through the applicable Extension Offer and may include technical changes related to the borrowing and repayment procedures of the of the original Class of Commitments from which such Extended Revolving Commitments were extended),

(II) assignments and participations of Extended Revolving Commitments and Extended Revolving Loans shall be governed by the assignment and participation provisions set forth in Section 9.04 and

(III) subject to the applicable limitations set forth in Section 2.08(b) and Section 2.11(g)(ii), permanent repayments of Loans (and corresponding permanent reduction in the related Extended Revolving Commitments) shall be permitted as may be agreed between the Borrower and the Lenders thereof and

(B) the Term Loans of any Term Lender that agrees to an Extension with respect to such Term Loans (an “Extending Term Lender”) extended pursuant to any Extension (“Extended Term Loans” and any such commitment to provide such Extended Term Loans, an “Extended Term Loan Commitment”) shall have substantially the same terms as the Class of Term Loans subject to such Extension Offer and shall be pari passu in right of payment and security (but without regard to the control of remedies) with the Class of Term Loans subject to such Extension Offer;

provided that

(w) the scheduled final maturity date shall be extended and all or any of the scheduled amortization payments of all or a portion of any principal amount of such Extended Term Loans may be delayed to later dates than the scheduled amortization of principal of the Term Loans of the original Class of Term Loans from which such Extended Term Loans were extended (with any such delay resulting in a corresponding adjustment to the scheduled amortization payments reflected in Section 2.10 or in the Extension Offer or the Incremental Amendment, as the case may be, with respect to the original Class of Term Loans from which such Extended Term Loans were extended),

(x) (A) the interest rates (including through fixed interest rates), interest margins, rate floors, upfront fees, funding discounts, original issue discounts and prepayment terms and premiums with respect to the Extended Term Loans may be different than those for the original Class of Term Loans from which such Extended Term Loans were extended and/or (B) additional fees and/or premiums may be payable to the Lenders providing such Extended Term Loans in addition to any of the items contemplated by the preceding clause (A), in each case, to the extent provided in the applicable Extension Offer,

(y) subject to the provisions set forth in Section 2.11, the Extended Term Loans may have optional prepayment terms (including call protection and prepayment terms and premiums) and mandatory prepayment terms as may be agreed between the Borrower and the Lenders thereof and

(z) the Extension Offer may provide for other covenants and terms that apply to any period after the Latest Maturity Date.

If the aggregate principal amount of Term Loans (calculated on the face amount thereof) or Revolving Commitments, as the case may be, in respect of which Term Lenders or Revolving Lenders, as the case may be, shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Term Loans or Revolving Commitments, as the case may be, offered to be extended by the Borrower pursuant to such Extension Offer, then the Term Loans or Revolving Loans, as the case may be, of such Term Lenders or Revolving Lenders, as the case may be, shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Term Lenders or Revolving Lenders, as the case may be, have accepted such Extension Offer, with any allocated amounts in excess of any applicable Lender’s actual holdings of record to be reallocated pro rata across the remaining Lenders of the applicable Class of Term Loans or Revolving Loans who have accepted such Extension Offer. All documentation in respect of such Extension shall be consistent with the foregoing and any applicable Minimum Extension Condition shall be satisfied unless waived by the Borrower. For the avoidance of doubt, no Lender shall be required to participate in any Extension.

(b) With respect to all Extensions consummated by the Borrower pursuant to this Section, (i) such Extensions shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 2.11 and (ii) no Extension Offer is required to be in any minimum amount or any minimum increment; provided that the Borrower may at its election specify as a condition (a “Minimum Extension Condition”), which condition may be waived by the Borrower, to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Offer in the Borrower’s sole discretion) of Term Loans or Revolving Commitments (as applicable) of any or all applicable Classes be tendered. The Administrative Agent and the Lenders hereby consent to the transactions contemplated by this Section 2.21 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Term Loans and/or Extended Revolving Commitments on such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section 2.21.

(c) No consent of any Lender or the Administrative Agent shall be required to effectuate any Extension, other than (A) the consent of each Lender agreeing to such Extension with respect to one or more of its Term Loans and/or Commitments (or any portion thereof) and (B) with respect to any Extension of the Revolving Commitments, the consent of the Issuing Bank to the extent that such Issuing Bank is materially adversely affected or is being asked to extend its role in connection with Letters of Credit beyond the then-applicable Revolving Maturity Date. All Extended Term Loans, Extended Revolving Loans, Extended Revolving Commitments and all obligations in respect thereof shall be Loan Document Obligations that are secured by Liens on the Collateral that are equal in priority to the Liens on the Collateral securing the Secured Obligations. Each of the parties hereto hereby agrees that the Administrative Agent and the Borrower may, without the consent of any Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.21 and any Extension (including any amendments necessary to treat the Loans and Commitments subject thereto as Extended Term Loans, Extended Revolving Loans and/or Extended Revolving Commitments and as a separate Class hereunder of Loans and Commitments, as the case may be). In addition, if so provided in such amendment and with the consent of each Issuing Bank, participations in Letters of Credit expiring on or after the Revolving Maturity Date with respect to such Class in respect of the Revolving Loans and Revolving Commitments of such applicable Class shall be re-allocated from Lenders holding such applicable Revolving Commitments to Lenders holding Extended Revolving

Commitments in accordance with the terms of such amendment; provided that such participation interests shall, upon receipt thereof by the relevant Lenders holding such applicable Revolving Commitments, be deemed to be participation interests in respect of such applicable Revolving Commitments and the terms of such participation interests (including, without limitation, the commission applicable thereto) shall be adjusted accordingly.

(d) In connection with any Extension, the Borrower shall provide the Administrative Agent at least five Business Days (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures (including, without limitation, regarding timing, rounding and other adjustments and to ensure reasonable administrative management of the credit facilities hereunder after such Extension), if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.21.

(e) In the event that the Administrative Agent determines in its sole discretion that the allocation of Extended Term Loans or the Extended Revolving Commitments, in each case to a given Lender was incorrectly determined as a result of manifest administrative error in the receipt and processing of an Extension timely submitted by such Lender in accordance with the procedures set forth in the applicable Extension Offer, then the Administrative Agent, the Borrower and such affected Lender may (and hereby are authorized to), in their sole discretion and without the consent of any other Lender, enter into an amendment to this Agreement and the other Loan Documents (each, a “Corrective Extension Agreement”) within 15 days following the effective date of such applicable Extension, as the case may be, which Corrective Extension Agreement shall (i) provide for the extension of Term Loans under the original Class of Term Loans, or Revolving Commitments, Incremental Term Loan Commitments or Incremental Revolving Commitments (and related exposure) of any Class, as the case may be, in such amount as is required to cause such Lender to hold Extended Term Loans or Extended Revolving Commitments (and related revolving credit exposure) of the applicable Extension series into which such other Term Loans or commitments were initially extended, as the case may be, in the amount such Lender would have held had such administrative error not occurred and had such Lender received the minimum allocation of the applicable Loans or Commitments to which it was entitled under the terms of such Extension, in the absence of such error, (ii) be subject to the satisfaction of such conditions as the Administrative Agent, the Borrower and such Lender may agree, and (iii) effect such other amendments of the type (with appropriate reference and nomenclature changes) as the Administrative Agent and the Borrower shall reasonably determine are necessary to give effect to the foregoing provisions of this Section 2.21(e).

(f) This Section 2.21 shall supersede any provisions in Section 2.18 or Section 9.02 to the contrary.

SECTION 2.22. Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by Requirements of Law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 9.02.

(ii) Reallocation of Payments. Any amount paid by the Borrower or otherwise received by the Administrative Agent for the account of a Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity payments or other amounts) will not be paid or distributed to such Defaulting Lender, but will instead be, applied by the Administrative Agent, to the fullest extent permitted by law, to the making of payments from time to time in the following order of priority: first to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent under this Agreement, second to the payment of any amounts owing by such Defaulting Lender to the Issuing Banks (pro rata as to the respective amounts owing to each of them) under this Agreement, third to the payment of post-default interest and then-current interest due and payable to the Lenders hereunder other than Defaulting Lenders, ratably among them in accordance with the amounts of such interest then due and payable to them, fourth to the payment of fees then due and payable to the Non-Defaulting Lenders hereunder, ratably among them in accordance with the amounts of such fees then due and payable to them, fifth to pay principal and unreimbursed LC Disbursements then due and payable to the Non-Defaulting Lenders hereunder ratably in accordance with the amounts thereof then due and payable to them, sixth to the ratable payment of other amounts then due and payable to the Non-Defaulting Lenders and seventh after the termination of the Commitments and payment in full of all obligations of the Borrower hereunder, to pay amounts owing under this Agreement to such Defaulting Lender or as a court of competent jurisdiction may otherwise direct; provided that, if such payment is the payment of the principal amount of any Loan or the payment of any amount constituting LC Disbursements, such payment shall be applied solely to pay the relevant Loans of, and unreimbursed LC Disbursements owed to, the relevant non-Defaulting Lenders or Issuing Banks prior to being applied in the manner set forth in this Section 2.22(a)(ii). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to Section 2.05(j) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. A Defaulting Lender (x) shall not be entitled to receive or accrue any commitment fee pursuant to Section 2.12(a) for any period during which such Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender) and (y) shall not be entitled to receive or accrue any Letter of Credit fees as provided in Section 2.12(b) for any period during which such Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender).

(iv) Reallocation of Applicable Percentages to Reduce Fronting Exposure. If a Lender becomes, and during the period it remains, a Defaulting Lender, the following provisions shall apply with respect to any outstanding LC Exposure of such Defaulting Lender:

(A) the LC Exposure of such Defaulting Lender will, subject to the limitation in the proviso below, automatically be reallocated (effective on the day such Lender becomes a Defaulting Lender) among the Non-Defaulting Lenders of the applicable Class pro rata in accordance with their respective Commitments of such Class; provided that (a) the sum of each Non-Defaulting Lender’s total Revolving Exposure and total LC Exposure may not in any event exceed the Revolving Commitment of such Non-Defaulting Lender as in effect at the time of such reallocation and (b) neither such reallocation nor any payment by a Non-Defaulting Lender pursuant thereto will constitute a waiver or release of any claim the Borrower, the Administrative Agent, any Issuing Bank or any other Lender may have against such Defaulting Lender or cause such Defaulting Lender to be a Non-Defaulting Lender, and

(B) to the extent that any portion (the “unreallocated portion”) of the Defaulting Lender’s LC Exposure cannot be so reallocated, whether by reason of the proviso in clause (A) above or otherwise, the Borrower will, not later than two Business Days after demand by the Administrative Agent (at the direction of any Issuing Bank), (a) Cash Collateralize the obligations of the Borrower to the applicable Issuing Banks in respect of such LC Exposure in an amount at least equal to the aggregate amount of the unreallocated portion of such LC Exposure, or (b) make other arrangements satisfactory to the Administrative Agent, and to the applicable Issuing Banks, in their sole discretion, to protect them against the risk of non-payment by such Defaulting Lender.

(b) Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing in their sole discretion that a Lender should no longer be deemed to be a Defaulting Lender (provided that, solely with respect to a Defaulting Lender that is a Revolving Lender, each Issuing Bank must also so agree in writing in their sole discretion), the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which shall include arrangements with respect to the return to the Borrower of any Cash Collateral), such Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.22(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

SECTION 2.23. Illegality. If after the Effective Date it becomes unlawful, or any Governmental Authority after the Effective Date has asserted that it is unlawful, for any Lender to make, maintain or fund Loans whose interest is determined by reference to Term SOFR, or to determine or charge interest rates based upon Term SOFR, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue Term SOFR Loans or to convert ABR Loans to Term SOFR Loans shall be suspended and (ii) if such notice asserts the illegality of such Lender making or maintaining ABR Loans the interest rate on which is determined by reference to the Term SOFR component of the Alternate Base Rate, the interest rate on such ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of the Alternate Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, upon three Business Days’ notice from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Term SOFR Loans denominated in Dollars of such Lender to ABR Loans (the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of the Alternate Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Term SOFR Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Term SOFR Loans, and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon Term SOFR, the Administrative Agent shall during the period of such suspension compute the Alternate Base Rate applicable to such Lender without reference to the Term SOFR component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon Term SOFR. Each Lender agrees to notify the Administrative Agent and the Borrower in writing promptly upon becoming aware that it is no longer illegal for such Lender to determine or charge interest rates based upon Term SOFR. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

SECTION 2.24. [Reserved].

SECTION 2.25. Appointment of Borrower. Each of the Loan Parties hereby appoints the Borrower to act as its agent for all purposes of this Agreement, the other Loan Documents and all other documents and electronic platforms entered into in connection herewith and agrees that (a) the Borrower may execute such documents and provide such authorizations on behalf of such Loan Parties as the Borrower deems appropriate in its sole discretion and each Loan Party shall be obligated by all of the terms of any such document and/or authorization executed on its behalf, (b) any notice or communication delivered by the Administrative Agent, an Issuing Bank or a Lender to the Borrower shall be deemed delivered to each Loan Party and (c) each of the Administrative Agent, the Issuing Banks and the Lenders may accept, and be permitted to rely on, any document, authorization, instrument or agreement executed by the Borrower on behalf of each of the Loan Parties.

SECTION 2.26. Disbursement Agent. The Disbursement Agent shall hold Initial Term Loans in an amount equal to the Unidentified Claimant Term Loan Amount for the benefit of the Unidentified Claimants until the earlier of (x) the Reversion Date, at which time all remaining Initial Term Loans held by the Disbursement Agent shall be cancelled, terminated and discharged pursuant to Section 2.27(b) and (y) the date on which all of the Disbursement Agent’s rights and obligations hereunder are assigned to Claimant Assignees and/or discharged, terminated and cancelled, in each case, in accordance with the last paragraph of Section 9.04(b). In connection with any vote, consent or other instruction that the Disbursement Agent shall be entitled to deliver with respect to the Initial Term Loans it holds for the benefit of the Unidentified Claimants, the Disbursement Agent shall vote such Initial Term Loans (or shall give instructions with respect to such Initial Term Loans) in the same proportion as the other Loans entitled to vote or give such instruction have voted or given such instruction. For the avoidance of doubt, WW International, Inc. shall be deemed to be acting in its capacity as Disbursement Agent and Initial Term Lender with respect to the relevant provisions in this Agreement relating to Unidentified Claimants, and not in its capacity as the Borrower; provided that, acting in such capacity as Disbursement Agent shall not otherwise affect its rights and obligations under this Agreement in its capacity as Borrower, except as expressly set forth herein.

SECTION 2.27. Undeliverable Distributions.

(a) If, on the date that is eighteen months after the Effective Date (the “Reversion Date”), an Initial Term Lender has failed to comply with its obligations hereunder to provide a completed Administrative Questionnaire, then, without any further action by the Administrative Agent or any Lender, on the Reversion Date each such Initial Term Lender’s Initial Term Loans deemed made pursuant to Section 2.01 shall be deemed unclaimed property or interests in property pursuant to Section 347(b) of the Bankruptcy Code and an “Unclaimed Distribution” under and as defined in the Confirmed Chapter 11 Plan and shall revert to the Borrower and be automatically discharged, terminated and cancelled (and the Administrative Agent shall update the Register to reflect such discharge, termination and cancellation).

(b) If, on the Reversion Date (or, if later with respect to any Unidentified Claimant that has become a Claimant Assignee on or prior to the Reversion Date, the Response Deadline), the Disbursement Agent holds Initial Term Loans for the benefit of any Unidentified Claimant, such Initial Term Loans shall be deemed unclaimed property or interests in property pursuant to Section 347(b) of the Bankruptcy Code and an “Unclaimed Distribution” under and as defined in the Confirmed Chapter 11 Plan and shall revert to the Borrower and be automatically discharged, terminated and cancelled (and the

Administrative Agent shall update the Register to reflect such discharge, termination and cancellation). For the avoidance of doubt, the Disbursement Agent shall cease to be a Lender and a party to this Agreement on and from the earlier of (x) the later of (A) the Reversion Date and (B) the date on which the last Claimant Assignee completes the documentation required under Section 9.04(b) and (y) the latest Response Deadline for any Unidentified Claimant that shall have become a Claimant Assignee identified prior to the Reversion Date (if any), which date shall be no later than eight months from the Effective Date. The Disbursement Agent shall provide written notice to the Administrative Agent no later than five (5) Business Days prior to the Reversion Date of the principal amount of Initial Term Loans held by the Disbursement Agent for the benefit of Unidentified Claimants which are subject to discharge, termination and cancellation on the Reversion Date pursuant to this Section 2.27(b).

ARTICLE III

Representations and Warranties

The Borrower represents and warrants to the Administrative Agent and the Lenders that:

SECTION 3.01. Organization; Powers. The Borrower and each of the Subsidiaries (a) is duly organized or incorporated, validly existing and, if applicable, with respect to the Borrower and the Subsidiary Loan Parties, in good standing (or similar status, to the extent such status exists under the laws of any such jurisdiction) under the laws of the jurisdiction of its organization or incorporation, (b) has all requisite power and authority to own its property and assets necessary for the conduct of business, except where the failure to have such power and authority would not reasonably be expected to have a Material Adverse Effect, (c) is qualified to do business in each jurisdiction where such qualification is required, except where the failure so to qualify would not reasonably be expected to have a Material Adverse Effect, and (d) has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents to which it is or will be a party and, in the case of the Borrower, to borrow and otherwise obtain credit hereunder.

SECTION 3.02. Authorization. The execution, delivery and performance by each Loan Party of each of the Loan Documents to which it is a party, and the Borrowings hereunder (a) have been duly authorized by all organizational action required to be obtained by the Loan Parties and (b) will not (i) (A) violate any provision of any Requirement of Law or violate the Organizational Documents of any Loan Party, (B) violate any applicable order of any court or any rule, regulation or order of any Governmental Authority or (C) violate, be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, give rise to a right of or result in any cancellation or acceleration of any right or obligation (including any payment) or to a loss of a benefit under any indenture, certificate of designation for preferred stock, agreement or any other instrument to which any Loan Party is a party or by which any of them or their property is or may be bound, where any such conflict, violation, breach or default referred to in this clause (i) would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (ii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by any Loan Party, other than the Liens created by the Loan Documents and Liens permitted by Section 6.02.

SECTION 3.03. Enforceability. This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document when executed and, if applicable, delivered by each Loan Party that is party thereto will constitute, a legal, valid and binding obligation of such Loan Party enforceable against each such Loan Party in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (iii) implied covenants of good faith and fair dealing.

SECTION 3.04. Governmental Approvals. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the Financing Transactions, except for (a) the filing of Uniform Commercial Code (or similar) financing statements, (b) filings with the United States Patent and Trademark Office and the United States Copyright Office, (c) recordation of the Mortgages and other Liens granted under the Loan Documents, (d) such as have been made or obtained and are in full force and effect and (e) such other actions, consents, approvals, registrations or filings with respect to which the failure to be obtained or made would not reasonably be expected to have a Material Adverse Effect.

SECTION 3.05. Financial Statements. The Borrower has heretofore furnished to the Administrative Agent (for delivery to the Lenders) the audited consolidated balance sheet of the Borrower as at December 28, 2024 and the related audited consolidated statements of net income, comprehensive income, changes in total deficit and cash flows of the Borrower for the fiscal year ended December 28, 2024, which have been prepared in accordance with GAAP applied consistently throughout the periods involved except to the extent provided in the notes thereto and present fairly in all material respects the financial position and results of operations of the Borrower and its Subsidiaries, as of and for the periods ended on such dates set forth on such financial statements.

SECTION 3.06. No Material Adverse Change or Material Adverse Effect. Since the Plan Confirmation Date, there have been no events, developments or circumstances that have had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.07. Title to Properties. The Borrower and the Subsidiaries have good and valid record fee simple title to, or valid leasehold interests in, or easements or other limited property interests in, all its properties and assets (excluding Intellectual Property), except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted, to utilize such properties and assets for their intended purposes or except where the failure to have such title, interests or easements would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All such properties and assets held in fee simple are free and clear of Liens, other than Liens permitted by Section 6.02.

SECTION 3.08. Subsidiaries. Schedule 3.08 sets forth as of the Effective Date the name and jurisdiction of incorporation, formation or organization of each direct and indirect Subsidiary of the Borrower. Except as set forth on Schedule 3.08, as of the Effective Date, all of the issued and outstanding Equity Interests of each Subsidiary of the Borrower is owned directly by the Borrower or by a Subsidiary of the Borrower.

SECTION 3.09. Litigation; Compliance with Laws.

(a) As of the Effective Date, there are no actions, suits or proceedings at law or in equity or in arbitration or, to the knowledge of the Borrower, investigations by or on behalf of any Governmental Authority now pending, or, to the knowledge of the Borrower, threatened in writing against or affecting the Borrower or any of its Subsidiaries or any business, property or rights of any such Person (i) that involve any Loan Document or the Financing Transactions or (ii) that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. As of the date of any Borrowing after the Effective Date, there are no actions, suits or proceedings at law or in equity or in arbitration or, to the knowledge of the Borrower, investigations by or on behalf of any Governmental Authority now pending, or, to the knowledge of the Borrower, threatened in writing against or affecting the Borrower or any of its Subsidiaries or any business, property or rights of any such Person which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) None of the Borrower, the Subsidiaries or their respective properties or assets is in violation of (nor, to the knowledge of the Borrower, will the continued operation of their material properties and assets as currently conducted violate) any Requirement of Law (including any zoning, building, ordinance, code or approval or any building permit) or, any restriction on recordation of record or agreement affecting any Mortgaged Property, or is in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, in any such case where such violation or default would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.10. Federal Reserve Regulations.

(a) None of the Borrower or the Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

(b) No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose or (ii) for any purpose that would result in a violation of Regulation T, U or X of the Federal Reserve.

SECTION 3.11. Investment Company Act. None of the Loan Parties is an “investment company” within the meaning of the Investment Company Act of 1940, as amended from time to time.

SECTION 3.12. Use of Proceeds. The Borrower will use the proceeds of (a) the Initial Term Loans borrowed hereunder on the Effective Date, together with the proceeds from borrowings of a portion of the Revolving Facility on the Effective Date and cash on hand, to (i) to consummate the Transactions and (ii) pay Transaction Costs and (b) the Revolving Loans and Letters of Credit for working capital requirements and other general corporate purposes of the Borrower or its Subsidiaries, including the financing of Acquisitions, other Investments and Restricted Payments on account of the Equity Interests of the Borrower (or any Parent Entity thereof), in each case permitted hereunder.

SECTION 3.13. Taxes.

(a) Other than as would not be, individually or in the aggregate, reasonably expected to have a Material Adverse Effect, each of the Borrower and each of its Subsidiaries (i) has timely filed or caused to be timely filed all federal, state, local and non-U.S. Tax returns required to have been filed by it and (ii) has timely paid or caused to be timely paid all Taxes due and payable by it (whether or not shown on a Tax return and including in its capacity as a withholding agent), except Taxes that are being contested in good faith by appropriate proceedings in accordance with Section 5.04 and for which the Borrower or its Subsidiaries (as the case may be) has set aside on its books adequate reserves in accordance with GAAP.

(b) Other than as would not be, individually or in the aggregate, reasonably expected to have a Material Adverse Effect: as of the Effective Date, with respect to each of the Borrower and each of its Subsidiaries, there are no claims being asserted in writing with respect to any Taxes and no audits or other proceedings with respect to Taxes.

SECTION 3.14. No Material Misstatements.

(a) The written factual information (other than information of a general economic or industry specific nature, projections and forward-looking information) (the “Information”) concerning the Borrower, the Subsidiaries, the Transactions and any other transactions contemplated hereby prepared by or on behalf of the foregoing or their representatives and made available to any Lenders or the Administrative Agent on or before the Effective Date in connection with the Financing Transactions, when taken as a whole (giving effect to all supplements and updates thereto), and taken together with any reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the SEC, or any Governmental Authority succeeding to any or all of the functions of the SEC, as the case may be, is or will be at the time furnished correct in all material respects and does not or will not at the time furnished contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made.

(b) Any projections and other forward-looking information prepared by or on behalf of the Borrower or any of its representatives and that have been made available to any Lenders or the Administrative Agent on or before the Effective Date in connection with the Financing Transactions, together with all supplements and updates thereto, have been prepared in good faith based upon assumptions believed by the Borrower to be reasonable as of the Effective Date; it being understood that such projections and other forward-looking information are not to be viewed as facts and are subject to significant uncertainties and contingencies, many of which are beyond the control of the Loan Parties, that actual results may differ from such projections and other forward-looking information and that such differences may be material and that no assurance can be given that such projections and other forward-looking information will be realized.

SECTION 3.15. ERISA.

(a) Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Plan is in compliance with the applicable provisions of ERISA, the Code and other federal, state and foreign laws.

(b) Except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (i) no ERISA Event has occurred or is reasonably expected to occur, (ii) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Plan (other than premiums due and not delinquent under Section 4007 of ERISA), (iii) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan and (iv) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

SECTION 3.16. Environmental Matters. Except with respect to any matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect: (i) the Borrower and each Subsidiary, and their respective operations and properties, (a) are in compliance with all Environmental Laws and have obtained, maintained and are in compliance with all permits, licenses and other approvals required under any Environmental Law, (b) have not become subject to any Environmental Liability, and (c) have not received written notice of any claim with respect to any Environmental Liability, (ii) to the knowledge of the Borrower and each Subsidiary, there are no circumstances, conditions or occurrences that would reasonably be expected to give rise to any Environmental Liability of the Borrower or any Subsidiary, or with respect to their respective operations and properties, and (iii) to the knowledge of the Borrower or any Subsidiary, no other Person has caused, or permitted to occur, any Release, or treated or disposed of, or arranged for treatment or disposal of, any Hazardous Materials.

SECTION 3.17. Security Documents.

(a) Valid Liens. Each Security Document delivered pursuant to Sections 4.01, 5.10, 5.11 and 5.14 will, upon execution and delivery thereof, be effective to create in favor of the Administrative Agent for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, the Collateral described therein, and (i) when financing statements and other filings in appropriate form are filed in, or recorded by, the offices required by the applicable Requirement of Law and (ii) upon the taking of possession by the Administrative Agent of such Collateral with respect to which a security interest may be perfected only by possession (which possession shall be given to the Administrative Agent to the extent possession by the Administrative Agent is required by the Loan Documents), the Liens created by the Security Documents shall constitute perfected Liens on, and security interests in, all right, title and interest of the grantors in such Collateral to the extent perfection can be obtained by filing and recording financing statements or possession (to the extent possession is required by the Loan Documents), as the case may be, in each case prior to all Liens, and subject to no Liens, in each case, other than Liens permitted under Section 6.02, subject to (i) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), and (iii) implied covenants of good faith and fair dealing.

(b) PTO Filing; Copyright Office Filing. When the Intellectual Property security agreements are properly filed and recorded in the United States Patent and Trademark Office and the United States Copyright Office, to the extent such filings and recordations together with the financing statements filed in the offices required by the applicable Requirement of Law may perfect such interests, the Liens created by the Security Agreement and such Intellectual Property security agreements shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the grantors thereunder in Patents and Trademarks (each as defined in the Security Agreement) registered or applied for with the United States Patent and Trademark Office or Copyrights (as defined in the Security Agreement) registered with the United States Copyright Office, as the case may be, in each case free and clear of Liens other than Liens permitted under Section 6.02 (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to establish a Lien on Patents, Trademarks and Copyrights acquired, registered or applied for by the grantors thereof after the Effective Date).

(c) Mortgages. Upon recording thereof in the appropriate recording office, each Mortgage is effective to create, in favor of the Administrative Agent, for the benefit of the Secured Parties, legal, valid and enforceable perfected Liens on, and security interest in, all of the Loan Parties’ right, title and interest in and to the Mortgaged Properties thereunder and the proceeds thereof, prior to all Liens, other than the Liens permitted under Section 6.02, subject to (i) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (iii) implied covenants of good faith and fair dealing.

SECTION 3.18. Solvency. After giving effect to the consummation of the Transactions, on the Effective Date, the Borrower, together with its Subsidiaries on a consolidated basis, is Solvent.

SECTION 3.19. Labor Matters. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes pending or threatened against the Borrower or any of the Subsidiaries; (b) the hours worked and payments made to employees of the Borrower and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other Requirements of Law dealing with such matters; (c) all payments due from the Borrower or any of the Subsidiaries or for which any claim may be made against the Borrower or any of the Subsidiaries, on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of the Borrower or such Subsidiary to the extent required by GAAP; and (d) the Borrower and the Subsidiaries are in compliance with all Requirements of Law, agreements, policies, plans and programs relating to employment and employment practices.

SECTION 3.20. Senior Debt. The Loan Document Obligations constitute “Senior Debt” (or the equivalent thereof) and “Designated Senior Debt” (or the equivalent thereof) under the documentation governing any Indebtedness that is subordinated in right of payment to the Loan Document Obligations.

SECTION 3.21. Intellectual Property; Licenses, Etc. The Borrower and its Subsidiaries own, license or possess the valid right to use, all Intellectual Property used in or reasonably necessary for the operation of their businesses as currently conducted, and, without conflict with the Intellectual Property rights of any Person, in each case, except, individually or in the aggregate, as would not reasonably be expected to have a Material Adverse Effect; provided, however, to the extent the foregoing representation and warranty relates to infringement, misappropriation or a violation of Intellectual Property rights held by a Person, it shall be considered qualified by the knowledge of the Borrower or any Subsidiary. To the knowledge of the Borrower, no Intellectual Property, advertising, product, process, method, substance, part or other material used by the Borrower or any Subsidiary, or the operation of its business as currently conducted, infringes upon, misappropriates or violates any Intellectual Property rights held by any Person except for such infringements, misappropriations or violations, individually or in the aggregate, which would not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the Intellectual Property of the Borrower or any Subsidiary is pending or, to the knowledge of the Borrower, threatened in writing against the Borrower or any Subsidiary, which claim or litigation, individually or in the aggregate, if subject to an adverse ruling against the Borrower or any Subsidiary, would reasonably be expected to have a Material Adverse Effect.

SECTION 3.22. Anti-Corruption, Anti-Money Laundering and Economic Sanctions Laws.

(a) The Borrower has implemented and maintains in effect policies and procedures reasonably designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers and employees with Anti-Corruption Laws and applicable Sanctions. To the extent applicable, each of the Borrower and its Subsidiaries and, to the knowledge of the Borrower, each of their respective officers, directors and employees, is in compliance, in all material respects, with any applicable Anti-Corruption Laws or any applicable Sanctions that in each case are binding on them. None of (A) the Borrower, its Subsidiaries or, to the knowledge of the Borrower, any of their respective officers, directors or employees or (B) to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facilities established hereby, is an Embargoed Person.

(b) No part of the proceeds of the Loans will be used for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of any Anti-Corruption Laws.

(c) No part of the proceeds of the Loans will be used to lend, contribute or otherwise make available such proceeds to any Person for the purpose of financing the activities of or with any Person or in any country or territory that, at the time of funding, is an Embargoed Person, except to the extent permitted for a Person required to comply with Sanctions.

SECTION 3.23. Outbound Investment Rules. As of the Effective Date, no Loan Party is a “covered foreign person” as that term is used in the Outbound Investment Rules. As of the Effective Date, no Loan Party currently engages, or has any present intention to engage in the future, directly or indirectly, in (i) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (ii) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if any Borrower were a U.S. Person or (iii) any other activity that would cause the Administrative Agent or the Lenders to be in violation of the Outbound Investment Rules or cause the Administrative Agent or the Lenders to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.

ARTICLE IV

Conditions

SECTION 4.01. Effective Date. The obligations of the Lenders to make (or be deemed to make) Initial Term Loans hereunder shall not become effective until the date on which each of the following conditions shall be satisfied (or waived in accordance with Section 9.02):

(a) The Administrative Agent (or its counsel) and the Specified Lender Legal Advisors shall have received from the Borrower either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include facsimile or other electronic transmission of a signed counterpart of this Agreement) that such party has signed a counterpart of this Agreement.

(b) The Administrative Agent shall have received a written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of each of (i) Simpson Thacher & Bartlett LLP, New York counsel for the Loan Parties and (ii) McGuireWoods LLP, special Virginia counsel for the Borrower. Each such opinion shall be in form and substance reasonably satisfactory to the Administrative Agent (acting at the Direction of the Required Lenders). The Borrower hereby requests such counsel to deliver such opinions.

(c) The Administrative Agent shall have received a certificate of each Loan Party, dated the Effective Date, substantially in the form of Exhibit F or such other form reasonably acceptable to the Administrative Agent (acting at the Direction of the Required Lenders) with appropriate insertions, executed by any Responsible Officer of such Loan Party, and including or attaching the documents referred to in paragraph (d) of this Section.

(d) The Administrative Agent shall have received a copy of (i) each Organizational Document of each Loan Party certified, to the extent applicable, as of a recent date by the applicable Governmental Authority, (ii) signature and, to the extent such concept exists, incumbency certificates of the Responsible Officers of each Loan Party executing the Loan Documents to which it is a party and, (iii) to the extent such concept exists in the applicable jurisdiction, a good standing certificate from the applicable Governmental Authority of each Loan Party’s jurisdiction of incorporation, organization or formation.

(e) The Administrative Agent shall have received or, upon the initial borrowings on the Effective Date, will receive, all fees and other amounts previously agreed in writing by the Lenders and the Borrower to be due and payable on the Effective Date, including, to the extent invoiced at least two Business Days prior to the Effective Date, reimbursement or payment of all reasonable out-of-pocket expenses (including reasonable fees, charges and disbursements of counsel) required to be so reimbursed or paid (which amounts may be offset against the proceeds of the initial Credit Extensions).

(f) The Collateral and Guarantee Requirement shall have been satisfied and the Administrative Agent shall have received a completed Perfection Certificate dated the Effective Date and signed by a Responsible Officer of the Borrower, together with all attachments contemplated thereby and none of such Collateral shall be subject to any other pledges, security interests or mortgages except for Liens permitted by Section 6.02; provided that if, notwithstanding the use by the Borrower of commercially reasonable efforts to cause the Collateral and Guarantee Requirement to be satisfied on the Effective Date, the requirements thereof (other than (a) the execution and delivery of the Loan Guaranty and the Security Agreement by the U.S. Loan Parties, (b) creation of and perfection of security interests in the Equity Interests of the Borrower’s Domestic Subsidiaries that are not Excluded Subsidiaries and (c) delivery of Uniform Commercial Code (or similar) financing statements with respect to perfection of security interests in the assets of the Secured Loan Parties that may be perfected by the filing of a financing statement under the Uniform Commercial Code (or other similar applicable law)) are not satisfied as of the Effective Date, the satisfaction of such requirements shall not be a condition to the availability of the initial Loans on the Effective Date (but shall be required to be satisfied as promptly as practicable after the Effective Date and in any event within a period specified therefor in Schedule 5.14 or such later date as the Administrative Agent (acting at the Direction of the Required Lenders) and the Borrower may mutually agree).

(g) The Lenders shall have received the financial statements of the Borrower as described in Section 3.05; provided that the Lenders shall be deemed to have received any financial statements included as part of any Form 10-K or 10-Q (or the equivalent), as applicable, of the Borrower filed with the SEC on prior to the Effective Date.

(h) The Lenders shall have received a certificate from the chief financial officer of the Borrower in the form of Exhibit G certifying as to the Solvency of the Borrower and its Subsidiaries on a consolidated basis after giving effect to the Transactions.

(i) (A) The Administrative Agent shall have received at least three Business Days prior to the Effective Date all documentation and other information about the Loan Parties as shall have been reasonably requested in writing at least 10 Business Days prior to the Effective Date by the Administrative Agent (or any Initial Lender) or that the Administrative Agent shall have reasonably determined is required by United States bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act and (B) at least three Business Days prior to the Effective Date, if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation and the Administrative Agent or such Initial Lender has provided the Borrower its electronic delivery requirements at least ten (10) Business Days prior to the Effective Date, it shall deliver a Beneficial Ownership Certification to the Administrative Agent and each requesting Lender in relation to the Borrower.

(j) The Restructuring Support Agreement (as defined in the Confirmed Chapter 11 Plan) shall not have been terminated and shall remain in full force and effect.

(k) (i) The Confirmation Order shall have been entered on the Plan Confirmation Date and (ii) the Confirmed Chapter 11 Plan shall have been consummated and become effective in all material respects with its terms.

(l) Since the Plan Confirmation Date, no event, circumstance or condition shall have occurred that has had, or would reasonably be expected to have, a Material Adverse Effect.

For purposes of determining compliance with the conditions specified in this Section 4.01 (and irrespective of whether any Initial Term Lender has signed this Agreement), each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Effective Date specifying its objection thereto.

SECTION 4.02. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of each Issuing Bank to issue, amend, renew or extend any Letter of Credit (other than in connection with any Incremental Facilities (except to the extent set forth in Section 2.20), pursuant to Section 2.21 or in connection with a Permitted Debt Exchange or Limited Condition Transaction, in each case, as so agreed by the Borrower and the applicable Lenders), is subject to receipt of the request therefor in accordance herewith and to the satisfaction of the following conditions:

(a) The representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as the case may be before and after giving effect to such Borrowing or issuance, amendment, renewal or extension of such Letter of Credit and to the application of proceeds therefrom, as though made on and as of such date; provided that, to the extent that such representations and warranties specifically refer to an earlier date or period, they shall be true and correct in all material respects as of such earlier date or period; provided further that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on the date of such credit extension or on such earlier date, as the case may be (after giving effect to such qualification).

(b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as the case may be, no Default or Event of Default shall have occurred and be continuing.

(c) The Administrative Agent shall have received a Notice of Borrowing in accordance with Article II hereof.

Each Borrowing (provided that a conversion or a continuation of a Borrowing shall not constitute a “Borrowing” for purposes of this Section) and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE V

Affirmative Covenants

Until the Commitments shall have expired or been terminated, the principal of and interest on each Loan and all fees, expenses and other amounts (other than contingent amounts not yet due and liabilities under Secured Cash Management Obligations and Secured Swap Obligations) payable under any Loan Document shall have been paid in full and all Letters of Credit shall have expired or been terminated (or Cash Collateralized or backstopped pursuant to arrangements reasonably satisfactory to the relevant Issuing Bank) and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

SECTION 5.01. Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent, on behalf of each Lender:

(a) on or before the date that is 90 days after the end of each Fiscal Year of the Borrower (or such later date as may be permitted by the SEC for the filing of the Annual Report on Form 10-K by any Parent Entity of the Borrower with the SEC), an audited consolidated balance sheet and related audited consolidated statements of net income, comprehensive income, changes in total deficit and cash flows of the Borrower as of the end of and for such year, and related notes thereto, setting forth in each case in comparative form the figures for the previous Fiscal Year, all reported on by PricewaterhouseCoopers LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification and without qualification as to the scope of audit (other than a “going concern” statement solely with respect to, or expressly resulting solely from, (1) an upcoming maturity date of any Indebtedness under the Loan Documents, including pursuant to Sections 2.20 and 2.21, Indebtedness Incurred pursuant to Section 6.01(h), Section 6.01(i), Section 6.01(n), and/or any Credit Agreement Refinancing Indebtedness or Permitted Refinancing Indebtedness Incurred to Refinance (in whole or in part) any such Indebtedness), or (2) any actual or potential inability to satisfy a financial maintenance covenant on a future date or in a future period), and, for the avoidance of doubt, without modification as to the scope of audit;

(b) commencing with the financial statements for the fiscal quarter ending on or about June 30, 2025, on or before the date that is 45 days after the end of each of the first three fiscal quarters each Fiscal Year (or such later date as may be permitted by the SEC for the filing of the Form 10-Q by any Parent Entity of the Borrower with the SEC), an unaudited consolidated balance sheet and related unaudited consolidated statements of net income, comprehensive income and cash flows of the Borrower as of the end of and for such fiscal quarter and the then elapsed portion of the Fiscal Year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, all certified by a Financial Officer as presenting fairly in all material respects the financial position and results of operations and cash flows of the Borrower and its Subsidiaries on a consolidated basis as of the end of and for such fiscal quarter and such portion of the Fiscal Year in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) [reserved];

(d) simultaneously with any delivery of financial statements under paragraph (a) or (b) above, a certificate of a Financial Officer (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) in the case of financial statements delivered under paragraph (b) above for the first fiscal quarter of each Fiscal Year, beginning with the financial statements for the first fiscal quarter of the 2026 Fiscal Year, setting forth the amount of Unrestricted Cash calculated for the Cash Sweep Averaging Period for such Fiscal Year, and (iii) certifying that all information required to have been delivered to the Administrative Agent on or prior to the date of such certificate pursuant to Sections 5.05(b) and 5.11(c) and Sections 4.02(a), 4.02(f), 4.03(c) and 4.04 of the Security Agreement has been so delivered;

(e) [Reserved]

(f) promptly upon filing thereof, (x) copies of any annual, quarterly and other regular, material periodic and special reports (including on Form 10-K, 10-Q or 8-K but excluding any such other periodic or special reports that are filed in the ordinary course given the nature of the business of the Borrower and its Subsidiaries) and registration statements which the Borrower or any Subsidiary files with the SEC or any analogous Governmental Authority in any relevant jurisdiction (other than amendments to any registration statement (to the extent such registration statement, in the form it becomes effective, is delivered to the Administrative Agent for further delivery to the Lenders), exhibits to any registration statement and, if applicable, any registration statements on Form S-8 and other than any filing filed confidentiality with the SEC or any analogous Governmental Authority in any relevant jurisdiction) and (y) copies of all financial statements, proxy statements and material reports that the Borrower or any of the Subsidiaries shall send to the holders of any publicly issued debt of the Borrower and/or any of the Subsidiaries in their capacity as such holders (in each case to the extent not theretofore delivered to the Administrative Agent for further delivery to the Lenders pursuant to this Agreement); and

(g) promptly following any request therefor but subject to the limitations set forth in Section 5.07 and Section 9.12, such other reasonably available information regarding the operations, business affairs and financial condition of the Borrower and its Subsidiaries, as the Administrative Agent on its own behalf or on behalf of any Lender may reasonably request in writing.

Notwithstanding the foregoing, the obligations in paragraphs (a) and (b) of this Section 5.01 may be satisfied with respect to financial information of the Borrower and its Subsidiaries by furnishing (1) the Form 10-K or 10-Q (or the equivalent), as applicable, of the Borrower (or a Parent Entity thereof) filed with the SEC or (2) such financial information of a Parent Entity of the Borrower; provided that in any such case (i) to the extent such information relates to a Parent Entity of the Borrower, such information is accompanied by consolidating information, which may be unaudited, that explains in reasonable detail the differences between the information relating to such Parent Entity, on the one hand, and the information relating to the Borrower and its Subsidiaries on a standalone basis, on the other hand, and (ii) to the extent such information is in lieu of information required to be provided under Section 5.01(a), such materials are accompanied by a report and opinion of PricewaterhouseCoopers LLP or any other independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with GAAP and shall not be subject to any “going concern” or like qualification or any qualification as to the scope of such audit (other than a “going concern” statement solely with respect to, or expressly resulting solely from, (1) an upcoming maturity date of any Indebtedness under the Loan Documents, including pursuant to Sections 2.20 and 2.21, Indebtedness Incurred pursuant to Section 6.01(h), Section 6.01(i), Section 6.01(n), and/or any Credit Agreement Refinancing Indebtedness or Permitted Refinancing Indebtedness Incurred to Refinance (in whole or in part) any such Indebtedness, or (2) any actual or potential inability to satisfy a financial maintenance covenant on a future date or in a future period), and, for the avoidance of doubt, without modification as to the scope of audit.

Documents required to be delivered pursuant to Section 5.01 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 9.01 (or otherwise notified pursuant to Section 9.01(d)); or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent has access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent upon its reasonable request and (ii) the Borrower shall notify the Administrative Agent (by facsimile or electronic mail) of the posting of any such documents and upon its reasonable request, provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or maintain paper copies of the documents referred to above, and each Lender shall be solely responsible for timely accessing posted documents and maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent may make available to the Lenders and the Issuing Banks materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive information that may be classified as MNPI at the time of such offering by the Borrower of public securities. The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, means that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking or otherwise designating in writing Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Issuing Banks and the Lenders to treat such Borrower Materials as not containing any MNPI (although it may be sensitive and proprietary) (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 9.12); (y) all Borrower Materials marked or otherwise designated in writing as “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) the Administrative Agent may treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.” Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC.”

SECTION 5.02. Existence; Business and Properties. The Borrower will, and will cause each Subsidiary to:

(a) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, (i) except as otherwise permitted under Section 6.05, and (ii) except for the liquidation, winding up or dissolution of Subsidiaries if the assets of such Subsidiaries, to the extent they exceed estimated liabilities, are acquired by the Borrower or a Subsidiary in such liquidation or dissolution.

(b) Except as would not reasonably be expected to have a Material Adverse Effect or as otherwise permitted under Section 6.06, (i) do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the permits, franchises, authorizations, Intellectual Property, licenses and rights with respect thereto necessary to the normal conduct of its business and (ii) at all times maintain and preserve all material property necessary to the normal conduct of its business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith, if any, may be properly conducted at all times (in each case except as expressly permitted by this Agreement).

SECTION 5.03. Insurance. The Borrower will, and will cause each Subsidiary to:

(a) Keep its insurable properties insured at all times by financially sound and reputable insurers in such amounts as shall be customary for similar businesses and maintain such other reasonable insurance (including self-insurance which, in the good-faith judgment of management of the Borrower, the Borrower believes is reasonable and prudent in light of the size and nature of its business), of such types, to such extent and against such risks, as is customary with companies in the same or similar businesses.

(b) Subject to Section 5.14, cause all such liability insurance policies (which, for the avoidance of doubt, shall not include any officers’ and directors’ liability insurance policies) of the Loan Parties to name (to the extent customary to do so in the relevant jurisdiction) the Administrative Agent as additional insured and all such property and property casualty insurance policies of the Loan Parties to be endorsed or otherwise amended to include appropriate additional loss payable endorsements including with respect to Mortgaged Properties, a customary lender’s additional loss payable endorsement.

(c) In addition, use commercially reasonable efforts to cause each such insurance policy of the Loan Parties to provide that it shall not be canceled, lapsed (including for nonrenewal) or terminated upon less than 30 days’ prior written notice (or 10 days’ prior written notice in the case of any failure to pay any premium due thereunder) thereof by the insurer to the Administrative Agent and to deliver to the Administrative Agent, prior to the cancellation, lapse (including for nonrenewal) or termination of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Administrative Agent), or insurance certificate with respect thereto.

(d) If any improvements located on any Mortgaged Property are at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a Special Flood Hazard Area with respect to which flood insurance has been made available under the National Flood Insurance Act of 1968 (as now or hereafter in effect or successor act thereto), then the Borrower shall, or shall cause the applicable Loan Party to (i) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (ii) deliver to the Administrative Agent evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent (acting at the Direction of the Required Lenders).

SECTION 5.04. Payment of Taxes and Obligations, etc. The Borrower will, and will cause each Subsidiary to, pay all of its obligations in respect of Taxes, assessments and other governmental charges (including in its capacity as withholding agent), before the same shall become delinquent or in default, except where the amount or validity thereof is being contested in good faith by appropriate proceedings and the Borrower or such Subsidiary has set aside on its books adequate reserves therefor in accordance with GAAP or except where the failure to make payment would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

SECTION 5.05. Notices of Material Events.

(a) Promptly after any Responsible Officer of the Borrower obtains actual knowledge thereof, the Borrower will furnish to the Administrative Agent (for distribution to each Lender through the Administrative Agent) written notice of the following:

(i) the occurrence of any Default or Event of Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto;

(ii) the filing or commencement of, or any written threat or notice of intention of any Person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority or in arbitration, against the Borrower or any of its Subsidiaries as to which an adverse determination is reasonably probable and that, if adversely determined, would reasonably be expected to have a Material Adverse Effect; and

(iii) the occurrence of any ERISA Event that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a written statement of a Responsible Officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

(b) The Borrower will furnish to the Administrative Agent prompt (and in any event within 30 days or such longer period as reasonably agreed to by the Administrative Agent (acting at the Direction of the Required Lenders)) written notice of any change (i) in any Loan Party’s legal name (as set forth in its certificate of organization or like document), (ii) in the jurisdiction of incorporation or organization of any Loan Party or in the form of its organization or (iii) in any Loan Party’s organizational identification number (if any) or Federal taxpayer identification number.

(c) Concurrently with the delivery of each Compliance Certificate pursuant to Section 5.01(d), the Borrower shall deliver to the Administrative Agent a certificate executed by a Responsible Officer of the Borrower specifying any change in the identity of the Grantors (as defined in the Security Agreement), Subsidiaries, Significant Subsidiaries, Immaterial Subsidiaries and Foreign Subsidiaries, as of the end of such fiscal year or quarter, as the case may be, from the Guarantors, Subsidiaries, Significant Subsidiaries, Immaterial Subsidiaries and Foreign Subsidiaries, respectively, provided to the Administrative Agent on the Effective Date or the most recent fiscal year or quarter, as the case may be.

SECTION 5.06. Compliance with Laws. The Borrower will, and will cause each Subsidiary to comply with all Requirements of Law applicable to it or its property, except in each case, where the failure to do so would not reasonably be expected to result in a Material Adverse Effect. The Borrower will maintain in effect and enforce policies and procedures reasonably designed to ensure compliance by the Borrower and the Subsidiaries and their respective directors, officers and employees with Anti-Corruption Laws and applicable Sanctions.

SECTION 5.07. Maintaining Records; Access to Properties and Inspections. The Borrower will, and will cause each of the Subsidiaries to, maintain all financial records in all material respects in accordance with GAAP. The Borrower will, and will cause each of the Subsidiaries to, permit representatives and independent contractors of the Administrative Agent and the Lenders to visit and inspect any of its properties (to the extent it is within such Person’s control to permit such inspection), to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the reasonable expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower (and subject, in the case of any such meetings or advice from such independent accountants, to such accountants’ customary policies and procedures); provided that, excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 5.07 and the Administrative Agent shall not exercise such rights more often than once during any calendar year absent the existence of an Event of Default at the Borrower’s expense; and provided, further, that when an Event of Default exists, the Administrative Agent or the Lenders (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice. The Administrative Agent and the Lenders shall give the Borrower the opportunity to participate in any discussions with the Borrower’s independent public accountants. Notwithstanding anything to the contrary in Section 5.01 or this Section 5.07, neither of Borrower nor any Subsidiary will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by applicable Requirements of Law or any binding agreement or (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product.

SECTION 5.08. Use of Proceeds. The Borrower will, and will cause each Subsidiary to, use the proceeds of the Loans and the Letters of Credit only as contemplated in Section 3.12.

SECTION 5.09. Compliance with Environmental Laws. The Borrower (i) will, and will make commercially reasonable efforts to cause each Subsidiary to, comply with all Environmental Laws applicable to its operations and properties and comply with and obtain and renew all permits, licenses and other approvals required pursuant to Environmental Law for its operations and properties except, in each case with respect to this Section 5.09, to the extent the failure to do so could not reasonably be expected to have individually or in the aggregate, a Material Adverse Effect.

SECTION 5.10. Additional Subsidiaries. Subject to the Agreed Security Principles, if (i) any additional Subsidiary (other than an Excluded Subsidiary) is formed or acquired after the Effective Date or (ii) if any Subsidiary ceases to be an Excluded Subsidiary, the Borrower will, within 45 days (or such longer period as the Administrative Agent (acting at the Direction of the Required Lenders) may reasonably agree) after such newly formed or acquired Subsidiary is formed or acquired or such Subsidiary ceases to be an Excluded Subsidiary, notify the Administrative Agent thereof, and will (x) cause such Subsidiary to satisfy the Collateral and Guarantee Requirement with respect to such Subsidiary and (y) cause each Loan Party to satisfy the Collateral and Guarantee Requirement with respect to any Equity Interest other than Excluded Equity Interests in or the Indebtedness of such Subsidiary owned by such Loan Party.

SECTION 5.11. Further Assurances.

(a) Subject to the limitations set forth in the definition of Collateral and Guarantee Requirement and in the Agreed Security Principles and the Security Documents, the Borrower will, and will cause each Loan Party to, execute any and all further documents, financing statements, agreements, instruments, certificates, notices and acknowledgments and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and/or amendments thereto and other documents), that may be required under any applicable Requirement of Law and that the Administrative Agent or the Required Lenders may request, to create and cause the Collateral and Guarantee Requirement to be and remain satisfied and perfected, all at the expense of the Loan Parties.

(b) Subject to the limitations set forth in the definition of Collateral and Guarantee Requirement and in the Agreed Security Principles and the Security Documents, promptly upon reasonable request by the Administrative Agent (acting at the Direction of the Required Lenders), the Borrower will, and will cause each Loan Party to, (i) correct any defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Collateral or Guarantee or other document or instrument relating to any Collateral or Guarantee, and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent (acting at the Direction of the Required Lenders) may reasonably request from time to time in order to carry out more effectively the purposes of the Collateral or Guarantee, to the extent required.

(c) Subject to the limitations set forth in the definition of Collateral and Guarantee Requirement and in the Agreed Security Principles and the Security Documents, if, after the Effective Date, any material assets (including any owned Real Property or improvements thereto or any interest therein (unless such Real Property is an Excluded Asset)) with a Fair Market Value in excess of $5,000,000 (determined at the time of acquisition thereof, or, if acquired prior to the date the applicable Person became a Secured Loan Party, the date such Person becomes a Secured Loan Party, or, to the extent that any improvements are constructed on any such Real Property after the date of acquisition, on the date of “substantial completion” or similar timing, as determined by the Borrower in consultation with the Administrative Agent (acting at the Direction of the Required Lenders), of such improvements) are acquired by the Borrower or any other Secured Loan Party (or, in the case of a Person that became a Secured Loan Party after the Effective Date, after the date it became a Secured Loan Party) (other than (x) assets constituting Collateral under a Security Document that become subject to the Lien created by such Security Document upon acquisition thereof or (y) Excluded Assets), the Borrower will notify the Administrative Agent thereof simultaneously with the delivery of the certificate of a Financial Officer pursuant to Section 5.01(d) with respect to the financial statements delivered pursuant to Section 5.01(a) or (b), and, if requested by the Administrative Agent (acting at the Direction of the Required Lenders), within 60 days of acquisition thereof (or, in the case of Real Property, 90 days) (or, in each case, such longer period as the Administrative Agent (acting at the Direction of the Required Lenders) may agree in its sole discretion) the Borrower will cause such assets to be subjected to a Lien securing the Secured Obligations (provided, however, that, in the event any Real Property subject to a Mortgage under this Section is located in a jurisdiction that imposes mortgage recording taxes or any similar fees or charges, such Mortgage shall only secure an amount equal to the Fair Market Value (determined as set forth above) of such Real Property) and will take and cause the other Loan Parties to take, such actions as shall be necessary and reasonably requested by the Administrative Agent (acting at the Direction of the Required Lenders) to grant and perfect such Liens, including actions described in paragraph (a) of this Section and to cause the Collateral and Guarantee Requirement to be satisfied, all at the expense of the Loan Parties.

SECTION 5.12. Maintenance of Ratings. The Borrower shall use commercially reasonable efforts to obtain within 60 days of the Effective Date, and thereafter maintain, a public corporate rating from S&P and a public corporate family rating from Moody’s, in each case in respect of the Borrower, and a public rating of the Initial Term Facility under this Agreement by each of S&P and Moody’s, but in any event, not a specific rating.

SECTION 5.13. [Reserved].

SECTION 5.14. Certain Post-Closing Obligations. As promptly as practicable, and in any event within the time periods after the Effective Date specified in Schedule 5.14 or such later date as the Administrative Agent (acting at the Direction of the Required Lenders) reasonably agrees to in writing, including to reasonably accommodate circumstances unforeseen on the Effective Date, the Borrower and each other Loan Party shall deliver the documents or take the actions specified on Schedule 5.14, in each case except to the extent otherwise agreed by the Administrative Agent (acting at the Direction of the Required Lenders) pursuant to its authority as set forth in the definition of the term “Collateral and Guarantee Requirement.”

SECTION 5.15. Business of the Borrower and the Subsidiaries. The Borrower will not, nor will it permit any Subsidiary to, engage at any time in any business or business activity other than (i) any business or business activity conducted by any of them on the Effective Date and any business or business activities incidental or related thereto, (ii) any business or business activity that is reasonably similar thereto or a reasonable extension, development or expansion thereof or ancillary thereto or (iii) any business or business activity that the senior management of the Borrower deems beneficial for the Borrower or such Subsidiary.

SECTION 5.16. Fiscal Year. The Borrower will, for financial reporting purposes, cause (a) each of its, and each of the Subsidiaries’, fiscal years to end on December 31 of each year and (b) each of its, and each of the Subsidiaries’, fiscal quarters to end on dates consistent with such fiscal year-end and the Borrower’s past practice; provided, however, that the Borrower may upon written notice to, and consent by, the Administrative Agent, change the financial reporting convention specified above to any other financial reporting convention reasonably acceptable to the Administrative Agent (acting at the Direction of the Required Lenders), in which case the Borrower and the Administrative Agent (acting at the Direction of the Required Lenders) will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary in order to reflect such change in financial reporting.

ARTICLE VI

Negative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable (other than contingent amounts not yet due and liabilities under Secured Cash Management Obligations and Secured Swap Obligations) under any Loan Document have been paid in full and all Letters of Credit have expired or been terminated (or Cash Collateralized or backstopped pursuant to arrangements reasonably acceptable to the applicable Issuing Bank) and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

SECTION 6.01. Indebtedness. The Borrower will not, and will not permit any Subsidiary to, Incur any Indebtedness, except:

(a) Indebtedness existing on the Effective Date and either (i) permitted to remain outstanding under the Confirmed Chapter 11 Plan or (ii) set forth on Schedule 6.01 and any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness;

(b) (i) Indebtedness created hereunder and under the other Loan Documents, including any Indebtedness created under Section 2.20 or 2.21 hereof and (ii) (A) any Credit Agreement Refinancing Indebtedness Incurred to Refinance (in whole or in part) such Indebtedness and (B) any Permitted Refinancing Indebtedness to Refinance (in whole or in part) any such Credit Agreement Refinancing Indebtedness; provided that the Net Cash Proceeds of any such Credit Agreement Refinancing Indebtedness must be applied in accordance with clause (x) of the definition of “Credit Agreement Refinancing Indebtedness”.

(c) Indebtedness of the Borrower to any Subsidiary and of any Subsidiary to the Borrower or any other Subsidiary; provided that (i) Indebtedness of any Subsidiary that is not a Secured Loan Party owing to the Borrower or any Secured Loan Party shall be subject to Section 6.04 and (ii) Indebtedness of any Subsidiary that is owing to any Loan Party shall be subordinated in right of payment to the Loan Document Obligations, and such subordination shall be evidenced by the Intercompany Subordinated Note;

(d) Indebtedness of the Borrower and the Subsidiaries pursuant to Swap Agreements to the extent that, at the time entered into, such Swap Agreements were (i) in the ordinary course of business to hedge or mitigate risks to which the Borrower or any Subsidiary is exposed in the conduct of its business or the management of its liabilities (including currency risks) or (ii) in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary;

(e) Obligations in respect of Cash Management Services and other Indebtedness in respect of netting services, automatic clearing house arrangements, employees’ credit or purchase cards, overdraft protections and similar arrangements and otherwise in connection with deposit accounts, in each case, incurred in the ordinary course of business;

(f) (i) Indebtedness constituting reimbursement obligations in respect of any bankers’ acceptance, bank guarantees, letters of credit, warehouse receipt or similar facilities entered into in the ordinary course of business (including in respect of workers compensation claims, or consistent with past practice, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance) and (ii) Indebtedness supported by Letters of Credit or other letters of credit under similar facilities in an amount not to exceed the Stated Amount of such Letters of Credit or stated amount of such other letters of credit under such similar facilities;

(g) Indebtedness in respect of contracts (including trade contracts and government contracts), statutory obligations, performance bonds, bid bonds, custom bonds, stay and appeal bonds, surety bonds, indemnity bonds, judgment bonds, performance and completion and return of money bonds and guarantees, financial assurances, bankers’ acceptance facilities and similar obligations or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case not in connection with the borrowing of money, including those incurred to secure health, safety and environmental obligations;

(h) (i) Indebtedness of a Person or Indebtedness attaching to assets of a Person that, in either case, becomes a Subsidiary (or is a Subsidiary that survives a merger, consolidation or amalgamation with such Person or any of its Subsidiaries) or Indebtedness attaching to assets that are acquired by the Borrower or any Subsidiary, in each case after the Effective Date as the result of an Acquisition, Investment, similar transaction; provided that;

(A) subject to Section 1.10, after giving pro forma effect thereto, no Event of Default under Section 7.01(a), (b), (h) or (i) has occurred and is continuing;

(B) as of the date that any such Person becomes a Subsidiary (or is a Subsidiary that survives a merger, consolidation or amalgamation with such a Person or any of its Subsidiaries) or the date that any such assets are acquired by the Borrower or any Subsidiary and after giving pro forma effect thereto, the aggregate principal amount of Indebtedness then outstanding pursuant to this Section 6.01(h) does not exceed, except as contemplated by the definition of “Permitted Refinancing Indebtedness”, subject to Section 1.10, an aggregate amount such that, after giving pro forma effect to the Incurrence of any such Indebtedness and to such Acquisition, Investment, similar transaction or any Specified Event to be consummated in connection therewith, the Borrower and the Subsidiaries shall be in compliance on a pro forma basis with a Consolidated Total Leverage Ratio, as such ratio is calculated as of the last day of the Test Period most recently ended on or prior to the date of such Incurrence, as if such Incurrence, Acquisition, Investment, similar transaction or any Specified Event had occurred on the first day of such Test Period, that is no greater than the lesser of (x) 2.00:1.00 and (y) the Consolidated Total Leverage Ratio immediately prior to such Incurrence and such other transactions;

(C) such Indebtedness existed at the time such Person became a Subsidiary or at the time such assets were acquired and, in each case, was not created in anticipation thereof;

(D) such Indebtedness is not guaranteed in any respect by the Borrower or any Subsidiary (other than any such Person that so becomes a Subsidiary or is the survivor of a merger with such Person or any of its Subsidiaries) (except, for the avoidance of doubt, to the extent permitted by dollar for dollar usage of any other basket set forth in Section 6.01); and

(E) (x) the Equity Interests of such Person is pledged to the Administrative Agent to the extent required under Section 5.10 and Section 5.11 and (y) such Person executes a supplement to each applicable Security Document (or alternative guarantee and security arrangements in relation to the Secured Obligations) and a counterpart signature page to the Intercompany Subordinated Note, in each case to the extent required under Section 5.10 or Section 5.11, as applicable; provided that the requirements of this clause (E) shall not apply to any Indebtedness of the type that could have been Incurred under Section 6.01(j); and

(ii) any Permitted Refinancing Indebtedness Incurred to Refinance (in whole or in part) such Indebtedness;

(i) (i) Indebtedness of the Borrower or any Subsidiary Incurred to finance an Acquisition or similar Investment; provided that,

(A) subject to Section 1.10, after giving pro forma effect thereto, no Event of Default under Section 7.01(a), (b), (h) or (i) has occurred and is continuing;

(B) as of the date of such Incurrence and after giving pro forma effect thereto, and the use of the proceeds thereof, the aggregate principal amount of Indebtedness then outstanding pursuant to this Section 6.01(i), does not exceed, except as contemplated by the definition of “Permitted Refinancing Indebtedness”, subject to Section 1.10, an aggregate amount such that, after giving pro forma effect to the Incurrence of any such Indebtedness and to such Acquisition, Investment, similar transaction or any Specified Event to be consummated in connection therewith, the Borrower and the Subsidiaries shall be in compliance on a pro forma basis with a Consolidated Total Leverage Ratio, as such ratio is calculated as of the last day of the Test Period most recently ended on or prior to the date of such Incurrence, as if such Incurrence, Acquisition, Investment, similar transaction or any Specified Event had occurred on the first day of such Test Period, that is no greater than the lesser of (x) 2.00:1.00 and (y) the Consolidated Total Leverage Ratio immediately prior to such Incurrence and such other transactions;

(C) such Indebtedness may be unsecured or secured solely by Liens on the Collateral that rank junior to the Liens on the Collateral securing the Obligations;

(D) (x) the Equity Interests of any Person acquired in such Acquisitions or Investments (the “Acquired Person”) is pledged to the Administrative Agent to the extent required under the Collateral and Guarantee Requirement and (y) such Acquired Person executes a supplement to each of the Loan Guaranty and the Security Agreement and a counterpart signature page to the Intercompany Subordinated Note (or alternative guarantee and security arrangements in relation to the Secured Obligations), in each case, to the extent required under the Collateral and Guarantee Requirement; and

(E) [reserved]; and

(ii) any Permitted Refinancing Indebtedness Incurred to Refinance (in whole or in part) such Indebtedness.

(j) (i) Indebtedness (including Financing Lease Obligations and other Indebtedness arising under mortgage financings and purchase money Indebtedness) the proceeds of which are used to finance the acquisition, development, construction, repair, restoration, replacement, maintenance, upgrade, expansion or improvement of fixed or capital assets or otherwise Incurred in respect of Capital Expenditures and other Financing Lease Obligations; provided that such Indebtedness is Incurred concurrently with or within 365 days after the date of substantial completion of the applicable acquisition, development, construction, repair, restoration, replacement, maintenance, upgrade, expansion or improvement or the making of the applicable Capital Expenditure; provided, further, that, at the time of Incurrence thereof and after giving pro forma effect thereto and the use of the proceeds thereof, the aggregate principal amount of such Indebtedness then outstanding pursuant to this clause (j)(i) (when aggregated with the aggregate principal amount of Permitted Refinancing Indebtedness pursuant to clause (j)(ii) in respect of such Indebtedness then outstanding) shall not, except as contemplated by the definition of “Permitted Refinancing Indebtedness”, exceed an aggregate amount equal to $20,000,000; and

(ii) any Permitted Refinancing Indebtedness Incurred to Refinance Indebtedness incurred pursuant to clause (i) above;

(k) Indebtedness arising from agreements of the Borrower or any Subsidiary providing for indemnification, adjustment of purchase price, earn-outs, deferred purchase price, payment obligations in respect of any non-compete, consulting or similar arrangement, contingent earnout obligations or similar obligations, in each case entered into in connection with the Permitted Business Acquisitions, other Investments and the Disposition of any business, assets or Equity Interests permitted hereunder, other than Guarantees Incurred by any Person acquiring all or any portion of such business, assets or Equity Interests for the purpose of financing such acquisition, but including in connection with Guarantees, letter of credit, surety bonds on performance bonds securing the performance of the Borrower or any such Subsidiary pursuant to such agreements; provided, that any Indebtedness Incurred under this Section 6.01(k) by any Subsidiary that is not a Secured Loan Party, in the aggregate with Indebtedness incurred under Section 6.01(w) by any Subsidiary that is not a Secured Loan Party, shall not exceed $10,000,000 in aggregate principal amount;

(l) Indebtedness consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations, termination fees or similar obligations contained in supply or manufacturing arrangements, in each case, in the ordinary course of business;

(m) (i) Indebtedness representing deferred compensation or stock based or similar compensation to officers, directors, managers, employees, consultants or independent contractors of the Borrower (or any Parent Entity thereof or any Equityholding Vehicle) and the Subsidiaries Incurred in the ordinary course of business; and (ii) Indebtedness consisting of obligations of the Borrower (or any Parent Entity thereof or any Equityholding Vehicle) or the Subsidiaries under deferred compensation arrangements to their employees, officers, directors, managers, consultants or independent contractors or other similar arrangements incurred by such Persons in connection with Acquisitions or any other Investment expressly permitted under Section 6.04 (other than 6.04(r) or 6.04(s)) or Section 6.07 (other than 6.07(a)(ii));

(n) the incurrence by one or more Loan Parties of (i) Indebtedness represented by a revolving credit facility secured by Liens on the Collateral ranking senior, equal (but without regard to the control of remedies) or junior in priority to the Liens on the Collateral securing the Obligations (the “Superpriority Revolving Credit Facility”) in an aggregate principal amount not to exceed the difference of (a) $125,000,000 (inclusive of undrawn commitments) minus (b) amounts Incurred under clause (b) of the Incremental Base Amount and (ii) any Permitted Refinancing Indebtedness incurred to Refinance the Superpriority Revolving Credit Facility; provided, that such Superpriority Revolving Credit Facility and any Permitted Refinancing Indebtedness with respect thereto shall be subject to a Customary Intercreditor Agreement;

(o) [reserved];

(p) [reserved];

(q) Except as otherwise limited by clauses (a), (b), (h), (i) and (dd), Guarantees Incurred by (i) any Subsidiary in respect of Indebtedness of the Borrower or any other Subsidiary that is permitted to be Incurred under this Agreement and (ii) the Borrower in respect of Indebtedness of any Subsidiary that is permitted to be Incurred under this Agreement; provided that (A) Guarantees Incurred by the Borrower or any Secured Loan Party in respect of Indebtedness of any Subsidiary that is not a Secured Loan Party shall be subject to Section 6.04 and (B) if the applicable Indebtedness is subordinated to the Secured Obligations, any such Guarantees shall be subordinated to the Secured Obligations;

(r) Guarantees incurred in the ordinary course of business in respect of obligations (not constituting Indebtedness) to suppliers, customers, franchisees, lessors, licensees, sublicensees or distribution partners;

(s) (i) unsecured Indebtedness in respect of obligations of the Borrower or any Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided that such obligations are Incurred in connection with open accounts extended by suppliers on customary trade terms in the ordinary course of business and not in connection with the borrowing of money and (ii) unsecured Indebtedness in respect of intercompany obligations of the Borrower or any Subsidiary in respect of accounts payable Incurred in connection with goods sold or services rendered in the ordinary course of business and not in connection with the borrowing of money;

(t) unsecured Indebtedness consisting of promissory notes issued by the Borrower or any Subsidiary to future, current or former officers, managers, consultants, directors, employees and independent contractors (or their respective Immediate Family Members) of the Borrower (or any Parent Entity or Equityholding Vehicle), any of its Subsidiaries, in each case, to finance the retirement, acquisition, repurchase or redemption of Equity Interests of the Borrower (or any Parent Entity thereof or any Equityholding Vehicle to the extent such Parent Entity or any Equityholding Vehicle uses the proceeds to finance the purchase or redemption (directly or indirectly) of its Equity Interests) or the Equity Interests of the Borrower, in each case to the extent permitted by Section 6.07 (other than 6.07(a)(ii)) in an amount not to exceed $5,000,000 in any calendar year; provided that 100% of the unused amount of payments in respect of this Section 6.01(t) before giving pro forma effect to any carry forward, may be carried forward to the two immediately succeeding calendar years (but not any other); provided that, any such Indebtedness shall reduce availability under Section 6.07 to the extent of any amounts incurred from time to time under this Section 6.01(t), whether or not outstanding, except in respect of amounts forgiven or cancelled without payment being made;

(u) [reserved];

(v) [reserved];

(w) other Indebtedness of the Borrower and the Subsidiaries; provided, that, at the time of the Incurrence thereof and after giving pro forma effect to such Incurrence and other transactions and the use of the proceeds thereof, the aggregate principal amount of Indebtedness then outstanding under this Section 6.01(w) shall not exceed $30,000,000; provided, further, that any Indebtedness Incurred under this Section 6.01(w) by any Subsidiary that is not a Secured Loan Party, in the aggregate with Indebtedness incurred under Section 6.01(k) by any Subsidiary that is not a Secured Loan Party shall not exceed $10,000,000 in aggregate principal amount;

(x) [reserved];

(y) Indebtedness in respect of surety bonds or commercial letters of credit obtained in the ordinary course of business;

(z) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business;

(aa) customer deposits and advance payments received in the ordinary course of business from customers for goods or services purchased in the ordinary course of business or consistent with past practice;

(bb) endorsement of instruments or other payment items for deposit in the ordinary course of business;

(cc) obligations in respect of letters of support, guarantees or similar obligations issued, made or incurred for the benefit of any Subsidiary of the Borrower to the extent required by law or in connection with any statutory filing or the delivery of audit opinions performed in jurisdictions other than within the United States;

(dd) Indebtedness arising under or as a result of (i) a declaration of joint and several liability (hoofdelijke aansprakelijkheid) as referred to in Section 2:403 of the Dutch Civil Code assumed in respect of a Dutch Loan Party, or (ii) any joint and several liability arising as a result of (the establishment) of a fiscal unity (fiscale eenheid) between any Dutch Loan Parties;

(ee) [reserved]; and

(ff) all customary premiums (if any), interest (including post-petition and capitalized interest), fees, expenses, charges and additional or contingent interest on obligations described in each of the clauses of this Section 6.01.

For purposes of determining compliance with this Section 6.01, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness described in clauses (a) through (ff) above, the Borrower shall, in its sole discretion, classify and reclassify or later divide, classify or reclassify such item of Indebtedness (or any portion thereof) and will only be required to include the amount and type of such Indebtedness in one or more of the above clauses; provided that all Indebtedness outstanding under the Loan Documents will be deemed to have been Incurred in reliance only on the exception in Section 6.01(b). The accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness shall not be deemed to be an Incurrence of Indebtedness for purposes of this Section 6.01.

Notwithstanding anything to the contrary herein, any intercompany loans, advances or other Indebtedness owed by a Loan Party to any Subsidiary that is not a Loan Party shall be subordinated in right of payment to the Loan Document Obligations and any Guarantee by a Loan Party of Indebtedness of a Subsidiary that is not a Loan Party shall be subordinated in right of payment to the Loan Document Obligations.

SECTION 6.02. Liens. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or assets (including stock or other securities of any Person, including the Borrower or any Subsidiary of the Borrower) at the time owned by it or on any income or revenues or rights in respect of any thereof, except:

(a) Liens on property or assets of the Subsidiaries existing on the Effective Date or pursuant to agreements in existence on the Effective Date and either (i) permitted to remain outstanding under the Confirmed Chapter 11 Plan or (ii) set forth on Schedule 6.02 or, to the extent not listed in such Schedule, such property or assets have a Fair Market Value that does not exceed $25,000,000 in the aggregate; provided that (i) such Lien does not extend to any other property or asset of the Borrower or any Subsidiary that was not subject to the original Lien, other than (A) after-acquired property that is affixed to or incorporated into the property covered by such Lien, (B) in the case of any property or assets financed by Indebtedness or subject to a Lien securing Indebtedness, in each case, permitted by Section 6.01, the terms of which Indebtedness require or include a pledge of after-acquired property to secure such Indebtedness and related obligations, any such after-acquired property and (C) the proceeds and products thereof, accessions and additions thereto and improvements thereon (it being understood that individual financings provided by any Lender may be cross-collateralized to other financings of the same type provided by any such lender or its Affiliates) and (ii) such Lien shall secure only those obligations that such Liens secured on the Effective Date and any Permitted Refinancing Indebtedness Incurred to Refinance such Indebtedness permitted by Section 6.01;

(b) any Lien created (i) under the Loan Documents securing the Secured Obligations (including in respect of Cash Collateral) or permitted in respect of any Mortgaged Property by the terms of the applicable Mortgage, (ii) [reserved], (iii) [reserved] and (iv) the documentation governing any Credit Agreement Refinancing Indebtedness (provided that such Liens do not extend to any assets that are not Collateral); provided that, (A) in the case of Liens described in subclause (iv) above securing any Credit Agreement Refinancing Indebtedness that constitute, or are intended to constitute, First Lien Obligations, the parties to such Credit Agreement Refinancing Indebtedness (or a representative thereof on behalf of such holders or parties) shall have entered into with the Administrative Agent, a Customary Intercreditor Agreement, which agreement shall provide that the Liens on the Collateral securing such Credit Agreement Refinancing Indebtedness shall have the same priority ranking as the Liens on the Collateral securing the Secured Obligations (but without regard to the control of remedies) and (B) in the case of Liens described in subclause (iii) or (iv) above securing any Credit Agreement Refinancing Indebtedness that do not constitute, or are not intended to constitute, First Lien Obligations, the parties to such Credit Agreement Refinancing Indebtedness (or a representative thereof on behalf of such holders or parties) shall have entered into a Customary Intercreditor Agreement with the Administrative Agent, which agreement shall provide that the Liens on the Collateral securing such Credit Agreement Refinancing Indebtedness shall rank junior in priority to the Liens on the Collateral securing the Secured Obligations and any other First Lien Obligations (without any further consent of the Lenders, the Administrative Agent shall be authorized to negotiate, execute and deliver on behalf of the Secured Parties any Customary Intercreditor Agreement or any amendment (or amendment and restatement) to the Security Documents or a Customary Intercreditor Agreement to the extent necessary to effect the provisions contemplated by this Section 6.02(b));

(c) Liens existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Subsidiary, in each case after the Effective Date; provided that (A) such Lien was not created in contemplation of such acquisition or such Person becoming a Subsidiary, (B) such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof and other than after-acquired property that is (x) affixed or incorporated into the property covered by such Lien or (y) if the Indebtedness and other obligations secured by such Lien require or include a pledge of after-acquired property pursuant to their terms, such property; it being understood that such requirement (i) was in effect at the time such property was acquired or such Person became a Subsidiary and (ii) shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition) and (C) the Indebtedness secured thereby is permitted under Section 6.01(h) or 6.01(j);

(d) Liens for Taxes, assessments or other governmental charges or levies that are either not yet overdue by more than 30 days or thereafter payable without penalty, or that are being contested in compliance with Section 5.04;

(e) the modification, Refinancing, replacement, extension or renewal (or successive modifications, Refinancings, replacements, extensions or renewals) of any Lien permitted by clauses (a), (c), (j), (t), (ii) and (gg) of this Section 6.02 upon or in the same assets theretofore subject to such Lien other than

(i) after-acquired property that is affixed or incorporated into the property covered by such Lien,

(ii) in the case of Liens permitted by clauses (a), (c), (ii) or (gg) of this Section 6.02, after-acquired property subject to a Lien securing Indebtedness permitted under Section 6.01, the terms of which Indebtedness require or include a pledge of after-acquired property (it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition) and

(iii) the proceeds and products thereof;

(f) landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, suppliers’, repairmen’s, construction or other like Liens arising in the ordinary course of business or securing obligations that are being contested in good faith by appropriate proceedings and in respect of which, if applicable, the Borrower or any Subsidiary shall have set aside on its books reserves in accordance with GAAP;

(g) (i) deposits and other Liens made in the ordinary course of business in compliance with the Federal Employers Liability Act or any other workers’ compensation, unemployment insurance and other social security or similar laws or regulations (other than in respect of employee benefit plans subject to ERISA or similar state, local or foreign laws) and deposits securing liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations and (ii) deposits and other Liens securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any Subsidiary;

(h) deposits and other Liens to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Financing Lease Obligations), tenders, statutory obligations, surety, customs, and appeal bonds, performance and return of money bonds, bids, leases, government contracts, trade contracts, agreements with public utilities, and other obligations of a like nature (including letters of credit in lieu of any such bonds or to support the issuance thereof) incurred by the Borrower or any Subsidiary in the ordinary course of business, including those incurred to secure health, safety, insurance and environmental obligations in the ordinary course of business;

(i) (i) zoning restrictions, survey exceptions, easements, trackage rights, encroachments, protrusions, leases (other than Financing Lease Obligations), licenses, special assessments, rights-of-way, restrictions on, or agreements dealing with, the use of Real Property, servicing agreements, development agreements, site plan agreements and other similar charges or encumbrances incurred in the ordinary course of business and title defects or irregularities that are of a minor nature and that, in the aggregate, do not interfere in any material respect with the ordinary conduct of the business of the Borrower and its Subsidiaries, taken as a whole, (ii) ground leases or subleases in respect of Real Property on which facilities owned or leased by the Borrower or any of its Subsidiaries are located and which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (iii) any zoning or similar law or right reserved to, or vested in, any Governmental Authority to control or regulate the use of any Real Property that does not materially interfere with the ordinary course of conduct of the business of the Borrower and its Subsidiaries, taken as a whole;

(j) Liens securing Indebtedness permitted pursuant to Section 6.01(j) (including the interests of vendors and lessors under conditional sale and title retention agreements); provided that

(i) [reserved],

(ii) other than the property financed by such Indebtedness, such Liens do not at any time encumber any property, except for replacements thereof and accessions and additions to such property and ancillary rights thereto and the proceeds and the products thereof and customary security deposits, related contract rights and payment intangibles and other assets related thereto and

(iii) with respect to Financing Lease Obligations, such Liens do not at any time extend to, or cover any assets (except for accessions and additions to such assets, replacements and products thereof and customary security deposits, related contract rights and payment intangibles), other than the assets subject to such Financing Lease Obligations and ancillary rights thereto; provided that individual financings of equipment provided by a single lender may be cross collateralized to other financings of equipment provided solely by such lender;

(k) Liens on the Collateral (which may rank senior, equal (but without regard to the control of remedies) or junior in priority to the Liens on the Collateral securing the Obligations) securing the Superpriority Revolving Credit Facility or any Permitted Refinancing Indebtedness with respect thereto, which Liens shall be subject to a Customary Intercreditor Agreement;

(l) Liens securing judgments that do not constitute an Event of Default under Section 7.01(j);

(m) Liens disclosed by any title insurance policies required to be delivered on or subsequent to the Effective Date and pursuant to Section 5.10, 5.11 or 5.14 and reasonably acceptable to the Administrative Agent (acting at the Direction of the Required Lenders) and any replacement, extension or renewal of any such Lien; provided that such replacement, extension or renewal Lien shall not cover any property other than the property that was subject to such Lien prior to such replacement, extension or renewal; provided, further, that the Indebtedness and other obligations secured by such replacement, extension or renewal Lien are permitted by this Agreement;

(n) any interest or title of a lessor, sublessor, licensor or sublicensor under any leases, subleases, licenses or sublicenses entered into by the Borrower or any Subsidiary as lessee, sublessee, sublessor, licensor or sublicensor in the ordinary course of business;

(o) Liens that are contractual rights of set-off (i) relating to the establishment of depository or custody relations with banks not given in connection with the Incurrence of Indebtedness, (ii) relating to pooled deposit, automatic clearing house or sweep accounts of the Borrower or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and the Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any Subsidiary in the ordinary course of business; provided, that Liens permitted pursuant to this clause (o) may be first priority Liens and not subject to any Lien or security interest securing the Secured Obligations;

(p) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, (iii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right to set off) and which are within the general parameters customary in the banking industry and (iv) in favor of a banking institution arising pursuant to the general terms and conditions (algemene bankvoorwaarden) of any member of the Dutch Bankers’ Association (Nederlandse Vereniging van Banken) or any foreign equivalent thereof;

(q) Liens securing obligations in respect of trade-related letters of credit permitted under Section 6.01(g) and covering the goods (or the documents of title in respect of such goods) financed by such letters of credit and the proceeds and products thereof;

(r) [reserved];

(s) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(t) Liens on the assets of a Subsidiary that is not a Loan Party that secure Indebtedness of such Subsidiary that is permitted to be Incurred under Section 6.01;

(u) Liens solely on any earnest money deposits of cash or Cash Equivalents made by the Borrower or any of the Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder or to secure any letter of credit, bank guarantee or similar instrument issued or posted in respect thereof;

(v) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods or other property and bailee arrangements entered into in the ordinary course of business;

(w) Lien arising by operation of Requirements of Law under Article 2 of the Uniform Commercial Code (or any similar provision under any other Requirements of Law) in favor of a seller or buyer of goods;

(x) [reserved];

(y) Liens securing Indebtedness or other obligations of the Borrower or a Subsidiary in favor of the Borrower or any Secured Loan Party and Liens securing Indebtedness or other obligations of any Subsidiary that is not a Subsidiary Loan Party in favor of any Subsidiary that is not a Subsidiary Loan Party;

(z) Liens arising from precautionary Uniform Commercial Code financing statements or similar filings or consignments entered into in connection with any transaction otherwise permitted under this Agreement;

(aa) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(bb) leases, subleases, licenses and sublicenses not constituting Financing Lease Obligations of Real Property granted to others in the ordinary course of business that do not, individually or in the aggregate, materially interfere with the ordinary conduct of the business of the Borrower and its Subsidiaries, taken as a whole;

(cc) [reserved];

(dd) [reserved];

(ee) Liens (i) on advances of cash or Cash Equivalents in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 6.04 or Section 6.07 to be applied against the purchase price for such Investment (or to secure letters of credit, bank guarantee or similar instruments posted or issued in respect thereof), and (ii) consisting of an agreement to Dispose of any property in a Disposition permitted under Section 6.06 (other than Section 6.06(b)), in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(ff) Liens on Equity Interests of Joint Ventures (other than a Subsidiary of the Borrower) securing obligations of such Joint Venture;

(gg) receipt of progress payments and advances from customers in the ordinary course of business to the extent the same creates a Lien on the related inventory and proceeds thereof;

(hh) Liens on cash or Cash Equivalents used to defease or to satisfy and discharge Indebtedness; provided that such defeasance or satisfaction and discharge is permitted hereunder;

(ii) Liens not otherwise permitted by this Section 6.02; provided that, at the time of the incurrence thereof and after giving pro forma effect thereto and the use of proceeds thereof, the aggregate principal amount of Indebtedness and other obligations then outstanding and secured thereby (when aggregated with the principal amount of Indebtedness secured by Liens Incurred in reliance on, and then outstanding under, Section 6.02(e) above in respect of a Refinancing of Indebtedness previously secured under this Section 6.02(ii)) does not exceed, except as contemplated by the definition of “Permitted Refinancing Indebtedness”, $30,000,000; provided that, if such Liens are consensual Liens secured by Collateral, such Liens shall rank junior to the Liens on the Collateral securing the Secured Obligations on the terms set forth in a Customary Intercreditor Agreement. Without any further consent of the Lenders, the Administrative Agent shall be authorized to negotiate, execute and deliver on behalf of the Secured Parties any Customary Intercreditor Agreement or any amendment (or amendment and restatement) to the Security Documents or a Customary Intercreditor Agreement to the extent necessary to effect the provisions contemplated by this Section 6.02(ii);

(jj) Liens on goods or inventory the purchase, shipment or storage price of which is financed by a documentary letter of credit or bankers’ acceptance issued or created for the account of the Borrower or any of its Subsidiaries in the ordinary course of business; provided that such Lien secures only the obligations of the Borrower or such Subsidiaries in respect of such letter of credit to the extent permitted under Section 6.01;

(kk) Liens on securities that are the subject of repurchase agreements constituting Investments permitted under Section 6.04;

(ll) the prior rights of consignees and their lenders under consignment arrangements entered into in the ordinary course of business;

(mm) agreements to subordinate any interest of the Borrower or any Subsidiary in any accounts receivable or other proceeds arising from inventory consigned by the Borrower or any Subsidiary pursuant to an agreement entered into in the ordinary course of business;

(nn) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts maintained in the ordinary course of business and, at the time of incurrence thereof, not for speculative purposes;

(oo) Liens securing surety bonds and commercial letters of credit permitted pursuant to Section 6.01(y);

(pp) Liens securing Swap Agreements submitted for clearing in accordance with Requirements of Law;

(qq) [reserved];

(rr) Utility and similar deposits in the ordinary course of business;

(ss) Liens arising in connection with rights of dissenting equityholders pursuant to Requirements of Law;

(tt) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights;

(uu) with respect to any Foreign Subsidiary, Liens arising mandatorily by legal requirements (and not as a result of under-capitalization of such Foreign Subsidiary); and

(vv) Liens on Escrowed Proceeds for the benefit of the related holders of debt securities or other Indebtedness (or the underwriters or arrangers thereof) or on cash set aside at the time of the Incurrence of any Indebtedness or government securities purchased with such cash, in either case to the extent such cash or government securities prefund the payment of interest on such Indebtedness and are held in an escrow account or similar arrangement to be applied for such purpose.

For purposes of determining compliance with this Section 6.02, (A) Liens need not be incurred solely by reference to one category of Liens permitted by this Section 6.02 but are permitted to be incurred in part under any combination thereof and of any other available exemption, (B) in the event that a Lien (or any portion thereof) meets the criteria of one or more of the categories of Liens permitted by this Section 6.02, the Borrower may, in its sole discretion, classify or reclassify or later divide, classify or reclassify (as if incurred at such time) such Lien (or any portion thereof) in any manner that complies with this Section 6.02 and (C) in the event that a portion of Indebtedness or other obligations secured by a Lien could be classified as secured in part pursuant to Section 6.02(ii) above (giving pro forma effect to the Incurrence of such portion of such Indebtedness or other obligations), the Borrower, in its sole discretion, may classify such portion of such Indebtedness (and any obligations in respect thereof) as having been secured pursuant to Section 6.02(ii) above and thereafter the remainder of the Indebtedness or other obligations as having been secured pursuant to one or more of the other clauses of this Section 6.02.

With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness. The “Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount or deferred financing costs, the payment of interest in the form of additional Indebtedness with the same terms or in the form of common stock of the Borrower or any Subsidiary, the payment of dividends on Preferred Stock in the form of additional shares of Preferred Stock of the same class, accretion of original issue discount or deferred financing costs or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing any Indebtedness.

SECTION 6.03. [Reserved].

SECTION 6.04. Investments, Loans and Advances. The Borrower will not, and will not permit any Subsidiary to make any Investment in any other Person, except (each of the following exceptions, “Permitted Investments”):

(a) Investments (i) existing or contemplated on the Effective Date or (ii) made pursuant to binding agreements in effect on the Effective Date, in each case to the extent listed on Schedule 6.04 and (iii) in the case of each of clauses (i) and (ii), any modification, replacement, renewal, extension or reinvestment thereof, so long as the aggregate amount of all Investments pursuant to this Section 6.04(a) is not increased at any time above the amount of such Investments or binding agreements existing or contemplated on the Effective Date, except pursuant to the terms of such Investment or binding agreements existing or so contemplated as of the Effective Date (including as a result of the accrual or accretion of original issue discount or the issuance of payment-in-kind obligations) or as otherwise permitted by this Section 6.04 or Section 6.07 (other than 6.07(d));

(b) (i) Investments by the Borrower or any Subsidiary Loan Party in the Borrower or any Secured Loan Party, (ii) Investments by any Subsidiary that is not a Subsidiary Loan Party in the Borrower or any other Subsidiary, (iii) Investments by the Borrower or any Subsidiary Loan Party in any Subsidiary that is not a Secured Loan Party in an amount not to exceed, in the aggregate with Investments made under the proviso to Section 6.04(o) or Section 6.04(p), $50,000,000, and (iv) Investments by any Subsidiary Loan Party that is not a Secured Loan Party in any other Subsidiary Loan Party that is not a Secured Loan Party;

(c) Investments in assets constituting, or at the time of making such Investments were, cash or Cash Equivalents;

(d) Investments arising out of the receipt by the Borrower or any Subsidiary of noncash consideration from Dispositions permitted under Section 6.05 or Section 6.06;

(e) (A) loans and advances to officers, managers, directors, employees, and consultants of the Borrower or any of its Subsidiaries (i) to finance the purchase of Equity Interests of the Borrower or any of its Subsidiaries; provided that the amount of such loans and advances used to acquire such Equity Interests of the Borrower or any of its Subsidiaries shall be contributed to the Borrower in cash as common equity, (ii) for reasonable and customary business related travel expenses, entertainment expenses, moving expenses and similar expenses or payroll expenses, in each case incurred in the ordinary course of business, and (iii) for additional purposes not contemplated by subclause (i) or (ii) above; provided that after giving effect to the making of any such loan or advance, the aggregate principal amount of all loans and advances outstanding under this Section 6.04(e)(iii) shall not exceed $7,500,000, and (B) advances of payroll payments and expenses to employees, consultants or independent contractors or other advances of salaries or compensation to employees, managers, consultants or independent contractors, in each case in the ordinary course of business;

(f) Investments consisting of advances, loans, rebates and extensions of credit in the nature of accounts receivable, notes receivable security deposits and prepayments (including prepayments of expenses) arising and trade credit granted in the ordinary course of business or consistent with past practice, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other deposits, prepayments and other credits to suppliers in the ordinary course of business or consistent with past practice;

(g) Investments in Swap Agreements permitted by Section 6.01(d) and Cash Management Agreements permitted by Section 6.01;

(h) Investments resulting from pledges and deposits referred to in Sections 6.02(g), (h), (o), (p), (s), (u), (v), (aa), (ee), (gg), (hh), (kk) and (nn);

(i) extensions of trade credit, asset purchases (including purchases of inventory, Intellectual Property, supplies, material or equipment or other similar assets), the lease or sublease of any asset and the licensing or sublicensing or contribution of Intellectual Property pursuant to joint marketing arrangements with other Persons, in each case in the ordinary course of business;

(j) Investments received (i) in connection with, or as a result of, any bankruptcy, workout, reorganization or recapitalization of suppliers, trade creditors or customers or in settlement or compromise of delinquent obligations and disputes with, or judgments against, or other disputes with, customers, trade creditors or suppliers, including pursuant to any plan of reorganization or similar arrangement upon bankruptcy or insolvency of any customer, trade creditor or supplier, (ii) in satisfaction of judgments against other Persons, (iii) as a result of the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment or (iv) as a result of the settlement, compromise or resolution of litigation, arbitration or other disputes with Person who are not Affiliates;

(k) Investments of a Subsidiary or held by a Person acquired after the Effective Date or of a Person merged into or consolidated or amalgamated with the Borrower or a Subsidiary in accordance with Section 6.05 after the Effective Date to the extent that (i) such acquisition, merger or consolidation is permitted under this Section 6.04, (ii) such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and (iii) such Investments were in existence on the date of such acquisition, merger or consolidation;

(l) Investments received substantially contemporaneously in exchange for, or the payment of which is made with, Equity Interests of the Borrower; provided that (i) no Change in Control would result therefrom, and (ii) such Equity Interests do not constitute Disqualified Equity Interests;

(m) Guarantees by the Borrower or any Subsidiary of leases or subleases (other than Financing Lease Obligations), Contractual Obligations or other obligations of the Borrower or any Subsidiary, in each case that do not constitute Indebtedness and are entered into in the ordinary course of business;

(n) the transactions contemplated by the Confirmed Chapter 11 Plan may be consummated;

(o) Investments constituting Permitted Business Acquisitions; provided, that the amount of such Investments by the Borrower or any Subsidiary Loan Party in any Person that is not, or does not as a result of such Permitted Business Acquisition become, a Secured Loan Party and any assets that are not owned by a Secured Loan Party, shall, in the aggregate with Investments under Section 6.04(b)(iii) or Section 6.04(p), not exceed $50,000,000;

(p) Investments in any Person that does not constitute a Subsidiary (including Investments in Minority Investments and Investments in Joint Ventures or similar entities that do not constitute Subsidiaries) in an amount not to exceed, in the aggregate with Investments made under Section 6.04(b)(iii) or the proviso to Section 6.04(o), not to exceed $50,000,000;

(q) Investments in the ordinary course of business consisting of Article 3 endorsements for collection or deposit and Article 4 customary trade arrangements with customers consistent with past practices and loans;

(r) Investments consisting of Indebtedness, fundamental changes, Dispositions, Restricted Payments (other than Restricted Investments) and debt payments permitted under Sections 6.01, 6.05, 6.06, 6.07 and 6.10(a);

(s) the forgiveness or conversion to Qualified Equity Interests of any Indebtedness owed by the Borrower or any Subsidiary and permitted by Section 6.01;

(t) Subsidiaries of the Borrower may be established or created if the Borrower and such Subsidiary comply with the requirements of Section 5.11, if applicable; provided that, in each case, to the extent such new Subsidiary is created solely for the purpose of consummating a transaction pursuant to an acquisition permitted by this Section 6.04, and such new Subsidiary at no time holds any assets or liabilities other than any merger consideration contributed to it contemporaneously with the closing of such transactions, such new Subsidiary shall not be required to take the actions set forth in Section 5.11 until the respective acquisition is consummated (at which time the surviving entity of the respective transaction shall be required to so comply in accordance with the provisions thereof);

(u) [reserved];

(v) Investments consisting of earnest money deposits required in connection with purchase agreements or other Permitted Business Acquisitions;

(w) contributions in connection with compensation arrangements to a “rabbi” trust for the benefit of employees, directors, partners, members, consultants, independent contractors or other service providers or other grantor trust subject to claims of creditors in the case of a bankruptcy of the Borrower or any of its Subsidiaries;

(x) intercompany Investments, reorganizations and related activities among the Borrower and the Subsidiaries related to bona fide tax planning and reorganization made for a legitimate business purpose which will result in a material tax benefit to the Borrower and its Subsidiaries (i) contemplated as of the Effective Date or (ii) so long as after giving effect thereto, the security interest of the Lenders in the Collateral, taken as a whole, is not impaired in any material respect;

(y) deposits in the ordinary course of business to secure the performance of Non-Financing Lease Obligations or utility contracts, or in connection with obligations in respect of tenders, statutory obligations, surety, stay and appeal bonds, bids, licenses, leases, government contracts, trade contracts, performance and return-of-money bonds, completion guarantees and other similar obligations (exclusive of obligations for the payment of borrowed money) incurred in the ordinary course of business;

(z) Investments made in the ordinary course of business in connection with (i) obtaining, maintaining or renewing client and customer contracts and (ii) loans or advances made to, and guarantees with respect to obligations of, independent operators, distributors, suppliers, licensors, sublicensors, licensees and sublicensees;

(aa) [reserved];

(bb) to the extent not required to be applied to prepay the Term Loans in accordance with Section 2.11(b), Investments made in accordance with the definition of “Net Cash Proceeds” with the proceeds received in connection with a Casualty Prepayment Event;

(cc) any Investment in any Subsidiary or any Joint Venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business or consistent with past practice;

(dd) Investments in deposit accounts and securities accounts in the ordinary course of business;

(ee) Investments solely to the extent such Investments reflect an increase in the value of Investments otherwise permitted under this Section 6.04;

(ff) any additional Investments (including Investments in Minority Investments and Investments in Joint Ventures or similar entities that do not constitute Subsidiaries, but excluding Investments in Subsidiaries that are not Subsidiary Loan Parties), as valued at the Fair Market Value of such Investment at the time each such Investment is made; provided that the aggregate amount of such Investment (as so valued) shall not cause the aggregate amount of all such Investments made pursuant to this Section 6.04(ff) measured at the time such Investment is made to exceed, after giving pro forma effect to such Investment, an amount equal to $30,000,000;

(gg) Term Loans repurchased by the Borrower or a Subsidiary pursuant to, and subject to, cancellation in accordance with this Agreement;

(hh) guarantee obligations of the Borrower or any Subsidiary in respect of letters of support, guarantees or similar obligations issued, made or incurred for the benefit of any Subsidiary of the Borrower to the extent required by law or in connection with any statutory filing or the delivery of audit opinions performed in jurisdictions other than within the United States;

(ii) acquisitions by the Borrower of obligations of one or more directors, officers, employees, member or management or consultants of the Borrower or its Subsidiaries in connection with such Person’s acquisition of Equity Interests of any Parent Entity, so long as no cash is actually advanced by the Borrower or any of its Subsidiaries to such Person in connection with the acquisition of any such obligations;

(jj) Investments made to acquire, purchase, repurchase, redeem, acquire or retire Equity Interests of the Borrower (or any Parent Entity thereof) owned by any employee stock ownership plan or key employee stock ownership plan of the Borrower (or any Parent Entity thereof); and

(kk) [reserved].

For purposes of determining compliance with this Section 6.04, (A) Investments need not be incurred solely by reference to one category of Investments permitted by this Section 6.04 but are permitted to be made in part under any combination thereof and of any other available exemption, (B) in the event that any Investment (or any portion thereof) meets the criteria of one or more of the categories of Investments permitted by this Section 6.04, the Borrower shall, in its sole discretion, classify or reclassify, or later divide, classify or reclassify (as if made at such time), such Investment (or any portion thereof) in any manner that complies with the definition thereof and (C) in the event that a portion of any Investment could be classified as having been made pursuant to Section 6.04(ff) above (giving pro forma effect to the making of such Investment), the Borrower, in its sole discretion, may classify such portion of such Investment as having been made pursuant to Section 6.04(ff) above and thereafter the remainder of such Investment or as having been made pursuant to one or more of the other clauses of this Section 6.04.

SECTION 6.05. Fundamental Changes. The Borrower will not, and will not permit any Subsidiary to, merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of related transactions) all or substantially all of the assets of the Borrower and its Subsidiaries, taken as a whole, (whether now owned or hereafter acquired) to or in favor of any Person, except that:

(a) any Subsidiary of the Borrower or any other Person may be merged, amalgamated or consolidated with or into the Borrower or the Borrower may Dispose of all or substantially all of its business units, assets or other properties to another Person; provided that,

(i) the Borrower shall be the continuing or surviving Person or, in the case of a merger, amalgamation or consolidation where the Borrower is not the continuing or surviving Person, the Person formed by or surviving any such merger, amalgamation or consolidation (if other than the Borrower) or in connection with a Disposition of all or substantially all of the Borrower’s assets, the transferee of such assets or properties, shall, in each case, be an entity organized or existing under the laws of the United States, any state thereof or the District of Columbia (the Borrower or such Person, as the case may be, being herein referred to as the “Successor Borrower”),

(ii) the Successor Borrower (if other than the Borrower) shall expressly assume all the obligations of the Borrower under this Agreement and the other Loan Documents pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent (acting at the Direction of the Required Lenders), and

(iii) if such merger, amalgamation, consolidation or Disposition involves the Borrower and a Person that, prior to the consummation of such merger, amalgamation, consolidation or Disposition is not a Subsidiary of the Borrower (A) subject to Section 1.10, no Event of Default under Section 7.01(a) or (b), (h) or (i) has occurred and is continuing on the date of such merger, amalgamation, consolidation or Disposition or would result from the consummation of such merger, amalgamation, consolidation or Disposition, (B) each other Loan

Party, unless it is the other party to such merger, amalgamation, consolidation or Disposition or unless the Successor Borrower is the Borrower, shall have confirmed by a joinder or supplement to each of the Loan Guaranty and the Security Agreement that its Guarantee and such Subsidiary Loan Party’s obligations shall apply to the Successor Borrower’s obligations under this Agreement, (C) (1) each Subsidiary Loan Party, unless it is the other party to such merger, amalgamation, consolidation or Disposition or unless the Successor Borrower is the Borrower, shall have by a supplement to the Loan Documents confirmed that its obligations thereunder shall apply to the Successor Borrower’s obligations under this Agreement and (2) each mortgagor of a Mortgaged Property, unless it is the other party to such merger, amalgamation, consolidation, conveyance, sale, assignment or transfer or unless the Successor Borrower is the Borrower, shall have by an amendment to or restatement of the applicable Mortgage confirmed that its obligations thereunder shall apply to the Successor Borrower’s obligations under this Agreement, (D) the Borrower shall have delivered to the Administrative Agent an officer’s certificate stating that such merger, amalgamation, consolidation or Disposition and any supplements to the Loan Documents preserve the enforceability of the Loan Guaranty and the Security Agreement and the perfection of the Liens on the Collateral under the Security Documents, (E) if reasonably requested by the Administrative Agent (acting at the Direction of the Required Lenders), the Borrower shall be required to deliver to the Administrative Agent an opinion of counsel to the effect that such merger, amalgamation, consolidation or Disposition does not breach or result in a default under this Agreement or any other Loan Document, and (F) such merger, amalgamation, consolidation or Disposition shall comply with all the conditions set forth in the definition of the term “Permitted Business Acquisition” or is otherwise permitted under Section 6.04 (other than 6.04(d) or 6.04(r)) or Section 6.07 (other than 6.07(e) and 6.07(s)); provided, further, that, if the foregoing are satisfied, the Successor Borrower (if other than the Borrower) will succeed to, and be substituted for, the Borrower under this Agreement (provided, further, that, in the event of a Disposition of all or substantially all of the Borrower’s assets or property to a Successor Borrower (which is not the Borrower) as set forth above and notwithstanding anything to the contrary in Section 9.04(a), if the original Borrower retains any assets or property other than immaterial assets or property after such Disposition, such original Borrower shall remain obligated as a co-Borrower along with the Successor Borrower hereunder);

(b) any Subsidiary of the Borrower or any other Person may be merged, amalgamated or consolidated with or into any one or more Subsidiaries of the Borrower or any Subsidiary may Dispose of all or substantially all of its business units, assets and other properties; provided that, (i) in the case of any merger, amalgamation, consolidation or Disposition involving one or more Subsidiaries, (A) a Subsidiary shall be the continuing or surviving Person or the transferee of such assets or (B) the Borrower shall take all steps necessary to cause the Person formed by or surviving any such merger, amalgamation, consolidation or the transferee of such assets and properties (if other than a Subsidiary) to become a Subsidiary, (ii) [reserved], (iii) in the case of any merger, amalgamation, consolidation or Disposition involving one or more Subsidiaries, if the surviving Person formed by or surviving any such merger, amalgamation or consolidation or the transferee of such assets and properties is the Borrower or a Subsidiary, then any Indebtedness of the Borrower or any Subsidiary assumed by such surviving Person or the transferee of such assets and properties shall be deemed an Incurrence of Indebtedness upon completion of such transaction and such transaction shall be permitted only if such Incurrence is permitted under Section 6.01 of this Agreement (without giving effect to Section 6.01(i)), and (iv) if such merger, amalgamation, consolidation or Disposition involves a Subsidiary and a Person that, prior to the consummation of such merger, amalgamation, consolidation or Disposition, is not a Subsidiary of the Borrower (or, in the case of clause (B), involves any Person that is not a Loan Party), (A) subject to Section 1.10, no Event of Default under Section 7.01(a), (b), (h) or (i) has occurred and is continuing on the date of such merger, amalgamation, consolidation or Disposition or would result from the consummation of such merger, amalgamation, consolidation or Disposition, (B) the Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer stating that such merger, amalgamation, consolidation or Disposition and such supplements to any Loan Document preserve the enforceability of the Guarantees and the perfection and priority of the Liens under the Security Documents, and (C) such merger, amalgamation, consolidation or Disposition shall comply with all the conditions set forth in the definition of the term “Permitted Business Acquisition” or is otherwise permitted under Section 6.04 (other than 6.04(d) or 6.04(r)), Section 6.06 (other than 6.06(b)) or Section 6.07 (other than 6.07(e) and 6.07(s));

(c) any Subsidiary may (i) merge, amalgamate or consolidate with or into the Borrower or any other Subsidiary and (ii) Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower, a Subsidiary Loan Party or any other Subsidiary of the Borrower;

(d) the transactions contemplated by the Confirmed Chapter 11 Plan may be consummated;

(e) any Subsidiary may liquidate or dissolve or change its legal form if (x) the Borrower determines in good faith that such liquidation or dissolution or change of legal form is in the best interests of the Borrower and is not materially disadvantageous to the Lenders and (y) any assets or business not otherwise Disposed of or transferred in accordance with Section 6.04 (other than 6.04(d), 6.04(k), 6.04(r) and 6.04(ee)), Section 6.06 or Section 6.07 (other than 6.07(e) and 6.07(s)), or, in the case of any such business, discontinued, shall be transferred to, or otherwise owned or conducted by, the Borrower or (1) if such Subsidiary is a Subsidiary Loan Party, another Subsidiary Loan Party and (2) if such Subsidiary is not a Subsidiary Loan Party, another Subsidiary after giving effect to such liquidation or dissolution or change of legal form; and

(f) the Borrower and the Subsidiaries may consummate a merger, dissolution, liquidation, consolidation, amalgamation or Disposition, the purpose of which is to (i) effect a Disposition (other than a Disposition of all or substantially all the assets of the Borrower and the Subsidiaries, taken as a whole) permitted pursuant to Section 6.06 (other than Section 6.06(b)), (ii) reorganize or reincorporate any such Person in the United States, any state thereof, the District of Columbia or, other than the Borrower, any territory thereof, or (iii) convert into a Person organized or existing under the laws of the jurisdiction of organization of such Person or another jurisdiction of the United States, any state thereof, the District of Columbia or, other than the Borrower, any territory thereof; provided that, with respect to any of the actions described in clauses (ii) and (iii) above, the Borrower or applicable Subsidiary shall have complied with Section 5.11 and the foregoing provisions of Sections 6.05(a) and 6.05(b), as applicable.

SECTION 6.06. Limitation on Sale of Assets. The Borrower will not, and will not permit any of the Subsidiaries to, directly or indirectly, (i) convey, sell, lease, assign, transfer, license or otherwise dispose of any of its property, business or assets (including receivables and including pursuant to a Sale Leaseback), whether now owned or hereafter acquired (each, a “Disposition”), or (ii) sell to any Person any shares owned by it of any of their respective Subsidiaries’ Equity Interests, except that this Section shall not prohibit the following:

(a) the Borrower and the Subsidiaries may sell, lease, assign, transfer, license, abandon, allow the expiration or lapse of, or otherwise Dispose of, the following:

(i) obsolete, worn-out, damaged, uneconomic, no longer commercially desirable, used or useful or necessary for the operation of the Borrower’s and its Subsidiaries’ business, surplus assets, rights and properties and other assets, rights and properties that are no longer used,

(ii) inventory, equipment, service agreements, product sales, securities and goods held for sale or other immaterial assets in the ordinary course of business,

(iii) cash, Cash Equivalents and Investment Grade Securities in the ordinary course of business,

(iv) books of business, client lists or related goodwill in connection with the departure of related employees or producers in the ordinary course of business, and

(v) any such other assets or Equity Interests to the extent that the aggregate Fair Market Value of such assets sold (a) in any single transaction or series of related transactions does not exceed $2,500,000 and (b) in any Fiscal Year does not exceed $7,500,000;

(b) Dispositions that otherwise constitute Liens permitted by Section 6.02, Investments permitted by Section 6.04, fundamental change transactions permitted by Section 6.05 or Restricted Payments permitted by Section 6.07;

(c) any swap of assets (including any like-kind exchanges) in exchange for other assets of comparable or greater value or usefulness to the business of the Borrower and the Subsidiaries as a whole, as determined in good faith by the management of the Borrower, or to the extent that (i) such assets are exchanged for credit against the purchase price of similar or replacement assets or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement assets;

(d) (i) Dispositions of, discounts, forgiveness or write offs of accounts receivable, notes receivable or other current assets in the ordinary course of business or convert accounts receivable to notes receivable or make other Dispositions of accounts receivable in connection with the compromise or collection thereof and (ii) sales or transfers accounts receivable so long as the Net Cash Proceeds of any sale or transfer pursuant to this clause (ii) are offered to prepay the Term Loans pursuant to Section 2.11(b);

(e) (i) enter into non-exclusive licenses, sublicenses or cross-licenses of Intellectual Property including in connection with a research and development agreement in which the other party receives a license to Intellectual Property that results from such agreement, (ii) exclusively license, sublicense or cross-license Intellectual Property if done in the ordinary course of business (including in connection with the entry into, or performance of, any franchise agreements or similar arrangement or contract) or if done on terms customary for companies in the industry in which the Borrower and its Subsidiaries engage, to the extent that such license, sublicense or cross-license does not materially interfere with the ordinary course of conduct of the business of the Borrower and its Subsidiaries, taken as a whole and (iii) assign, lease, sublease, license or sublicense any real or personal property or terminate or allow to lapse any such assignment, lease, sublease, license or sublicense, other than any Intellectual Property or Equity Interests, in the ordinary course of business;

(f) the transactions contemplated by the Confirmed Chapter 11 Plan may be consummated;

(g) Dispositions of Investments (including Equity Interests) in joint ventures (other than a Subsidiary) to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(h) the unwinding or termination of Swap Agreements or Cash Management Agreements permitted hereunder pursuant to their terms;

(i) Dispositions of properties, rights or assets (including the Disposition or issuance of any Equity Interests) (i) to a Loan Party, (ii) by a Subsidiary that is not a Subsidiary Loan Party to another Subsidiary that is not a Subsidiary Loan Party and (iii) by a Loan Party to a Subsidiary that is not a Subsidiary Loan Party; provided that either (i) such Dispositions must constitute a Permitted Investment or (ii) either (a) such Disposition must be for a purchase price of $5,000,000 or less, or (b) the Borrower must receive Fair Market Value for the Disposition and not less than 75% of such consideration shall be in the form of cash or Cash Equivalents; provided that, if the transferor of such property, right or asset is the Borrower or a Secured Loan Party and the transferee thereof is a Subsidiary that is not a Secured Loan Party, then the Indebtedness of such transferor assumed by such transferee shall be deemed an Incurrence of Indebtedness upon completion of such transaction and such transaction shall be permitted only if such Incurrence is permitted under Section 6.01 (without giving effect to Section 6.01(h));

(j) transfers of property subject to Casualty Prepayment Events (including foreclosures, condemnation, expropriation, forced disposition, eminent domain or any similar action with respect to assets) upon receipt of the net cash proceeds of such Casualty Prepayment Event;

(k) Dispositions listed on Schedule 6.06 and Dispositions of (i) non-core or obsolete assets acquired in connection with Permitted Business Acquisitions or other Investments that are not used or useful in, or are surplus to, the business of the Borrower and the Subsidiaries and (ii) other assets acquired in connection with Permitted Business Acquisitions or other Investments permitted under this Agreement for Fair Market Value; provided that any such Dispositions referred to in this clause (k) shall be made or contractually committed to be made within 18 months of the date such assets were acquired by the Borrower or such Subsidiary;

(l) Dispositions not otherwise permitted under this Section 6.06; provided that

(i) such Disposition shall be for no less than the Fair Market Value of such property at the time of such Disposition,

(ii) with respect to any Disposition pursuant to this Section 6.06(l) for a purchase price in excess of $5,000,000, the Borrower or a Subsidiary shall receive not less than 75% of such consideration in the form of cash or Cash Equivalents; provided, however, for the purposes of determining what constitutes cash under this clause (ii),

(A) any liabilities (as shown on the Borrower’s or such Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto or if accrued or incurred subsequent to the date of such balance sheets, such liabilities would have been shown on the Borrower’s or such Subsidiary’s balance sheet or in the footnotes thereto as if such accrual or incurrence had taken place on or prior to the date of such balance sheet, as determined in good faith by the Borrower) of the Borrower or such Subsidiary, other than (1) liabilities consisting of loans, notes or other Indebtedness for borrowed money and (2) Junior Debt or other liabilities that are by their terms subordinated in right of payment in cash to the Secured Obligations, that are assumed by the transferee with respect to the applicable Disposition and for which the Borrower and all of the Subsidiaries shall have been validly released by all applicable creditors in writing shall be deemed to be cash or Cash Equivalents, and

(B) any securities, notes or other obligations received by the Borrower or such Subsidiary from such transferee that are converted by the Borrower or such Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within 180 days following the closing of the applicable Disposition shall be deemed to be cash or Cash Equivalents, and

(iii) any non-cash proceeds received in the form of Indebtedness or Equity Interests are pledged to the Administrative Agent to the extent required under the Collateral and Guarantee Requirement;

(m) issue directors’ qualifying shares and shares issued to foreign nationals, in each case as required by Requirements of Law;

(n) enter into any netting arrangement of accounts receivable between or among the Borrower and its Subsidiaries or among Subsidiaries of the Borrower made in the ordinary course of business;

(o) allow the lapse of, abandon, cancel or cease to maintain or cease to enforce Intellectual Property rights that are no longer (i) used, useful or necessary for, (ii) economically practicable or commercially reasonable to maintain or (iii) in the best interest of or material for the operation of the Borrower’s and the Subsidiaries’ businesses (including by allowing any registrations or any applications for registration thereof to lapse), in each case in the ordinary course of business or in the reasonable business judgment of the Borrower;

(p) surrender, terminate or waive any contract rights or surrender, waive, settle, modify, compromise or release any contract rights, litigation claims or any other claims of any kind (including in tort) in the ordinary course of business;

(q) the Borrower may issue Qualified Equity Interests and, to the extent permitted by Section 6.01, Disqualified Equity Interests;

(r) to the extent allowable under Section 1031 of the Code or any comparable or successor provision, any exchange of like property (excluding any boot thereon) for use in a similar business;

(s) terminate or otherwise collapse its cost sharing agreements with the Borrower or any Subsidiary and settle any crossing payments in connection therewith;

(t) convert any intercompany Indebtedness to Equity Interests; provided, that such conversion shall not build any basket capacity hereunder;

(u) transfer any intercompany Indebtedness (i) to a Loan Party, (ii) from a Subsidiary that is not a Subsidiary Loan Party to another Subsidiary that is not a Subsidiary Loan Party and (iii) from a Loan Party to a Subsidiary that is not a Subsidiary Loan Party, in each under clauses (ii) and (iii) subject to applicable subordination terms if Indebtedness of a Loan Party is transferred to a Subsidiary that is not a Loan Party; provided, that any transfers from the Borrower or a Secured Loan Party to a Subsidiary that is not a Secured Loan Party may only be permitted if such transfers constitute a Permitted Investment;

(v) settle, discount, write off, forgive or cancel any intercompany Indebtedness or other obligation owing by the Borrower or any Subsidiary in the ordinary course of business, subject to applicable subordination terms;

(w) settle, discount, write off, forgive or cancel any Indebtedness owing by any present or former consultants, directors, officers or employees of any Parent Entity, the Borrower or any Subsidiary or any of their successors or assigns;

(x) surrender or waive contractual rights and settle or waive contractual or litigation claims; and

(y) Dispositions of any asset between or among the Borrower and/or its Subsidiaries as a substantially concurrent interim Disposition in connection with a Disposition otherwise permitted pursuant to clauses (a) through (x) above.

SECTION 6.07. Limitations on Restricted Payments. The Borrower will not pay any dividends (other than dividends payable solely in the Qualified Equity Interests of the Borrower) or return any capital to its equity holders or make any other distribution, payment or delivery of property or cash to its equity holders as such, or redeem, retire, purchase or otherwise acquire, directly or indirectly, for consideration, any shares of any class of its Equity Interests or the Equity Interests of any Parent Entity now or hereafter outstanding (or any options or warrants or stock appreciation or similar rights issued with respect to any of its Equity Interests), or set aside any funds for any of the foregoing purposes (but excluding, in each case, the payment of compensation in the ordinary course of business to equity holders of any such Equity Interests who are employees of the Borrower or any Subsidiary), or permit the Borrower or any of the Subsidiaries to purchase or otherwise acquire for consideration any shares of any class of the Equity Interests of any Parent Entity of the Borrower or the Equity Interests of the Borrower, now or hereafter outstanding (or any options or warrants or stock appreciation or similar rights issued with respect to any of the Equity Interests of any Parent Entity of the Borrower or the Equity Interests of the Borrower) or make any Restricted Investment (all of the foregoing, “Restricted Payments”); provided that:

(a) (i) the Borrower may (or may pay Restricted Payments to permit any Parent Entity thereof or any Equityholding Vehicle to) redeem, repurchase, retire or otherwise acquire in whole or in part any Equity Interests (“Treasury Equity Interests”) of the Borrower or any Subsidiary or any Equity Interests of any Parent Entity or Equityholding Vehicle, in exchange for another class of Equity Interests or rights to acquire its Equity Interests or with proceeds from equity contributions or sales or issuances (other than to the Borrower or a Subsidiary) of Equity Interests of the Borrower or any Parent Entity or Equityholding Vehicle to the extent contributed to the Borrower (in each case other than Disqualified Equity Interests, “Refunding Equity Interests”) made within 120 days of such contribution or sale or issuance of Refunding Equity Interests and (ii) the Borrower and any Subsidiary may pay Restricted Payments payable solely in the Equity Interests (other than Disqualified Equity Interests not otherwise permitted by Section 6.01) of such Person;

(b) [reserved];

(c) the Borrower may acquire, retire, purchase or redeem any of its Equity Interests (or any options or warrants or equity appreciation rights or similar securities issued with respect to any of such Equity Interests) held by future, current or former officers, managers, consultants, directors, employees and independent contractors (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Borrower (or any Parent Entity) and the Subsidiaries of the Borrower, upon the death, disability, retirement or termination of employment of any such Person or otherwise in accordance with any equity option or equity appreciation or similar rights plan, any management, director and/or employee equity ownership or incentive plan, equity subscription plan or subscription agreement, employment termination agreement or any other employment agreements or equity holders’ agreement (including, for the avoidance of doubt, any principal or interest payable on any Indebtedness Incurred by the Borrower in connection with any such redemption, acquisition, retirement or repurchase); provided that, the aggregate amount of all cash paid in respect of all such shares of Equity Interests (or any options or warrants or stock appreciation rights or similar securities issued with respect to any of such Equity Interests) so acquired, retired, purchased or redeemed does not exceed the sum of:

(i) $5,000,000 in any calendar year; notwithstanding the foregoing, 100% of the unused amount of payments in respect of this Section 6.07(c)(i) before giving pro forma effect to any carry forward, may be carried forward to the two immediately succeeding calendar years (but not any other) and utilized to make payments pursuant to this Section 6.07(c) (any amount so carried forward shall be deemed to be used last in the subsequent calendar year), plus

(ii) all proceeds obtained by the Borrower after the Effective Date from the sale of such Equity Interests to other future, current or former officers, managers, consultants, employees, directors and independent contractors (or their respective Controlled Investment Affiliates or Immediate Family Members) in connection with any plan or agreement referred to above in this clause (c), plus

(iii) all Net Cash Proceeds obtained from any key-man life insurance policies received by the Borrower after the Effective Date, less the amount of any previous Restricted Payments made pursuant to clauses (i) through (iii) of this Section 6.07(c); and provided, further, that, the cancellation of Indebtedness owing to the Borrower or any Subsidiary from any future, current or former employees, officers, managers, directors, consultants or independent contractors (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Borrower, or any of the Subsidiaries in connection with a redemption, acquisition, retirement or repurchase of its Equity Interests will not be deemed to constitute a Restricted Payment for purposes of this Agreement;

(d) (i) to the extent constituting Restricted Payments (other than Restricted Investments), the Borrower and any Subsidiary may make Investments permitted by Section 6.04 (other than 6.04(a) and 6.04(r)) and (ii) each Subsidiary may make Restricted Payments to the Borrower and to Subsidiaries (and, in the case of a Restricted Payment by a non-Wholly Owned Subsidiary, to the Borrower and any Subsidiary and to each other owner of Equity Interests of such Subsidiary based on their relative ownership interests);

(e) to the extent constituting Restricted Payments, the Borrower and any Subsidiary may enter into and consummate transactions expressly permitted by any provision of Section 6.05 (other than 6.05(a)(iii)(F), 6.05(b)(iv)(C) and 6.05(e)) and 6.06 (other than 6.06(b)), and the Borrower may pay Restricted Payments to any Parent Entity thereof as and when necessary to enable such Parent Entity to effect the transactions permitted by such section;

(f) the transactions contemplated by the Confirmed Chapter 11 Plan may be consummated;

(g) any Person may make Restricted Payments to minority shareholders of any Subsidiary that is acquired pursuant to a Permitted Business Acquisition or similar Investment permitted by Section 6.04 pursuant to appraisal or dissenters’ rights with respect to shares of such Subsidiary held by such shareholders;

(h) any Person may make noncash repurchases of Equity Interests deemed to occur upon exercise of options of warrants if such Equity Interests represent all or a portion of the exercise price of such options and warrants;

(i) the Borrower may make and pay Restricted Payments:

(i) to the extent the Borrower is filing an income tax return as a member of a consolidated, combined, unitary or aggregate group with a Parent Entity, the proceeds of which shall be used to pay (or to make Restricted Payments to allow any Parent Entity of the Borrower to pay) any tax liability in respect of income attributable to the Borrower and its Subsidiaries, but not in excess of the tax liability that the Borrower would incur if it filed tax returns as the parent of a consolidated, combined, unitary or aggregate group for itself and its Subsidiaries (and net of any payment already made and to be made by the Borrower or its Subsidiaries to a taxing authority to satisfy such tax liability);

(ii) [reserved];

(iii) the proceeds of which shall be used to pay (or to make Restricted Payments to allow any Parent Entity of the Borrower to pay) franchise, excise and similar taxes and other fees, taxes and expenses, in each case, required to maintain its (or any of its Parent Entities’) corporate or other legal existence;

(iv) the proceeds of which shall be used to make Investments contemplated by Section 6.04(e);

(v) [reserved]; and

(vi) to the extent not constituting a Restricted Investment, the proceeds of which shall be used to finance Investments that would otherwise be permitted to be made pursuant to Section 6.04 (other than 6.04(a) or 6.04(ee)) or as a Restricted Investment pursuant to Section 6.07 if made by the Borrower or a Subsidiary; provided that

(A) such Restricted Payment shall be made substantially concurrently with the closing of such Investment,

(B) such Parent Entity shall, immediately following the closing thereof, cause (A) all property acquired (whether assets or Equity Interests) to be contributed to the capital of the Borrower or one of the Subsidiaries and such contribution shall be Not Otherwise Applied or (B) the merger, consolidation or amalgamation of the Person formed or acquired with or into the Borrower or one of the Subsidiaries (to the extent permitted by Section 6.05 (other than 6.05(a)(iii)(F), 6.05(b)(iv)(C) and 6.05(e))) in order to consummate such Investment, and

(C) such Parent Entity and its Affiliates (other than the Borrower or a Subsidiary) receives no consideration or other payment in connection with such transaction except to the extent the Borrower or a Subsidiary could have otherwise given such consideration or made such payment in compliance with this Agreement;

(j) the Borrower may (or may make Restricted Payments to allow any Parent Entity to) (i) pay cash in lieu of the issuance of fractional shares in connection with any Restricted Payment (including in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests), share split, reverse share split or combination thereof or any Acquisition or other Investment and (ii) honor any conversion request by a holder of convertible Indebtedness and make cash payments in lieu of fractional shares in connection with any such conversion and may make payments on convertible Indebtedness in accordance with its terms;

(k) the payment of Restricted Payments within 60 days after the date of declaration thereof, if at the date of declaration of such payment, such payment would have complied with the other provisions of this Section 6.07;

(l) to the extent constituting Restricted Payments, the Borrower and any Subsidiary may enter into and consummate transactions expressly permitted by any provision of Section 6.05, and the Borrower may make Restricted Payments to any Parent Entity thereof as and when necessary to enable such Parent Entity to effect the transactions permitted by such section;

(m) the Borrower and its Subsidiaries may pay Restricted Payments in an amount equal to withholding or similar taxes payable or expected to be payable by any future, current or former employee, director, manager, consultant or independent contractor (or any of their respective Immediate Family Members) of the Borrower or any Subsidiary of the Borrower in connection with the exercise or vesting of Equity Interests or other equity awards or any repurchases, redemptions, acquisitions, retirements or withholdings of Equity Interests in connection with any exercise of Equity Interests or other equity options or warrants or the vesting of Equity Interests or other equity awards if such Equity Interests represent all or a portion of the exercise price of, or withholding obligation with respect to, such options or, warrants or other Equity Interests or equity awards;

(n) to the extent permitted by Section 6.04, any Subsidiary that is not a Wholly Owned Subsidiary may repurchase its Equity Interests from any owner of the Equity Interests of such Subsidiary that is not the Borrower or a Subsidiary; and

(o) the Borrower may make payments described in Sections 6.08(a), (c), (e), (f), (h), (k) and (s);

(p) [reserved]; and

(q) the Borrower may make payments made to optionholders or holders of profits interests of the Borrower in connection with, or as a result of, any distribution being made to shareholders of the Borrower (to the extent such distribution is otherwise permitted hereunder), which payments are being made to compensate such optionholders or holders of profits interests as though they were shareholders at the time of, and entitled to share in, such distribution (it being understood that no such payment may be made to an optionholder or holder of profits interests pursuant to this clause to the extent such payment would not have been permitted to be made to such optionholder or holder of profits interests if it were a shareholder pursuant to any other paragraph of this Section 6.07, and any payment hereunder shall reduce payments available under such other paragraph);

(r) the Borrower may pay Restricted Payments to pay for the redemption, acquisition, retirement or repurchase, in each case for nominal value, of Equity Interests of the Borrower from a former investor of a business acquired in an Acquisition or other Investment or a current or former employee, officer, director, manager or consultant of a business acquired in an Acquisition or other Investment (or their Controlled Investment Affiliates or Immediate Family Members), which Equity Interests was issued as part of an earn-out or similar arrangement in the acquisition of such business, and which redemption, acquisition, retirement or repurchase relates the failure of such earn-out to fully vest;

(s) the Borrower may make payments or distributions to dissenting equityholders in connection with, or as a result of, their exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto (including any accrued interest) in connection with any permitted Acquisitions or similar Investments or transfer of assets that complies with Section 6.05 (other than 6.05(a)(iii)(F), 6.05(b)(iv)(C) and 6.05(e));

(t) [reserved];

(u) [reserved]; and

(v) [reserved].

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the assets or securities proposed to be transferred or issued by the Borrower or any Subsidiary, as the case may be, pursuant to the Restricted Payment. For the avoidance of doubt, this Section 6.07 shall not restrict the making of any AHYDO Catch-Up Payment with respect to, and required by the terms of, any Indebtedness of the Borrower or any of the Subsidiaries permitted to be incurred under the terms of this Agreement. Indebtedness Incurred under Section 6.01(t) shall reduce availability under this Section 6.07 in an amount equal to the aggregate principal amount incurred from time to time under Section 6.01(t), whether or not outstanding, except in respect of amounts forgiven or cancelled without payment being made.

For purposes of determining compliance with this Section 6.07, (A) Restricted Payments need not be made solely by reference to one category of Restricted Payments permitted by this Section 6.07 but are permitted to be made in part under any combination thereof and of any other available exemption, and (B) in the event that any Restricted Payment (or any portion thereof) meets the criteria of one or more of the categories of Restricted Payments permitted by this Section 6.07, the Borrower shall, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such Restricted Payment (or any portion thereof) in any manner that complies with the definition thereof.

SECTION 6.08. Transactions with Affiliates. The Borrower will not, and will not permit any Subsidiary to, sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transaction with, any of its Affiliates, involving aggregate payments or consideration for any such transaction or series of related transactions in excess of $5,000,000 unless such transaction is upon terms substantially as favorable to the Borrower or such Subsidiary, as applicable, as would be obtainable at the time in a comparable arm’s-length transaction with a Person that is not an Affiliate, except for:

(a) [reserved];

(b) any issuance of Equity Interests, or other payments, awards or grants in cash, securities, Equity Interests or otherwise pursuant to, or the funding of, employment arrangements, equity purchase agreements, deferred compensation agreements, stock options and stock ownership plans or similar employee benefit plans approved by the Board of Directors of the Borrower;

(c) loans or advances to officers, directors, employees or consultants of the Borrower or any of the Subsidiaries to the extent permitted by Section 6.04(e);

(d) transactions among the Borrower and the Subsidiaries and transactions among the Subsidiaries or any Person that becomes a Subsidiary as a result of any such transactions;

(e) the transactions contemplated by the Confirmed Chapter 11 Plan may be consummated;

(f) the existence of, or the performance by the Borrower or any of its Subsidiaries of its obligations under the terms of, any agreements set forth on Schedule 6.08 and any amendment thereto or replacement agreement which it may enter into thereafter; provided, however, that the existence of, or the performance by the Borrower or any of its Subsidiaries of its obligations under, any future amendment to any such existing agreement or under any replacement agreement entered into after the Effective Date shall only be permitted by this clause (f) to the extent that the terms of any such existing agreement together with all amendments thereto, taken as a whole, or replacement agreement are not otherwise more disadvantageous to the Lenders in any material respect than the original agreement as in effect on the Effective Date;

(g) transactions to effect the Transactions and the payment of all fees and expenses related to the Transactions;

(h) employment agreements and severance arrangements and health, disability and similar insurance or benefit plans between the Borrower and the Subsidiaries and their respective directors, officers, employees (including management and employee benefit plans or agreements, subscription agreements or similar agreements pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with present or former employees, officers or directors and stock option or incentive plans and other compensation arrangements) in the ordinary course of business or as otherwise approved by the Board of Directors of the Borrower;

(i) Restricted Payments permitted by, and complying with the provisions of, Section 6.07;

(j) any purchase by any director, officer, employee or consultant of the Borrower of Equity Interests Borrower or any contribution by a Parent Entity to, or purchases of, Equity Interests of the Borrower;

(k) [reserved];

(l) transactions with Wholly Owned Subsidiaries for the purchase or sale of goods, products, parts and services entered into in the ordinary course of business and in a manner consistent with prudent business practice followed by other companies in the industry in which the Borrower and its Subsidiaries engage;

(m) any transaction in respect of which the Borrower delivers to the Administrative Agent (for delivery to the Lenders) a letter addressed to the Board of Directors of the Borrower from an accounting, appraisal or investment banking firm, in each case of nationally recognized standing that is (A) in the good faith determination of the Borrower qualified to render such letter and (B) reasonably satisfactory to the Administrative Agent (acting at the Direction of the Required Lenders), which letter states that such transaction is on terms that are substantially as favorable to the Borrower or such Subsidiary, as applicable, as would be obtainable at such time in a comparable arm’s-length transaction with a Person that is not an Affiliate;

(n) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement that are fair to the Borrower or the Subsidiaries;

(o) transactions with joint ventures for the purchase or sale of goods, equipment and services entered into in the ordinary course of business and in a manner consistent with prudent business practice followed by other companies in the industry in which the Borrower and its Subsidiaries engage;

(p) equity issuances, repurchases, retirements, redemptions or other acquisitions or retirements of Equity Interests by the Borrower permitted under Section 6.07;

(q) [reserved];

(r) any agreements or arrangements between a third party and an Affiliate of the Borrower that are acquired or assumed by the Borrower or any Subsidiary in connection with an acquisition or merger of such third party (or assets of such third party) by or with the Borrower or any Subsidiary; provided that (A) such acquisition or merger is permitted under this Agreement and (B) such agreements or arrangements are not entered into in contemplation of such acquisition or merger or otherwise for the purpose of avoiding the restrictions imposed by this Section 6.08;

(s) the payment of fees and reasonable out-of-pocket costs to, and indemnities to, directors, managers, officers, employees and consultants of the Borrower and the Subsidiaries in the ordinary course of business; and

(t) licenses, sublicenses and cross-licenses involving any Intellectual Property of the Borrower or any Subsidiary between the Borrower and the Subsidiaries in the ordinary course of business, or otherwise in compliance with the terms of this Agreement and on terms that are fair to the Borrower or the Subsidiaries.

SECTION 6.09. [Reserved].

SECTION 6.10. Limitation on Modifications and Payments of Junior Debt; Restrictive Agreements. The Borrower will not, and will not permit any of the Subsidiaries to:

(a) prepay, repurchase, redeem or otherwise defease or make similar payments in respect of any Material Junior Debt on or prior to the date that is one year prior to the stated maturity thereof (it being understood that payments of regularly scheduled interest, fees, expenses, indemnification obligations and, so long as no Event of Default under Section 7.01(a), (b), (h) or (i) is continuing or would result therefrom, AHYDO Catch-Up Payments shall be permitted); provided, however, the Borrower or any Subsidiary may prepay, repurchase, redeem, defease, acquire or otherwise make payments on any such Material Junior Debt

(i) with the proceeds of any Permitted Refinancing Indebtedness in respect of such Indebtedness,

(ii) by converting or exchanging any such Indebtedness to Qualified Equity Interests of the Borrower, and

(iii) in an aggregate amount that shall not cause the aggregate amount of all such prepayments, repurchases, redemptions, defeasances, acquisitions or other payments made pursuant to this Section 6.10(a)(iii) measured at the time such prepayment, repurchase, redemption, defeasance, acquisition or other payment is made to exceed, after giving pro forma effect thereto, an amount equal to $15,000,000,

(iv) of Indebtedness acquired pursuant to Section 6.01(h), so long as such purchase, repurchase, redemption, defeasance or other acquisition or similar payment is made or deposited with a trustee or other similar representative of the holders of such Junior Debt contemporaneously with, or substantially simultaneously with, the closing of the Acquisition under which such Junior Debt is Incurred and

(v) within 60 days of the date of the Redemption Notice if, at the date of any payment, redemption, repurchase, retirement, termination or cancellation notice in respect thereof (the “Redemption Notice”), such payment, redemption, repurchase, retirement termination or cancellation would have complied with another provision of this Section 6.10(a); provided that such payment, redemption, repurchase, retirement termination or cancellation shall reduce capacity under such other provision.

For purposes of determining compliance with this Section 6.10, (A) Junior Debt Payments need not be made solely by reference to one category of Junior Debt Payments permitted by this Section 6.10 but are permitted to be made in part under any combination thereof and of any other available exemption, (B) in the event that any Junior Debt Payment (or any portion thereof) meets the criteria of one or more of the categories of Junior Debt Payments permitted by this Section 6.10, the Borrower shall, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such Junior Debt Payment (or any portion thereof) in any manner that complies with the definition thereof and (C) in the event that a portion of any Junior Debt Payment could be classified as having been made pursuant to Section 6.10(a)(iii) above (giving pro forma effect to the making of such Junior Debt Payment), the Borrower, in its sole discretion, may classify such portion of such Junior Debt Payments as having been made pursuant to Section 6.10(a)(iii) above and thereafter the remainder of such Junior Debt Payment or as having been made pursuant to one or more of the other clauses of this Section 6.10.

Notwithstanding the foregoing and for the avoidance of doubt, nothing in this Section 6.10 shall prohibit (i) the repayment, prepayment, repurchase, redemption or other payment of intercompany subordinated Indebtedness owed among the Borrower and/or the Subsidiaries, in either case unless an Event of Default has occurred and is continuing and the Borrower has received a notice from the Administrative Agent instructing it not to make or permit the Borrower and/or the Subsidiaries to make any such repayment or prepayment or (ii) substantially concurrent transfers of credit positions in connection with intercompany debt restructurings so long as such Indebtedness is permitted by Section 6.01 after giving pro forma effect to such transfer.

(b) The Borrower will not, and will not permit any of the Subsidiaries to, amend or modify any provision of the documentation governing any Material Junior Debt (including any Permitted Refinancing Indebtedness in respect thereof), other than amendments or modifications that, when taken as a whole, (A) are not in any manner materially adverse to the Lenders and that do not affect the subordination provisions thereof (if any) in a manner adverse to the Lenders or (B) otherwise comply with the definition of “Permitted Refinancing Indebtedness”.

(c) The Borrower will not, nor will it permit any Subsidiary to enter into any agreement or instrument that by its terms restricts (i) the ability of any Subsidiary that is not a Subsidiary Loan Party to pay dividends or distributions or make other distributions on its Equity Interests to the Borrower or any Loan Party that is a direct or indirect parent of such Subsidiary or (ii) the ability of the Borrower or any Loan Party to create, incur, assume or permit to exist Liens on the property of such Person pursuant to the Security Documents to secure the Secured Obligations, in each case, other than those arising under any Loan Document or the Senior Secured Note Document, except, in each case, restrictions existing by reason of:

(A) restrictions imposed by applicable Requirements of Law;

(B) contractual encumbrances or restrictions (1) in effect on the Effective Date with respect to Liens permitted under Section 6.02(a) or as otherwise disclosed on Schedule 6.10, (2) on the granting of Liens pursuant to any documentation governing any Indebtedness (including any Permitted Refinancing Indebtedness in respect thereof) incurred in compliance with Section 6.01, in each case, no less favorable, when taken as a whole, to the Lenders than those restrictions set forth in the Loan Documents, or (3) pursuant to documentation related to any permitted amendment, modification, renewal, increase, supplement or other refinancing of any Indebtedness existing on the Effective Date that does not expand the scope of any such encumbrance or restriction in any material respect or make such restriction more onerous in any material respect than those prior to such amendment, modification, renewal, increase, supplement or other refinancing;

(C) any restriction on the Equity Interests or assets of a Subsidiary imposed pursuant to an agreement entered into for the sale or Disposition of such Equity Interests or assets permitted under Section 6.06 pending the closing of such sale or Disposition;

(D) customary provisions in joint venture agreements and other similar agreements applicable to the assets of, or the Equity Interests in, joint ventures;

(E) (i) any restrictions imposed by any agreement relating to Indebtedness permitted by Section 6.01 and secured by a Lien permitted by Section 6.02 (other than Section 6.02(y)) to secure such Indebtedness to the extent that such restrictions apply only to the property or assets securing such Indebtedness, and (ii) restrictions imposed by other Indebtedness, Disqualified Equity Interests or preferred stock permitted to be incurred subsequent pursuant to Section 6.01 and either (x) the provisions relating to such encumbrance or restriction contained in such Indebtedness, Disqualified Equity Interests or preferred stock are no less favorable to the Borrower, taken as a whole, as determined by the board of directors of the Borrower in good faith, than the provisions contained in this Agreement as in effect on the Effective Date or (y) any such encumbrance or restriction contained in such Indebtedness, Disqualified Equity Interests or preferred stock does not prohibit (except upon a default or an event of default thereunder) the payment of dividends in an amount sufficient, as determined by the board of directors of the Borrower in good faith, to make scheduled payments of cash interest on the Loans when due;

(F) customary provisions contained in leases, subleases, licenses, sublicenses or cross licenses of Intellectual Property and other similar agreements entered into in the ordinary course of business;

(G) customary provisions restricting subletting or assignment of any lease governing a leasehold or subleasehold interest;

(H) customary provisions restricting assignment of any agreement entered into in the ordinary course of business;

(I) customary restrictions and conditions contained in any agreement relating to the sale of any asset permitted under Section 6.06 applicable to the asset to be sold pending the consummation of such sale;

(J) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(K) customary provisions contained in leases, subleases, licenses, sublicenses, cross licenses, contracts and other similar agreements entered into in the ordinary course of business that impose restrictions on the property subject to such agreements;

(L) purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on transferring the property so acquired;

(M) any agreement or other instrument of a Person acquired by or merged or consolidated with or into the Borrower or any Subsidiary, or that is assumed in connection with the acquisition of assets from such Person, in each case that is in existence at the time of such transaction (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired or designated; and

(N) customary net worth provisions contained in Real Property leases entered into by Subsidiaries of the Borrower, so long as the Borrower has determined in good faith that such net worth provisions could not reasonably be expected to impair the ability of the Borrower and its Subsidiaries to meet their ongoing obligation.

SECTION 6.11. Material Property. Notwithstanding anything to the contrary set forth herein:

(a) The Borrower shall not, nor shall it permit any Subsidiary Loan Party to sell, transfer or otherwise dispose of any Material Property (whether pursuant to a sale, lease, license, transfer, Investment, restricted payment, Dividend or otherwise or relating to the exclusive rights thereto) to any Subsidiary that is not a Subsidiary Loan Party, other than the grant of a non-exclusive license of intellectual property to any Subsidiary of the Borrower (i) in the ordinary course of business or consistent with past practice and (ii) for a bona fide business purpose.

(b) No Subsidiary that is not a Subsidiary Loan Party shall own or hold an exclusive license to any Material Property on or after the Effective Date (other than (i) any Subsidiaries which own or hold an exclusive license in any Material Property as of the Effective Date and (ii) any Intellectual Property or other property developed or maintained by a Non-Subsidiary Loan Party in the ordinary course of business or consistent with past practice).

ARTICLE VII

Events of Default

SECTION 7.01. Events of Default. If any of the following events (any such event, an “Event of Default”) shall occur:

(a) any Loan Party shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) any Loan Party shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in paragraph (a) of this Section) payable under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;

(c) any representation or warranty made or deemed made by or on behalf of the Borrower or any of the Loan Parties in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any certificate furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d) the Borrower or any of its Subsidiaries shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a) (with respect to the Borrower), 5.05(a)(i), 5.08 or Article VI; provided that with respect to any financial covenant that is added solely for the benefit of a Revolving Facility hereunder, any default under such financial covenant shall not constitute an Event of Default with respect to any Loans or Commitments hereunder, other than the Loans and the Commitments under such Revolving Facility, until the date on which the applicable Loans (if any) have been accelerated, and the applicable Commitments have been terminated, in each case, by the requisite Lenders under such Revolving Facility;

(e) the Borrower or any of its Subsidiaries shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraph (a), (b) or (d) of this Section), and such failure shall continue unremedied for a period of 30 days after receipt by the Borrower of written notice thereof from the Administrative Agent at the direction of the Required Lenders to the Borrower;

(f) the Borrower or any of its Subsidiaries shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (after giving effect to any applicable grace period set forth in the instrument or agreement under which such Indebtedness was created);

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with all applicable grace periods set forth in the instrument or agreement under which such Indebtedness was created having expired) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, in each case prior to its scheduled maturity, provided that this paragraph (g) shall not apply to (i) secured Indebtedness that becomes due as a result of the sale, transfer or other Disposition (including as a result of a casualty or condemnation event) of the property or assets securing such Indebtedness (to the extent such sale, transfer or other disposition is not prohibited under this Agreement), (ii) termination or similar events (other than defaults or events of default) under the documents governing Swap Agreements, (iii) any Indebtedness that becomes due as a result of a Refinancing thereof permitted under Section 6.01, (iv) any Indebtedness required to be (or for which an offer is required to) prepaid, repurchased, redeemed or defeased in connection with any asset sale event, casualty or condemnation event, change of control, result of excess cash flow or similar event or (v) any breach of a financial covenant under a revolving credit facility unless and until the lenders under such facility have terminated the commitments thereunder;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Borrower or any Significant Subsidiary, or of a substantial part of the property or assets of the Borrower or any Significant Subsidiary, under any Debtor Relief Law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Significant Subsidiary or for a substantial part of the property or assets of the Borrower or any Significant Subsidiary or (iii) the winding-up or liquidation of the Borrower or any Significant Subsidiary (except, in the case of any Significant Subsidiary, in a transaction permitted by Section 6.05); and such appointment, proceeding or petition shall continue undismissed or unstayed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Borrower or any Significant Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under any Debtor Relief Law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in paragraph (h) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Significant Subsidiary or for a substantial part of the property or assets of the Borrower or any Significant Subsidiary, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding or (v) make a general assignment for the benefit of creditors;

(j) the failure by the Borrower or any Subsidiary to pay one or more final judgments entered against the Borrower or any Subsidiary for the payment of money aggregating in excess of $20,000,000 (to the extent not covered by insurance, or if covered by insurance, to the extent to which the insurer has denied coverage in writing), which judgments are not discharged or effectively satisfied, vacated, discharged, waived, stayed or bonded pending appeal for a period of 60 consecutive days from the entry thereof, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of the Borrower or any Subsidiary to enforce any such judgment;

(k) (i) an ERISA Event occurs that has resulted or could reasonably be expected to result in liability of any Loan Party in an aggregate amount that could reasonably be expected to result in a Material Adverse Effect, or (ii) any Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount that could reasonably be expected to result in a Material Adverse Effect;

(l) any Lien purported to be created under any Security Document shall cease to be, or shall be asserted in writing by any Loan Party not to be, a valid and perfected Lien on any portion of the Collateral with a value in excess of $25,000,000, with the priority required by the applicable Security Document, except (i) as a result of a transaction permitted under or consented to under the Loan Documents, (ii) as a result of the Administrative Agent’s failure to maintain possession of any stock certificates, promissory notes or other instruments delivered to it under the Security Documents, to the extent the Loan Parties are otherwise in compliance with their collateral and related notification requirements under the Loan Documents, to file and maintain proper Uniform Commercial Code or similar statements (including continuation statements) or (iii) as to Collateral consisting of Real Property to the extent that such losses are covered by a lender’s title insurance policy and such insurer has not denied coverage;

(m) any material provision of any Loan Document or any Guarantee of the Loan Document Obligations shall for any reason cease to be, or be asserted in writing by any Loan Party not to be, a legal, valid and binding obligation of any Loan Party thereto other than as expressly permitted hereunder or thereunder; or

(n) a Change in Control shall occur;

then, and in any such event, (A) if such event is an Event of Default with respect to the Borrower described in paragraph (h) or (i) of this Section, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall immediately become due and payable, (B) [reserved], and (C) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent shall by notice to the Borrower, declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable.

SECTION 7.02. [Reserved].

ARTICLE VIII

Administrative Agent

SECTION 8.01. Appointment and Authority.

(a) Each of the Lenders and the Issuing Banks hereby irrevocably appoints WSFS to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Banks, and the Borrower shall not have rights as a third party beneficiary of any of such provisions (except as expressly set forth in this Article).

(b) The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders and the Issuing Bank hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and the Issuing Banks for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto, it being understood that the provisions of this Article VIII apply to the collateral agent in its capacity as such and references to the Administrative Agent in this Article VIII shall be interpreted accordingly to include references to the collateral agent. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 8.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Article VIII and Article IX (including Section 9.03 as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

SECTION 8.02. Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender (if applicable) or an Issuing Bank (if applicable) as any other Lender or Issuing Bank and may exercise the same as though it were not the Administrative Agent and the term “Lender”, “Lenders”, “Issuing Bank” or “Issuing Banks” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders or the Issuing Banks.

SECTION 8.03. Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing and notwithstanding anything herein to the contrary, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” herein or in any other Loan Document (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties);

(b) shall not have any duty to take any discretionary action or to exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or Requirements of Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law;

(c) shall not have any duty or responsibility to disclose, and shall not be liable for the failure to disclose, to any Lender or any Issuing Bank, any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their Affiliates, that is communicated to, obtained or in the possession of, the Administrative Agent or any of its Related Parties in any capacity, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein;

(d) shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 9.02 and in the last paragraph of Section 7.01) or (ii) in the absence of its own gross negligence or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and nonappealable judgment); provided that the Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default and clearly labeled “notice of Default” (or similar language) is given to the Administrative Agent by the Borrower, a Lender or an Issuing Bank;

(e) shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document (but shall be entitled to rely thereon), (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith (but shall be entitled to rely thereon), (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value, the sufficiency or collectability of any Collateral or any representation or warranty regarding the existence, value or collectability of any Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith (but shall be entitled to rely thereon), the payment of taxes with respect to any of the Collateral, providing, maintaining, monitoring or preserving insurance on (including any flood insurance policies or for determining whether any flood insurance policies are of should be obtained in respect of the Collateral), nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral, (vi) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to such Agent or (vii) satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to such Agent;

(f) shall not be required to carry out any “know your customer” or other checks in relation to any Person on behalf of any Lender or Issuing Bank and each Lender and Issuing Bank confirms to the Administrative Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Administrative Agent or any of its Related Parties; and

(g) shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Lenders, and, without limiting the generality of the foregoing, the Administrative Agent shall not (i) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Lender or (ii) have any liability with respect to or arising out of any assignment or participation of Commitments or Loans, or disclosure of confidential information, to any Disqualified Lender.

For purposes of clarity, and without limiting any rights, protections, immunities or indemnities afforded to Administrative Agent hereunder (including without limitation this Article VIII), phrases such as “satisfactory to the Administrative Agent,” “approved by the Administrative Agent,” “acceptable to the Administrative Agent,” “as determined by the Administrative Agent,” “in the Administrative Agent’s discretion,” “selected by the Administrative Agent,” “elected by the Administrative Agent,” “requested by the Administrative Agent,” and phrases of similar import that authorize and permit either the Administrative Agent to approve, disapprove, determine, act or decline to act in its discretion shall be subject to the Administrative Agent receiving written direction from the Required Lenders (or such other number or percentage of the Lenders as expressly required hereunder or under the other Loan Documents) to take such action or to exercise such rights.

SECTION 8.04. Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the signatory, sender or authenticator thereof). The Administrative Agent shall be entitled to rely, and shall not incur any liability for relying, upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the signatory, sender or authenticator thereof), and may act upon any such statement prior to receipt of written confirmation thereof. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or such Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or such Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 8.05. Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence, willful misconduct or bad faith in the selection of such sub-agents.

SECTION 8.06. Resignation of Administrative Agent. The Administrative Agent may resign at any time upon 30 days’ notice to the Lenders, the Issuing Banks and the Borrower, subject to the appointment of a successor. If the Administrative Agent (or an Affiliate thereof) becomes a Defaulting Lender or otherwise is not performing its role hereunder as Administrative Agent, the Administrative Agent may be removed as the Administrative Agent hereunder at the request of the Borrower or the Required Lenders upon 10 days’ notice to the Administrative Agent, subject to the appointment of a successor. Upon receipt of any such notice of resignation or upon such removal, the Required Lenders shall have the right, with the Borrower’s consent (such consent not to be unreasonably withheld or delayed if such successor is a commercial bank with a combined capital and surplus of at least $1.0 billion) (provided that no consent of the Borrower shall be required if an Event of Default under Section 7.01(a), (b), (h) or (i) has occurred and is continuing), to appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, but is under no obligation to, on behalf of the Lenders and the Issuing Banks (and with the consent of the Borrower, unless an Event of Default under Section 7.01(a), (b), (h) or (i) has occurred and is continuing), appoint a successor Administrative Agent, which shall be an Approved Bank with an office in the United States, or any Affiliate of any such Approved Bank; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (provided that in the case of a retiring Administrative Agent in respect to any collateral security held by it on behalf of the Lenders or the Issuing Banks under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed (it being understood and agreed that the retiring Administrative Agent shall have no duty or obligation to take any further action under any Security Document, including any action required to maintain the perfection of any such security interest)) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each Issuing Bank directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as

Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired or replaced) Administrative Agent, and the retiring or replaced Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or replaced Administrative Agent’s resignation or replacement hereunder and under the other Loan Documents, the provisions of this Article and Section 9.03, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring or replaced Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or replaced Administrative Agent was acting as Administrative Agent and in respect of the matters referred to in the proviso under clause (a) above.

SECTION 8.07. Non-Reliance on Administrative Agent and Other Lenders.

(a) Each Lender and each Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or Issuing Bank, or any of the Related Parties of any of the foregoing, based on such documents and information as it shall from time to time deem appropriate, which may include, in each case:

(i) the financial condition, status and capitalization of the Borrower and each other Loan Party;

(ii) the legality, validity, effectiveness, adequacy or enforceability of this Agreement and each other Loan Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Loan Document;

(iii) determining compliance or non-compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit and the form and substance of all evidence delivered in connection with establishing the satisfaction of each such condition; and

(iv) the adequacy, accuracy and/or completeness of any information delivered by the Administrative Agent, any other Lender or Issuing Bank, or by any of the Related Parties of any of the foregoing, under or in connection with this Agreement or any other Loan Document, the transactions contemplated hereby and thereby or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Loan Document, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

(b) Each Lender, by delivering its signature page to this Agreement and funding its Loans on the Effective Date, or delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, any Agent or the Lenders on the Effective Date. Each Secured Party, whether or not a party hereto, will be deemed by its acceptance of the benefits of the Collateral and of the Guarantees of the Secured Obligations provided under the Loan Documents to have agreed to the provisions of this Article.

SECTION 8.08. [Reserved].

SECTION 8.09. Administrative Agent May File Proofs of Claim; Credit Bidding. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or outstanding Letter of Credit or LC Disbursement shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated), by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Letters of Credit or LC Disbursements outstanding and all other Secured Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Banks and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Banks and the Administrative Agent under Sections 2.12 and 9.03) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender, each Issuing Bank and each other Secured Party to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders, the Issuing Banks, or the other Secured Parties, to pay to the Administrative Agent any amount due to it, in its capacity as Administrative Agent, for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due to the Administrative Agent under Sections 2.12 and 9.03.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender, any Issuing Bank or any other Secured Party, any plan of reorganization, arrangement, adjustment or composition affecting the Secured Obligations or the rights of any Lender, any Issuing Banks or any other Secured Party to authorize the Administrative Agent to vote in respect of the claim of any Lender or any Issuing Bank or in any such proceeding.

The Secured Parties hereby irrevocably authorize the Administrative Agent, at the Direction of the Required Lenders, to credit bid all or any portion of the Secured Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Secured Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Sections 363, 1123 or 1129 of the Bankruptcy Code of the United States, or any similar Requirements of Law in any other jurisdictions to which a Loan Party is subject, (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable Requirement of Law. In connection with any such credit bid and purchase, the Secured Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Secured Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase). In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in clauses (i) through (xi) of Section 9.02), (iii) the Administrative Agent shall be authorized to assign the relevant Secured Obligations to any such acquisition vehicle pro rata by the Lenders, as a result of which each of the Lenders shall be deemed to have received a pro rata portion of any Equity Interests and/or debt instruments issued by such an acquisition vehicle on account of the assignment of the Secured Obligations to be credit bid, all without the need for any Secured Party or acquisition vehicle to take any further action, and (iv) to the extent that Secured Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Secured Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Secured Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Secured Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.

SECTION 8.10. No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender, any Issuing Bank or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Article VII for the benefit of all the Lenders, the Issuing Banks and the other Secured Parties; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the Issuing Banks from exercising the rights and remedies that inure to its benefit (solely in its capacity as Issuing Bank) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 9.08 (subject to the terms of Section 2.18), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Article VII and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.18, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

To the extent required by any Requirements of Law, the Administrative Agent may deduct or withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the IRS or any other authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not property executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective), such Lender shall indemnify and hold harmless the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by any Loan Party pursuant to Section 2.17 and without limiting any obligation of the Loan Parties to do so pursuant to such Section 2.17) fully for all amounts paid, directly or indirectly, by the Administrative Agent as Taxes or otherwise, together with all expenses incurred, including legal expenses and any other out-of-pocket expenses, whether or not such Tax was correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this Article VIII. The agreements in this Article VIII shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of this Agreement and the repayment, satisfaction or discharge of all other obligations. For the avoidance of doubt, the term “Lender” in this Article VIII shall include any Issuing Bank.

SECTION 8.11. Authorization to Release Liens and Guarantees. The Administrative Agent is hereby irrevocably authorized by each Secured Party to effect any release or subordination of Liens or the Guarantees contemplated by Section 9.15 without further action or consent by any Secured Party.

SECTION 8.12. Intercreditor Agreements. Without the consent of any Lender, the Administrative Agent (including in its capacity as “collateral agent” under the Loan Documents) is hereby authorized to enter into any Customary Intercreditor Agreement to the extent contemplated by the terms hereof, and the parties hereto acknowledge that such Customary Intercreditor Agreement is binding upon them. Each Lender (a) hereby agrees that it will be bound by and will take no actions contrary to the provisions of the Customary Intercreditor Agreement and (b) hereby authorizes and instructs the Administrative Agent (including in its capacity as “collateral agent” under the Loan Documents) to enter into the Customary Intercreditor Agreement and to subject the Liens on the Collateral securing the Secured Obligations to the provisions thereof. In addition, each Lender hereby authorizes the Administrative Agent (including in its capacity as “collateral agent” under the Loan Documents) to enter into (i) any amendments to any Customary Intercreditor Agreement, and (ii) any other intercreditor arrangements, in the case of clauses (i), and (ii) to the extent required to give effect to the establishment of intercreditor rights and privileges as contemplated by Sections 6.02 and 9.18 of this Agreement.

SECTION 8.13. Secured Cash Management Obligations and Secured Swap Obligation. Except as otherwise expressly set forth herein or in the Loan Guaranty, the Security Agreement, any other Security Document or any other Loan Document, no Person holding Secured Cash Management Obligations or Secured Swap Obligations that obtains the benefits of any Guarantee or any Collateral by virtue of the provisions hereof or of any Loan Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender or Administrative Agent and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article VIII to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Cash Management Obligations and Secured Swap Obligations unless the Administrative Agent has received written notice of such Secured Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Person holding such Secured Obligations.

SECTION 8.14. Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and their respective Affiliates, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and their respective Affiliates, that the

Administrative Agent is not a fiduciary with respect to the assets of such Lender in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

SECTION 8.15. Recovery of Erroneous Payments.

(a) If the Administrative Agent notifies a Lender or any Issuing Bank, or any other Person who has received funds on behalf of a Lender or any Issuing Bank (any such Lender, any Issuing Bank or other recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole reasonable discretion that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Payment Recipient), where such payment, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise (any such funds, individually and collectively, a “Rescindable Amount”), and demands the return of such Rescindable Amount (or a portion thereof), such Rescindable Amount shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and such Payment Recipient shall promptly, but in no event later than one (1) Business Day thereafter, return to the Administrative Agent, in same day funds (in the currency so received), the amount of any such Rescindable Amount (or portion thereof), together with interest thereon in respect of each day from and including the date such Rescindable Amount (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with prevailing banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b) Without limiting immediately preceding clause (a), each Payment Recipient hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, or (y) that was not preceded or accompanied by a notice of payment sent by the Administrative Agent (or any of its Affiliates), then, said Payment Recipient shall be on notice, in each case, that an error has been made with respect to such payment, prepayment or repayment. Each Payment Recipient agrees that, in each such case, or if it otherwise becomes aware a Rescindable Amount (or portion thereof) may have been sent in error, such Payment Recipient shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one (1) Business Day thereafter, return to the Administrative Agent the amount of any such Rescindable Amount (or portion thereof) in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with prevailing banking industry rules on interbank compensation from time to time in effect.

(c) Each Payment Recipient hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Payment Recipient under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Payment Recipient from any source, against any amount due to the Administrative Agent under any of the immediately preceding clauses (b) or (c) or under the indemnification provisions of this Agreement.

(d) In the event that a Rescindable Amount (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent (such unrecovered amount, an “Erroneous Payment Return Deficiency”), the Borrower and each other Loan Party hereby agrees that (x) the Administrative Agent shall be subrogated to all the rights of such Payment Recipient with respect to such amount (including, without limitation, the right to sell and assign the Loans (or any portion thereof), which were subject to the Erroneous Payment Return Deficiency) and (y) a Rescindable Amount shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party, except, in each case, to the extent such Rescindable Amount is, and solely with respect to the amount of such Rescindable Amount that is, comprised of funds received by the Administrative Agent from the Borrower or any other Loan Party for the purpose of making such Rescindable Amount. For the avoidance of doubt, no assignment of an Erroneous Payment Return Deficiency will reduce the Commitments of any Payment Recipient and such Commitments shall remain available in accordance with the terms of this Agreement. In addition, each party hereto agrees that, except to the extent that the Administrative Agent has sold a Loan (or portion thereof) acquired pursuant to the assignment of an Erroneous Payment Return Deficiency, and irrespective of whether the Administrative Agent may be equitably subrogated, the Administrative Agent shall be contractually subrogated to all the rights and interests of the applicable Payment Recipient under the Loan Documents with respect to each Erroneous Payment Return Deficiency (for the avoidance of doubt, without increasing the Obligations owed by the Borrower or any other Loan Party with respect to the Erroneous Payment Return Deficiency).

(e) [Reserved].

(f) To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to a Rescindable Amount, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Rescindable Amount received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(g) This Section 8.15 shall solely be an agreement between the Administrative Agent, the Lenders and the Issuing Banks. Each party’s obligations, agreements and waivers under this Section 8.15 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender or an Issuing Bank, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Secured Obligations (or any portion thereof) under any Loan Document.

SECTION 8.16. Parallel Debt.

(a) Each Loan Party hereby irrevocably and unconditionally undertakes (such undertaking and the obligations and liabilities which are a result thereof, hereinafter being referred to as its “Parallel Debt”) to pay to the Administrative Agent an amount equal to the aggregate amount payable by it to any Secured Party under any Finance Document (the “Principal Obligations”) in accordance with the terms and conditions of such Principal Obligations. The Parallel Debt of each Loan Party shall become due and payable as and when its Principal Obligations become due and payable.

(b) Each of the parties hereto acknowledges that:

(i) the Parallel Debt of each Loan Party constitutes an undertaking, obligation and liability of such Loan Party to the Administrative Agent (in its personal capacity and not in its capacity as agent) which is separate and independent from, and without prejudice to, its Principal Obligations and represents the Administrative Agent’s own claim to receive payment of such Parallel Debt from such Loan Party; and

(ii) any security created under or pursuant to the Loan Documents to secure the Parallel Debt is granted to the Administrative Agent in its capacity as sole creditor of the Parallel Debt and the Administrative Agent will hold such security in its own capacity and not as agent or trustee for the other Secured Parties. This provision prevails over any provision in any Finance Document that may otherwise result in the Administrative Agent holding the security in trust with regard to Dutch law governed security.

(c) Each of the parties hereto agrees that:

(i) the Parallel Debt of each Loan Party shall be decreased if and to the extent that its Principal Obligations have been paid or in the case of guarantee obligations discharged;

(ii) the Principal Obligations of each Loan Party shall be decreased if and to the extent that its Parallel Debt has been paid or in the case of guarantee obligations discharged; and

(iii) the amount payable under the Parallel Debt of each Loan Party shall at no time exceed the amount payable under its Principal Obligations.

(d) Any amount received or recovered by the Administrative Agent in respect of a Parallel Debt (including, but not limited to, enforcement proceeds) shall be applied in accordance with the terms of this Agreement subject to limitations (if any) expressly provided for in any Security Document.

The rights of the Secured Parties (other than the Administrative Agent) to receive payment of the Principal Obligations of each Loan Party are several and separate and independent from, and without prejudice to, the rights of the Administrative Agent to receive payment under the Parallel Debt.

ARTICLE IX

Miscellaneous

SECTION 9.01. Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax or other electronic transmission, as follows:

(i) if to the Borrower, the Administrative Agent, or an Issuing Bank, to the address, fax number, e-mail address or telephone number specified for such Person on Schedule 9.01; and

(ii) if to any other Lender, to it at its address (or fax number, telephone number or e-mail address) set forth in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain MNPI).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the Issuing Banks hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures reasonably approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or any Issuing Bank pursuant to Article II if such Lender or the Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of their respective Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, any Issuing Bank, any of their respective Affiliates or any of their respective security holders or creditors for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Platform, any other electric messaging service, or through the Internet.

(d) Change of Address, Etc. Each of the Borrower, the Administrative Agent and each Issuing Bank may change its address, electronic mail address, fax or telephone number for notices and other communications or website hereunder by notice to the other parties hereto. Each other Lender may change its address, fax or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent and the Issuing Banks. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, fax number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(e) Reliance by Administrative Agent, Issuing Bank and Lenders. The Administrative Agent, the Issuing Banks and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent and each of the parties hereto hereby consents to such recording.

SECTION 9.02. Waivers; Amendments.

(a) No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power under this Agreement or any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or the issuance, amendment, renewal or extension of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time. No notice or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

(b) Except as otherwise provided in this Agreement (including the proviso in Section 2.14(b), Section 2.20 with respect to any Incremental Amendment, Section 2.21 with respect to any Extension or Section 9.18), and except with respect to any amendment, modification or waiver contemplated in this Section below, which shall only require the consent of the Lenders expressly set forth therein and not the Required Lenders or any other majority or required percentage of Lenders of any Class of Loans or Commitments, neither this Agreement, any Loan Document nor any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent (acting at the Direction of the Required Lenders) and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders; provided that no such agreement shall, without the written consent of each Lender directly and adversely affected thereby (and only such Lenders) and identified as follows:

(i) increase the Commitment of any Lender without the written consent of such Lender (it being understood that a waiver of any condition precedent set forth in Article IV or the waiver of any Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender);

(ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees or prepayment premiums payable hereunder, without the written consent of each Lender and Issuing Bank directly and adversely affected thereby (it being understood that any waiver of any condition precedent set forth in Article IV or the waiver of any Default, or mandatory prepayment shall not constitute a reduction in principal, LC Disbursement or interest, fees or prepayment premium); provided that only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrower to pay interest at the “default rate” or amend Section 2.13(c);

(iii) postpone the maturity of any Loan, or the date of any scheduled amortization payment of the principal amount of any Term Loan under Section 2.10 or the applicable Incremental Amendment, or the reimbursement date with respect to any LC Disbursement, or any date for the payment of any interest, fees or prepayment premium payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment (pursuant to Section 2.21 or otherwise), without the written consent of each Lender directly and adversely affected thereby (it being understood the waiving of the applicability of post-default increases in interest rates and any waiver of any Default, mandatory prepayment or condition precedent set forth in Article IV shall not constitute a postponement of any date for payment of any principal, LC Disbursement or interest, fees or prepayment premium payable hereunder);

(iv) change any of the provisions of this Section without the written consent of each Lender;

(v) change the percentage set forth in the definition of “Required Revolving Lenders” without the written consent of each Revolving Lender;

(vi) change the percentage set forth in the definition of “Required Lenders”, “Supermajority Level I Lenders”, “Supermajority Level II Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder (other than the percentages set forth in the definition of “Required Revolving Lenders”), without the written consent of each Lender;

(vii) release all or substantially all the value of the Guarantees under the Loan Guaranty (except as expressly provided in this Agreement or the Loan Guaranty) without the written consent of each Lender;

(viii) release all or substantially all the Collateral from the Liens of the Security Documents (except as expressly provided in this Agreement or the Security Documents), without the written consent of each Lender;

(ix) provide for Revolving Loans or Letters of Credit to be denominated in any currency other than Dollars without the written consent of each Lender directly affected thereby;

(x) change any provision of any Loan Document in a manner that by its terms directly and adversely affects the rights in respect of Collateral of or the rights in respect of payments due to Lenders holding Commitments or Loans of any Class differently than those holding Commitments or Loans of any other Class, without the written consent of Lenders representing a Majority in Interest of each directly and adversely affected Class;

(xi) change Section 2.18(b), 2.18(c) or 2.18(d) in a manner that would alter the waterfall or the pro rata sharing of payments required thereby without the written consent of each Lender directly and adversely affected thereby;

(xii) (a) amend or otherwise modify the provisions of Section 2.20(k) without the prior written consent of each affected Lender or (b) make any other amendment or modification that would authorize the incurrence of additional Indebtedness that would be issued under this Agreement in contemplation of or for the primary purpose of influencing any voting threshold for purposes of any amendment, modification or waiver of the Loan Documents, in each case, without the written consent of each affected Lender;

(xiii) [reserved];

(xiv) amend or modify the Loan Documents (including Section 2.11(a)(ii) or Section 9.04 of this Agreement) to allow for purchases or acquisitions of Term Loans (by Dutch auction, open market purchase or through other assignments) by the Borrower or any of its Subsidiaries or Affiliates, in each case, other than as expressly permitted by Section 2.11(a)(ii) as in effect on the Effective Date, without the written consent of each Lender directly and adversely affected thereby; provided that, this clause (xiv) shall not prohibit any amendment of the Loan Documents to effectuate an exchange of Loans pursuant to the provisions set forth in clause (y)(i) of the parenthetical of clause (xvii) below;

(xv) amend, modify or waive the Loan Documents (including the definition of “Credit Agreement Refinancing Indebtedness”, Section 2.21 or Section 6.01(b)) in a manner that would allow the incurrence of Indebtedness that serves to refinance or extend, or to be issued in exchange for, the Term Loans on a non-pro rata basis or a non-par basis, in each case, other than as expressly permitted by the Loan Documents as in effect on the Effective Date, without the written consent of each Lender directly and adversely affected thereby; provided that, this clause (xv) shall not prohibit any amendment of the Loan Documents to effectuate an exchange of Loans pursuant to the provisions set forth in clause (y)(i) of the parenthetical of clause (xvii) below;

(xvi) amend, modify or waive Section 6.11 of this Agreement or make any other change or modification that would have the effect of amending, modifying or waiving Section 6.11 (including any amendment or modification to the definition of Material Property) without the consent of the Supermajority Level II Lenders;

(xvii) (a) subordinate or have the direct or indirect effect of subordinating any Loan Document Obligations in right of payment to any Indebtedness for borrowed money or (b) subordinate or have the direct or indirect effect of subordinating any Liens securing the Loan Document Obligations to any Liens on the Collateral securing any Indebtedness for borrowed money without the written consent of each affected Lender, except, (x) in each case, Indebtedness that is expressly permitted to be senior in either payment or lien priority to the Loan Document Obligations pursuant to this Agreement as in effect on the Effective Date (including, for the avoidance of doubt, the Superpriority Revolving Credit Facility), and (y) either (i) pursuant to a transaction providing for the incurrence of Indebtedness that is senior in Lien and/or payment priority to the loans in which participation is offered to all affected Lenders on a pro rata basis on the same terms and conditions as offered to all other providers of such Indebtedness (other than bona fide cash or PIK backstop fees in an amount no greater than 5.0% of the new money backstopped, and reimbursement of counsel fees and other expenses in connection with the negotiation of the terms of such transaction) and consented to by the Required Lenders, or (ii) in connection with a “debtor in possession” financing (or any similar financing arrangement in an insolvency proceeding in a non-U.S. jurisdiction);

(xviii) amend, waive or otherwise modify Section 9.15(e) without the written consent of each affected Lender;

(xix) amend, waive or otherwise modify the last paragraph of Section 6.01 without the written consent of each affected Lender;

(xx) amend, modify or waive any provision of this Agreement to increase any amounts available for (x) Investments in, (y) dispositions to, or (z) the incurrence of, third party Indebtedness for borrowed money by, any Subsidiary that is not a Loan Party by an amount in excess of $50,000,000 (in the aggregate with any other such amendments, modifications or waivers) of the such amounts permitted under this Agreement as of the Effective Date for such transactions, without the consent of the Supermajority Level I Lenders; or

(xxi) permit the creation, designation or the existence of any Subsidiary that would be “unrestricted” or otherwise have the effect of allowing any Subsidiary to be excluded generally from the covenants applicable to Subsidiaries pursuant to this Agreement, without the written consent of each affected Lender.

provided further that (A) no such agreement shall (x) amend, modify or otherwise affect the rights or duties of the Administrative Agent or any Issuing Bank without the prior written consent of the Administrative Agent or such Issuing Bank, as the case may be or (y) amend or modify the provisions of Section 2.05 or any letter of credit application and any bilateral agreement between the Borrower and any Issuing Bank regarding such Issuing Bank’s LC Commitment or the respective rights and obligations between the Borrower and such Issuing Bank in connection with the issuance of Letters of Credit without the prior written consent of the Administrative Agent and such Issuing Bank, respectively, (B) any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by the Borrower and the Administrative Agent (acting at the Direction of the Required Lenders) to cure any ambiguity, omission, error, mistake, defect or inconsistency so long as, in each case, the Lenders shall have received at least five Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment, provided that the consent of the Lenders or the Required Lenders, as the case may be, shall not be required to make any such changes necessary to be made (x) in connection with any borrowing of Incremental Term Loans to effect the provisions of Section 2.20, the provision of any Incremental Revolving Commitment Increase, any Incremental Revolving Commitments or otherwise to effect the provisions of Section 2.20, 2.21 or 6.02(a) and (y) in connection with an amendment that addresses solely a repricing transaction in which any Class of Term Loans is refinanced with a replacement Class of term loans bearing (or is modified in such a manner such that the resulting term loans bear) a lower Effective Yield for which only the consent of the Lenders holding Term Loans subject to such permitted repricing transaction that will continue as Lenders in respect of the repriced tranche of Term Loans or modified Term Loans is required and (C) the Borrower and the Administrative Agent may, without the input or consent of the other Lenders, (i) effect changes to the form of Mortgage as may be necessary or appropriate in the opinion of the Administrative Agent (acting at the Direction of the Required Lenders) and (ii) effect changes to this Agreement that are necessary and appropriate to provide for the mechanics contemplated by the offering process set forth in Section 9.04(g) herein.

Notwithstanding anything to the contrary contained in this Section 9.02, only the consent of the Required Revolving Lenders shall be required to (and only the Required Revolving Lenders shall have the ability to) waive, amend or modify any condition precedent set forth in Section 4.02 hereof as it pertains to the Borrowing of any Revolving Loan; provided that with respect to any waiver or consent or amendment in respect of any Default or Event of Default described in clause (b) thereof and any amendment of any representation or warranty in any Loan Document that is required to be brought down pursuant to clause (a) thereof, the waiver or consent or approval thereof shall be subject to the approval of the Required Lenders rather than the Required Revolving Lenders.

(c) In connection with any proposed amendment, modification, waiver or termination (a “Proposed Change”) requiring the consent of all Lenders or all affected Lenders or the Lenders of the affected Class, if the consent of the Required Lenders (or, in circumstances where this Section does not require the consent of the Required Lenders, a Majority in Interest of the Lenders of the affected Class) to such Proposed Change is obtained, but the consent to such Proposed Change of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in paragraph (b) of this Section being referred to as a “Non-Consenting Lender”), then the Borrower may, at its sole expense and effort, upon notice to such Non-Consenting Lender and the Administrative Agent, require such Non-Consenting Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another Lender, if a Lender accepts such assignment); provided that

(i) the Borrower shall have received the prior written consent of the Administrative Agent to the extent such consent would be required under Section 9.04(b) for an assignment of Loans or Commitments, as applicable (and, if a Revolving Commitment is being assigned, each Issuing Bank), which consent shall not unreasonably be withheld,

(ii) such Non-Consenting Lender shall have received payment of an amount equal to the outstanding par principal amount of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder (including pursuant to Section 2.11(a)(i)) from the Eligible Assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts),

(iii) unless waived, the Borrower or such Eligible Assignee shall have paid to the Administrative Agent the processing and recordation fee specified in Section 9.04(b),

(iv) the Eligible Assignee shall have consented to the Proposed Change and, as a result of such assignment and any contemporaneous assignments and consents, the Proposed Change can be effected, and

(v) notwithstanding anything to the contrary in Section 9.04, no consent of such Non-Consenting Lender pursuant to Section 9.04 shall be required in connection with any assignment pursuant to this Section 9.02(c).

(vi) Notwithstanding anything in this Agreement of the Loan Documents to the contrary, each party hereto agrees that any assignment pursuant to the terms of this Section 9.02(c) may be effected pursuant to an Assignment and Acceptance executed by the Borrower, the Administrative Agent and the assignee and that the Lender making such assignment need not be a party thereto.

(d) Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, the Revolving Commitments, Term Loans and Revolving Exposure of any Lender that is at the time a Defaulting Lender shall not have any voting or approval rights under the Loan Documents and shall be excluded in determining whether all Lenders, all affected Lenders, the Required Revolving Lenders, the Required Lenders or a Majority in Interest of the Lenders of any Class have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to this Section 9.02); provided that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

(e) [Reserved].

(f) To the extent notice has been provided to the Administrative Agent pursuant to Section 2.20 with respect to the inclusion of any Previously Absent Financial Maintenance Covenant, this Agreement shall be automatically and without further action on the part of any Person hereunder and notwithstanding anything to the contrary in this Section 9.02 deemed modified to include, mutatis mutandis, such Previously Absent Financial Maintenance Covenant on the date of the incurrence of the applicable Indebtedness to the extent required by the terms of such definition or Section.

SECTION 9.03. Expenses; Indemnity; Damage Waiver.

(a) The Borrower shall pay (i) all reasonable and documented or invoiced out-of-pocket costs and expenses incurred by the Administrative Agent, the Lenders and their respective Affiliates, including the reasonable fees, charges and disbursements of (x) the Specified Lender Legal Advisors, and (y) a single firm of outside counsel to the Administrative Agent its Affiliates and to the extent reasonably determined by the Administrative Agent (acting at the Direction of the Required Lenders) to be necessary and approved by the prior written consent of the Borrower, such approval not to be unreasonably withheld, one local counsel in each applicable jurisdiction (in addition to any reasonably necessary special counsel), in connection with the syndication of the credit facilities provided for herein, and the preparation, execution, delivery and administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof, (ii) all reasonable and documented or invoiced out-of-pocket costs and expenses incurred by each Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable and documented or invoiced out-of-pocket expenses incurred by the Administrative Agent, each Issuing Bank or any Lender, including the fees, charges and disbursements of counsel for the Administrative Agent and the Lenders, in connection with the enforcement of any rights or remedies, including all such reasonable and documented out-of-pocket costs and expenses incurred during any workout, restructuring or negotiations in respect of the Loans or Letters of Credit (A) in connection with the Loan Documents (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Laws), including its rights under this Section or (B) in connection with the Loans made or Letters of Credit issued hereunder; provided that such counsel shall be limited to (x) the Specified Lender Legal Advisors and (y) one lead counsel to the Administrative Agent and such local counsel (in addition to any reasonably necessary special counsel) as may reasonably be deemed necessary by the Administrative Agent (acting at the Direction of the Required Lenders) in each relevant jurisdiction for the Administrative Agent, the Issuing Banks and the Lenders (and, in the case of an actual or perceived conflict of interest where the Indemnitee affected by such conflict notifies the Borrower of any existence of such conflict and in connection with the investigating or defending any of the foregoing (including the reasonable fees) has retained its own counsel, of one lead counsel and such local counsel (in addition to any reasonably necessary special counsel) as may reasonably be deemed necessary by such affected party in each relevant jurisdiction for such affected party).

(b) The Borrower shall indemnify the Administrative Agent, each Issuing Bank, each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and reasonable and documented or invoiced out-of-pocket fees and expenses of one firm of counsel for all Indemnitees, taken as a whole, selected by the Administrative Agent (acting at the Direction of the Required Lenders) (and, in the case of an actual or perceived conflict of interest where the Indemnitee affected by such conflict notifies the Borrower of any existence of such conflict and in connection with the investigating or defending any of the foregoing (including the reasonable fees) has retained its own counsel, of another firm of counsel for such affected Indemnitee), and to the extent required, one firm or local counsel in each relevant jurisdiction (which may include a single special counsel acting in multiple jurisdictions), incurred by or asserted against any Indemnitee arising out of any claim, actions, suits, inquiries, litigation, investigation or proceeding in connection with, or as a result of (i) the execution or delivery of this Agreement, any Loan Document or any other agreement or instrument contemplated hereby or thereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Financing Transactions or any other transactions contemplated thereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by an Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit) or (iii) to the extent in any way arising from or relating to any of the foregoing, any actual or alleged presence, Release or threat of Release of Hazardous Materials on, at, to or from any Mortgaged Property, any other property currently owned, leased or operated by the Borrower or any Subsidiary, or any other location, or any other Environmental Liability related in any way to the Borrower or any Subsidiary; in each case, whether based on contract, tort or any other theory, and regardless of whether such matter is brought by a third party or by the Borrower or any Subsidiary or any of their respective Affiliates and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities, costs or related expenses are determined by a court of competent jurisdiction in a final and non-appealable judgment to have resulted from (x) the gross negligence, willful misconduct or bad faith of such Indemnitee or any of its Related Parties, (y) a material breach of an obligation under the Loan Documents by such Indemnitee or any of its Related Parties or (z) any claim, action, suit, inquiry, litigation, investigation or proceeding that does not involve an act or omission of the Borrower or any of its Affiliates and that is brought by an Indemnitee against any other Indemnitee (other than any claim, action, suit, inquiry, litigation, investigation or proceeding against the Administrative Agent or any Issuing Bank, in its capacity as such). This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent (or any sub-agent thereof), any Issuing Bank or any Related Party of any of the foregoing under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such Issuing Bank or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any sub-agent thereof), such Issuing Bank or such Related Party in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the aggregate Revolving Exposures, outstanding Term Loans and unused Commitments at such time.

(d) No Loan Party nor any Indemnitee nor any Agent Party shall have any liability for any punitive, indirect or consequential damages resulting from this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Effective Date), including with respect to Section 9.01(c); provided that the foregoing shall not limit the Borrower’s indemnification obligations to any Indemnitee pursuant to Section 9.03(b) in respect of damages incurred or paid by an Indemnitee to a third party. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems (including the Internet) in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such damages are determined by a court of competent jurisdiction by final, non-appealable judgment to have resulted from the gross negligence, willful misconduct or bad faith of such Indemnitee or any of its Related Parties.

(e) All amounts due under this Section shall be payable not later than ten (10) Business Days after written demand therefor; provided, however, that any Indemnitee shall promptly refund an indemnification payment received hereunder to the extent that there is a final judicial determination that such Indemnitee was not entitled to indemnification with respect to such payment pursuant to this Section 9.03.

SECTION 9.04. Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) (it being understood that this provision shall not be applicable to any transaction described in Section 6.05(a)), (ii) no assignment shall be made to any Defaulting Lender or any of its Subsidiaries, or any Persons who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (ii) and (iii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section), the Indemnitees and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)

(i) Subject to the conditions set forth in paragraphs (b)(ii) and (f) below, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of (A) the Borrower; provided that no consent of the Borrower shall be required for an assignment (x) in the case of Term Loans only, to any other Lender, an Affiliate of any Lender or an Approved Fund, (y) by a Lender to a Revolving Lender or (z) if an Event of Default under Section 7.01(a), (b), (h) or (i) has occurred and is continuing, (B) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of Term Loans to a Lender, an Affiliate of a Lender or an Approved Fund and (C) solely in the case of Revolving Loans and Revolving Commitments, each Issuing Bank; provided that, for the avoidance of doubt, no consent of any Issuing Bank shall be required for an assignment of all or any portion of a Term Loan or Term Commitment; provided, further, that it shall be understood that, without limitation, the Borrower shall have the right to withhold its consent to any assignment if, in order for such assignment to comply with any Requirement of Law, the Borrower would be required to obtain the consent of any Governmental Authority. Notwithstanding anything in this Section 9.04 to the contrary, if the Borrower has not given the Administrative Agent written notice of its objection to such assignment of Term Loans within ten (10) Business Days after written notice to the Borrower, the Borrower shall be deemed to have consented to such assignment.

(ii) Assignments shall be subject to the following additional conditions: (A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the trade date specified in the Assignment and Assumption with respect to such assignment or, if no trade date is so specified, as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000, in the case of Term Loans (and integral multiples thereof), and $5,000,000, in the case of Revolving Commitments and Revolving Loans (and integral multiples thereof) unless the Borrower and the Administrative Agent otherwise consent (such consent not to be unreasonably withheld or delayed); provided that no such consent of the Borrower shall be required if an Event of Default under Section 7.01(a), (b), (h) or (i) has occurred and is continuing, (B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause (B) shall not be construed to prohibit assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans, (C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together (unless waived by the Administrative Agent) with a processing and recordation fee of $3,500; provided that the Administrative Agent, in its sole discretion, may elect to waive such processing and recordation fee; provided, further, that assignments made pursuant to Section 2.19(b) or Section 9.02(c) shall not require the signature of the assigning Lender to become effective, and (D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent any tax forms required by Section 2.17(e) and an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain MNPI) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable Requirements of Law, including Federal, state and foreign securities laws.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of (and subject to the obligations and limitations of) Sections 2.15, 2.16, 2.17 and 9.03 and to any fees payable hereunder that have accrued for such Lender’s account but have not yet been paid). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c)(i) of this Section. Notwithstanding the foregoing, no assignee, which as of the date of any assignment to it pursuant to this Section 9.04 would be entitled to any payments under Sections 2.15 or Sections 2.17 in an amount greater than the assigning Lender would have been entitled to as of such date with respect to the rights assigned, shall be entitled to such greater payments. The benefit of each Security Document shall be maintained in favor of the assignee (without prejudice to Section 8.07).

(iv) The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal and interest amounts of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by the Borrower, the Issuing Banks (solely with respect to Revolving Loans and Revolving Commitments) and any Lender (solely with respect to its own Loans and Commitments), at any reasonable time and from time to time upon reasonable prior notice. The Register and subaccounts shall record any cancellation or retirement of Loans contemplated by Section 2.11(a)(ii) or this Section 9.04.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire and any tax forms required by Section 2.17(e) (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section 9.04 and any written consent to such assignment required by paragraph (b) of this Section 9.04, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(vi) The words “execution,” “signed,” “signature” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Requirements of Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act or any other similar state laws based on the Uniform Electronic Transactions Act.

The Disbursement Agent shall assign Initial Term Loans held by it for the benefit of the Claimant Assignees (as defined below) to each Unidentified Claimant that (x) is an Eligible Assignee and (y) provides to the Administrative Agent, on or prior to the Reversion Date, information necessary to facilitate the distribution to which it is entitled and as a result becomes entitled to receive such distribution (each, a “Claimant Assignee”), subject to the satisfaction of the following (which, in any event, shall be satisfied no later than later of (i) the Reversion Date or (ii) two months following the initial response from such Claimant Assignee to the Disbursement Agent’s request for information (the date in this clause (ii) with respect to any Claimant Assignee, the “Response Deadline”)): (x) the Disbursement Agent, the Borrower, the Claimant Assignee and the Administrative Agent shall have executed and delivered to the Administrative Agent an Assignment and Assumption acceptable to the Administrative Agent, which Assignment and Assumption shall set forth principal amount of Initial Term

Loans being assigned and the accrued and unpaid interest thereon and shall require the Disbursement Agent to turn over all accrued and paid interest on the Initial Term Loans being assigned to the Claimant Assignee and (y) the Claimant Assignee shall have delivered to the Administrative Agent an Administrative Questionnaire and all applicable tax forms required pursuant to Section 2.17(e). The Disbursement Agent shall provide written notice to the Administrative Agent promptly after becoming aware of the existence of any Claimant Assignee, which written notice shall include the name of the Claimant Assignee, the Response Deadline for such Claimant Assignee and the principal amount of Initial Term Loans held by the Disbursement Agent for the benefit of such Claimant Assignee. Notwithstanding anything to the contrary herein, no Lender shall be a natural Person and no Lender may assign or transfer, by assignment, participation or otherwise, any of its rights or obligations hereunder to a natural Person. If any Unidentified Claimant is a natural Person and responds to a request from the Disbursement Agent for, or otherwise provides, necessary information to receive payment prior to the Reversion Date (a “Non-Permitted Claimant”) and, as a result, would otherwise be entitled to receive Initial Term Loans held by the Disbursement Agent but for the fact that such Unidentified Claimant is a natural Person, then the Borrower shall (y) promptly provide written notice to the Administrative Agent (a “Non-Permitted Claimant Notice”) specifying the name of the applicable Non-Permitted Claimant, the Principal Amount of Initial Term Loans that the Disbursement Agent holds for the benefit of such Non-Permitted Claimant, and the date on which the Borrower will pay or cause to be paid such Non-Permitted Claimant (which date shall be no later than five (5) Business Days after the Borrower or the Disbursement Agent becomes aware of such Non-Permitted Claimant and its entitlement to receive such Initial Term Loans held by the Disbursement Agent) (such payment date, the “Non-Permitted Claimant Payment Date”) and (z) on the Non-Permitted Claimant Payment Date, pay, or cause to be paid, to such Non-Permitted Claimant in cash an amount equal to the Principal Amount of Initial Term Loans (plus any accrued interest thereon to such date) that the Disbursement Agent holds for the benefit of such Non-Permitted Claimant pursuant to the Confirmed Chapter 11 Plan, at which time, and without any further action by the Administrative Agent or the Lenders, the Principal Amount of Initial Term Loans held by the Disbursement Agent for the benefit of the applicable Non-Permitted Claimant shall be automatically discharged, terminated and cancelled and the Administrative Agent shall update the Register to reflect such discharge, termination and cancellation.

(c)

(i) Any Lender may, without the consent of the Borrower, the Administrative Agent or the Issuing Banks, sell participations to one or more banks or other Persons other than a natural person or a Defaulting Lender (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (C) the Borrower, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and any other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement and any other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that directly and adversely affects such Participant. Subject to paragraph (c)(iii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the obligations and limitations of such Sections, including Section 2.17(e), and Section 2.19 (it being understood that the documentation required under Section 2.17(e) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by Requirements of Law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.18(d) as though it were a Lender.

(ii) Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and related interest amounts) of each participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under this Agreement) except to the extent that such disclosure is necessary in connection with a Tax audit or other Tax proceeding to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive, absent manifest error, and the parties shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as such) shall have no responsibility for maintaining a Participant Register.

(iii) A Participant shall not be entitled to receive any greater payment under Section 2.15 or Section 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant unless the sale of such participation is made with the Borrower’s prior written consent or except to the extent such greater entitlement results from a Change in Law after the Participant acquired the applicable participation.

(d) Any Lender may, without the consent of the Borrower or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other “central” bank, and this Section shall not apply to any such pledge or assignment of a security interest, provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e) In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Requirements of Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(f) [Reserved]

(g) [Reserved]

(h) [Reserved]

(i) The Administrative Agent shall have the right, and the Borrower hereby expressly authorizes the Administrative Agent, to disclose to any Lender (including any Public Lender) upon request whether any potential assignee or Participant of such Lender is a Disqualified Lender.

SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to any Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof. Notwithstanding the foregoing or anything else to the contrary set forth in this Agreement, in the event that, in connection with the refinancing or repayment in full of the credit facilities provided for herein, an Issuing Bank shall have provided to the Administrative Agent a written consent to the release of the Revolving Lenders from their obligations hereunder with respect to any Letter of Credit issued by such Issuing Bank (whether as a result of the obligations of the Borrower (and any other account party) in respect of such Letter of Credit having been collateralized in full by a deposit of cash with such Issuing Bank or being supported by a letter of credit that names such Issuing Bank as the beneficiary thereunder, or otherwise), then from and after such time such Letter of Credit shall cease to be a “Letter of Credit” outstanding hereunder for all purposes of this Agreement and the other Loan Documents, and the Revolving Lenders shall be deemed to have no participations in such Letter of Credit, and no obligations with respect thereto, under Section 2.05(e) or (f).

SECTION 9.06. Counterparts; Integration; Effectiveness; Electronic Execution of Assignments and Certain Other Documents.

(a) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent or the syndication of the Loans and Commitments constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic means shall be effective as delivery of a manually executed counterpart of this Agreement.

(b) The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments or other modifications, Notices of Borrowing, Interest Election Requests, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Requirements of Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 9.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 9.07, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent or any Issuing Bank, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Bank, and each Affiliate of any of the foregoing, is hereby authorized at any time and from time to time, to the fullest extent permitted by Requirements of Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, any such Issuing Bank or such an Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower then due and owing under this Agreement held by such Lender or Issuing Bank, irrespective of whether or not such Lender or Issuing Bank shall have made any demand under this Agreement and although such obligations are owed to a branch or office or Affiliate of such Lender or Issuing Bank different from the branch or office or Affiliate holding such deposit or obligated on such Indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.22 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Secured Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The applicable Lender and applicable Issuing Bank shall notify the Borrower and the Administrative Agent of such setoff and application; provided that any failure to give or any delay in giving such notice shall not affect the validity of any such setoff and application under this Section. The rights of each Lender, each Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such Issuing Bank and their respective Affiliates may have.

SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process.

(a) This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of New York.

(b) Each party hereto hereby irrevocably and unconditionally:

(i) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party (other than as expressly set out in any Security Document or any other Loan Document governed by a law other than the laws of the State of New York), or for recognition and enforcement of any judgment in respect thereof, to the general and exclusive jurisdiction of the Supreme Court of the State of New York for the County of New York (the “New York Supreme Court”), and the United States District Court for the Southern District of New York (the “Federal District Court,” and together with the New York Supreme Court, the “New York Courts”), and appellate courts from either of them;

(ii) consents that any such action or proceeding may be brought in such courts and waives, to the maximum extent not prohibited by law, any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient forum and agrees not to plead or claim the same;

(iii) agrees that the New York Courts and appellate courts from either of them shall be the exclusive forum for any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party (other than as expressly set out in any Security Document or any other Loan Document governed by a law other than the laws of the State of New York), and that it shall not initiate (or collusively assist in the initiation or prosecution of) any such action or proceeding in any court other than the New York Courts and appellate courts from either of them; provided that:

(A) if all such New York Courts decline jurisdiction over any Person, or decline (or in the case of the Federal District Court, lack) jurisdiction over the subject matter of such action or proceeding, a legal action or proceeding may be brought with respect thereto in another court having such jurisdiction;

(B) in the event that a legal action or proceeding is brought against any party hereto or involving any of its property or assets in another court (without any collusive assistance by such party or any of its Subsidiaries or Affiliates), such party shall be entitled to assert any claim or defense (including any claim or defense that this Section 9.09(b)(iii) would otherwise require to be asserted in a legal action or proceeding in a New York Court) in any such action or proceeding;

(C) the Administrative Agent and the Lenders may bring any legal action or proceeding against any Loan Party in any jurisdiction in connection with the enforcement of any rights under any Security Documents; provided that any Loan Party shall be entitled to assert any claim or defense (including any claim or defense that this Section 9.09(b)(iii) would otherwise require to be asserted in a legal action or proceeding in a New York Court) in any such action or proceeding; and

(D) any party hereto may bring any legal action or proceeding in any jurisdiction for the recognition and enforcement of any judgment;

(iv) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower, the applicable Lender or the Administrative Agent, as the case may be, at the address specified in Section 9.01 or at such other address of which the Administrative Agent, any such Lender and the Borrower shall have been notified pursuant thereto; and

(v) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or (subject to the preceding clause (iii)) shall limit the right to sue in any other jurisdiction.

SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12. Confidentiality.

(a) Each of the Administrative Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed

(i) to its and its Affiliates’ and to its and their respective directors, officers, employees, legal counsel, independent auditors, professionals and other experts or agents, in each case who need to know such Information in connection with the administration of the Loan Documents and who are informed of the confidential nature of such Information and who are subject to customary confidentiality obligations of professional practice or who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph) (it being understood that each of the Administrative Agent, Issuing Banks and Lenders shall be responsible for any breach of this provision by any of their respective Related Parties),

(ii) to the extent requested by any regulatory authority or self-regulatory authority, required by Requirements of Law or by any subpoena or similar legal process; provided that solely to the extent permitted by Requirements of Law and other than in connection with audits and reviews by regulatory and self-regulatory authorities, each Issuing Bank, Lender and the Administrative Agent shall notify the Borrower as promptly as practicable of any such requested or required disclosure in connection with any legal or regulatory proceeding prior to any disclosure of such Information; provided further that in no event shall any Lender, any Issuing Bank or the Administrative Agent be obligated or required to return after such Person receives notice of any materials furnished by the Borrower or any subsidiary of the Borrower,

(iii) to any other party to this Agreement,

(iv) subject to an agreement containing confidentiality undertakings substantially similar (or at least as restrictive) to those of this Section, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (B) any actual or prospective direct or indirect contractual counterparty (or its advisors) to any Swap Agreement or derivative transaction relating to any Loan Party or its Subsidiaries and its obligations under the Loan Documents or (C) any pledgee referred to in Section 9.04(d), and

(v) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or any similar confidentiality obligations or (y) becomes available to the Administrative Agent, any Issuing Bank, any Lender or any of their respective Affiliates on a non-confidential basis from a source other than the Borrower that is not subject to confidentiality obligations owing to the Borrower or any of their Subsidiaries.

For the purposes of this Section 9.12, “Information” means all non-public information received from the Borrower relating to the Borrower, any other Subsidiary or their business. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(b) EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12(a) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MNPI AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MNPI AND THAT IT WILL HANDLE SUCH MNPI IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(c) ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT, WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MNPI. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MNPI IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

SECTION 9.13. USA PATRIOT Act; Beneficial Ownership Regulations. Each Lender that is subject to the USA PATRIOT Act or the Beneficial Ownership Regulation and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Loan Party that pursuant to the requirements of the USA PATRIOT Act and the Beneficial Ownership Regulation it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the USA PATRIOT Act and the Beneficial Ownership Regulation.

SECTION 9.14. Judgment Currency.

(a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b) The obligations of the Borrower in respect of any sum due to any party hereto or any holder of any obligation owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss. The obligations of the Borrower under this Section shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

SECTION 9.15. Release of Liens and Guarantees.

(a) The Lenders hereby irrevocably agree that the Liens granted to the Administrative Agent by the Loan Parties on any Collateral shall be automatically released

(i) in full, as set forth in clause (b) below,

(ii) upon the sale, transfer or other Disposition (including by any Disposition by means of a Restricted Payment) of such Collateral (including as part of or in connection with any other sale, transfer or other Disposition (including by any Disposition by means of a Restricted Payment) permitted hereunder) to any Person other than another Loan Party, to the extent such sale, transfer or other Disposition (including by any Disposition by means of a Restricted Payment) is made in compliance with the terms of this Agreement (and the Administrative Agent may rely conclusively on a certificate to that effect provided to it by any Loan Party upon its reasonable request without further inquiry),

(iii) to the extent such Collateral is comprised of property leased to a Loan Party by a Person that is not a Loan Party, upon termination or expiration of such lease,

(iv) if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders (or such other percentage of the Lenders whose consent may be required in accordance with Section 9.02),

(v) to the extent the property constituting such Collateral is owned by any Subsidiary Loan Party, upon the release of such Subsidiary Loan Party from its obligations under the Loan Guaranty and the Security Agreement (in accordance with the third succeeding sentence, Section 3.15 of the Loan Guaranty and Section 7.12 of the Security Agreement), and

(vi) as required by the Administrative Agent (acting at the Direction of the Required Lenders) to effect any sale, transfer or other Disposition of Collateral in connection with any exercise of remedies of the Administrative Agent pursuant to the Security Documents.

In addition, upon the receipt of prior written notice from the Borrower, the Lenders hereby irrevocably agree that the Liens granted to the Administrative Agent by the Loan Parties on any Collateral to the extent such Collateral otherwise becomes Excluded Assets shall be released by the Administrative Agent. Any such release shall not in any manner discharge, affect, or impair the Secured Obligations or any Liens (other than those being released) upon (or obligations (other than those being released) of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral except to the extent otherwise released in accordance with the provisions of the Loan Documents. Additionally, the Lenders hereby irrevocably agree that a Subsidiary Loan Party shall be released from the Loan Guaranty and the Security Agreement upon consummation of any transaction permitted hereunder resulting in such Subsidiary ceasing to constitute a Subsidiary or, after written notice is delivered by the Borrower to the Administrative Agent, otherwise becoming an Excluded Subsidiary.

(b) Notwithstanding anything to the contrary contained herein or any other Loan Document, when all Loan Document Obligations (other than contingent amounts not then due) have been paid in full, all Commitments have terminated or expired and no Letter of Credit shall be outstanding that is not Cash Collateralized or back-stopped in a manner reasonably satisfactory to the applicable Issuing Banks, upon request of the Borrower, the Administrative Agent shall (without notice to, or vote or consent of, any Secured Party) take such actions as shall be required to release its security interest in all Collateral, and to release all obligations under any Loan Document, whether or not on the date of such release there may be any (i) Secured Swap Obligations outstanding, (ii) Secured Cash Management Obligations outstanding and (iii) any contingent amounts not then due. Any such release of Guarantees and Collateral shall be deemed subject to the provision that the Guarantees under the Loan Guaranty and the Administrative Agent’s security interests in such Collateral shall be reinstated if after such release any portion of any payment in respect of the Loan Document Obligations secured thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any other Loan Party, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any other Loan Party or any substantial part of its property, or otherwise, all as though such payment had not been made.

(c) The Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to subordinate its Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.02(i) or (j).

(d) Each of the Lenders and the Issuing Bank irrevocably authorizes the Administrative Agent to provide any release or evidence of release, termination or subordination contemplated by this Section 9.15. Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Loan Party from its obligations under any Loan Document, in each case in accordance with the terms of the Loan Document and this Section 9.15.

(e) Notwithstanding anything herein or the other Loan Documents to the contrary, to the extent any Subsidiary becomes an Excluded Subsidiary solely as a result of (A) becoming a non-Wholly Owned Subsidiary and otherwise remains a Subsidiary of a Loan Party or (B) becoming a Subsidiary of any Foreign Subsidiary, (i) any such release under this clause (e) shall only be permitted or authorized if (x) such Subsidiary become a non-Wholly Owned Subsidiary pursuant to a transaction with a Person that is not an Affiliate of the Borrower, (y) any such transaction was undertaken for a legitimate business purpose and not for the primary purpose of releasing the guarantee or for debt incurrence or liability management (as reasonably determined by the Borrower in good faith), and (z) such transaction otherwise complies with the terms of this Agreement (with the Borrower being deemed to have made an Investment in such resulting non-Subsidiary Loan Party, which must be an Investment permitted by Section 6.04) and (ii) no such release shall occur if such Subsidiary continues to be a guarantor, borrower or co-borrower, as applicable, in respect of any Material Indebtedness or any Superpriority Revolving Credit Facility.

SECTION 9.16. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges (on its own behalf and on behalf of its Affiliates) and agrees that (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent and the Lenders, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Administrative Agent and the Lenders is and has been acting solely as a principal and has not been, is not and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates in connection with the Transactions and (B) none of the Administrative Agent and the Lenders has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Co-Syndication Agents, the Co-Documentation Agents and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and none of the Administrative Agent and the Lenders has any obligation to disclose any of such interests to the Borrower or any of its Affiliates. The Borrower hereby agrees that it will not claim that the Administrative Agent has rendered advisory services of any nature or respect, or owe a fiduciary or similar duty to the Borrower, in connection with the Transactions or the process leading thereto.

SECTION 9.17. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.18. Additional Secured Indebtedness.

(a) In connection with the incurrence by the Borrower or any Subsidiary of any Indebtedness that is, or is intended to be, secured by Liens on the Collateral that are intended to rank equal in priority with (but without regard to the control of remedies) or junior in priority to the Liens on the Collateral securing the Secured Obligations, at the request of Borrower, the Administrative Agent (including in its capacity as “collateral agent” under the Loan Documents) agrees to execute and deliver a

Customary Intercreditor Agreement, with any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications thereto, as applicable, and any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, any Security Document, and to make or consent to any filings or take any other actions in connection therewith, as may be reasonably determined by the Borrower, with the consent of the Administrative Agent (acting at the Direction of the Required Lenders) (such consent not to be unreasonably withheld or delayed), to be necessary or reasonably desirable for any Lien on the Collateral in respect of such Indebtedness to become a valid, perfected lien (with such priority as may be designated by the Borrower, to the extent such priority is permitted by the Loan Documents) pursuant to the Security Document being so amended, amended and restated, restated, waived, supplemented or otherwise modified. In connection with any such amendment, restatement, waiver, supplement or other modification, the Loan Parties shall deliver such officers’ certificates and supporting documentation as the Administrative Agent may reasonably request. The Lenders hereby authorize the Administrative Agent to take any action contemplated by the preceding sentence, and any such amendment, amendment and restatement, restatement, waiver of or supplement to or other modification of any such Loan Document shall be effective notwithstanding the provisions of Section 9.02.

(b) The Administrative Agent (including in its capacity as “collateral agent” under the Loan Documents) is authorized by the Lenders (i) to enter into any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to any Customary Intercreditor Agreement, as applicable, and any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, any Security Document, as provided in the preceding paragraph (a) and (ii) to enter into any Customary Intercreditor Agreement, as applicable, in connection with the incurrence by the Borrower or any Subsidiary of any Indebtedness that is secured by Liens on the Collateral that rank or are intended to rank equal in priority with (but without regard to the control of remedies), or that rank or are intended to rank, junior in priority to, the Liens on the Collateral securing the Secured Obligations, and if any such intercreditor agreement is posted to the Lenders five Business Days before being executed and the Required Lenders shall not have objected to such intercreditor agreement, the Required Lenders shall be deemed to have consented to such intercreditor agreement and the Administrative Agent’s execution thereof.

SECTION 9.19. Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any of the parties hereto, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

SECTION 9.20. Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

WW INTERNATIONAL, INC., as the Borrower

By:	/s/ Felicia DellaFortuna
Name: Felicia DellaFortuna
Title: Chief Financial Officer

[Signature Page to Credit Agreement]

WILMINGTON SAVINGS FUND SOCIETY, FSB, as the Administrative Agent

By:	/s/ Raye Goldsborough
Name: Raye Goldsborough
Title: Vice President

[Signature Page to Credit Agreement]

[Lender signature pages on file with the Administrative Agent]

[Signature Page to Credit Agreement]